    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1996
                                                     REGISTRATION NO. 333-13459

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------


                                AMENDMENT NO. 1

                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                VIEW TECH, INC.
             (Exact name of Registrant as specified in its charter)

               CALIFORNIA                                   6676                                    77-0312442
     (State or other jurisdiction of            (Primary Standard Industrial                     (I.R.S. Employer
     incorporation or organization)              Classification Code Number)                    Identification No.)

                                ---------------

                                 950 FLYNN ROAD
                              CAMARILLO, CA 93012
                                 (805) 482-8277
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ROBERT G. HATFIELD
                                VIEW TECH, INC.
                                 950 FLYNN ROAD
                              CAMARILLO, CA 93012
                                 (805) 482-8277
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

 Copies of all communications, including all communications sent to the agent for service, should be sent to:


            V. JOSEPH STUBBS, ESQ.                 HOWARD J. KERN, ESQ.               ROBERT C. RIVES, JR., ESQ.
            THOMAS B. YOUTH, ESQ.                    LAW OFFICES OF                      SUSAN M. BARNARD, ESQ
       BROBECK, PHLEGER & HARRISON LLP                HOWARD J. KERN                     BURNS & LEVINSON LLP
              550 S. Hope Street                    4057 Rhodes Avenue                    125 Summer Street
          Los Angeles, CA 90071-2604              Studio City, CA  91604                Boston, MA  02110-1624
                (213) 489-4060                        (818) 980-8284                        (617) 345-3000

                                                      ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN AND AFTER THE EFFECTIVE DATE
                        OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is
compliance with General Instruction G, check the following box.    [ ]

                                ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                                VIEW TECH, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

        FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING                       LOCATION IN PROSPECTUS
        ------------------------------------------------                       ----------------------

                                         (Information About the Transaction)
 1.   Forepart of the Registration Statement and Outside
      Front Cover Page of Prospectus . . . . . . . . . . . .     Facing Page; Cross-Reference Sheet; Outside Front
                                                                 Cover Page

 2.   Inside Front and Outside Back Cover Pages of
      Prospectus . . . . . . . . . . . . . . . . . . . . . .     Inside Front and Outside Back Cover Pages

 3.   Risk Factors, Ratio of Earnings to Fixed Charges and
      Other Information  . . . . . . . . . . . . . . . . . .     Summary; Summary Financial Data of View Tech;
                                                                 Summary Financial Data of UST; Unaudited Pro
                                                                 Forma Combined Summary Financial Data; Pro Forma
                                                                 Per Share Data; Risk Factors; The Joint Proxy
                                                                 Proposal--The Merger; The Joint Proxy Proposal--
                                                                 Terms of the Merger Agreement; The Joint Proxy
                                                                 Proposal--Summary Financial Data of View Tech;
                                                                 The Joint Proxy Proposal--View Tech Management's
                                                                 Discussion and Analysis or Plan of Operations;
                                                                 The Joint Proxy Proposal--Selected Financial Data
                                                                 of UST; The Joint Proxy Proposal--UST
                                                                 Management's Discussion and Analysis or Plan of
                                                                 Operations; Unaudited View Tech Pro Forma
                                                                 Condensed Combined Financial Data

 4.   Terms of the Transaction . . . . . . . . . . . . . . .     Summary; The Joint Proxy Proposal--The Merger;
                                                                 The Joint Proxy Proposal--Terms of the Merger
                                                                 Agreement; The Joint Proxy Proposal--View Tech
                                                                 Management's Discussion and Analysis or Plan of
                                                                 Operations; The Joint Proxy Proposal--Business of
                                                                 View Tech; The Joint Proxy Proposal--UST
                                                                 Management's Discussion and Analysis or Plan of
                                                                 Operations; The Joint Proxy Proposal--Business of
                                                                 UST; The Joint Proxy Proposal--Comparison of
                                                                 Rights of Holders of View Tech and UST Common
                                                                 Stock; The Joint Proxy Proposal--Description of
                                                                 View Tech Capital Stock

        FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING                       LOCATION IN PROSPECTUS
        ------------------------------------------------                       ----------------------
 5.   Pro Forma Financial Information  . . . . . . . . . . .     Unaudited Pro Forma Combined Summary Financial
                                                                 Data; Pro Forma Per Share Data; Unaudited View
                                                                 Tech Pro Forma Condensed Combined Financial Data
 6.   Material Contacts with the Company Being
      Acquired . . . . . . . . . . . . . . . . . . . . . . .     Risk Factors; The Joint Proxy Proposal--The
                                                                 Merger; The Joint Proxy Proposal--Terms of the
                                                                 Merger Agreement; The Joint Proxy Proposal--UST
                                                                 Management Continuing After the Merger; The Joint
                                                                 Proxy Proposal--UST Security Ownership of Certain
                                                                 Beneficial Owners and Management

 7.   Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters  . . . .     *

 8.   Interests of Named Experts and Counsel . . . . . . . .     The Joint Proxy Proposal--The Merger;  The Joint
                                                                 Proxy Proposal--Legal Matters;  The Joint Proxy
                                                                 Proposal--Experts
 9.   Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities . . . . . . . . . . . .     Securities and Exchange Commission Position on
                                                                 Indemnification for Securities Act Liabilities

                                         (Information about the Registrant)

 10.  Information with Respect to S-3 Registrants  . . . . .     Available Information; Incorporation of Certain
                                                                 Information By Reference; Summary; Risk Factors;
                                                                 The Meetings, Voting and Proxies; The Joint Proxy
                                                                 Proposal--The Merger; The Joint Proxy Proposal--
                                                                 Terms of the Merger Agreement; The Joint Proxy
                                                                 Proposal--View Tech Management's Discussion and
                                                                 Analysis or Plan of Operations; The Joint Proxy
                                                                 Proposal--Business of View Tech; The Joint Proxy
                                                                 Proposal--Description of View Tech Capital Stock;
                                                                 View Tech Proxy Proposal 2--View Tech Executive
                                                                 Compensation; View Tech Proxy Proposal 2--View
                                                                 Tech Security Ownership of Certain Beneficial
                                                                 Owners and Management; View Tech Financial
                                                                 Statements

 11.  Incorporation of Certain Information by Reference  . .     *

 12.  Information with Respect to S-2 or S-3 Registrants . .     *
 13.  Incorporation of Certain Information by Reference  . .     *

 14.  Information with Respect to Registrants other than S-2
      or S-3 Registrants . . . . . . . . . . . . . . . . . .     *

                                   (Information about the Company being Acquired)

 15.  Information with Respect to S-3 Companies  . . . . . .     *

 16.  Information with Respect to S-2 or S-3 Companies . . .     *

        FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING                       LOCATION IN PROSPECTUS
        ------------------------------------------------                       ----------------------
 17. Information with Respect to Companies other than
      S-2 or S-3 Companies . . . . . . . . . . . . . . . . .     Available Information; Summary; Risk Factors; The
                                                                 Meetings, Voting and Proxies; The Joint Proxy
                                                                 Proposal--The Merger; The Joint Proxy Proposal--
                                                                 Terms of the Merger Agreement; The Joint Proxy
                                                                 Proposal--UST Management's Discussion and
                                                                 Analysis or Plan of Operations; The Joint Proxy
                                                                 Proposal--Business of UST; The Joint Proxy
                                                                 Proposal--UST Management Continuing After the
                                                                 Merger; The Joint Proxy Proposal--UST Executive
                                                                 Compensation; The Joint Proxy Proposal--
                                                                 UST Security Ownership of Certain Beneficial
                                                                 Owners and Management; UST Financial Statements

                                         (Voting and Management Information)

 18.  Information if Proxies, Consents or Authorizations are
      to be Solicited  . . . . . . . . . . . . . . . . . . .     Summary; The Meetings, Voting and Proxies; The
                                                                 Joint Proxy Proposal--The Merger; The Joint Proxy
                                                                 Proposal--Terms of the Merger Agreement; The
                                                                 Joint Proxy Proposal--Business of View Tech; The
                                                                 Joint Proxy Proposal--Business of UST; The Joint
                                                                 Proxy Proposal--UST Management Continuing After
                                                                 the Merger; The Joint Proxy Proposal--
                                                                 UST Executive Compensation; The Joint Proxy
                                                                 Proposal--UST Security Ownership of Certain
                                                                 Beneficial Owners and Management; View Tech Proxy
                                                                 Proposal 2--Election of Directors; View Tech
                                                                 Proxy Proposal 2--View Tech Management; View Tech
                                                                 Proxy Proposal 2--View Tech Executive
                                                                 Compensation; View Tech Proxy Proposal 2--View
                                                                 Tech Security Ownership of Certain Beneficial
                                                                 Owners and Management

 19.  Information if Proxies, Consents or Authorizations are
      Not to be Solicited or in an Exchange Offer  . . . . .     *

 _________________

 * Not Applicable.

                                VIEW TECH, INC.
                                 950 FLYNN ROAD
                              CAMARILLO, CA  93012


                                                                November 5, 1996
Dear Shareholder:

     The Annual Meeting of Shareholders (the "Annual Meeting") of View Tech, Inc. ("View Tech") will be held on November 26, 1996, at 9:00 a.m., local time, at The Orchid, located at 816 Camarillo Springs Road, Suite H, Camarillo, California 93011.

     At the Annual Meeting, you will be asked to consider and vote upon the following:

         (1) the approval and adoption of (i) the Agreement and Plan of Merger, dated as of September 5, 1996, as amended on October 31, 1996 (the "Merger Agreement"), by and among View Tech, View Tech Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of View Tech ("VTAI"), and USTeleCenters, Inc., a Massachusetts corporation ("UST"), pursuant to which, among other things: (A) UST will be merged with and into VTAI (the "Merger"); (B) each share of UST common stock, $0.01 par value ("UST Common Stock") (other than dissenters' shares), will be converted into the right to receive shares of View Tech common stock, $0.01 par value ("View Tech Common Stock") based on the Conversion Ratio (as defined below); and (C) View Tech will assume the UST Stock Option Plan (the "UST Option Plan"), and all UST stock options outstanding as of the effective time of the Merger (the "UST Options") will be converted into the right to acquire shares of View Tech Common Stock for each share of UST Common Stock underlying the UST Options (the "Conversion Options") based on the Conversion Ratio; and (ii) the Merger (collectively, the "Joint Proxy Proposal");


         (2) a proposal to change View Tech's state of incorporation from California to Delaware, which also will have the effect, among others, of
     (i) increasing the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changing the par value of View Tech's common stock and preferred stock from $0.01 to $0.0001 per share and (ii) classifying the Board of Directors of View Tech (the "View Tech Board of Directors") into three different classes ("View Tech Proxy Proposal 1");

         (3) the election of six directors, Calvin A. Carrera, John W. Hammon, Robert G. Hatfield, Robert F. Leduc, David F. Millet and Franklin
     A. Reece, III, to serve until their successors are elected; provided, however, that if the proposal to reincorporate View Tech in the State of Delaware (see "View Tech Proxy Proposal 1") is adopted, upon reincorporation of View Tech in Delaware, the View Tech Board of Directors will be divided into three classes as follows: (i) Messrs. Carrera and Leduc will each serve a term of one year; (ii) Messrs. Hammon and Millet will each serve a term of two years; and (iii) Messrs. Hatfield and Reece will each serve a term of three years ("View Tech Proxy Proposal 2");

         (4) the ratification of the selection of Carpenter Kuhen and Sprayberry as View Tech's independent accountants for the fiscal year ending June 30, 1997 ("View Tech Proxy Proposal 3," with View Tech Proxy Proposal 1 and View Tech Proxy Proposal 2, collectively, the "View Tech Proxy Proposals");


         (5) the approval and adoption of the View Tech, Inc. 1997 Stock Incentive Plan; and

         (6) the transaction of such other business as may properly come before the Annual Meeting.

     The Merger Agreement provides for the issuance of up to 2,500,000 shares of View Tech Common Stock (the "Merger Shares") (i) in exchange for all outstanding shares of UST Common Stock (other than dissenters' shares) and (ii) upon exercise of the Conversion Options. As of October 31, 1996, based upon the Conversion Ratio and assuming exercise of all of the UST Options, 2,500,000 shares of View Tech Common Stock would be issuable in exchange for 9,884,157 shares of the outstanding shares of UST Common Stock. The number of Merger Shares to be issued in the Merger has been determined pursuant to a conversion ratio of 0.25293, to be adjusted by the amount of certain fees of UST's accountants, attorneys and financial advisor attributable to the Merger and payable by View Tech (the "Conversion Ratio"), of a share of View Tech Common Stock for each outstanding share of UST Common Stock and each share of UST Common Stock otherwise issuable upon exercise of the Conversion Options. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Calculation of the Conversion Ratio." The Merger is structured to be a tax-free reorganization in which neither View Tech and its shareholders nor UST and its shareholders will recognize taxable gain upon consummation of the Merger, and will be accounted for as a "pooling of interests" business combination.


     The View Tech Board of Directors has unanimously approved the Merger Agreement, the Merger and the View Tech Proxy Proposals described in the attached material and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of View Tech and its shareholders. The View Tech Board of Directors recommends that the shareholders of View Tech vote in favor of the Merger and the Merger Agreement and each of the View Tech Proxy Proposals. However, you are urged to carefully consider all aspects of the Merger discussed in the attached Joint Proxy Statement/View Tech Proxy Statement/Prospectus, as the Merger will result in the issuance to the UST shareholders and the holders of the Conversion Options of up to approximately 42.4% of the total shares of View Tech Common Stock to be outstanding after the Merger.

     Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), holders of View Tech Common Stock may, in certain instances, be entitled to require View Tech to purchase their shares of View Tech Common Stock for cash at fair market value as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The closing bid price of the View Tech

Common Stock on September 4, 1996, the day preceding the first announcement of the terms of the Merger, was $7.00 per share as reported on The NASDAQ National Market. See "THE JOINT PROXY PROPOSAL--THE MERGER--Dissenters' Rights" for a brief summary of the procedures to be followed by holders of View Tech Common Stock in order to perfect their rights, if any, to payments under Chapter 13.

     In the material accompanying this letter, you will find a Notice of Annual Meeting of Shareholders, a Joint Proxy Statement/View Tech Proxy Statement/Prospectus relating to, among other things, the actions to be taken by the View Tech shareholders at the Annual Meeting, and a proxy card. The Joint Proxy Statement/View Tech Proxy Statement/Prospectus more fully describes the Merger and includes information about View Tech and UST and also serves as a Prospectus for View Tech with respect to the Merger Shares.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is very important that you sign, date and return the completed and signed proxy card as soon as possible; please use the enclosed postage prepaid envelope to return the executed proxy card. If you attend the Annual Meeting, you may revoke the proxy at that time by requesting the right to vote in person.

                                        Sincerely,



                                        ROBERT G. HATFIELD
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer

                              USTELECENTERS, INC.
                              745 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS  02111


                                                                November 5, 1996
Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of USTeleCenters, Inc. ("UST") to be held at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts 02110, on November 26, 1996, at 2:00 p.m., local time. Enclosed are a Notice of the Special Meeting, a proxy card and a Joint Proxy Statement/View Tech Proxy Statement/Prospectus containing information about the matters to be acted upon at the Special Meeting.

     At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger, dated as of September 5, 1996, as amended on October 31, 1996 (the "Merger Agreement"), by and among View Tech, Inc., a California corporation ("View Tech"), View Tech Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of View Tech ("VTAI"), and UST pursuant to which, among other things: (A) UST will be merged with and into VTAI (the "Merger"); (B) each share of UST common stock, $0.01 par value per share ("UST Common Stock") (other than dissenters' shares), will be converted into the right to receive shares of View Tech Common Stock, $0.01 par value per share ("View Tech Common Stock") based on the Conversion Ratio (as defined below); and (C) View Tech will assume the UST Stock Option Plan (the "UST Option Plan"), and all UST stock options outstanding as of the effective time of the Merger (the "UST Options") will be converted into the right to acquire shares of View Tech Common Stock for each share of UST Common Stock underlying the UST Options (the "Conversion Options") based on the Conversion Ratio; and (ii) the Merger (collectively, the "Joint Proxy Proposal").

     The Merger Agreement provides for the issuance of up to 2,500,000 shares of View Tech Common Stock (the "Merger Shares") (i) in exchange for all outstanding shares of UST Common Stock (other than dissenters' shares) and (ii) upon exercise of the Conversion Options. As of October 31, 1996, based upon the Conversion Ratio and assuming exercise of all of the UST Options, 2,500,000 shares of View Tech Common Stock would be issuable in exchange for 9,884,157 shares of UST Common Stock. The number of Merger Shares to be issued in the Merger has been determined pursuant to a conversion ratio of 0.25293, to be adjusted by the amount of certain fees of UST's accountants, attorneys and financial advisor attributable to the Merger and payable by View Tech (the "Conversion Ratio"), of a share of View Tech Common Stock for each outstanding share of UST Common Stock and each share of UST Common Stock otherwise issuable upon exercise of the Conversion Options. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Calculation of the Conversion Ratio." The Merger is structured to be a tax-free reorganization in which neither View Tech and its shareholders nor UST and its shareholders will recognize taxable gain upon consummation of the Merger, and will be accounted for as a "pooling of interests" business combination.

     AS A PART OF THE MERGER, EACH UST SHAREHOLDER WILL BE ASKED TO SIGN A LETTER WHICH IS INCLUDED WITH THIS JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS IN WHICH THE UST SHAREHOLDER WILL MAKE CERTAIN REPRESENTATIONS REGARDING THE DISPOSITION OF THE MERGER SHARES RECEIVED BY THE SHAREHOLDER. PLEASE CAREFULLY REVIEW THE ENCLOSED UST SHAREHOLDER LETTER BEFORE SIGNING. YOU MAY INCLUDE THE SIGNED LETTER WITH THE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE, OR BRING THE LETTER WITH YOU IF YOU PLAN TO ATTEND THE SPECIAL MEETING.


     After careful consideration, the Board of Directors of UST ("UST Board of Directors") has approved the Merger Agreement and the Merger and unanimously recommends that all shareholders vote "FOR" approval and adoption of the Merger Agreement and the Merger.

     All shareholders are invited to attend the Special Meeting in person. Under Massachusetts law, the affirmative vote of holders of at least two-thirds of the shares of UST Common Stock outstanding as of the record date will be necessary for approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. However, under the Merger Agreement, it is a condition to the Merger that the Merger and the Merger Agreement be approved by the affirmative vote of the holders of at least 90% of the shares of UST Common Stock entitled to vote thereon. Pursuant to Massachusetts law, and as described in greater detail in the Notice of the Special Meeting and in the accompanying Joint Proxy Statement/View Tech Proxy Statement/Prospectus, holders of UST Common Stock will be entitled to appraisal rights in connection with the Merger. A holder of UST Common Stock who desires to pursue appraisal rights must (i) file a written objection to the Merger with UST before the taking of the shareholders' vote on the Merger Agreement and the Merger, (ii) refrain from voting in favor of the Merger, and (iii) make written demand on the surviving corporation for payment for the shareholder's shares, all in accordance with the provisions of Sections 88 to 98, inclusive, of Chapter 156B of the Massachusetts General Laws.

     Shareholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/View Tech Proxy Statement/Prospectus, including in particular the information under the captions "RISK FACTORS" and "THE MERGER" prior to making any voting decision in connection with their UST Common Stock.

     It is very important that your views be represented whether or not you are able to attend the Special Meeting. Accordingly, please complete, sign and date your proxy card and return it in the enclosed envelope as soon as possible. Failure to return your proxy card or to vote in person at the Special Meeting will have the effect of a vote against the Merger. Returning your completed proxy card will not limit your right to vote in person if you attend the Special Meeting.

                                        Very truly yours,



                                        Franklin A. Reece, III
                                        President and Chairman of the Board

Boston, Massachusetts




              YOUR PROXY AND UST SHAREHOLDER LETTER ARE IMPORTANT.
                         PLEASE VOTE AND MAIL PROMPTLY.


UST SHAREHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR UST STOCK CERTIFICATES FOR VIEW TECH STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

                                VIEW TECH, INC.
                                 950 FLYNN ROAD
                          CAMARILLO, CALIFORNIA 93012

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                        TO BE HELD ON NOVEMBER 26, 1996
                                   9:00 A.M.
                                       AT
                                   THE ORCHID
                      816 CAMARILLO SPRINGS ROAD, SUITE H
                          CAMARILLO, CALIFORNIA 93011

                                ---------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of View Tech, Inc., a California corporation ("View Tech"), will be held on November 26, 1996 at 9:00 a.m., local time, at The Orchid, located at 816 Camarillo Springs Road, Suite H, Camarillo, California 93011, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/View Tech Proxy Statement/Prospectus:

(1) the approval and adoption of (i) the Agreement and Plan of Merger, dated as of September 5, 1996, as amended on October 31, 1996 (the "Merger Agreement"), by and among View Tech, View Tech Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of View Tech ("VTAI"), and USTeleCenters, Inc., a Massachusetts corporation ("UST"), pursuant to which, among other things: (A) UST will be merged with and into VTAI (the "Merger"); (B) each share of UST common stock, par value $0.01 per share ("UST Common Stock") (other than dissenters' shares), will be converted into the right to receive 0.25293 (subject to adjustment pursuant to the Merger Agreement) of a share of View Tech common stock, $0.01 par value per share ("View Tech Common Stock"); and (C) View Tech will assume the UST Stock Option Plan (the "UST Option Plan"), and all UST stock options outstanding as of the effective time of the Merger (the "UST Options") will be converted into the right to acquire 0.25293 (subject to adjustment pursuant to the Merger Agreement) of a share of View Tech Common Stock for each share of UST Common Stock underlying the UST Options (the "Conversion Options")(a copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/View Tech Proxy Statement/Prospectus as ANNEX A); and (ii) the Merger (collectively, the "Joint Proxy Proposal").


(2) a proposal to change View Tech's state of incorporation from California to Delaware, which also will have the effect, among others, of (i) increasing the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changing the par value of View Tech's common stock and preferred stock from $0.01 to $0.0001 per share and (ii) classifying the Board of Directors of View Tech (the "View Tech Board of Directors") into three different classes ("View Tech Proxy Proposal 1");

(3) the election of six directors to serve until their successors are elected; provided, however, that if the proposal to reincorporate View Tech in the State of Delaware (see "View Tech Proxy Proposal 1") is adopted, upon reincorporation of View Tech in Delaware, the View Tech Board of Directors will be divided into three classes as follows: (i) Calvin A. Carrera and Robert F. Leduc will each serve a term of one
         (1) year; (ii) John W. Hammon and David F. Millet will each serve a term of two (2) years; and (iii) Robert G. Hatfield and Franklin A. Reece, III will each serve a term of three (3) years;


(4) the ratification of the selection of Carpenter Kuhen and Sprayberry as View Tech's independent accountants for the fiscal year ending June 30, 1997;

(5) the approval and adoption of the View Tech, Inc. 1997 Stock Incentive Plan; and

(6) the transaction of such other business as may properly come before the Annual Meeting.


         Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), holders of View Tech Common Stock may, in certain instances, be entitled to require View Tech to purchase their shares of View Tech Common Stock for cash at fair market value as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The closing bid price of the View Tech Common Stock on September 4, 1996, the day preceding the first announcement of the terms of the Merger, was $7.00 per share as reported on The NASDAQ National Market. See "THE JOINT PROXY PROPOSAL--THE MERGER--Dissenters' Rights" for a brief summary of the procedures to be followed by holders of View Tech Common Stock in order to perfect their rights, if any, to payments under Chapter 13.

         Only View Tech shareholders of record at the close of business on October 28, 1996 are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment or postponement thereof.

                                        By order of the Board of Directors,



                                        William M. McKay
                                        Chief Financial Officer and Secretary


Camarillo, California
November 5, 1996

         APPROVAL OF THE ISSUANCE OF VIEW TECH COMMON STOCK REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF VIEW TECH COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                              USTELECENTERS, INC.
                              745 ATLANTIC AVENUE
                          BOSTON, MASSACHUSETTS 02111

                                ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        TO BE HELD ON NOVEMBER 26, 1996
                                   2:00 P.M.
                                       AT
                              BURNS & LEVINSON LLP
                               125 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02110

                                ---------------

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of USTeleCenters, Inc., a Massachusetts corporation ("UST"), will be held on November 26, 1996 at 2:00 p.m., local time, at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts 02110, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/View Tech Proxy Statement/Prospectus:

(1) the approval and adoption of (i) the Agreement and Plan of Merger, dated as of September 5, 1996, as amended on October 31, 1996 (the "Merger Agreement"), by and among View Tech, Inc., a California corporation, View Tech Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of View Tech ("VTAI"), and UST, pursuant to which, among other things: (A) UST will be merged with and into VTAI,
         (B) each share of UST common stock, par value $0.01 per share ("UST Common Stock") (other than dissenters' shares), will be converted into the right to receive 0.25293 (subject to adjustment pursuant to the Merger Agreement) of a share of View Tech common stock, $0.01 par value per share ("View Tech Common Stock"); and (C) View Tech will assume the UST Stock Option Plan (the "UST Option Plan"), and all UST stock options outstanding as of the effective time of the Merger (the "UST Options") will be converted into the right to acquire 0.25293 (subject to adjustment pursuant to the Merger Agreement) of a share of View Tech Common Stock for each share of UST Common Stock underlying the UST Options (a copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/View Tech Proxy Statement/Prospectus as ANNEX A); and (ii) the Merger; and


(2) the transaction of such other business as may properly come before the Special Meeting.

         If the Merger and the Merger Agreement are approved by the UST shareholders at the Special Meeting and effected by UST, any shareholder (1) who files with UST before the taking of the vote on the approval of such action, written objection to the proposed action stating that such shareholder intends to demand payment for such shareholder's shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from VTAI (as the surviving corporation), within 20 days after the date of mailing to such shareholder of notice in writing that the Merger has become effective, payment for such shareholder's shares and an appraisal of the value thereof. VTAI and any such shareholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts.


         Only UST shareholders of record at the close of business on October 28, 1996 are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.

                                        By order of the Board of Directors,



                                        Traver Clinton Smith, Jr.
                                        Clerk

Boston, Massachusetts
November 5, 1996

         UNDER MASSACHUSETTS LAW, APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF UST COMMON STOCK. HOWEVER, UNDER THE MERGER AGREEMENT, IT IS A CONDITION TO CLOSING THE MERGER THAT THE MERGER AND THE MERGER AGREEMENT BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST 90% OF THE SHARES OF UST COMMON STOCK ENTITLED TO VOTE THEREON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND UST SHAREHOLDER LETTER AND MAIL THEM PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                                VIEW TECH, INC.
                                      AND
                              USTELECENTERS, INC.
                             JOINT PROXY STATEMENT

                                ---------------

                  VIEW TECH, INC. ANNUAL SHAREHOLDERS MEETING
                                PROXY STATEMENT

                                ---------------

                         PROSPECTUS OF VIEW TECH, INC.
                              2,500,000 SHARES OF
                         COMMON STOCK, PAR VALUE $0.01


         This Joint Proxy Statement/View Tech Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of USTeleCenters, Inc., a Massachusetts corporation ("UST"), with and into View Tech Acquisition, Inc. ("VTAI"), a Delaware corporation and a wholly-owned subsidiary of View Tech, Inc., a California corporation ("View Tech"), and the issuance of up to 2,500,000 shares of View Tech, Inc. common stock, $0.01 par value ("View Tech Common Stock") in connection therewith. Pursuant to the Agreement and Plan of Merger, dated as of September 5, 1996, as amended on October 31, 1996, (the "Merger Agreement"), following the Merger, UST will cease to exist and VTAI will continue to operate the business of UST as a wholly-owned subsidiary of View Tech. In connection with the Merger, View Tech has filed a Registration Statement on Form S-4 (the "Registration Statement"), of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus forms a part, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of up to 2,500,000 shares of View Tech Common Stock (the "Merger Shares"), issuable in the Merger to holders of outstanding shares of UST common stock, $0.01 par value per share ("UST Common Stock") and upon exercise of the Conversion Options (as defined below). In connection with the Merger, (i) each outstanding share of UST Common Stock (other than shares for which the holders thereof elect appraisal rights under Massachusetts law ("Dissenters' Shares")) will be exchanged for the right to receive 0.25293 (subject to adjustment pursuant to the Merger Agreement) of a share of View Tech Common Stock (the "Conversion Ratio") and (ii) View Tech will assume the UST Stock Option Plan (the "UST Option Plan"), and all UST stock options outstanding as of the effective time of the Merger (the "UST Options") will be converted into the right to acquire 0.25293 (subject to adjustment pursuant to the Merger Agreement) of a share of View Tech Common Stock for each share of UST Common Stock underlying the UST Options (the "Conversion Options"). As of October 31, 1996, there were 9,059,157 shares of UST Common Stock outstanding and 825,000 shares of UST Common Stock issuable upon exercise of the UST Options. The (i) 2,500,000 shares of View Tech Common Stock issuable (A) in exchange for all outstanding shares of UST Common Stock (other than dissenters' shares) and (B) upon exercise of the Conversion Options and (ii) unadjusted Conversion Ratio of
0.25293 are maximum possible amounts of the Merger Shares and the Conversion Ratio, respectively, the actual amounts of which will be calculated pursuant to a formula set forth in the Merger Agreement. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Calculation of the Conversion Ratio."

         This Joint Proxy Statement/View Tech Proxy Statement/Prospectus also relates to the proposals to (i) change View Tech's state of incorporation from California to Delaware, which also will have the effect, among others, of (A) increasing the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changing the par value of View Tech's common stock and preferred stock from $0.01 to $0.0001 per share and (B) classifying the Board of Directors of View Tech (the "View Tech Board of Directors") into three different classes, (ii) elect six directors to the View Tech Board of Directors, (iii) ratify the selection of Carpenter Kuhen and Sprayberry as View Tech's independent accountants and (iv) approve and adopt the View Tech, Inc. 1997 Stock Incentive Plan (collectively, the "View Tech Proxy Proposals").

         This Joint Proxy Statement/View Tech Proxy Statement/Prospectus is being furnished to the holders of View Tech Common Stock in connection with the solicitation of proxies by the View Tech Board of Directors for use at the Annual Meeting of Shareholders of View Tech (the "View Tech Annual Meeting") to be held on November 26, 1996 at The Orchid, located at 816 Camarillo Springs Road, Suite H, Camarillo, California 93011, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

         This Joint Proxy Statement/View Tech Proxy Statement/Prospectus is also being furnished to the holders of UST Common Stock in connection with the solicitation of proxies by the Board of Directors of UST (the "UST Board of Directors") for use at the Special Meeting of Shareholders of UST (the "UST Special Meeting") to be held on November 26, 1996, at the offices of Burns & Levinson LLP located at 125 Summer Street, Boston, Massachusetts 02110, commencing at 2:00 p.m., local time, and at any adjournment or postponement thereof.

         This Joint Proxy Statement/View Tech Proxy Statement/Prospectus also constitutes the prospectus of View Tech filed as part of the Registration Statement relating to the Merger Shares. This Joint Proxy Statement/View Tech Proxy Statement/Prospectus does not cover any resales of View Tech Common Stock which will be received by affiliates of UST in connection with the Merger, and no person is authorized to make use of this Joint Proxy Statement/View Tech Proxy Statement/Prospectus in connection with any such resales. All information herein with respect to View Tech has been furnished by View Tech and all information herein with respect to UST has been furnished by UST. This Joint Proxy Statement/View Tech Proxy Statement/Prospectus is first being mailed to shareholders of View Tech and shareholders of UST on or about November 5, 1996.

         The principal executive offices of View Tech are located at 950 Flynn Road, Camarillo, California 93012, and its telephone number is 805/482-8277. View Tech's e-mail address is tom@viewtech.com.

         The principal executive offices of UST are located at 745 Atlantic Avenue, Boston, Massachusetts 02111, and its telephone number is 617/439-9911. UST's e-mail address is agentile@ustele.com.

         View Tech Common Stock is listed on The NASDAQ National Market under the trading symbol "VUTK." On September 4, 1996, the day preceding the day of announcement of the Merger Agreement, the closing bid price of View Tech Common Stock was $7.00.

                                ---------------


         SEE "RISK FACTORS" ON PAGE 25 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY VIEW TECH SHAREHOLDERS AND UST SHAREHOLDERS BEFORE VOTING ON THE MATTERS MORE FULLY DESCRIBED HEREIN.


                                ---------------

THE SHARES OF VIEW TECH COMMON STOCK TO WHICH THIS JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------


 The date of this Joint Proxy Statement/View Tech Proxy Statement/Prospectus is
                               November 5, 1996.

                               TABLE OF CONTENTS


                                                                                                                            PAGE
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    The Companies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    The Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    The Joint Proxy Proposal:  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    View Tech Proxy Proposal 1:  Reincorporation of View Tech in Delaware and Related Changes to the Rights of
         Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    View Tech Proxy Proposal 2:  Election of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    View Tech Proxy Proposal 3:  Ratification of the Selection of Independent Accountants   . . . . . . . . . . . . . . . .  17
    View Tech Proxy Proposal 4:  Approval and Adoption of the View Tech, Inc. 1997 Stock Incentive Plan   . . . . . . . . .  18

SUMMARY FINANCIAL DATA OF VIEW TECH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SUMMARY FINANCIAL DATA OF UST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SUMMARY FINANCIAL DATA OF UST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

PRO FORMA PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    Risks Related to the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    Control by UST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    Future Financing Requirements; Uncertainty of Additional Financing  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    Unascertainable Risks Due to Future Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    Limited History of Profitable Operations; Significant Fluctuations in Operating Results; Future Results of Operations
         Uncertain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    Dependence on Suppliers, Including PictureTel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    Rapidly Changing Technology and Obsolescence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    Government Regulation; Uncertainty Relating to the Telecommunications Act of 1996   . . . . . . . . . . . . . . . . . .  28
    Dependence Upon Key Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    Risks Related to Market Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    Possible Fluctuation of Price of View Tech Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    Limited Public Market and Volatility of View Tech Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    Substantial Number of Shares Eligible for Future Sale in Market; Registration Rights  . . . . . . . . . . . . . . . . .  29
    Control by Existing Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    Substantial Number of Authorized Shares of View Tech Common Stock Available For Future Issuance; Proposed Increase in
         Authorized Capital Stock upon Reincorporation in Delaware; Possible Dilutive and Anti-Takeover Effects . . . . . .  30
    No Dividends on View Tech Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    Limitation of Liability; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

MARKET DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

THE MEETINGS, VOTING AND PROXIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    Annual Meeting of Shareholders of View Tech   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    Special Meeting of Shareholders of UST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                    THE JOINT PROXY PROPOSAL

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    Chronology of Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    Reasons for the Merger; Recommendations of the Boards of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    Opinions of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    Certain Federal Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    Resale of View Tech Common Stock; Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    Management and Operations of the Combined Company Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . .  55

TERMS OF THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    Calculation of the Conversion Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    Manner and Basis of Converting Shares and Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    Registration Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                               TABLE OF CONTENTS



                                                                                                                            PAGE
    Employee Salary and Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    Conduct of UST's Business Prior to the Merger; Covenants; No Solicitation   . . . . . . . . . . . . . . . . . . . . . .  59
    Conditions to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    Representations and Warranties of UST   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    Representations and Warranties of View Tech   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    Representations of UST Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    Regulatory Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    Termination and Amendment of the Merger Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

SUMMARY FINANCIAL DATA OF VIEW TECH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    Results of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    Year Ended June 30, 1996 Compared to Year Ended June 30, 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    Year Ended June 30, 1995 Compared to the Year Ended June 30, 1994   . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    Liquidity and Capital Resources   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

BUSINESS OF VIEW TECH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    Industry Overview   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    Strategy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    Sales and Marketing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    Dependence on PictureTel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Real Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Claims and Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

SELECTED FINANCIAL DATA OF UST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    Results of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    Year Ended December 31, 1995 Compared to Year Ended December 31, 1994   . . . . . . . . . . . . . . . . . . . . . . . .  76
    Year Ended December 31, 1994 Compared to Year Ended December 31, 1993   . . . . . . . . . . . . . . . . . . . . . . . .  76
    Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995   . . . . . . . . . . . . . . . . . . . . . .  77
    Liquidity and Capital Resources   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

BUSINESS OF UST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    The Telecommunications Industry   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    Services and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
    Claims and Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

UST MANAGEMENT CONTINUING AFTER THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
    Directors and Executive Officers Continuing After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

UST EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    UST Summary Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    UST Option Grants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

UST SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

CERTAIN RELATIONSHIPS OF UST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

DESCRIPTION OF VIEW TECH CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
    View Tech Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
    View Tech Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
    Options and Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
    Registration Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

VIEW TECH DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

COMPARISON OF RIGHTS OF HOLDERS OF VIEW TECH AND UST COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
    Fiduciary Duties; Indemnification and Limitation of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
    Management; Number of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
    Elections; Classified Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
    Cumulative Voting for Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

                               TABLE OF CONTENTS



                                                                                                                            PAGE
    Removal of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
    Filling Vacancies on the Board of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
    Voting Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
    Amendments to Articles of Organization, Articles of Incorporation or Certificate of Incorporation   . . . . . . . . . .  91
    Amendments to Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
    Special Meetings of Shareholders; Shareholder Action by Written Consent   . . . . . . . . . . . . . . . . . . . . . . .  91
    Approval of Mergers, Reorganizations and Certain Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . .  92
    Advance Notice Requirement for Shareholder Proposals and Director Nominations   . . . . . . . . . . . . . . . . . . . .  93
    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
    Anti-Takeover Measures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
    Capitalization; Blank Check Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
    Liquidity and Marketability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
    Dividends or Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
    Assessments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
    Right to List of Holders and Inspection of Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
    Shareholder Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
    Loans to Officers, Directors and Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
    Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
    Certain Legal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
    Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES . . . . . . . . . . . . . . .  99

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99

                                                   VIEW TECH PROXY PROPOSAL 1

REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . 100
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
    Significant Changes Caused by Reincorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
    Fiduciary Duties; Indemnification and Limitation of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
    Management; Number of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
    Elections; Classified Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    Cumulative Voting for Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    Removal of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    Filling Vacancies on the Board of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
    Voting Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
    Amendments to Articles of Incorporation or Certificate of Incorporation   . . . . . . . . . . . . . . . . . . . . . . . 105
    Amendments to Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
    Special Meetings of Shareholders; Shareholder Action by Written Consent   . . . . . . . . . . . . . . . . . . . . . . . 106
    Approval of Mergers, Reorganizations and Certain Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . . 106
    Advance Notice Requirement for Shareholder Proposals and Director Nominations   . . . . . . . . . . . . . . . . . . . . 107
    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
    Anti-Takeover Measures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
    Capitalization; Blank Check Preferred   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
    Liquidity and Marketability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
    Dividends or Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
    Assessments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
    Right to List of Holders and Inspection of Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
    Shareholder Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
    Loans to Officers, Directors and Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
    Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
    Certain Legal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
    Application of California Law After Reincorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
    Federal Income Tax Consequences of the Reincorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
    View Tech Board of Directors' Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112

                                                   VIEW TECH PROXY PROPOSAL 2

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
    Directors Whose Terms Expire at the 1997 Annual Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
    Directors Whose Terms Expire at the 1998 Annual Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
    Directors Whose Terms Expire at the 1999 Annual Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
    Compliance with Section 16(a) of the Exchange Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114

VIEW TECH MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
    Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
    Other Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115

                               TABLE OF CONTENTS



                                                                                                                            PAGE
VIEW TECH EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 117
    Summary Compensation Table  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 117
    Option Grants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 118
    Aggregate Option Exercises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
    Director Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
    Employment Contracts; Termination of Employment and Change-In-Control Arrangements  . . . . . . . . . . . . . . . . . . 119
    Certain Relationships of View Tech  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120

VIEW TECH SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . 122

                                                   VIEW TECH PROXY PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 124

                                                   VIEW TECH PROXY PROPOSAL 4

THE VIEW TECH, INC. 1997 STOCK INCENTIVE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 125
    Description of the 1997 Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 125
    General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 126
    Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 126

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 128
    Shareholder Proposals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 128

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 129

ANNEX A:     AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
ANNEX B:     OPINION OF O'CONOR, WRIGHT WYMAN, INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
ANNEX C:     CERTIFICATE OF INCORPORATION OF VIEW TECH DELAWARE, INC.,
                 A DELAWARE CORPORATION
                 (REGARDING DELAWARE REINCORPORATION) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
ANNEX D:     BYLAWS OF VIEW TECH DELAWARE, INC., A DELAWARE CORPORATION
                 (REGARDING DELAWARE REINCORPORATION) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
ANNEX E:     FORM OF AGREEMENT OF MERGER BETWEEN VIEW TECH, INC.,
                 A CALIFORNIA CORPORATION, AND VIEW TECH DELAWARE, INC.,
                 A DELAWARE CORPORATION
                 (REGARDING DELAWARE REINCORPORATION) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-1
ANNEX F:     CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATIONS LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
ANNEX G:     SECTIONS 85 TO 98 OF CHAPTER 156B OF THE MASSACHUSETTS BUSINESS CORPORATION LAW  . . . . . . . . . . . . . . . G-1
ANNEX H:     VIEW TECH, INC. 1997 STOCK INCENTIVE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . H-1

                             AVAILABLE INFORMATION

         View Tech is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W, Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding View Tech. The address for such site is http://www.sec.gov.

         View Tech has filed a Registration Statement with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of View Tech Common Stock to be issued in connection with the Merger. This Joint Proxy Statement/View Tech Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to View Tech, UST and the Merger. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in its entirety by such reference.



                                ---------------

         CERTAIN STATEMENTS CONTAINED IN THIS JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS THAT ARE NOT RELATED TO HISTORICAL RESULTS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING EACH OF VIEW TECH'S AND UST'S BUSINESS STRATEGY AND OBJECTIVES, FUTURE FINANCIAL POSITION AND ESTIMATED COST SAVINGS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT AND INVOLVE RISKS AND UNCERTAINTIES. ALTHOUGH EACH OF VIEW TECH AND UST BELIEVES THAT THE ASSUMPTIONS ON WHICH THESE FORWARD- LOOKING STATEMENTS ARE BASED ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL PROVE TO BE ACCURATE AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS," "VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS," "BUSINESS OF VIEW TECH," "UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS," AND "BUSINESS OF UST," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS. ALL FORWARD-LOOKING STATEMENTS CONTAINED IN THIS JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS ARE QUALIFIED IN THEIR ENTIRETY BY THIS CAUTIONARY STATEMENT.

       JOINT PROXY STATEMENT/VIEW TECH PROXY STATEMENT/PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus and in the documents incorporated in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus by reference and the exhibits hereto. Shareholders of View Tech and UST should carefully review the matters set forth under "Risk Factors" before voting upon or consenting to the matters to be considered by such shareholders.

                                    GENERAL


         This Joint Proxy Statement/View Tech Proxy Statement/Prospectus is being furnished to shareholders of View Tech, Inc., a California corporation ("View Tech"), in connection with solicitation of proxies by the Board of Directors of View Tech (the "View Tech Board of Directors") for use at the Annual Meeting of Shareholders of View Tech (the "View Tech Annual Meeting") which is scheduled to be held on November 26, 1996. This Joint Proxy Statement/View Tech Proxy Statement/Prospectus is also being furnished to shareholders of USTeleCenters, Inc., a Massachusetts corporation ("UST"), in connection with the solicitation of proxies by the Board of Directors of UST (the "UST Board of Directors"), for use at the Special Meeting of Shareholders of UST (the "UST Special Meeting") which is scheduled to be held on November 26, 1996. At the View Tech Annual Meeting and the UST Special Meeting, the shareholders of View Tech and the shareholders of UST will be asked to consider and vote upon that certain Agreement and Plan of Merger, dated as of September 5, 1996, by and among View Tech, View Tech Acquisition, Inc., a California corporation and a wholly-owned subsidiary of View Tech ("VTAI-Cal") and UST, as amended by Amendment No. 1, entered into as of October 31, 1996, by and among View Tech, VTAI-Cal, UST and View Tech Acquisition, Inc., a Delaware corporation ("VTAI"), (the "Merger Agreement"), pursuant to which, among other things, UST will merge (the "Merger") with and into VTAI, and the Merger (collectively, the "Joint Proxy Proposal"). As a result of the Merger, UST will cease to exist and VTAI will continue to operate the business of UST as a wholly-owned subsidiary of View Tech. In connection with the Merger, View Tech has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of up to 2,500,000 shares of common stock (the "Merger Shares"), par value $0.01 per share, of View Tech ("View Tech Common Stock"), issuable in the Merger to holders of outstanding shares of UST common stock, $0.01 par value per share ("UST Common Stock"), and upon exercise by holders of the Conversion Options (as defined below). In connection with the Merger, (i) each outstanding share of UST Common Stock (other than dissenters' shares ("Dissenters' Shares")) will be exchanged for the right to receive shares of View Tech Common Stock based on the Conversion Ratio (as defined below) and
(ii) View Tech will assume the UST Stock Option Plan (the "UST Option Plan"), and all UST stock options outstanding as of the effective time of the Merger (the "UST Options") will be exchanged for the right to acquire shares of View Tech Common Stock based on the Conversion Ratio (as defined below) (the "Conversion Options"). The number of Merger Shares to be issued in the Merger has been determined pursuant to a conversion ratio (the "Conversion Ratio") of
0.25293 (subject to adjustment by the amount of certain fees of UST's accountants, attorneys and financial advisor attributable to the Merger and payable by View Tech) of a share of View Tech Common Stock for each outstanding share of UST Common Stock and each share of UST Common Stock otherwise issuable upon exercise of the Conversion Options. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Calculation of the Conversion Ratio." This Joint Proxy Statement/View Tech Proxy Statement/Prospectus constitutes the prospectus of View Tech with respect to the Merger Shares. All information herein with respect to View Tech has been furnished by View Tech; and all information herein with respect to UST has been furnished by UST.

         At the View Tech Annual Meeting, the View Tech shareholders will also be asked to consider and vote upon three other proposals, namely, (i) a proposal to change View Tech's state of incorporation from California to Delaware, which also will have the effect, among others, of (A) increasing the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changing the par value of View Tech's common stock and preferred stock from $0.01 to $0.0001 per share and (B) classifying the View Tech Board of Directors into three different classes, ("View Tech Proxy Proposal 1"), (ii) a proposal to elect six directors to the View Tech Board of Directors ("View Tech Proxy Proposal 2"), (iii) a proposal to ratify the selection of Carpenter Kuhen and Sprayberry as View Tech's independent accountants ("View Tech Proxy Proposal 3"), and (iv) a proposal to approve and adopt the View Tech, Inc. 1997 Stock Incentive Plan ("View Tech Proxy Proposal 4"). See "THE MEETINGS, VOTING AND PROXIES--Annual Meeting of Shareholders of View Tech."


                                 THE COMPANIES

VIEW TECH

         View Tech, which commenced operations in July 1992, markets and installs video communications systems and provides continuing services related to installed systems. Video communications systems, utilizing advanced technology, enable users at separate locations to engage in face-to-face discussions with the relative affordability and convenience of using a telephone. In addition to the use of video conferences as a corporate communications tool, use of video communications systems is expanding into numerous additional applications, including (i) teachers providing lectures to students at multiple locations, (ii) judges conducting criminal arraignment proceedings while the accused remains incarcerated, (iii) physicians engaging in consultations utilizing x-rays and other pictographic material, (iv) coordination of emergency services by public utilities, (v) conducting multi-location staff training programs and (vi) engineers at separate design facilities coordinating the joint development of products. See "THE JOINT PROXY PROPOSAL--BUSINESS OF VIEW TECH."

         View Tech is headquartered in Camarillo, California. Its executive offices are located at 950 Flynn Road, Camarillo, California 93012. Its telephone number at that address is 805/482-8277. View Tech's e-mail address is tom@viewtech.com.

UST


         UST, founded in 1986, designs, sells, manages and supports telecommunications systems solutions for small and medium-sized businesses throughout the United States. UST develops and manages sales and customer service programs on an outsourced basis for (i) certain Regional Bell Operating Companies ("RBOCs"), (ii) other telecommunications service providers and (iii) equipment manufacturers under agency and value- added reseller ("VAR") agreements. In New England and New York, UST also provides systems integration and on-going account management consulting for middle market customers. On behalf of its RBOC clients, UST sells high speed data services, internet access, Centrex network services, local and long distance services, voice mail and other "enhanced" services, discount calling plans and toll-free services such as remote-call-forwarding. As a value-added equipment reseller, UST sells, installs and maintains data transmission products, video conferencing equipment and telephone systems. See "THE JOINT PROXY PROPOSAL--BUSINESS OF UST."


         UST's principal executive offices are located at 745 Atlantic Avenue, Boston, Massachusetts 02111-2747. Its telephone number at that address is 617/439-9911. UST's e-mail address is agentile@ustele.com.

VTAI

         VTAI is a Delaware corporation organized by View Tech in October 1996 for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. VTAI's executive offices are located at 950 Flynn Road, Camarillo, California 93012. Its telephone number at that address is 805/482-8277.

RECENT DEVELOPMENTS

         View Tech recently completed two acquisitions of related businesses. Effective July 1, 1996, View Tech acquired the net assets of VistaTel International, Inc. ("VistaTel"), a private company located in Boca Raton, Florida. VistaTel sold and serviced video conferencing systems and provided network bridging services to businesses for worldwide use. View Tech issued 52,857 shares of View Tech Common Stock, valued at $7.00 per share, to the shareholders of VistaTel. View Tech currently operates VistaTel's former operations.

         On September 24, 1996, View Tech completed its acquisition of all of the capital stock of GroupNet, Inc. ("GroupNet") pursuant to an agreement and plan of merger dated as of August 30, 1996. View Tech (i) agreed to pay $330,000 in cash, (A) $110,000 of which was paid on the execution date of such agreement and (B) the balance of which is payable in two equal installments of $110,000 on October 15, 1996 and December 16, 1996 and (ii) issued 150,000 shares of View Tech Common Stock valued at $7.00 per share. GroupNet was an authorized PictureTel Select Dealer in video communication product distribution. PictureTel Corporation ("PictureTel") is one of the largest manufacturers of video communications equipment and is View Tech's principal supplier. With the addition of GroupNet, View Tech has added the northeastern United States region to its marketing territory.


         On October 31, 1996, View Tech completed its private placement of 300,281 shares of View Tech Common Stock. The average sales price of the View Tech Common Stock was approximately $5.00 and View Tech realized net proceeds of approximately $1,380,000. View Tech used the net proceeds therefrom for general working capital purposes, including restoring an aggregate of $1,000,000 advanced during July and August 1996 to UST, $430,000 of which loan was used to repay certain bank debt of UST due on September 1, 1996.


         See "RISK FACTORS--Unascertainable Risks Due to Future Acquisitions," "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "THE JOINT PROXY PROPOSAL--BUSINESS OF VIEW TECH--Strategy."

                                  THE MEETINGS

ANNUAL MEETING OF SHAREHOLDERS OF VIEW TECH


         The View Tech Annual Meeting will be held on November 26, 1996 at 9:00 a.m. local time at The Orchid, located at 816 Camarillo Springs Road, Suite H, Camarillo, California 93011. The purpose of the View Tech Meeting is to consider and vote upon: (i) the approval and adoption of the Merger and the Merger Agreement, pursuant to which, among other things: (A) UST will be merged with and into VTAI; (B) each share of UST Common Stock (other than Dissenters' Shares) will be exchanged for shares of View Tech Common Stock based on the Conversion Ratio; and (C) View Tech will assume the UST Option Plan, and the UST Options will be exchanged for the right to acquire shares of View Tech Common Stock based on the Conversion Ratio; (ii) a proposal to change View Tech's state of incorporation from California to Delaware, which will also have the effect, among others, of (A) increasing the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changing the par value of View Tech's common stock and preferred stock from $0.01 to $0.0001 per share and (B) classifying the View Tech Board of Directors into three different classes;
(iii) the election of six directors, Calvin A. Carrera, John W. Hammon, Robert
G. Hatfield, Robert F. Leduc, David F.  Millet (a director of UST) and Franklin
A. Reece, III (president and chairman of the Board of Directors of UST), to serve until their successors are elected; provided, however, that if the proposal to reincorporate View Tech in the State of Delaware (see "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS") is adopted, upon reincorporation of View Tech in Delaware, the View Tech Board of Directors will be divided into three classes as follows: (A) Messrs. Carrera and Leduc will each serve a term of one year; (B) Messrs. Hammon and Millet will each serve a term of two years; and (C) Messrs. Hatfield and Reece will each serve a term of three years; (iv) the ratification of the selection of Carpenter Kuhen and Sprayberry as View Tech's independent accountants for the fiscal year ending June 30, 1997 (collectively, the "View Tech Proxy Proposals"); (v) the approval and adoption of the View Tech, Inc. 1997 Stock Incentive Plan; and (vi) the transaction of such other business as may properly come before the Annual Meeting.


         Only View Tech shareholders of record at the close of business on October 28, 1996 (the "View Tech Record Date") are entitled to notice of, and to vote at, the View Tech Annual Meeting, or at any adjournment or postponement thereof. Under California law, approval of each of the Joint Proxy Proposal and View Tech Proxy Proposal 1, requires the affirmative vote of the holders of a majority of the outstanding shares of View Tech Common Stock. Each of View Tech Proxy Proposal 2 and View Tech Proxy Proposal 3 requires the affirmative vote of a majority of shares of View Tech Common Stock present in person or represented by proxy and entitled to vote on each such matter at the View Tech Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of View Tech Common Stock is necessary to constitute a quorum at the View Tech Annual Meeting. If, however, a majority of shares of View Tech Common Stock is not present or represented at the View Tech Annual Meeting, the View Tech shareholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum of voting shares is present. Because the Joint Proxy Proposal and View Tech Proxy Proposal 1 each must be approved by holders of a majority of outstanding shares entitled to vote on such matter, abstentions and broker non-votes will have the effect of a negative vote. See "THE MEETINGS, VOTING AND PROXIES."

SPECIAL MEETING OF SHAREHOLDERS OF UST


         The UST Special Meeting will be held on November 26, 1996 at 2:00 p.m. local time at the offices of Burns & Levinson LLP located at 125 Summer Street, Boston, Massachusetts. The purpose of the meeting is to consider and vote upon: (i) the approval and adoption of the Merger Agreement and the Merger; and
(ii) the transaction of such other business as may properly come before the UST Special Meeting.

         Only UST shareholders of record at the close of business on October 28, 1996 (the "UST Record Date") are entitled to notice of, and to vote at, the UST Special Meeting, or at any adjournment or postponement thereof. Under Massachusetts law, approval and adoption of the Joint Proxy Proposal requires the affirmative vote of at least two-thirds of the outstanding shares of UST Common Stock. Under the Merger Agreement, however, it is a condition to closing the Merger that the Merger Agreement and the Merger be approved by the affirmative vote of the holders of at least 90% of the shares of UST Common Stock entitled to vote thereon. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of UST Common Stock is necessary to constitute a quorum at the UST Special Meeting. If, however, a majority of the shares of UST Common Stock is not present or represented at the UST Special Meeting, the UST shareholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum of voting shares is present. Because the Joint Proxy Proposal must be approved by holders of at least 90% of the outstanding shares entitled to vote on such matter, abstentions will have the effect of a negative vote. See "THE MEETINGS, VOTING AND PROXIES."

                           THE JOINT PROXY PROPOSAL:
                                   THE MERGER

TERMS OF THE MERGER

         At the time the Merger becomes effective, UST will merge with and into VTAI, with VTAI remaining as the surviving corporation (the "Surviving Corporation"), pursuant to the Merger Agreement, a copy of which is attached hereto as ANNEX A and incorporated herein by this reference. As a result of the Merger, UST will cease to exist and VTAI will continue to operate the business of UST as a wholly-owned subsidiary of View Tech. Pursuant to the Merger Agreement, the Merger Shares will be issued in exchange for all outstanding shares of UST Common Stock (other than Dissenters' Shares) and all shares of UST Common Stock otherwise issuable upon exercise of the Conversion Options. No fractional shares will be issued by View Tech in the Merger. In lieu of issuing fractional shares, the number of Merger Shares issuable to each holder of shares of UST Common Stock and Conversion Options will be rounded up to the next whole number.

CONVERSION OF UST COMMON STOCK INTO VIEW TECH COMMON STOCK


         Each outstanding share of UST Common Stock (other than Dissenters' Shares) on the date of consummation of the Merger will be exchanged for shares of View Tech Common Stock based on the Conversion Ratio, which is subject to adjustment under specified circumstances. Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock. See "--Control of View Tech Following the Merger." See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Calculation of the Conversion Ratio."


MARKET PRICE DATA

         View Tech Common Stock is traded on The NASDAQ National Market under the symbol "VUTK." UST Common Stock is not publicly traded. See "MARKET DATA."

         On September 4, 1996, the last trading day prior to the public announcement of a definitive agreement to effect the Merger, the closing bid price of View Tech Common Stock as reported on The NASDAQ National Market was $7.00 per share. Following the Merger, View Tech Common Stock will continue to be traded on The NASDAQ National Market under the symbol "VUTK." UST shareholders are urged to obtain current price information for View Tech Common Stock in connection with their consideration of the Merger Agreement and the transactions contemplated thereby. See "THE JOINT PROXY PROPOSAL--DESCRIPTION OF VIEW TECH CAPITAL STOCK."

         View Tech has never paid cash dividends on the View Tech Common Stock. Following the Merger, it is expected that the View Tech Board of Directors will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined company (the "Combined Company"). See "THE JOINT PROXY PROPOSAL--VIEW TECH DIVIDEND POLICY."

REASONS FOR THE MERGER

         In discussions that led to the signing of the Merger Agreement, the respective managements of View Tech and UST identified a number of potential mutual benefits resulting from the Merger, including, among other things, greater geographic coverage, diversification of revenue sources, synergies from the introduction of UST's RBOC and equipment supplier relationships into View Tech's territories, greater management and operational resources, long-term administrative efficiencies, increases in market capitalization and the number of freely-traded shares of common stock and the treatment of the Merger as a "pooling of interests" and a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the View Tech Board of Directors believes that the Merger will provide, among other things, the following additional benefits: further expansion into the northeastern United States region, opportunities resulting from UST's operations and added management depth to be gained from UST's management. The UST Board of Directors also believes that the Merger will provide, among other things, the following benefits: the anticipated participation of senior UST management in management of the Combined Company, View Tech's experience in marketing videoconferencing applications in certain target markets, the opportunity for UST shareholders to obtain a significant percentage ownership of publicly-traded View Tech Common Stock Tech on a tax-free basis and the Combined Company's greater access to adequate capital and/or financing. See "THE JOINT PROXY PROPOSAL--THE MERGER--Reasons for the Merger; Recommendations of the Boards of Directors."

         Recommendation of the View Tech Board of Directors. The View Tech Board of Directors has unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby and has determined that the Merger Agreement and the Merger are fair and in the best interests of View Tech and its shareholders. The View Tech Board of Directors recommends that the shareholders of View Tech vote in favor of approval of the Joint Proxy Proposal. See "THE JOINT PROXY PROPOSAL--THE MERGER--Reasons for the Merger; Recommendations of the Boards of Directors."

         Recommendation of the UST Board of Directors. The UST Board of Directors has unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby and has determined that the Merger Agreement and the Merger are fair and in the best interests of UST and its shareholders. The UST Board of Directors recommends that the shareholders of UST vote in favor of the Joint Proxy Proposal. See "THE JOINT PROXY PROPOSAL--THE MERGER--Reasons for the Merger; Recommendations of the Boards of Directors."


OPINION OF UST'S FINANCIAL ADVISOR

         In order to evaluate the fairness of the Merger and consideration for the Merger (the "Merger Consideration"), from a financial point of view to the UST shareholders, the UST Board of Directors retained the services of O'Conor, Wright Wyman, Inc. ("OCWW"). OCWW evaluated the financial terms of the Merger and the Merger Consideration, but did not serve as financial advisors to UST in negotiation of the terms of the Merger. OCWW did not determine or recommend the Merger Consideration, but only undertook the reviews, analyses and inquiries described in its opinion letter to the UST Board of Directors, attached hereto as ANNEX B. UST shareholders are urged to, and should, read such opinion in its entirety for a summary of assumptions made, procedures followed, other matters considered and limits of the review by OCWW. The summary of the opinion of OCWW set forth in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. See "THE JOINT PROXY PROPOSAL--THE MERGER--Opinion of UST's Financial Advisor."

EFFECTIVE TIME

         The Merger will become effective (the "Effective Time") upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Agreement of Merger") and the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts (the "Articles of Merger"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will occur on or about November 30, 1996 (the "Effective Date"), following the UST Special Meeting.


MANNER AND BASIS OF CONVERTING SHARES

         Promptly after the Effective Time, View Tech will mail to all holders of record of UST Common Stock a letter of transmittal with instructions for use by such holders in surrendering certificates representing shares of UST Common Stock in exchange for certificates representing the Merger Shares. No fractional shares will be issued by View Tech in the Merger. In lieu of issuing fractional shares, the number of Merger Shares issuable to each holder of shares of UST Common Stock and Conversion Options will be rounded up to the next whole number. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Manner and Basis of Converting Shares and Options."

UST OPTIONS


         The closing of the Merger will accelerate vesting of all outstanding unvested UST Options, and the holders thereof may elect to exercise such UST Options or convert them into the Conversion Options. As of October 31, 1996, there were 825,000 outstanding UST Options, 687,500 of which were unvested as of such date. Pursuant to the Merger Agreement, the UST Options not exercised by the holders thereof will be assumed by View Tech and exchanged for the right to acquire shares of View Tech Common Stock based on the Conversion Ratio. The Conversion Options will be fully vested and immediately exercisable.
Otherwise, each Conversion Option shall continue to have, and be subject to, the same terms and conditions as the UST Options. The per share exercise price for the shares of View Tech Common Stock issuable upon exercise of each Conversion Option will be equal to the quotient determined by dividing the exercise price per share at which such UST Option was exercisable immediately prior to the Effective Date by the Conversion Ratio. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Manner and Basis of Converting Shares and Options."

VIEW TECH OPTIONS

         Under the 1995 View Tech Stock Option Plan (the "View Tech Stock Option Plan"), the closing of the Merger will accelerate vesting of all outstanding View Tech stock options (the "View Tech Options") held by View Tech employees if, immediately after consummation of the Merger, the former holders of UST Common Stock own more than 30% of the then outstanding View Tech Common Stock. Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock, thereby accelerating vesting of the View Tech Options. As of October 31, 1996, there were 848,100 outstanding View Tech Options, 700,625 of which were unvested as of such date.

CONDITIONS TO THE MERGER; TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT; REPRESENTATIONS AND WARRANTIES

         Consummation of the Merger is subject to the satisfaction or waiver of various conditions which, if not fulfilled or waived, permit termination of the Merger Agreement. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger and the Merger Agreement by the shareholders of UST and View Tech:
(i) by either View Tech or UST (A) by mutual consent, (B) if the Merger is not consummated by November 30, 1996, (C) if approval of View Tech's shareholders is not obtained at the View Tech Annual Meeting or any adjournment thereof, or
(D) if approval of UST's shareholders is not obtained at the UST Special Meeting or any adjournment thereof; (ii) by UST, if (A) View Tech has breached any representation, warranty or covenant contained in the Merger Agreement in any material respect, and UST has notified View Tech of this breach, in writing, and the breach has continued without cure for a period of five business days after the written notice of breach, or (B) View Tech issues or commits to issue over 500,000 shares of View Tech Common Stock without the consent of UST; or (iii) by View Tech, if UST has breached any representation, warranty or covenant contained in the Merger Agreement in any material respect, and View Tech has notified UST of this breach, in writing, and the breach has continued without cure for a period of five business days after the written notice of breach. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Conditions to the Merger" and "--Termination and Amendment of the Merger Agreement."


         In addition to the foregoing conditions, the refinancing of UST's revolving and lease lines of credit with its primary lender, securing the consent of UST's primary lender to the Merger and the release of Messrs. Reece, and Millet, Mr. Traver Clinton Smith, Jr., and Mr. Colin M. Cunningham, Jr., directors of UST, from their guarantees of such lines of credit are conditions to consummation of the Merger. As of October 31, 1996, UST owed approximately $2,500,000 to its primary lender under such lines of credit. As of October 31, 1996, Messrs. Reece, Millet, Smith and Cunningham had guaranteed an aggregate of up to $430,000 of UST's debt obligations to its primary lender. Absent the Merger, the loans are due on January 2, 1997. See "THE JOINT PROXY PROPOSAL--THE MERGER--Interests of Certain Persons in the Merger."


         The Merger Agreement may be amended by the parties thereto, provided such amendment is in writing, at any time before or after the approval and adoption of the Merger Agreement and the Merger by the shareholders of UST and the shareholders of View Tech. After such shareholder approval and adoption has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining such further approval. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Termination and Amendment of the Merger Agreement."

         Each of View Tech and UST has provided in the Merger Agreement representations and warranties that are typical and standard for transactions of the type contemplated by the Merger Agreement. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Representations and Warranties of View Tech" and "--Representations and Warranties of UST."

EFFECTS OF TERMINATION

         Under the terms of the Merger Agreement, if any party terminates the Merger Agreement pursuant to the provisions concerning termination therein, all rights and obligations of the parties thereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of any covenant of the Merger Agreement); provided, however, that the confidentiality provisions contained therein and the terms and conditions of the Confidentiality and Non-Disclosure Agreement executed by View Tech, shall survive any such termination; provided, further, that any such termination will have no effect on amounts that UST currently owes or may owe in the future to View Tech. The Merger Agreement specifically provides that termination is the sole and exclusive remedy for the breach of any representation or warranty made by the party in the Merger Agreement. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Termination and Amendment of the Merger Agreement."

COMPARISON OF RIGHTS UNDER APPLICABLE LAW

         Currently, the rights of shareholders of UST are governed by applicable Massachusetts law, the UST Articles of Organization, as amended (the "UST Articles of Organization"), and the UST Bylaws (the "UST Bylaws").
Holders of UST Common Stock immediately prior to the Effective Time (other than Dissenters' Shares) will become shareholders of View Tech and from and after the Effective Time, their rights as shareholders of View Tech will be governed by applicable California law, the View Tech Restated Articles of Incorporation (the "View Tech Articles of Incorporation") and the Bylaws of View Tech (the "View Tech Bylaws"); provided, however, that if View Tech Proxy Proposal 1 is approved, upon reincorporation in Delaware, the rights of shareholders of View Tech, including former shareholders of UST, will be governed by Delaware law. There are certain differences among the rights of shareholders of View Tech and shareholders of UST under Delaware, California and Massachusetts law and under the UST Articles of Organization and the UST Bylaws, the View Tech Articles of Incorporation and the View Tech Bylaws and the Certificate of Incorporation (the "Delaware Certificate") of View Tech Delaware, Inc., a Delaware corporation ("View Tech Delaware") (the wholly-owned subsidiary of View Tech into which View Tech will merge to effect the reincorporation in Delaware and the name of which will be changed to "View Tech, Inc." following such reincorporation), and the Bylaws of View Tech Delaware (the "Delaware

Bylaws"), copies of which are attached hereto as ANNEX C and ANNEX D, respectively. Following reincorporation in Delaware, View Tech will be subject to the Delaware General Corporation Law ("DGCL"). The Agreement and Plan of Merger between View Tech and View Tech Delaware effecting such reincorporation in Delaware is attached as ANNEX E to this Joint Proxy Statement/View Tech Proxy Statement/Prospectus. See "THE JOINT PROXY PROPOSAL--COMPARISON OF RIGHTS OF HOLDERS OF VIEW TECH AND UST COMMON STOCK" and "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS."


MANAGEMENT AND OPERATIONS AFTER THE MERGER

         At the Effective Time and upon adoption of View Tech Proxy Proposal 2 (see "VIEW TECH PROXY PROPOSAL 2--ELECTION OF DIRECTORS"), the View Tech Board of Directors will be comprised of the following six individuals: Messrs. Carrera, Hammon, Hatfield, Leduc, Millet and Reece. If the proposal to reincorporate View Tech in the State of Delaware (see "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS") is adopted, upon reincorporation of View Tech in Delaware, the View Tech Board of Directors will be divided into three classes as follows:
(i) Messrs. Carrera and Leduc will each serve a term of one year; (ii) Messrs. Hammon and Millet will each serve a term of two years; and (iii) Messrs. Hatfield and Reece will each serve a term of three years. If either Messrs. Reece or Millet (the "UST Director Designees") is unable or unwilling to serve as a director of View Tech at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the surviving individuals who were members of the UST Board of Directors immediately prior to the Effective Time (the "Former UST Directors"), provided that such designees are approved by the View Tech Board of Directors.
Following the Effective Time and continuing through the respective initial terms of the UST Director Designees, if any vacancy on the View Tech Board of Directors arises with respect to the UST Director Designees (or any other individual or individuals selected by the Former UST Directors as replacement directors), such individual or individuals shall be replaced by an individual or individuals designated by the Former UST Directors provided that such designees are approved by the View Tech Board of Directors.

         If the Joint Proxy Proposal is adopted, upon the Effective Date, Messrs. Reece and Millet will be elected to the Board of Directors of VTAI (the "VTAI Board of Directors"). Mr. Reece will also serve as president and chief executive officer of VTAI. In the event that the Joint Proxy Proposal is not adopted, Messrs. Reece and Millet will be deemed to resign automatically from their positions as View Tech directors. View Tech will be deemed to accept automatically their resignations. View Tech's executive officers and management will otherwise remain unchanged. See "THE JOINT PROXY PROPOSAL--THE MERGER--Management and Operations of the Combined Company Following the Merger."

CONTROL OF VIEW TECH FOLLOWING THE MERGER


         Based upon the number of shares of View Tech Common Stock outstanding as of October 31, 1996 and the number of shares of UST Common Stock outstanding and issuable upon exercise of UST Options as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock; the current executive officers and directors of View Tech will own collectively approximately 26.3% (assuming exercise of all View Tech Options) or 20.5% (assuming no View Tech Options are exercised) of the shares of View Tech Common Stock after the Merger.


ACCOUNTING TREATMENT

         The Merger is intended to qualify as a "pooling of interests" business combination for financial reporting purposes. See "THE JOINT PROXY PROPOSAL--THE MERGER--Accounting Treatment."

CERTAIN FEDERAL TAX CONSEQUENCES


         Subject to the limitations and qualifications described in the discussion of the Merger below, including the rendering of the opinion to the UST shareholders by Burns & Levinson LLP, counsel to UST, treatment of the Merger for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Code, will generally have the following consequences for federal income tax purposes: (i) no gain or loss will be recognized by holders of UST Common Stock upon their receipt in the Merger solely of View Tech Common Stock in exchange therefor; (ii) the aggregate basis for tax purposes of the View Tech Common Stock received in the Merger by holders of UST Common Stock will be the same as the aggregate basis of the UST Common Stock surrendered in exchange therefor; and (iii) the holding period of the View Tech Common Stock received in the Merger by holders of UST Common Stock will include the period for which the UST Common Stock surrendered in exchange therefor was held, provided that the UST Common Stock is held as a capital asset as of the Effective Date. The conversion of the UST Options granted in connection with the performance of services into the Conversion Options will not result in the recognition of income, gain or loss for federal income tax purposes by the holders of the UST Options. See "THE JOINT PROXY PROPOSAL--THE MERGER--Certain Federal Tax Consequences."

         Notwithstanding the delivery of the Burns & Levinson LLP opinion, a successful challenge by the Internal Revenue Service ("IRS") to such tax-free reorganization status of the Merger would result in the UST shareholders recognizing taxable gain or loss with respect to each share of UST Common Stock surrendered in the Merger equal to the difference between the holder's basis in such shares of UST Common Stock surrendered and the fair market value of the View Tech Common Stock received in the Merger. In such event, a holder's aggregate tax basis in the View Tech Common Stock so received would equal its fair market value and the holding period for such share of View Tech Common Stock would begin the day after the Merger. Furthermore, a successful challenge to the tax status of the Merger could cause taxable gain to be recognized by UST, measured by the excess of the fair market value of the View Tech Common Stock transferred and the liabilities of UST being assumed, over UST's aggregate tax basis in its assets. See "THE JOINT PROXY PROPOSAL--THE MERGER--Certain Federal Tax Consequences." Each holder of UST Common Stock is urged to consult a qualified tax advisor to determine the specific tax consequences of the Merger to such holder.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendations of the View Tech Board of Directors and the UST Board of Directors with respect to the Merger Agreement, the Merger and the transactions contemplated thereby, shareholders of View Tech and shareholders of UST should be aware that certain members of View Tech management, UST management, the View Tech Board of Directors and the UST Board of Directors, among others, have interests in the Merger that are in addition to the interests of the shareholders.


         Mr. Reece, president and chairman of the Board of Directors of UST, and Mr. Angelo P. Gentile, chief financial officer and treasurer of UST, will enter into employment agreements with View Tech prior to the Merger, pursuant to which Mr. Reece will be an executive officer of View Tech and Mr. Gentile will be an officer of View Tech following the Merger. In addition, Mr. Reece will be chief executive officer and president of VTAI and Mr. Gentile will be an officer of VTAI following the Merger.


         Upon consummation of the Merger, Messrs. Reece and Millet, a member of the UST Board of Directors, will become members of the View Tech and VTAI Boards of Directors. Following the Merger, the members of the View Tech Board of Directors and the executive officers of View Tech will be covered by View Tech's directors and officers liability insurance policy.

         Furthermore, Messrs. Reece, Millet, Smith and Cunningham, members of the UST Board of Directors, are guarantors in the aggregate of up to $430,000 of UST's debt obligations to UST's primary lender. It is a condition to consummation of the Merger that Messrs. Reece, Millet, Cunningham and Smith be released from their guaranty obligations. In addition, Mr. Smith is also a partner in Burns & Levinson LLP, the law firm representing UST in connection with the Merger.


         The closing of the Merger will accelerate vesting of all outstanding unvested UST Options, and holders of the UST Options may elect to exercise such UST Options or convert them into the Conversion Options. As of October 31, 1996, there were 825,000 (exercisable into 208,667 shares of View Tech Common Stock, assuming a conversion ratio of 0.25293 and subject to adjustment pursuant to the Merger Agreement), outstanding UST Options, 687,500 (exercisable into 173,889 shares of View Tech Common Stock, assuming a conversion ratio of 0.25293 and subject to adjustment pursuant to the Merger Agreement) of which were unvested as of such date. In addition, under the View Tech Stock Option Plan, the closing of the Merger will accelerate vesting of all outstanding View Tech Options held by View Tech employees if, immediately after consummation of the Merger, the former holders of UST Common Stock own more than 30% of the then outstanding View Tech Common Stock. Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock, thereby accelerating vesting of the View Tech Options. As of October 31, 1996, there were 848,100 outstanding View Tech Options, 700,625 of which were unvested as of such date.

         View Tech's financial advisor, Kenny Securities Corp. ("KSC"), will be paid a fee of approximately $367,000. Another View Tech financial advisor, Windermere Holdings, Inc. ("WHI"), was to receive, as compensation, options to acquire shares of View Tech Common Stock equal to 5% of the shares of View Tech Common Stock being issued to the UST shareholders at 100% of the closing bid price of the View Tech Common Stock on The NASDAQ National Market on the Effective Date. Pursuant to an amendment to such agreement, View Tech instead will pay WHI $175,000 in cash and will issue to WHI 30,000 shares of View Tech Common Stock as follows: (i) $50,000 upon the filing with the Commission of the registration statement of which this Joint Proxy Statement.View Tech Proxy Statement/Proposal forms a part; (ii) $50,000 on November 1, 1996; and (iii) $75,000 and 30,000 shares of View Tech Common Stock on the Effective Date. All payments made to WHI prior to the Effective Date are subject to repayment by WHI if the Merger is not consummated. A View Tech director has loaned the two principals of WHI an aggregate of $400,000. The loan is unsecured and there is no agreement that the loan will be repaid out of the amount paid by View Tech to WHI. See "THE JOINT PROXY PROPOSAL--THE MERGER--Reasons for the Merger; Recommendations of the Boards of Directors--Agreement and Services of WHI." Pursuant to a fee arrangement with UST, UST's financial advisor, Concord Partners, Ltd. ("Concord"), will be paid approximately $450,000 by View Tech, with $180,000 of such amount to be paid in the form of View Tech Common Stock valued at $7.34 per share (approximately 25,000 shares of View Tech Common Stock). UST's legal and accounting advisors will be paid at the Effective Time by View Tech. Pursuant to the Merger Agreement, two-thirds of the fees paid to Concord plus all of the UST legal and accounting fees associated with the Merger paid by View Tech will reduce the aggregate valuation of UST and thereby reduce the Conversion Ratio and the number of Merger Shares. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER AGREEMENT--Calculation of the Conversion Ratio."

See "THE JOINT PROXY PROPOSAL--THE MERGER--Interests of Certain Persons in the Merger."

DISSENTERS' RIGHTS

         Pursuant to Chapter 13 of the California General Corporation Law ("CGCL"), the relevant sections of which are attached hereto as ANNEX F, holders of shares of View Tech Common Stock may be entitled to rights of dissent and appraisal of the value of their shares of View Tech Common Stock in connection with the Merger. The failure of a dissenting shareholder to follow the appropriate procedures in connection with the Merger may result in the termination or waiver of such dissenters' rights.

         Under the Massachusetts Business Corporation Law ("MBCL"), the relevant sections of which are attached hereto as ANNEX G, holders of shares of UST Common Stock are entitled to rights of dissent and appraisal of the value of their shares of UST Common Stock in connection with the Merger. The failure of a dissenting shareholder to follow the appropriate procedures in connection with the Merger may result in the termination or waiver of such dissenters' rights.


         See "THE JOINT PROXY PROPOSAL--THE MERGER--Dissenters' Rights."

RISK FACTORS

         In considering whether to approve the Merger, the Merger Agreement and the transactions contemplated thereby, View Tech shareholders and UST shareholders should consider, among other things, the following risks related to the Merger: (i) control of View Tech by UST following the Merger; (ii) future financing requirements and the uncertainty of additional financing for the combined company after the Merger (the "Combined Company"); (iii) unascertainable risks due to future acquisitions; (iv) View Tech and UST's limited history of profitable operations, the significant fluctuations in operating results and the uncertainties of future results; (v) the significant debt and lease obligations of the Combined Company; (vi) interests of certain persons in the Merger; (vii) the dependence of the Combined Company on a few suppliers, including PictureTel; (viii) competition in the video communications and telecommunications industries; (ix) the rapidly changing technology and the possibility of obsolescence; (x) government regulation and the uncertainty relating to the Telecommunications Act of 1996 (the "Telecommunications Act"); and (xi) View Tech and UST's dependence on certain key members of their personnel.

         In addition, in considering whether to approve the Merger, the Merger Agreement and the transactions contemplated thereby, View Tech shareholders and UST shareholders should consider, among other things, the following risks related to market conditions: (i) the possible fluctuation of the price of View Tech Common Stock; (ii) the limited public market and volatility of View Tech Common Stock; (iii) the substantial number of shares eligible for future sale in the public market and the registration rights; (iv) the amount and level of control by existing shareholders; (v) the substantial number of authorized shares available for future issuance and the proposed increase in the authorized capital stock upon View Tech's reincorporation in Delaware, both of which include possible dilutive and anti-takeover effects; (vi) the fact that View Tech has never paid dividends on View Tech Common Stock; and (vii) the limitation of directors' potential liabilities and the indemnification of officers and directors under certain circumstances.

         For more information on all of the above risks, see "RISK FACTORS."

REGULATORY MATTERS

         View Tech and UST are not aware of any governmental or regulatory requirement for consummation of the Merger other than compliance with applicable state corporate laws and federal and state securities laws.

                VIEW TECH ANNUAL SHAREHOLDERS' MEETING PROPOSALS

                          VIEW TECH PROXY PROPOSAL 1:
                  REINCORPORATION OF VIEW TECH IN DELAWARE AND
                 RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS

         View Tech Proxy Proposal 1, if adopted, would authorize View Tech to effect a reincorporation in Delaware.

         View Tech Proxy Proposal 1 is being submitted to the View Tech shareholders because it is a condition to closing the Merger that View Tech have a classified board of directors consisting of three classes, each containing two directors, after the Merger. California law, however, prohibits, among other things, classification of a company's board of directors into three classes unless there are a minimum of nine directors. View Tech initially will have six directors although the number of directors may increase in the future. In addition, the View Tech Board of Directors believes that reincorporation will enhance View Tech's ability to attract and retain qualified members of the View Tech Board of Directors as well as encourage directors to continue to make independent decisions in good faith on behalf of View Tech.

         View Tech believes that the more favorable corporate environment afforded by Delaware will enable it to compete more effectively with other public companies, most of which are incorporated in Delaware, attract new directors and retain its current directors. Reincorporation in Delaware will allow View Tech the increased flexibility and predictability afforded by Delaware law.

         In connection with reincorporation in Delaware, View Tech Proxy Proposal 1 will also have the effect, among others, of (i) increasing the number of shares of common stock authorized for issuance from 10,000,000 to 20,000,000 and changing the par value of the common stock ("View Tech Delaware Common Stock") and the preferred stock ("View Tech Delaware Preferred Stock") from $0.01 to $0.0001 per share and (ii) dividing the View Tech Board of Directors into three different classes. See "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS."

         The View Tech Board of Directors has unanimously approved the proposal to reincorporate View Tech in Delaware and has determined that reincorporation is in the best interests of View Tech and its shareholders. The View Tech Board of Directors recommends that the shareholders of View Tech vote in favor of approval of View Tech Proxy Proposal 1.




                          VIEW TECH PROXY PROPOSAL 2:
                             ELECTION OF DIRECTORS


         As of October 31, 1996, the authorized number of directors constituting the View Tech Board of Directors is seven, of which four are currently serving and all of whom are elected to one-year terms. At the View Tech Annual Meeting, the View Tech shareholders are asked to consider and vote on the election of six directors to serve until their successors are elected. The nominees are Messrs. Carrera, Hammon, Hatfield, Leduc, Millet and Reece. If the proposal to reincorporate View Tech in the State of Delaware is adopted (see "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS") and assuming the nominees are all elected to the View Tech Board of Directors, the composition of the View Tech Board of Directors will be as follows: Messrs. Carrera and Leduc will serve a term expiring at the View Tech 1997 Annual Meeting, Messrs. Hammon and Millet will serve a term expiring at the View Tech 1998 Annual Meeting and Messrs. Hatfield and Reece will serve a term expiring at the View Tech 1999 Annual Meeting and, in each case, until their successors are duly elected and qualified. At each View Tech annual meeting after 1996, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term. See "VIEW TECH PROXY PROPOSAL 2--ELECTION OF DIRECTORS."


         The View Tech Board of Directors has unanimously approved the election of the six named nominees to the View Tech Board of Directors and has determined that the election of said nominees is in the best interests of View Tech and its shareholders. The View Tech Board of Directors recommends that the shareholders of View Tech vote in favor of approval of View Tech Proxy Proposal 2.


                          VIEW TECH PROXY PROPOSAL 3:
            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

         The View Tech Board of Directors has selected Carpenter Kuhen and Sprayberry as View Tech's independent accountants for the fiscal year ending June 30, 1997 and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the View Tech Annual Meeting. Carpenter Kuhen and Sprayberry has audited View Tech's financial statements since inception of View Tech in 1992. Representatives of Carpenter Kuhen and Sprayberry are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. See "VIEW TECH PROXY PROPOSAL 3--RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS."

         The View Tech Board of Directors has unanimously approved the selection of the independent accountants and has determined that the selection of Carpenter Kuhen and Sprayberry is in the best interests of View Tech and its shareholders. The View Tech Board of Directors recommends that the shareholders of View Tech vote in favor of approval of View Tech Proxy Proposal 3.



                          VIEW TECH PROXY PROPOSAL 4:
     APPROVAL AND ADOPTION OF THE VIEW TECH, INC. 1997 STOCK INCENTIVE PLAN

         The View Tech Board of Directors has unanimously approved the adoption of the View Tech, Inc. 1997 Stock Incentive Plan, which would reserve 300,000 shares of View Tech Common Stock for issuance to View Tech officers, employees, consultants and directors. The View Tech, Inc. 1997 Stock Incentive Plan is attached hereto as ANNEX H. See "VIEW TECH PROXY PROPOSAL 4--APPROVAL AND ADOPTION OF THE VIEW TECH, INC. 1997 STOCK INCENTIVE PLAN." The View Tech Board of Directors recommends that the shareholders approve and adopt the View Tech, Inc. 1997 Stock Incentive Plan.

                           SUMMARY FINANCIAL DATA OF
                                   VIEW TECH

         The following table presents summarized historical statements of operations and balance sheet data of View Tech. The balance sheet data presented below as of June 30, 1996 and 1995 and the statements of operations data presented below for each fiscal year are derived from View Tech's audited financial statements. The summarized historical financial data should be read in conjunction with the financial statements and related notes thereto for View Tech included elsewhere herein and in "View Tech Management's Discussion and Analysis or Plan of Operations."




                                                                                  Years Ended
                                                                                   June 30,
                                                                      ----------------------------------
                                                                         1996                    1995
                                                                      -----------             ----------
 STATEMENTS OF OPERATIONS DATA:
     Revenues  . . . . . . . . . . . . . . . . . . . . . . . . .      $13,346,103             $6,963,487
     Cost of revenues  . . . . . . . . . . . . . . . . . . . . .        9,042,922              4,327,679
                                                                      -----------             ----------
     Gross Profit  . . . . . . . . . . . . . . . . . . . . . . .        4,303,181              2,635,808
                                                                      -----------             ----------
     Operating expenses:
        Selling expenses . . . . . . . . . . . . . . . . . . . .        1,706,626                685,428
        General and administrative expenses  . . . . . . . . . .        3,491,509              1,209,982
                                                                      -----------             ----------
                                                                        5,198,135              1,895,410
                                                                      -----------             ----------
     Income (loss) from operations . . . . . . . . . . . . . . .         (894,954)               740,398

     Other income (expense)  . . . . . . . . . . . . . . . . . .         (153,222)                12,575
                                                                      -----------             ----------
     Income (loss) before income taxes . . . . . . . . . . . . .       (1,048,176)               752,973
     Provision for income taxes  . . . . . . . . . . . . . . . .          352,116               (294,083)
                                                                      -----------             ----------
     Net income (loss) . . . . . . . . . . . . . . . . . . . . .      $  (696,060)            $  458,890
                                                                      ===========             ==========
     Earnings per share  . . . . . . . . . . . . . . . . . . . .      $      (.24)            $      .26
                                                                      ===========             ==========
     Weighted average shares outstanding                                2,870,242              1,761,550
                                                                      ===========             ==========


                                                                                   June 30,
                                                                      ----------------------------------
                                                                         1996                    1995
                                                                      -----------             ----------
 BALANCE SHEET DATA:
     Cash and cash equivalents . . . . . . . . . . . . . . . . .      $ 1,463,199             $4,987,939

     Other current assets  . . . . . . . . . . . . . . . . . . .        6,534,510              2,910,852
     Property and equipment, net . . . . . . . . . . . . . . . .          820,411                141,556

     Other assets, net . . . . . . . . . . . . . . . . . . . . .           31,001                 18,483
                                                                      -----------             ----------
        Total Assets . . . . . . . . . . . . . . . . . . . . . .      $ 8,849,121             $8,058,830
                                                                      ===========             ==========


     Current liabilities . . . . . . . . . . . . . . . . . . . .      $ 3,755,933             $2,475,591
     Long-term liabilities . . . . . . . . . . . . . . . . . . .          242,283                  4,356

     Total stockholders' equity  . . . . . . . . . . . . . . . .        4,850,905              5,578,883
                                                                      -----------             ----------
        Total Liabilities and Stockholders' Equity . . . . . . .      $ 8,849,121             $8,058,830
                                                                      ===========             ==========

                           SUMMARY FINANCIAL DATA OF
                                      UST


   The following tables present summarized historical statements of operations and balance sheet data of UST. The balance sheet data presented below as of December 31, 1995 and 1994 and the statements of operations data presented below for the years ended December 31, 1995 and 1994 are derived from audited financial statements. The balance sheet data presented below as of June 30, 1996 and 1995 and the statements of operations data presented below for the six months ended June 30, 1996 and 1995 are derived from unaudited financial statements. Such unaudited financial statements of UST, in the opinion of UST's management contain all adjustments necessary for a fair presentation of the financial position and results of operations for these periods.

   The summarized historical financial data set forth below should be read in conjunction with the audited and unaudited financial statements and related notes thereto for UST and "UST Management's Discussion and Analysis or Plan of Operations" included elsewhere in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus.

STATEMENTS OF OPERATIONS DATA:

                                                   Years Ended                        Six Months Ended
                                                   December 31,                           June 30,
                                           ---------------------------           -------------------------
                                                                                         UNAUDITED
                                                                                         ---------
                                               1995           1994                  1996           1995
                                           -----------     -----------           ----------    -----------
Revenues  . . . . . . . . . . . . . . .    $19,974,593     $22,033,697           $8,388,853    $10,915,813
                                           -----------     -----------           ----------    -----------
Costs and Expenses:
   Cost of goods sold . . . . . . . . .      4,650,121       2,938,910            2,424,129      1,848,064
                                           -----------     -----------           ----------    -----------
   Selling expenses . . . . . . . . . .     11,418,695      15,805,023            3,647,860      7,119,836
   General and administrative expenses       2,938,277       4,105,086            1,583,015      1,765,016
                                           -----------     -----------           ----------    -----------
                                            19,007,093      22,849,019            7,655,004     10,732,916
                                           -----------     -----------           ----------    -----------
Income (loss) from operations . . . . .        967,500        (815,322)             733,849        182,897
Interest and other expense  . . . . . .       (607,700)       (325,900)            (248,981)      (350,645)
Loss on sublease including shutdown of
        offices.  . . . . . . . . . . .       (994,900)       (318,000)                 -         (994,900)
                                           -----------     -----------           ----------    -----------
Income (loss) before income taxes . . .       (635,100)     (1,459,222)             484,868     (1,162,648)
State tax provision . . . . . . . . . .        (33,300)            -                (59,000)           -
                                           -----------     -----------           ----------    -----------
Net income (loss) . . . . . . . . . . .      $(668,400)    $(1,459,222)            $425,868    $(1,162,648)
                                           ===========     ===========           ==========    ===========


                                                   December 31,                            June 30,
                                           ---------------------------           -------------------------
BALANCE SHEET DATA:                            1995           1994                  1996           1995
                                           -----------     -----------           ----------    -----------
                                                                                         UNAUDITED
                                                                                         ---------
Cash and cash equivalents . . . . . . .    $       -       $       -             $    2,000    $       -
Other current assets  . . . . . . . . .      3,659,684       4,464,118            4,037,950      4,268,700
Property and equipment, net . . . . . .      2,121,250       2,747,719            1,900,011      2,442,900
Other assets, net . . . . . . . . . . .         56,214          93,957               52,007         84,377
                                           -----------     -----------           ----------    -----------
   Total Assets . . . . . . . . . . . .    $ 5,837,148     $ 7,305,794           $5,991,968    $ 6,795,977
                                           ===========     ===========           ==========    ===========
Current liabilities . . . . . . . . . .    $ 4,773,188     $ 3,938,151           $5,918,800    $ 7,141,732
Long-term liabilities . . . . . . . . .      2,119,200       4,180,813              702,540      1,630,063
Total shareholders' deficit . . . . . .     (1,055,240)       (813,170)            (629,372)    (1,975,818)
                                           -----------     -----------           ----------    -----------
   Total Liabilities and Shareholders'
         Deficit  . . . . . . . . . . .    $ 5,837,148     $ 7,305,794           $5,991,968    $ 6,795,977
                                           ===========     ===========           ==========    ===========

                           SUMMARY FINANCIAL DATA OF
                                      UST


         The statements of operations data of UST for the twelve months ended June 30, 1996 and 1995 have been recast to conform with View Tech's fiscal years ended June 30, 1996 and 1995 and are provided for informational purposes only. Such statements should be read in conjunction with the unaudited Pro Forma Condensed Combined financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus.



                                                       Twelve Months Ended
                                                   ----------------------------
                                                             June 30,
                                                            UNAUDITED
                                                            ---------
STATEMENTS OF OPERATIONS DATA:                         1996             1995
                                                   -----------      -----------
 Revenues  . . . . . . . . . . . . . . . .         $17,447,633      $21,734,482
 Costs and expenses:
   Costs of goods sold   . . . . . . . . .           5,226,186        3,291,091
   Selling expenses  . . . . . . . . . . .           7,946,719       14,880,174
   General and administrative expenses   .           2,756,276        3,780,590
                                                   -----------      -----------
                                                    15,929,181       21,951,855
                                                   -----------      -----------
 Income (loss) from operations . . . . . .           1,518,452         (217,373)

 Interest and other expense  . . . . . . .            (506,036)        (605,428)
 Loss on sublease including shutdown of
        offices. . . . . . . . . . . . . .                 -         (1,312,900)
                                                   -----------      -----------
 Income (loss) before income taxes . . . .           1,012,416       (2,135,701)
                                                   -----------      -----------
 State tax provision . . . . . . . . . . .             (92,300)             -
                                                   -----------      -----------
 Net income (loss) . . . . . . . . . . . .         $   920,116      $(2,135,701)
                                                   ===========      ===========

              UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL DATA

   The following table presents summarized pro forma combined historical statements of operation and balance sheet data for View Tech and UST as of June 30, 1996 and 1995 and for each fiscal year then ended and the combined historical statements of operations and balance sheet data for VistaTel and GroupNet as of June 30, 1996 and for the twelve months then ended. Such pro forma combined historical statements of operations and balance sheet data were derived from: (i) the audited financial statements of View Tech as of and for the fiscal years ended June 30, 1996 and 1995; (ii) the unaudited financial statements of UST as of June 30, 1996 and 1995 and for the twelve months ended June 30, 1996 and 1995 and (iii) the unaudited financial statements of VistaTel and GroupNet as of June 30, 1996 and for the twelve months ended June 30, 1996. Such unaudited financial statements of UST, VistaTel and GroupNet, in the opinion of each company's respective management, contain all adjustments necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods.

   The pro forma data are not necessarily indicative of the results of operations or financial condition that would have been reported had the acquisitions of VistaTel and GroupNet been completed and had the Merger been in effect as of the dates and during the periods indicated below, or that may be reported in the future.

   See "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS," "THE JOINT PROXY PROPOSAL--UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS," the financial statements of View Tech and notes thereto, the financial statements of UST and notes thereto and the financial statements of GroupNet and the notes thereto and the pro forma condensed combined financial data, all of which are contained elsewhere herein. The financial statements for VistaTel are not included herein since such statements are not required under Item 310(b) of Regulation S-B.

                                                                      Fiscal Years Ended
                                                                           June 30,
                                                              ---------------------------------
                                                                   1996                1995
                                                              -------------       -------------
 STATEMENTS OF OPERATIONS DATA:
    Revenues   . . . . . . . . . . . . . . . . . . . . . . .  $  33,684,577       $  28,697,969
    Operating Expenses   . . . . . . . . . . . . . . . . . .     33,143,537          28,174,943

    Income from operations   . . . . . . . . . . . . . . . .        541,040             523,026
    Net income (loss)  . . . . . . . . . . . . . . . . . . .         16,889            (972,984)

    (Loss) per share   . . . . . . . . . . . . . . . . . . .           -0-                 (.23)
    Weighted average shares outstanding(1)   . . . . . . . .      5,873,099           4,261,550



                                                                           June 30,
                                                              ---------------------------------
                                                                   1996                1995
                                                              -------------       -------------
 BALANCE SHEET DATA:
    Working capital  . . . . . . . . . . . . . . . . . . . .  $   2,395,350       $   1,470,168
    Total assets   . . . . . . . . . . . . . . . . . . . . .     17,232,901          14,854,807
    Long-term liabilities  . . . . . . . . . . . . . . . . .      1,004,538           1,634,419
    Stockholders' equity(2)  . . . . . . . . . . . . . . . .      5,941,533           2,523,065
---------------


(1) For 1996, the weighted average shares outstanding include the actual weighted average number of shares outstanding for View Tech for the fiscal year ended June 30, 1996, the shares issued in connection with the acquisitions of Vista Tel and GroupNet, the completion of the private placement of shares of View Tech Common Stock and the effects of the Merger. For 1995, the weighted average number of shares include actual weighted average number of shares of View Tech Common Stock outstanding for the fiscal year ended June 30, 1995 and the effects of the Merger.
(2) Stockholders' equity as of June 30, 1996 and 1995, includes the pro forma after-tax write off of estimated costs of $1,080,000 ($1,800,000 pre-tax) related to the Merger.

                            PRO FORMA PER SHARE DATA

     The following unaudited information reflects certain comparative per share data related to book value per share and net income (loss) per share for each of View Tech, View Tech Pro Forma, Pro Forma Combined and UST. The View Tech Pro Forma information reflects the acquisitions of VistaTel and GroupNet as of June 30, 1996 and for the fiscal year then ended. The information set forth below is presented (i) on a historical and View Tech Pro Forma basis for View Tech; (ii) on a Pro Forma Combined basis consisting of the View Tech Pro Forma amounts and UST, assuming consummation of the Merger; and (iii) on an equivalent pro forma basis per share assuming consummation of the Merger. The UST equivalent pro forma data are presented below in the same table as the View Tech historical and pro forma data because, due to the changes to UST historical data required in order to conform such data to View Tech's fiscal year end, UST historical data would not be readily comparable to the UST equivalent pro forma data. The equivalent pro forma per share data for UST has been computed by multiplying the Pro Forma Combined amounts by the assumed Conversion Ratio of 0.25293 (subject to adjustment pursuant to the Merger Agreement) provided for in connection with the Merger. View Tech has never paid dividends on the View Tech Common Stock.

     The information shown below should be read in conjunction with (i) the financial statements and notes thereto of View Tech, (ii) the financial statements and notes thereto of UST, (iii) the unaudited financial statements and notes thereto of GroupNet and (iv) the pro forma condensed combined financial statements, each of which is contained in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus.

     The pro forma data are not necessarily indicative of the results of operations or financial conditions that would have been reported had the acquisitions of Vistatel and GroupNet been completed and had the Merger been in effect as of the dates and during the periods as of the dates indicated below or that may be reported in the future.

     See "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS," "THE JOINT PROXY PROPOSAL--UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS," the financial statements of View Tech and notes thereto, the financial statements of UST and notes thereto, the financial statements of GroupNet and notes thereto and the pro forma condensed combined financial data.

                                                                                                         UST
                                                         View Tech      View Tech       Pro Forma      Equivalent
                                                         Historical    Pro Forma(3)     Combined(4)     Pro Forma
                                                        ------------  ----------        --------       -----------
Net income (loss) per share:
     Year ended June 30, 1996   . . . . . . . . . .        $(.24)          $(.24)          $  -0-        $ -0-
     Year ended June 30, 1995   . . . . . . . . . .        $ .26             N/A            $(.23)       $(.06)

Book Value per share:(1)
     June 30, 1996  . . . . . . . . . . . . . . . .        $1.68           $2.03            $1.01        $ .26
     June 30, 1995  . . . . . . . . . . . . . . . .        $1.95             N/A            $ .47        $ .12

                                                                           UST
                                                                      Historical(2)
                                                                      -------------
Net income (loss) per share:
     Six months ended June 30, 1996   . . . . . . .                        $ .12
     Year ended December 31, 1995   . . . . . . . .                        $(.28)
     Year ended December 31, 1994   . . . . . . . .                        $(.35)

Book Value per share:
     June 30, 1996  . . . . . . . . . . . . . . . .                        $(.25)
     December 31, 1995  . . . . . . . . . . . . . .                        $(.42)
     December 31, 1994  . . . . . . . . . . . . . .                        $(.25)


_______________

(1) Book value per share was calculated using stockholders' equity as reflected in the historical and pro forma financial statements divided by the actual number of shares of common stock outstanding and assuming completion of the VistaTel and GroupNet acquisitions and completion of the Merger (assuming 2,500,000 shares issued in connection with the Merger).
(2) Net income (loss) per share and book value per share for UST are derived by dividing net income (loss) for the periods indicated by the number of View Tech Common Stock (assuming issuance of 2,500,000 shares) issuable to holders of UST Common Stock in connection with the Merger. In addition, net income (loss) is derived by giving effect to a pro forma provision (benefit) for income taxes as a result of UST's conversion to a C corporation upon consummation of the Merger. For the six months ended

     June 30, 1996 and for the years ended December 31, 1995 and 1994 the actual weighted average number of shares of UST Common Stock outstanding was 8,994,657, 3,581,866 and 867,250, respectively.
(3) The View Tech Pro Forma is derived assuming that View Tech had acquired VistaTel and GroupNet as of July 1, 1995. The book value per share information reflects the balance sheet effects of such acquisitions as of June 30, 1996. The net income (loss) per share data for 1996 is based on View Tech's historical operating results for the year ended June 30, 1996 and VistaTel and GroupNet's operating results for the twelve months ended June 30, 1996. The pro forma information for 1995 does not include the VistaTel or GroupNet acquisitions, which were not effective until July and August 1996, respectively.
(4) The combined pro forma information is based on the historical financial statements of View Tech and the effects of the Merger as of June 30, 1996 and 1995 and for the fiscal years then ended. The combined pro forma information for 1996 also gives effect to the acquisition of VistaTel and GroupNet as of June 30, 1996 and includes their respective operating results for the twelve months then ended.

                                  RISK FACTORS

RISKS RELATED TO THE MERGER

CONTROL BY UST


         As of October 31, 1996, View Tech executive officers beneficially owned an aggregate of 36.1% of the issued and outstanding shares of View Tech Common Stock. Upon consummation of the Merger and assuming no change in View Tech's management's beneficial ownership, View Tech's current executive officers will beneficially own approximately 26.3% (assuming all options held by executive officers are exercised) of the View Tech Common Stock compared to an aggregate of approximately (i) 42.4% which will be held collectively by the former holders of UST Common Stock and UST Options (assuming all UST Options are exercised) or (ii) 40.3% which will be held by the former holders of UST Common Stock (assuming no UST Options are exercised). Holders of more than 50% of the outstanding shares of View Tech Common Stock have the ability to elect all of the directors. If the former holders of UST Common Stock act collectively after the Merger, assuming they continue to own all their shares and are able to obtain the proxies of approximately 450,000 additional shares of View Tech Common Stock, such holders would be able to elect all of the directors of View Tech and determine the outcome of all corporate actions requiring the approval of the holders of the majority of shares, such as mergers and acquisitions. See "THE JOINT PROXY PROPOSAL--TERMS OF THE MERGER--Control of View Tech Following the Merger."

FUTURE FINANCING REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING

         Financing Requirements of the Combined Entity. The combined assets of View Tech and UST will be insufficient to meet the cash requirements of the Combined Company for the 12 months following the consummation of the Merger. The amount of financing required is dependent upon the ability of the management of UST and View Tech to renegotiate the terms of UST's indebtedness of approximately $3,000,000 to its primary lender, which is a condition to consummation of the Merger. There can be no assurance, however, that the management of View Tech and UST will be able to renegotiate the terms of UST's indebtedness to its primary lender. Additionally, at the Effective Time, View Tech will also have to pay an aggregate of approximately $1,800,000, of which $1,412,000 will be cash payments consisting of approximately $542,000 to its financial advisors, approximately $270,000 to UST's financial advisor and approximately $600,000 to UST's and View Tech's attorneys and accountants for services relating to the Merger.


         After the Merger, View Tech intends to raise approximately $7,000,000 in either the form of a private placement of its securities or traditional bank financing, or a combination of both. Management of both UST and View Tech believe that such additional financing will be sufficient to meet the operating needs and capital requirements of the Combined Company over the next 12 months. There can be no assurance, however, that View Tech will be able to raise the additional financing necessary to meet the operating needs and capital requirements of the Combined Company. The failure to renegotiate UST's indebtedness with its primary lender, raise additional capital or obtain a line of credit, or any one of these, will have a material adverse effect on the Combined Company's business, financial conditions and results of operations. There can be no assurance that the Combined Company will be able to obtain adequate additional financing or that such financing, if available, will be on terms acceptable to the Combined Company. The failure to do so will have a material adverse effect on UST's business, financial condition and results of operations. To the extent that the Combined Company raises additional capital by issuing equity securities, ownership dilution to current shareholders of the Combined Company will result. See "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "THE JOINT PROXY PROPOSAL--UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS."


         Additional Capital Requirements of UST. If the Merger is not consummated, UST believes that its cash balances as of October 31, 1996, combined with anticipated operating cash flow and borrowings under existing credit facilities, will be adequate to meet its on-going capital requirements through January 2, 1997. If the Merger is not consummated, however, UST will be required to repay its primary lender approximately $3,000,000 under its revolving and lease lines of credit on January 2, 1997 and, on June 15, 1997, an aggregate of $1,000,000 (and accrued interest thereon) advanced to UST by View Tech during July and August, 1996. UST's ability to meet its future capital requirements beyond January 2, 1997 will depend on obtaining additional financing. There can be no assurance that UST will be able to obtain adequate additional financing or that such financing, if available, will be on terms acceptable to UST. The failure to do so will have a material adverse effect on UST's business, financial condition and results of operations. See "THE JOINT PROXY PROPOSAL--UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS."


         Additional Capital Requirements of View Tech. If the Merger is not consummated, it is likely that additional financing will be required to fund further growth in View Tech's business beyond the next 12 months. View Tech's actual capital requirements will depend upon many factors, including View Tech's internal expansion into new territories and capital requirements related to View Tech's acquisition of certain entities. See "--Unascertainable Risks Due to Current and Future Acquisitions." To the extent that View Tech raises additional capital by issuing equity securities, ownership dilution to current shareholders of View Tech will result. There can be no assurance that sources of such financing will be available or, if available, will be on terms acceptable to View Tech. The inability to obtain additional financing may have a material adverse effect on View Tech's marketing ability or its ability to operate efficiently or expand its operations and, consequently, a material adverse effect on View Tech's business, operations or financial condition. See "VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS."

UNASCERTAINABLE RISKS DUE TO FUTURE ACQUISITIONS


         The management of both View Tech and UST anticipate that the Combined Company will continue to grow not only through internal expansion and the opening of additional offices in new territories but also through acquisitions of other entities. Since July 1992, View Tech, by virtue of its expansion activity, has grown from two employees in one location to 70 employees in 13 locations at October 31, 1996. Since June 30, 1996, View Tech has acquired two businesses and has hired 18 new employees. With the addition of the UST personnel, the Combined Company will have approximately 212 employees. By virtue of rapid internal growth and external growth through acquisitions, the Combined Company will be subject to the uncertainties and risks associated with any expanding business. Certain future acquisitions may have the effect of substantially increasing the size of the Combined Company and diversifying the products and services it offers. In light of the potential significance of these changes and the absence of a history of combined operations of View Tech or UST with another entity, it is possible that the Combined Company will encounter difficulties, such as integration of operations, inefficiencies due to duplicative functions, management and administrative differences and overlapping, competing or incompatible areas of business and operations, that cannot presently be ascertained. There can be no assurance that the Merger or future acquisitions will not have a material adverse effect upon the Combined Company's business, operations or financial condition, particularly in quarters immediately following the consummation of such transactions due to operational disruptions, unexpected expenses and accounting charges which may be associated with the integration of such acquisitions. In addition, there can be no assurance that the Combined Company will achieve the anticipated benefits of such acquisitions, and it is possible that such acquisitions could place significant demands on the Combined Company's financial resources and management and cause disruption of the Combined Company's operations due to the need for the management of the Combined Company and such other entities to devote significant time and attention to integrating their operations. See "VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS."


LIMITED HISTORY OF PROFITABLE OPERATIONS; SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS; FUTURE RESULTS OF OPERATIONS UNCERTAIN

         View Tech has operated since July 1992, and incurred net losses for the fiscal year ended June 30, 1993. Although View Tech achieved revenue growth and profitability during fiscal 1994 and reported net income for fiscal 1995, it reported a net loss for fiscal 1996 of $696,060. In the future, View Tech may experience significant fluctuations in operating results as a result of a number of factors, including delays in product enhancements and new product introductions by its suppliers, market acceptance of new products and services and reduction in demand for existing products and services as a result of introductions of new products and services by its competitors or by competitors of its suppliers. In addition, View Tech's gross profit percentage may vary significantly depending on the mix of products and services contributing to revenues in any period. There can be no assurance that View Tech will achieve revenue growth or will be profitable on a quarterly or annual basis. See "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "--BUSINESS OF VIEW TECH."

         UST began operations in 1987 and has incurred net losses in the past two years: a net loss of $1,459,222 in the year ended December 31, 1994 and a net loss of $668,400 in the year ended December 31, 1995. Although UST has reported $425,868 in net income (unaudited) for the six months ended June 30, 1996, there can be no assurance that this return to profitability will continue. In the future, UST may experience significant fluctuations in operating results due to such factors as changes in the commission rates and structures in its agency agreements, the general uncertainties surrounding the Telecommunications Act, other changes in governmental regulations and increased competition. Other factors which could significantly impact operating results include (i) delays in product enhancements and new products introductions by its suppliers, and services, (ii) market acceptance of new products and (iii) reduction in demand for existing products and services as a result of introductions of new products and services by its competitors or by competitors of its suppliers. In addition, UST's gross profit percentage may vary significantly depending on the mix of products and services contributing to revenue in any period. There can be no assurance that UST will achieve revenue growth or will be profitable on a quarterly or annual basis. SEE "THE JOINT PROXY PROPOSAL--UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "BUSINESS OF UST."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of management and the boards of directors of UST and View Tech have interests in the Merger that are in addition to and potentially conflict with the interests of the View Tech and UST shareholders generally. Messrs. Reece and Gentile will enter into employment agreements with View Tech, and Messrs. Reece and Millet will become members of the Boards of Directors of View Tech and VTAI. In addition, Messrs. Reece, Millet, Cunningham and Smith, directors of UST, are guarantors in the aggregate amount of up to $430,000 with respect to certain loans made by UST's primary lender to UST, the release of which guaranty obligations is a condition to consummation of the Merger. Mr. Smith is also a partner in Burns & Levinson LLP, the law firm representing UST in connection with the Merger. Furthermore, all UST Options outstanding at the Effective Time will become fully vested and immediately exercisable as a result of the Merger. As of October 31, 1996, there were 825,000 (exercisable into 208,667 shares of View Tech Common Stock, assuming a conversion ratio of 0.25293 and subject to adjustment pursuant to the Merger Agreement) outstanding UST Options, 687,500 (exercisable into 173,889 shares of View Tech Common Stock, assuming a conversion ratio of 0.25293 and subject to adjustment pursuant to the Merger Agreement) of which were unvested as of such date and 575,000 (exercisable into 145,435 shares of View Tech Common Stock, assuming a conversion ratio of 0.25293 and subject to adjustment pursuant to the Merger Agreement) of which were held by executive officers and directors of UST as of such date. In addition, under the View Tech Stock Option Plan, the consummation of the Merger will accelerate vesting of all outstanding unvested View Tech Options if, immediately after consummation of the Merger, the former holders of UST Common Stock own more than 30% of the then outstanding View Tech Common Stock. Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock, thereby accelerating vesting of the View Tech Options. As of October 31, 1996, there were 848,100 outstanding View Tech Options, 700,625 of which were unvested as of such date. As of October 31, 1996, executive officers and directors of View Tech held options exercisable for 454,300 shares of View Tech Common Stock, 355,600 of which were unvested as of such date. See "THE JOINT PROXY PROPOSAL--THE MERGER--Interests of Certain Persons in the Merger."


DEPENDENCE ON SUPPLIERS, INCLUDING PICTURETEL

         Approximately 58% of View Tech's revenues for the 1996 fiscal year was attributable to the sale of equipment manufactured by PictureTel. Termination or change of View Tech's business relationship with PictureTel or another supplier, disruption in supply, failure of PictureTel or another supplier to remain competitive in quality, function or price or a determination by PictureTel or another supplier to reduce reliance on independent providers such as View Tech could have a material adverse effect on View Tech. View Tech is a party to agreements with PictureTel authorizing it to serve as PictureTel's non-exclusive dealer in certain geographic territories. These agreements expire in August 2000, and can be terminated without cause upon 60 days' written notice by PictureTel. There can be no assurance that such agreements will not be terminated, or that they will be renewed on terms acceptable to View Tech, by PictureTel, which has no other affiliation with View Tech and is a competitor of View Tech. While there are other suppliers of the video communications equipment that View Tech purchases from PictureTel, termination of the relationship with PictureTel could have a material adverse effect on View Tech. See "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "THE JOINT PROXY PROPOSAL--BUSINESS OF VIEW TECH."

         Approximately 76% of UST's revenues for the year ended December 31, 1995 were attributable to (i) the sale of equipment manufactured by PictureTel (17%) and (ii) the network products and services provided by (A) NYNEX (33%) and (B) GTE (26%). For the six months ended June 30, 1996, approximately 77% of UST's revenues were attributable to the sale of equipment manufactured by PictureTel (20%), and the network products and services provided by NYNEX (33%) and Bell Atlantic (24%). Termination or change in UST's business relationship with these suppliers and/or other suppliers, disruption in supply, failure of a supplier to remain competitive in quality, function or price, or a determination by one or more of UST's suppliers to reduce reliance on independent providers such as UST could have a material adverse effect on UST. UST is a party to agreements with PictureTel, NYNEX, Bell Atlantic, GTE and other suppliers authorizing it to serve as a non-exclusive dealer in certain geographic territories. The dates of expiration of these agreements range from December 31, 1996 to December 31, 1997. Furthermore, these agreements can be terminated without cause upon 30 to 60 days' written notice by the suppliers. There can be no assurance that the agreements will not be terminated, or that they will be renewed on terms acceptable to UST. These suppliers have no affiliation with UST and are competitors of UST. See "THE JOINT PROXY PROPOSAL--UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "THE JOINT PROXY PROPOSAL--BUSINESS OF UST."

COMPETITION

         The video communications industry is highly competitive. View Tech competes with manufacturers of video and other communications equipment, including PictureTel, its principal supplier, and their networks of dealers and distributors. It also competes with telecommunications carriers, such as AT&T, MCI Communications Corporation, SPRINT and other large corporations entering the video communications market including Apple Computers, Inc., IBM, Intel Corporation, NEC, Microsoft, Inc., Mitsubishi Ltd., Sony Corporation, Matsushita/Panasonic, Hitachi and British Telecom. View Tech also competes with large accounting and consulting firms that provide communications services, as well as other independent distributors and communications service providers. Many of these organizations have substantially greater name recognition and financial, technical, manufacturing, marketing, distribution and other resources than View Tech and, therefore, represent significant competition. In addition, View Tech management believes that as the demand for video communications systems and other communications products and services continues to increase, additional competitors, many of which also will have greater resources than View Tech, will enter the markets which View Tech currently serves. There can be no assurance that the current and future competitors of View Tech or, if the Merger is consummated, the Combined Company will not succeed in developing technologies and products that are more widely accepted in the marketplace or that will render View Tech's technology and products obsolete or noncompetitive. In addition, certain of such current and future competitors of View Tech or the Combined Company may be able to undertake more extensive marketing campaigns or adopt more aggressive pricing policies than View Tech. There can be no assurance that View Tech or the Combined Company will have the resources required to respond effectively to market or technological changes or to compete successfully with current or future competitors or that competitive pressures will not have a material adverse effect View Tech's or the Combined Company' business, financial condition and results of operations. See "THE JOINT PROXY PROPOSAL-- VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS."

         The telecommunications industry is also highly competitive. UST competes with many other companies which have substantially greater financial and other resources than UST, selling both the same and similar services. UST's competitors in the sale of network services include RBOCs such as NYNEX, Bell Atlantic, Southwestern Bell and GTE, long distance carriers such as AT&T, MCI and Sprint, other long distance companies, by-pass companies and other agents. If the Merger is consummated, the Combined Company will compete against many if not all of the same competitors of UST. There can be no assurance that the Combined Company will be able to compete successfully against such companies. See "THE JOINT PROXY PROPOSAL--UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "THE JOINT PROXY PROPOSAL--BUSINESS OF UST."

RAPIDLY CHANGING TECHNOLOGY AND OBSOLESCENCE

         The market for communications products and services is characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and services. View Tech's and UST's or, if the Merger is consummated, the Combined Company's future performance will depend in significant part upon their or its ability to respond effectively to these developments. New products and services are generally characterized by improved quality and function and are frequently offered at lower prices than the products and services they are intended to replace. The introduction of products embodying new technologies and the emergence of new industry standards can render View Tech's and UST's existing products obsolete, unmarketable or noncompetitive. View Tech's and UST's or, if the Merger is consummated, the Combined Company's ability to implement its growth strategies and remain competitive will depend upon its ability successfully to (i) maintain and develop relationships with manufacturers of new and enhanced products that include new technology, (ii) achieve levels of quality, functionality and price acceptability to the market and (iii) maintain a high level of expertise relating to new products and the latest in communications systems technology. There can be no assurance, however, that either View Tech, UST's or, if the Merger is consummated, the Combined Company will be able to implement its growth strategies or remain competitive. See "--THE JOINT PROXY PROPOSAL--BUSINESS OF VIEW TECH."

GOVERNMENT REGULATION; UNCERTAINTY RELATING TO THE TELECOMMUNICATIONS ACT OF
1996

         The federal government and certain states in which View Tech and UST operate regulate various aspects of their respective businesses. On February 8, 1996, the Telecommunications Act was enacted into law. This comprehensive federal legislation will affect many sectors of the telecommunications industry. Included in the new statute are provisions relating to, subject to certain limitations, the opening up of local telephone markets to competition and the elimination of restrictions on certain local carriers' entry into the long distance telecommunications market. It is unknown as of the date of this Joint Proxy Proposal/View Tech Proxy Statement/Prospectus what impact the Telecommunications Act will have on View Tech, UST or the Combined Company; however, it is likely that the business of View Tech, UST and the Combined Company will face significant additional competition from entities with greater financial and managerial resources. Furthermore, in September 1996, the United States Court of Appeals for the Eighth Circuit granted a stay of implementation of the Telecommunications Act in response to lawsuits filed by local telephone companies and state officials claiming that the new federal rules are arbitrary and usurp states' rights. There can be no assurance that the delay in implementation of the Telecommunications Act will not have a material adverse effect on the ability of View Tech, UST or the Combined Company to compete in the local telephone markets. See "--Competition" and "THE JOINT PROXY PROPOSAL--BUSINESS OF UST--The Telecommunications Industry."

DEPENDENCE UPON KEY PERSONNEL

         View Tech depends to a considerable degree on the continued services of Mr. Hatfield, its chairman and chief executive officer, and Mr. Hammon, its president and chief operating officer, as well as on a number of highly trained technical personnel. UST depends to a considerable degree on the continued services of Mr. Reece, its president and chairman. The loss of any of Messrs. Hatfield, Hammon or Reece could have a material adverse effect on the Combined Company. In addition, the loss of other key management or technical personnel or the failure to attract and retain such personnel could have a material adverse effect on the Combined Company's business, operations or financial condition. See "VIEW TECH PROXY PROPOSAL 2--VIEW TECH EXECUTIVE COMPENSATION--Employment Contracts; Termination of Employment and Change-In-Control Arrangements."

RISKS RELATED TO MARKET CONDITIONS

POSSIBLE FLUCTUATION OF PRICE OF VIEW TECH COMMON STOCK


         Upon consummation of the Merger up to 2,500,000 shares of View Tech Common Stock will be issued to (i) the former holders of UST Common Stock (other than dissenting shareholders) in exchange for their UST Common Stock and
(ii) the former holders of the UST Options upon exercise of the Conversion Options. Pursuant to the terms of the Merger Agreement, UST is valued at $20,000,000 based upon an assumed $8.00 price per share of View Tech Common Stock. The Merger Agreement provides for an adjustment to the value of UST based upon the average closing bid price per share of View Tech Common Stock (the "Average Closing Bid Price") for the sixteen business day period commencing on the tenth business day prior to the publication of the terms of the Merger Agreement and the Merger and ending on the fifth business day following such public announcement (the "Determination Period"). However, because the Average Closing Bid Price during the Determination Period was $7.34375 per share, which was between the $7.00 and $9.00 per share collar agreed to by UST and View Tech; there was, and there will be, no adjustment in the number of shares issuable to the UST shareholders, based on the market price of View Tech Common Stock. Because the maximum number of shares that View Tech will have to issue to the UST shareholders is 2,500,000, it is possible that the View Tech Common Stock received by the UST shareholders will be worth more or less than the original $20,000,000 valuation. Based upon the Average Closing Bid Price, and assuming 2,500,000 shares of View Tech Common Stock are issued to the UST shareholders and the holders of UST Options, UST would be valued at $18,359,375, compared to $15,937,500 based upon the closing bid price per share of the View Tech Common Stock of $6.375 on October 31, 1996, or $20,000,000, based upon an $8.00 per share price of the View Tech Common Stock provided in the Merger Agreement. Accordingly, changes in the price per share of View Tech Common Stock will affect the value, but not the number of shares, of the View Tech Common Stock received by UST shareholders and the former holders of UST Options upon exercise of their Conversion Options.


         There can be no assurance that the value of the View Tech Common Stock issuable to UST shareholders and the former holders of UST Options will not increase or decrease from the value as set forth in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus because of changes in the market price of View Tech Common Stock. See "--Limited Public Market and Volatility of View Tech Common Stock."

LIMITED PUBLIC MARKET AND VOLATILITY OF VIEW TECH COMMON STOCK

         There has been only a limited public market for, and limited public trading in, View Tech Common Stock which is traded on The NASDAQ National Market. Continued qualification to trade on The NASDAQ National Market is subject to certain minimum stock price levels and financial requirements.
There can be no assurance that View Tech will continue to satisfy these requirements. In addition, from time to time, there has been and there again may be, significant volatility in the public market for View Tech Common Stock. There can be no assurance that a stable or active market for View Tech Common Stock will exist or be sustained following the Merger. Although certain broker-dealers presently make a market in View Tech Common Stock, none is obligated to do so, and there can be no assurance that there will continue to be broker-dealers willing to make a market in View Tech Common Stock. In the event that the market makers and specialists cease to function as such, public trading of the View Tech Common Stock will be adversely affected or may cease entirely. See "MARKET DATA."

SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE IN MARKET; REGISTRATION RIGHTS


         A substantial number of shares of View Tech Common Stock and shares of View Tech Common Stock underlying options and warrants are or will become eligible for future sale in the public market. As of October 31, 1996, there were approximately 1,906,638 outstanding shares of View Tech Common Stock that are "restricted shares" as defined in Rule 144 promulgated under the Securities Act, of which 1,384,500 currently are eligible for public sale pursuant to Rule
144. However, holders of 1,337,500 shares of View Tech Common Stock have agreed not to sell shares of View Tech Common Stock prior to December 15, 1996 without the prior approval of the designated representative of the underwriters of View Tech's initial public offering (the "View Tech IPO"). Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger there will be 5,893,438 shares of View Tech Common Stock (assuming conversion of the Conversion Options), of which approximately 42.4% will be held by the former holders of UST Common Stock. Upon consummation of the Merger, assuming exercise of all outstanding options (including Conversion Options) and warrants exercisable for View Tech Common Stock as of October 31, 1996, there will be 7,991,991 shares of View Tech Common Stock outstanding, of which approximately 31.3% will be held by the former holders of UST Common Stock and holders of Conversion Options. Following consummation of the Merger, there will be a total of up to 1,960,000 shares of View Tech Common Stock eligible for sale under Rule 144, excluding shares of View

Tech Common Stock issuable upon exercise of View Tech Stock Options or warrants, or issued to advisors in connection with the Merger. In addition, holders of 503,138 shares of View Tech Common Stock presently have the right to require View Tech, under certain circumstances, to register their shares under the Securities Act, which would, under certain circumstances, permit such holders to resell their shares of View Tech Common Stock without complying with Rule 144. Sales of substantial amounts of View Tech Common Stock in the public market pursuant to Rule 144 or otherwise, and the potential for such sales, could adversely affect the prevailing market price for View Tech Common Stock, including the shares of View Tech Common Stock to be received by UST shareholders in the Merger, and impair View Tech's ability to raise additional capital through the sale of equity securities. See "THE JOINT PROXY PROPOSAL--DESCRIPTION OF CAPITAL STOCK."

CONTROL BY EXISTING SHAREHOLDERS

         Assuming the issuance of up to 2,500,000 shares of View Tech Common Stock to the former holders of UST Common Stock and holders of the Conversion Options in connection with the Merger, View Tech's executive officers and directors, including Messrs. Reece and Millet, will beneficially own an aggregate of approximately 38.9% of the outstanding shares of View Tech Common Stock, including stock issuable upon the exercise of vested employee stock options (including the Conversion Options), following the Merger. Accordingly, it is likely that such officers and directors, if acting in concert, will be able to elect all of the View Tech directors and determine the outcome of all corporate actions requiring shareholder approval, such as mergers and acquisitions.

SUBSTANTIAL NUMBER OF AUTHORIZED SHARES OF VIEW TECH COMMON STOCK AVAILABLE FOR FUTURE ISSUANCE; PROPOSED INCREASE IN AUTHORIZED CAPITAL STOCK UPON REINCORPORATION IN DELAWARE; POSSIBLE DILUTIVE AND ANTI-TAKEOVER EFFECTS

         The View Tech Articles of Incorporation authorize the issuance of 10,000,000 shares of View Tech Common Stock. As of October 31, 1996, there were approximately 4,560,562 authorized but unissued and unreserved shares of View Tech Common Stock available for issuance. Following consummation of the Merger and the approval of View Tech Proxy Proposal 1, which will have the effect, among other things, of increasing the number of shares of View Tech's common stock available for issuance from 10,000,000 to 20,000,000, there will be approximately 12,008,009 shares of View Tech Delaware Common Stock authorized but unissued and unreserved. The View Tech Board of Directors has the power to issue substantial amounts of additional shares without shareholder approval. Although View Tech currently has no commitments to issue any shares of View Tech Common Stock other than as described in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus, it may issue a substantial number of additional shares in connection with future financings or acquisitions. To the extent that additional shares of View Tech Common Stock are issued, dilution of the interests of View Tech's shareholders will occur.


         The View Tech Articles of Incorporation, and the proposed Certificate of Incorporation of View Tech Delaware, authorize the issuance of 5,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, rights and preferences as may be determined from time to time by the View Tech Board of Directors. The View Tech Board of Directors is empowered, without shareholder approval, to issue the View Tech Preferred Stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or other rights of the holders of the View Tech Common Stock. In addition, the issuance of View Tech Preferred Stock and View Tech Common Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of View Tech.
Although View Tech currently has no commitments to issue any shares of the View Tech Preferred Stock or View Tech Common Stock, there can be no assurance that View Tech will not do so in the future. If View Tech Proxy Proposal 1 is approved, upon reincorporation in Delaware, View Tech will have the authority to issue preferred stock as discussed above. See "THE JOINT PROXY PROPOSAL--COMPARISON OF RIGHTS OF HOLDERS OF VIEW TECH AND UST COMMON
STOCK--Anti-Takeover Measures; --Capitalization; Blank Check Preferred Stock."

NO DIVIDENDS ON VIEW TECH COMMON STOCK

         View Tech has never paid dividends on the View Tech Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for ongoing operations and general corporate purposes. Accordingly, View Tech does not expect to pay dividends on View Tech Common Stock in the foreseeable future. See "THE JOINT PROXY PROPOSAL--VIEW TECH DIVIDEND POLICY."

LIMITATION OF LIABILITY; INDEMNIFICATION

         Each of View Tech's Articles of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of View Tech following its reincorporation in Delaware, if such reincorporation is approved by the shareholders of View Tech, contains provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors under certain circumstances. Such provisions may discourage shareholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefitted View Tech and its shareholders. In addition, a shareholder's investment in View Tech may be adversely affected to the extent that costs of settlement and damage awards against View Tech's officers or directors are paid by View Tech pursuant to such provisions. See "THE JOINT PROXY PROPOSAL--COMPARISON OF RIGHTS OF HOLDERS OF VIEW TECH AND UST COMMON STOCK--Indemnification and Limitation of Liability."

                                  MARKET DATA

         The View Tech Common Stock is traded on The NASDAQ National Market under the symbol "VUTK", and has been so traded since November 18, 1995. Prior to such date, the shares were traded on The NASDAQ SmallCap Market and also the Pacific Stock Exchange under the symbols of "VUTK" and "VWK," respectively, since View Tech's initial public offering on June 15, 1995. Prior to the offering, there was no public trading market for View Tech's equity securities. In addition, warrants (the "Warrants") to purchase up to 575,000 shares of View Tech's common stock are traded on The NASDAQ National Market and prior to November 18, 1995 the Warrants traded on The NASDAQ SmallCap Market and the Pacific Stock Exchange under the symbols "VUTKW" and "VWK WS," respectively. The terms of the Warrants provide that one warrant plus $5.00 are required to purchase one additional share of View Tech Common Stock. The Warrants are redeemable at View Tech's option commencing June 15, 1996 upon 30 days' notice to the warrantholders at $0.25 per share if the closing bid of the View Tech Common Stock has been at least $8.00 for a period of 30 consecutive trading days ending within 10 days of the date the notice of redemption is mailed. The Warrants expire June 15, 1998.

         The following table sets forth the quarterly high and low bids for View Tech's Common Stock for the quarters indicated.


                                                                                       BIDS
                                                                               --------------------
                                                                                 HIGH        LOW
                                                                               --------   ---------
     FISCAL 1995
        Fourth Quarter June 30, 1995
         (since June 16) . . . . . . . . . . . . . . . . . . . . . . . . .        $6.88       $6.50
     FISCAL 1996
        First Quarter ended
         September 30, 1995  . . . . . . . . . . . . . . . . . . . . . . .        $8.88       $6.50
        Second Quarter ended
         December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . .        $8.75       $7.00
        Third Quarter ended
          March 31, 1996 . . . . . . . . . . . . . . . . . . . . . . . . .        $8.00       $6.63
        Fourth Quarter ended
          June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . .        $8.25       $6.25
     FISCAL 1997
        First Quarter ended
          September 30, 1996 . . . . . . . . . . . . . . . . . . . . . . .        $8.25       $6.25

         On October 31, 1996, the closing bid price for View Tech Common Stock and the Warrants on The NASDAQ National Market was $5.75 and $1.50, respectively. As of October 28, 1996, there were 50 holders of record of View Tech Common Stock and five holders of record of the Warrants.

         UST Common Stock is not publicly traded. As of October 31, 1996, there were 29 shareholders of record of UST Common Stock. UST generally makes quarterly cash distributions to its shareholders in amounts necessary for such shareholders to pay federal and state income taxes resulting from UST's status as a Subchapter S corporation. On one occasion, in June 1994, UST paid a cash dividend equal to $0.20 per share. Otherwise, UST has not paid, nor does it have an intention to pay, cash dividends to its shareholders, except in regard to tax distributions on account of UST's election to be taxed under Subchapter S of the Code. Furthermore, under UST's revolving and lease lines of credit with its primary lender, UST is restricted from paying cash distributions on UST Common Stock except for amounts necessary for UST shareholders to pay federal and state income taxes resulting from UST's election to be taxed under Subchapter S of the Code. Upon consummation of the Merger, UST will no longer be a Subchapter S corporation.

                                 CAPITALIZATION

         The following table sets forth, as of June 30, 1996, the consolidated short-term debt, long-term debt and capitalization of View Tech (i) on an historical basis, (ii) on a View Tech Pro Forma basis giving effect to the acquisitions of VistaTel and GroupNet and (iii) on a pro forma combined basis after giving effect to the Merger.


                                                   View Tech      View Tech         UST           Pro Forma       Pro Forma
                                                  Historical      Pro Forma      Historical    Adjustments (2)    Combined
                                                  ----------      ---------      ----------    ---------------    --------
Short-term debt:
    Notes payable and current portion
         of long-term debt  . . . . . . . . .   $      91,986   $    104,486   $   3,406,053  $     (430,000)   $ 3,080,539
                                                =============   =============  ============== ===============   ===========

Long-term debt (less current portion) . . . .         242,283        301,998         610,500               --       912,498
                                                =============   ============   =============  ===============   ===========

Stockholders' equity:
    Preferred Stock, par value $.01 per
         share, 5,000,000 shares authorized
         but none issued and outstanding  . .              --             --              --               --            --

    Common Stock, par value $.01 per
         share; (10,000,000 shares authorized;
         2,890,300 issued and outstanding
         (5,893,438 on a combined pro forma
         basis at June 30, 1996)(1) . . . . .          28,902         30,931          89,842          (61,842)       58,931

    Paid-in-capital   . . . . . . . . . . . .       5,253,234      6,671,205       1,348,415        1,441,842     9,461,462
    Retained (deficit)    . . . . . . . . . .        (431,231)      (431,231)     (2,067,629)      (1,080,000)   (3,578,860)
                                                -------------   -------------  -------------- ---------------   -----------
    Total shareholders' equity (deficit)  . .       4,850,905      6,270,905        (629,372)         300,000     5,941,533
                                                -------------   -------------  -------------- ---------------   -----------
    Total capitalization  . . . . . . . . . .   $   5,185,174   $  6,677,389   $   3,387,181  $     (130,000)   $ 9,934,570
                                                =============   =============  ============== ===============   ===========

____________________

(1) Assumes the issuance of (i) 52,857 shares of View Tech Common Stock in connection with the VistaTel acquisition, (ii) 150,000 shares of View Tech Common Stock in connection with the GroupNet merger and (iii) 300,281 shares of View Tech Common Stock in connection with a private placement of View Tech Common Stock. However, the pro forma shares outstanding do not include (i) 816,100 shares of View Tech Common Stock reserved for issuance under the View Tech Stock Option Plan; (ii) 170,000 warrants to purchase shares of View Tech Common Stock held by the underwriter which managed the View Tech IPO in June 1995; (iii) 575,000 warrants to purchase Common Stock sold in the public stock offering in June 1995 and (iv) 346,000 options to purchase View Tech Common Stock issued to various consultants and advisors as of June 30, 1996.
(2) The pro forma adjustments reflect the effects of the Merger, including the pro forma after-tax write off of estimated Merger costs of $1,080,000 ($1,800,000 pre-tax) and the net proceeds of $1,380,000 received by View Tech subsequent to June 30, 1996 in connection with the private placement of 300,281 shares of View Tech Common Stock and the paydown of $430,000 of notes payable and current posting of long-term debt using proceeds from the
    private placement.   See "View Tech Management's Discussion and Analysis or
    Plan of Operations" and "View Tech Notes to Financial Statements".

                        THE MEETINGS, VOTING AND PROXIES

ANNUAL MEETING OF SHAREHOLDERS OF VIEW TECH


    Date, Time and Place of View Tech Annual Meeting. The View Tech Annual Meeting will be held at The Orchid, located at 816 Camarillo Springs Road, Suite H, Camarillo, California 93011 at 9:00 a.m. local time on November 26, 1996.

    Purpose of the Meeting. The purpose of the View Tech Annual Meeting is to consider and vote upon: (i) the approval and adoption of the Merger and the Merger Agreement pursuant to which, among other things (A) UST will be merged with and into VTAI, (B) each share of UST Common Stock will be exchanged for the right to receive shares of View Tech Common Stock based on the Conversion Ratio and (C) View Tech will assume the UST Option Plan and the outstanding UST Options at the Effective Time will be converted into Conversion Options (see "THE JOINT PROXY PROPOSAL--THE MERGER"); (ii) a proposal to change View Tech's state of incorporation from California to Delaware, which will also have the effect, among others, of (A) increasing the number of shares of View Tech's common stock authorized for issuance from 10,000,000 to 20,000,000 and changing the par value of the View Tech common stock and the View Tech's preferred stock from $0.01 to $0.0001 per share, and (B) classifying the View Tech Board of Directors into three different classes; (iii) the election of six directors to serve until their successors are elected; provided, however, that if the proposal to reincorporate View Tech in the State of Delaware (see "VIEW TECH PROXY PROPOSAL 1-- REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS") is adopted, upon reincorporation of View Tech in Delaware, the View Tech Board of Directors will be divided into three classes as follows: (A) Messrs. Carrera and Leduc will each serve a term of one year; (B) Messrs. Hammon and Millet will each serve a term of two years; and (C) Messrs. Hatfield and Reece will each serve a term of three years (see "VIEW TECH PROXY PROPOSAL 2--ELECTION OF DIRECTORS"); (iv) the ratification of the selection of Carpenter Kuhen and Sprayberry as View Tech's independent accountants for the fiscal year ending June 30, 1997 (see "VIEW TECH PROXY PROPOSAL 3--RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS"); (v) the approval and adoption of the View Tech, Inc. 1997 Stock Incentive Plan (see "VIEW TECH PROXY PROPOSAL 4-- APPROVAL AND ADOPTION OF VIEW TECH, INC. 1997 STOCK INCENTIVE PLAN"); and (vi) such other business as may properly come before the View Tech Annual Meeting.

    Record Date and Outstanding Shares. Shareholders of record at the close of business on the View Tech Record Date are entitled to notice of, and to vote at, the View Tech Annual Meeting, or at any adjournment or postponement thereof. As of the View Tech Record Date, there were approximately 50 holders of record of View Tech Common Stock, and 3,093,157 shares of View Tech Common Stock issued and outstanding. Except for the shareholders identified in View Tech's June 30, 1996 Annual Report on Form 10-KSB, incorporated herein by reference, there were no other persons known to the management of View Tech to be the beneficial owners of more than 5% of the issued and outstanding View Tech Common Stock.


    The holders of View Tech Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

    Voting of Proxies. All properly executed proxies that are not revoked will be voted at the View Tech Annual Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions regarding the View Tech Proxy Proposals will be voted "for" each of the View Tech Proxy Proposals in accordance with the recommendation of the View Tech Board of Directors. A View Tech shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the View Tech Annual Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of View Tech stating that the proxy is revoked or by attending the View Tech Annual Meeting and voting in person.

    Vote Required. The View Tech Board of Directors is soliciting the affirmative vote of the holders of a majority of the outstanding shares of View Tech Common Stock for approval of each of the Joint Proxy Proposal and View Tech Proxy Proposal 1. The View Tech Board of Directors is soliciting the affirmative vote of a majority of shares of View Tech Common Stock present in person or represented by proxy and entitled to vote on each such matter at the View Tech Annual Meeting for approval of View Tech Proxy Proposals 2 and 3.
The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of View Tech Common Stock is necessary to constitute a quorum at the View Tech Annual Meeting.

    Abstentions and broker non-votes (i.e., shares of View Tech Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable Commission rules or the instrument under which it serves in such capacity or
(iii) the record holder has indicated on the proxy card or otherwise notified View Tech that such record holder does not have authority to vote on that matter) are counted for purposes of determining the existence of a quorum for the transaction of business and will have the effect of a vote against a proposal.


    As of the View Tech Record Date, the officers and directors of View Tech holding an aggregate of 1,162,500 shares of View Tech Common Stock, representing approximately 34.3% of the outstanding shares of View Tech Common Stock, have indicated an intention to vote in favor the View Tech Proxy Proposals at the View Tech Annual Meeting.


    Expenses; Solicitation of Proxies. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of View Tech in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and View Tech will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

SPECIAL MEETING OF SHAREHOLDERS OF UST


    Date, Time and Place of UST Special Meeting. The UST Special Meeting will be held at the offices of Burns & Levinson LLP located at 125 Summer Street, Boston, Massachusetts at 2:00 p.m. local time on November 26, 1996.

    Purpose of the UST Meeting. The purpose of the meeting is to consider and vote upon: (i) the approval and adoption of the Merger and the Merger Agreement; and (ii) the transaction of such other business as may properly come before the UST Special Meeting.

    Record Date and Outstanding Shares. Shareholders of record at the close of business on the UST Record Date are entitled to notice of, and to vote at, the UST Special Meeting, or at any adjournment or postponement thereof. As of the UST Record Date, there were approximately 29 holders of record of UST Common Stock, and approximately 9,059,157 shares of UST Common Stock issued and outstanding.


    The holders of UST Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

    Voting of Proxies. All properly executed proxies that are not revoked will be voted at the UST Special Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions regarding the UST Proposal will be voted "for" the UST Proposal in accordance with the recommendation of the UST Board of Directors. A UST shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the UST Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Clerk of UST stating that the proxy is revoked or by attending the UST Special Meeting and voting in person.

    Vote Required. The UST Board of Directors is soliciting the affirmative vote of the holders of at least 90% of the shares of UST Common Stock entitled to vote thereon for approval of the Joint Proxy Proposal. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of UST Common Stock is necessary to constitute a quorum at the UST Special Meeting.

    Abstentions are counted for purposes of determining the existence of a quorum for the transaction of business and will have the effect of a vote against a proposal.


    As of the UST Record Date, the officers and directors of UST holding an aggregate of 4,810,391 shares of UST Common Stock, representing approximately 53.1% of the outstanding shares of UST Common Stock, have indicated an intention to vote in favor the UST Proposal at the UST Special Meeting.


    Expenses; Solicitation of Proxies. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of UST in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and UST will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                            THE JOINT PROXY PROPOSAL

                                   THE MERGER

    Pursuant to the Merger Agreement, UST will merge with and into VTAI, which is and will remain a wholly-owned subsidiary of View Tech. At the Effective Time, as a result of the Merger, shareholders of UST will be granted the right to receive shares of View Tech Common Stock based on the Conversion Ratio (subject to adjustment pursuant to the Merger Agreement), as described below, for each share of UST Common Stock outstanding immediately prior to the Merger and each share of UST Common Stock otherwise issuable upon exercise of the Conversion Options. Fractional shares of View Tech Common Stock will not be issued in connection with the Merger, and in lieu of issuing fractional shares, the number of Merger Shares issuable to each holder of shares of UST Common Stock and Conversion Options will be rounded up to the next whole number. See "--TERMS OF THE MERGER AGREEMENT--Manner and Basis of Converting Shares and Options."

BACKGROUND OF THE MERGER

    Since the completion of the View Tech IPO in June 1995, View Tech has grown from a regional company with approximately 22 full-time employees in two offices in southern California and revenues of $6,963,487 for the fiscal year ended June 30, 1995, to a national company with approximately 52 full-time employees in eight offices in five states and revenues of $13,346,103 for the fiscal year ended June 30, 1996.


    View Tech's growth in the 1996 fiscal year resulted primarily from strategic hiring practices and the placement of key personnel in areas outside of southern California. In fiscal 1996, View Tech opened six new regional headquarters and hired approximately 30 new full-time employees. Although the management of View Tech considered the possibility of growth through acquisitions, during the first half of fiscal 1996, View Tech did not identify any attractive acquisition candidates and concentrated instead on internal growth. View Tech management did consider the acquisition of Power-Data Services, Inc. ("PDS"), which designed and implemented solutions to customer data and video communications needs. During the course of their due diligence review, however, both View Tech and PDS determined that an acquisition would not be in the best interests of their respective shareholders.


    Since July 1996, View Tech has been able to identify several suitable acquisition candidates and has completed two acquisitions. See "-- VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS." On July 10, 1996, View Tech completed its acquisition of substantially all of the assets of VistaTel, and on September 24, 1996, View Tech completed the merger of GroupNet with and into View Tech pursuant to a merger agreement dated as of August 30, 1996. The VistaTel and GroupNet acquisitions resulted in the expansion of View Tech's operations into Florida and the northeastern United States region, respectively. As of the date of this Joint Proxy Statement/View Tech Proxy Statement/Prospectus, the Merger is the largest acquisition or merger that View Tech has contemplated. View Tech management believes the Merger is an integral part of View Tech's long-term growth strategy. See "RISK FACTORS--Risks Related to the Merger."


    In connection with its strategy to grow in part through acquisitions, pursuant to an agreement effective as of September 1, 1994, View Tech retained WHI, a consulting firm, to serve as, among other things, its financial advisor in connection with potential acquisitions and to assist View Tech in raising additional capital.

    View Tech also entered into a financial advisory agreement with KSC in June 1996. KSC agreed to serve as View Tech's financial advisor with respect to potential acquisitions and to assist View Tech in raising additional capital. KSC is an investment banking firm and NASD broker-dealer whose research department and management team have experience working with small, emerging-growth companies. WHI's chairman, Mr. Robert E. Yaw II, introduced View Tech to KSC and to Barron Chase Securities, which served as underwriter in the View Tech IPO, and recommended that View Tech use KSC for the foregoing purposes.


    UST interviewed several financial advisors in late 1995, and on December 19, 1995, engaged Concord to identify potential sources of capital and merger candidates and to render financial advisory services in connection with these matters.

CHRONOLOGY OF EVENTS

    In May 1996, View Tech's management was contacted by UST's financial advisor, Concord, with respect to the possible combination of the two companies. View Tech and UST were aware that each was a dealer for a mutual client, PictureTel. View Tech was first introduced to UST when the two companies worked together to install remote video hardware for a UST customer located in California in 1993. View Tech had also received positive references about UST from PictureTel, View Tech's principal supplier.

    In May 1996, initial discussions took place among View Tech and UST's financial advisor. Based on discussions with Concord about the potential synergies between the two companies, among other things, View Tech's management decided to review and consider the possibility of a business combination with UST. On May 24, 1996, View Tech entered into a non-disclosure agreement with UST and received certain confidential information about UST and its business. View Tech then commenced a due diligence review of UST and its business, operations and financial condition. Members of View Tech's management, consisting of Mr. Hatfield, chairman of the View Tech Board of Directors, and Mr. Hammon, president, chief operating officer and a director of View Tech, advised the other View Tech officers of their belief that View Tech should pursue discussions with UST about a possible business combination. In this same time period, UST received public information about View Tech including, but not limited to, View Tech's 1995 Annual Report, the View Tech IPO prospectus and product literature.


    On June 10, 1996, three UST representatives, Mr. Reece, UST's president and chairman of the UST Board of Directors, Mr. Gentile, UST's chief financial officer, and UST's financial advisor, participated in a video conference call with Messrs. Hatfield and McKay. They discussed the goals of their respective companies and decided that the companies and their respective advisors would meet in Boston to discuss further a possible business combination between the companies. On June 17, 1996, Messrs. Hatfield, Hammon, Yaw and Kenny, KSC's chairman, and the attorney of one of View Tech's financial advisors met certain members of UST's management and David F. Millet, a member of UST's Board of Directors, at UST's offices in Boston. The representatives of each company continued their due diligence review of the other company and discussed business synergies and potential risks associated with a business combination. On June 18, 1996, Messrs. Hatfield, Hammon, Yaw and Kenny and the attorney of one of View Tech's financial advisors met with additional members of UST's management and the remainder of the UST Board of Directors and discussed the general outline of a possible business combination. Mr. Millet was unable to attend the meeting. These preliminary meetings in Boston were followed by additional meetings between members of View Tech's and UST's management and their respective advisors. A series of meetings and telephone conferences ensued, and the companies continued to pursue their respective due diligence activities.

    In mid-July, representatives of the two companies began to negotiate the terms of a letter of intent in connection with the Merger. Messrs. Hatfield, Hammon, McKay, Reece, Millet and Gentile and their respective financial advisors participated in these negotiations. Also present was a representative of View Tech's independent public accountants, and one of View Tech's regular outside counsel also participated via telephone during certain negotiations. Messrs. Yaw and Kenny also were requested to provide general consultation and financial advice to View Tech's management and to the View Tech Board of Directors concerning the respective values of View Tech, UST and the Combined Company.

    The UST Board of Directors met on July 11, 19 and 20, 1996 to review in detail the ongoing due diligence process and the opportunity for a business combination with View Tech. On July 20, 1996, the UST Board of Directors met with representatives of Concord for the specific purpose of finalizing the process of identifying potential sources of capital and merger candidates and discussing details of a "no shop" arrangement with View Tech. The UST Board of Directors authorized Concord and UST's management to enter into a letter of intent with View Tech if an appropriate arrangement could be made whereby View Tech would advance working capital funds to UST, which would allow management to focus on a single due diligence process, thereby allowing both companies to work toward a definitive merger agreement. At a special meeting on July 23, 1996 and at the invitation of Mr. Hatfield, Mr. Yaw advised the View Tech Board of Directors of, among other things, the principal terms and conditions of the proposed business combination with UST, View Tech's ongoing due diligence review and the status of negotiations with UST. Mr. Reece was introduced to the View Tech Board of Directors at the special meeting via video conference call. In addition to all of the View Tech directors, Mr. McKay and a representative of View Tech's regular outside counsel also attended the special meeting.


    At the July 23, 1996 special meeting of the View Tech Board of Directors, Mr. Reece expressed his interest in the prospect of a business combination of the two companies. Mr. Reece stated his belief that View Tech's management team, geographic scope and access to greater financial resources could allow UST to prosper and that the Combined Company could develop the appropriate critical mass to improve the respective operating results of each of View Tech and UST. Mr. Reece explained to the View Tech Board of Directors that UST had been considering two other potential business relationships but were inclined toward a transaction with View Tech. He also stated that UST's management was impressed by the commitment to due diligence of View Tech's management, its growth strategy, recent revenue growth of View Tech and market opportunities for the Combined Company. Mr. Reece then disconnected from the video conference, and Messrs. Hatfield and Yaw reviewed with the View Tech Board of Directors in detail not only the proposed parameters of the terms of the prospective merger with UST, but also the parameters of View Tech's overall mergers and acquisitions strategic objectives. Following extensive discussion, the View Tech Board of Directors authorized Messrs. Hatfield, Hammon and McKay to negotiate with the appropriate representatives of UST and to finalize and execute a definitive letter of intent with respect to the Merger. The draft letter of intent provided for the loan of $1,000,000 to UST on or about July 26, 1996 to be used to repay a portion of UST's outstanding indebtedness to its primary lender and for general working capital purposes.

    On July 25, 1996, the View Tech Board of Directors authorized the officers of View Tech to make the proposed loan to UST, and further authorized such officers to proceed with a private placement of View Tech Common Stock through KSC in order to replace working capital used to fund the loan to UST.

    The parties entered into the definitive letter of intent on July 26, 1996 (the "Letter of Intent"). The Letter of Intent provided, among other things, that View Tech would loan $1,000,000 to UST. The loan was to be made in two installments, one on July 26, 1996 and the other on August 15, 1996. View Tech advanced UST the first $500,000 installment on July 29, 1996, and the second $500,000 installment on August 19, 1996. The Letter of Intent also called for the negotiation of a definitive merger agreement by August 15, 1996.


    On August 6, 1996, View Tech held another special meeting of the View Tech Board of Directors in Camarillo, California. All of the View Tech directors were present along with Messrs. McKay, Reece, Millet and Yaw and representatives of View Tech's regular outside counsel. Mr. Reece summarized the business history of UST for the View Tech Board of Directors by describing UST's organization in 1986 as a franchise of a company which sold a broad range of telecommunications equipment to small and medium-sized businesses. Mr. Reece reviewed in detail UST's start-up phase, its transition to independent status upon the bankruptcy of the franchisor, its development of agency relationships with certain RBOCs, the streamlining of its equipment product lines to focus primarily on voice, video and data equipment and its initiation of "800" telephone number sales through telemarketing. Mr. Reece then outlined UST's business, including its focus on market segmentation, its single-point-of-contact strategy, its value-added consultative sales approach and an account management philosophy supported by its partnership with NYNEX. Mr. Reece also reviewed the rise and fall of UST's telemarketing business, which had been heavily dependent on sales of "800" numbers to small businesses nationwide. Mr. Reece acknowledged that rapid growth of this revenue stream during the 1992 and 1993 period was outside the scope of UST's core business strategy and, as of 1994, UST was in need of restructuring.


    Mr. Reece provided the View Tech Board of Directors with an overview of, among other things, (i) resolution by UST in 1994 of certain revenue recognition issues related to charge backs from "800" number clients, (ii) UST's transition from its "800" number line of business and (iii) its restructuring, which began in early 1995 when Mr. Reece, who was chief executive officer of UST, resumed the role of president (in which capacity he previously served from 1986 through January 1992) with responsibility for the day-to-day operations of UST. During this time, UST closed two telemarketing offices, consolidated its principal places of operation, laid-off approximately 200 employees and focused its remaining 150 employees and sales and service organizations on building value-added relationships with UST's clients.
Messrs. Reece and Millet expressed their belief to the View Tech Board of Directors that the strength of UST's relationships with clients such as NYNEX, GTE, Bell Atlantic, Northern Telecom and PictureTel, among others, had improved since the restructuring. Mr. Reece expressed his hope that a business alliance with View Tech could be developed which would provide additional working capital, management depth, market expansion and an opportunity for liquidity for UST's shareholders. Mr. Millet and Mr. Reece then left the meeting. Mr. Reece subsequently traveled to Atlanta for due diligence discussions with View Tech's sales and service management in that regional office.

    After Mr. Reece's presentation at the August 6, 1996 special meeting and careful consideration of the proposed transaction and related matters, including a report by Mr. Hatfield that WHI and KSC tentatively had concluded that UST had a value of approximately $20,000,000 based on a comparative company analysis and that the reasonable value of View Tech Common Stock proposed to be issued to the shareholders of UST in connection with the Merger was appropriately $8.00 per share, the View Tech Board of Directors authorized the View Tech officers to continue their due diligence review of UST and to begin negotiations toward a definitive merger agreement.

    During the period from August 14 through August 16, 1996, Messrs. Hatfield, Hammon and McKay and representatives from both companies' regular counsel and financial advisors met in Boston at the offices of UST's regular counsel, with the management and certain members of the UST Board of Directors. Representatives of the two companies, including Messrs. Gentile, Millet and Reece, negotiated the terms of the Merger Agreement, including, among other things, the terms and conditions of the Merger, the Conversion Ratio and adjustments thereto in the event UST failed to meet certain financial projections, the rights of UST shareholders following the Merger and the payment of fees of UST's financial advisor, attorneys and accountants.


    On August 29, 1996, Messrs. Millet and Reece traveled to California to meet with the members of the View Tech Board of Directors. All of the View Tech directors were present at the meeting with Messrs. Reece and Millet, and Mr. Yaw also was present. The View Tech directors and Messrs. Reece, Millet and Yaw discussed the broad implications of the Merger, including steps required for executing the definitive Merger Agreement, the timing of filing the joint proxy statement in connection with the Merger, the management of the Combined Company and the opportunities that would be available to the Combined Company that were not then currently available to either UST or View Tech. Detailed questions were presented by View Tech's outside directors for discussion with Messrs. Reece and Millet. Mr. Reece described the broad array of services and products of the Combined Company.


    After Messrs. Reece and Millet left the meeting, Mr. Hatfield advised the View Tech directors of the specific terms and conditions of the Merger and the Merger Agreement, including, the relative values of UST and View Tech preliminarily determined by WHI and KSC, the potential adjustments to the Conversion Ratio based on UST's financial performance, the adjustments to the Conversion Ratio as a result of View Tech's payment of UST's legal and accounting fees and the closing condition of UST relating to the repayment of UST's outstanding indebtedness of $3,000,000 to its primary lender. Mr. Hatfield also noted that a condition precedent to View Tech's obligation to effect the Merger is completion of satisfactory due diligence, including financial and operational due diligence, with respect to UST. He further noted his intention to request that WHI and KSC provide the View Tech Board of Directors with a more complete and thorough analysis of the relative values of UST and View Tech. The View Tech directors also discussed the election of Messrs. Reece and Millet to the View Tech Board of Directors and the amendment to the View Tech Bylaws to provide for a classified board of directors in connection with the Merger. Following such discussions, the View Tech directors formally authorized and directed View Tech's chairman, president and chief financial officer to execute the definitive Merger Agreement.

    On September 4, 1996, the UST Board of Directors met with its legal counsel and a representative of Concord to review the final terms of the Merger Agreement and to consider, in detail, the Merger. At the meeting, the UST Board of Directors authorized UST's management to engage an independent third party to review and assess the fairness of the Merger from the financial point of view of the UST shareholders. The UST Board of Directors considered, among other things, the conditions precedent to effecting the Merger as set forth in the Merger Agreement, including the delivery of a favorable fairness opinion and completion of satisfactory due diligence with respect to View Tech. After discussion and deliberations, the UST Board of Directors voted unanimously to authorize the management of UST to execute the definitive Merger Agreement.

    On September 5, 1996, UST and View Tech signed the Merger Agreement and announced the Merger Agreement.

    On September 20, 1996, the View Tech Board of Directors held a special telephonic meeting, at which all the directors were present, to discuss the status of the Merger. The directors were again apprised of the particular terms and conditions of the Merger and the Merger Agreement and were given the opportunity to further consider their authorization of the Merger and the Merger Agreement. After careful deliberation, the View Tech Board of Directors unanimously approved of the Merger and the Merger Agreement and ratified all actions previously taken by the officers of View Tech in connection with the consummation of the Merger.


    On September 25, 1996, UST engaged OCWW for the purpose of rendering a fairness opinion.

    On September 30, 1996, the View Tech Board of Directors held another special telephonic meeting, at which all directors were present, to discuss the status of due diligence in connection with the Merger. The directors specifically examined the nature and extent of shareholder dilution that will result from the consummation of the Merger, and the impact of cumulative voting. Although the directors acknowledged that as much as 42.4% of the View Tech Common Stock may be issued to the shareholders of UST in the Merger, assuming exercise of all UST Options, the directors believed that the benefits to the View Tech shareholders resulting from the acquisition of UST outweighed any uncertainty arising out of the transfer of a substantial block of View Tech Common Stock to a small group of investors. The chairman also informed the directors that he anticipated that WHI and KSC would deliver their respective financial analyses and presentations to the View Tech Board of Directors prior to the effective date of the registration statement of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus forms a part.

    On October 17, 1996 the UST Board of Directors met with its legal counsel, its independent auditors, representatives of Concord and a representative of OCWW. The UST Board of Directors received a draft report on the due diligence performed at View Tech by a team from UST and UST's independent auditors.
UST's legal counsel then reported on the steps required before the UST shareholders meeting and the consummation of the Merger and reviewed the responsibilities of various parties. The representative of OCWW discussed the methodology utilized in its fairness opinion and reviewed the preliminary results of the fairness study with the UST Board of Directors. The preliminary report from OCWW was that the transaction as of this date was fair to the UST shareholders from a financial point of view. The UST Board of Directors discussed the details of this analysis and requested that OCWW complete its due diligence and report to the UST Board of Directors at its next meeting.

    On October 24, 1996, the View Tech Board of Directors held a special meeting at View Tech's offices in Camarillo, California. Present at the meeting were all of the members of the View Tech Board of Directors, Mr. McKay, Mr. Yaw of WHI, Mr. Kenny of KSC and representatives of View Tech's legal counsel and independent accountants. The purpose of the meeting was to receive a presentation by Messrs. Yaw and Kenny with respect to the results of their due diligence review of UST and their financial analyses in connection with UST and the Merger.

    Before calling the meeting to order, View Tech's legal counsel summarized for the directors the nature and extent of their fiduciary responsibilities in the context of the Merger. View Tech's legal counsel also noted the material impact that the Merger would have on View Tech's business. Counsel then pointed out to the directors that, following the Merger, a large block of View Tech Common Stock would be held by the former shareholders of UST, and that former directors of UST would have two seats on the View Tech Board of Directors. Accordingly, counsel noted that under such circumstances former shareholders of UST would have a substantial interest in View Tech and would be in a position to influence the management and direction of View Tech.

    Mr. Kenny then described the background and expertise of KSC, and specifically focused on KSC's knowledge and experience in the telecommunications industry. He also described his involvement in negotiating the terms of the Merger Agreement, and in determining a valuation for UST for purposes of establishing the Conversion Ratio. Mr. Kenny also expressed his confidence in UST's management team, including Messrs. Reece and Gentile, and suggested that UST's executive officers could add depth to View Tech's management team following the Merger.

    Messrs. Kenny and Yaw then described the financial diligence they had performed and the method they had employed in determining a valuation for UST. Mr. Kenny advised that companies in growth industries, such as UST, are valued based upon multiples of revenues and/or earnings, and that in his view the value of UST most properly would be based on a multiple of revenues. He stated that companies comparable to UST were difficult to identify due to the nature of UST's business. However, he indicated that KSC had prepared a comparable company analysis with respect to 31 companies in the telephony resale, teleconferencing and systems integration industries, which either are publicly traded or which are in the process of effecting a public offering. He went on to explain that the stock of such companies generally trade at prices ranging between 1.4 and 1.7 times revenues.

    Messrs. Kenny and Yaw then specifically addressed the financial condition of UST in view of the foregoing analyses, and advised that a valuation discount would be appropriate, among other reasons, due to the lack of a public market for UST's stock and the fact that UST's financial performance was not at the level of the companies included in KSC's comparable company analysis. Mr. Yaw explained that at the time negotiations with respect to the Merger were taking place two additional proposals for the acquisition of UST were being considered by the UST Board of Directors, each of which included a cash component and involved total consideration reflecting a valuation approximating 1.0 times revenues. Based on the foregoing, Messrs. Kenny and Yaw concluded that a valuation of 1.0 times revenues for UST for purposes of the Conversion Ratio was reasonably favorable and appropriate.

    At the end of the presentation by Messrs. Yaw and Kenny, the directors requested that WHI and KSC prepare a written report summarizing their analyses and conclusions. The directors then affirmed their earlier decision to proceed with the Merger, and stated that they were comfortable with the valuation of UST based upon WHI's and KSC's oral presentation.

    The October 24, 1996 meeting was continued to October 28, 1996. Present at the continued meeting were all the directors, Mr. McKay and a representative of View Tech's legal counsel. At such meeting, the directors further discussed Messrs. Yaw's and Kenny's oral presentation and the status of the written report.

    On October 28, 1996, the UST Board of Directors met again with the representative of OCWW. The representative of OCWW presented OCWW's draft written opinion and discussed the opinion and the summary of the methodology utilized in its review. The draft opinion concluded that the proposed transaction as of this date was fair to the UST shareholders from a financial point of view. The UST Board of Directors discussed the details of this analysis and requested that OCWW be prepared to revisit and revise its opinion based on current information at the appropriate time to allow for the timely filing of the amendment to the Registration Statement on Form S-4.

    On October 30, 1996, the View Tech Board of Directors received a written report from KSC. The report was consistent with Messrs. Yaw's and Kenny's earlier statements to the View Tech Board of Directors with respect to the valuation of UST.


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    Joint Reasons for the Merger. The boards of directors and management of each of View Tech and UST have independently concluded that a business combination is in the best interests of their respective corporate strategies





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
and shareholders.


    New technology introduction and competitive pricing combined with a dramatic reduction in regulatory restrictions has created a burgeoning market for the products and services offered to the marketplace by both View Tech and UST. Each company is a value-added provider of sophisticated telecommunications and video conferencing equipment and services. UST also provides local and long distance services to link the sophisticated equipment
into wide area networks provided by local and interexchange carriers.   The
Combined Company will allow for a "bundling" of products and services to the end-user customer not generally available in the market today. See "RISK FACTORS--Government Regulation; Uncertainty Relating to the Telecommunications Act of 1996."


    View Tech and UST management each believes that in order to take advantage of these significant changes in the telecommunications industry, their companies must grow efficiently in both human and capital resources and increase the diversity of their product lines and services. View Tech and UST believe that the Merger between the companies will best enable them to accomplish their goals of integrating telecommunications solutions for business customers nationwide.

    In approving the Merger Agreement, the View Tech Board of Directors and the UST Board of Directors considered, among other things, the following factors:

- The Combined Company's greater geographic scope and diversification of revenue sources.

- The Combined Company's more extensive product line to fulfill a wider range of customer requirements.

-   The Combined Company's greater management and operational resources.

-   The Combined Company's anticipated long-term administrative efficiencies.

- The strengthened management and technical staffs of the Combined Company that will help accelerate the development and expansion of new products and services.

- The Combined Company's increased market capitalization and the number of freely-traded shares of the Combined Company's common stock which are intended to provide shareholders of the Combined Company increased liquidity and enhanced market visibility.

- The Merger is intended to be treated as a "pooling of interests" transaction for accounting purposes and as a tax-free reorganization under the Code.

    View Tech's Reasons for the Merger. The View Tech Board of Directors believes that the Merger is a significant strategic opportunity for View Tech in several ways:

- The Merger fits View Tech's strategy of acquiring companies which serve geographic regions not served by View Tech. Although View Tech acquired GroupNet, which also operates in the northeastern United States, GroupNet was a relatively new company without a developed infrastructure. View Tech management believes that the northeastern United States region presents additional important market opportunities that can be served by a full-service office which can operate independently of the California principal executive offices.

- The Merger will enable View Tech to market its services to UST's existing clients. UST has a highly-developed telemarketing operation which principally targets small and medium-sized businesses. View Tech believes that the addition of UST's expertise in these areas will ultimately allow View Tech to market its products and services to the home user or the telecommuter/video-commuter.

- UST markets local access telephone connections for NYNEX and other RBOCs. Although View Tech markets local access telephone connections for Pacific Bell, it does not derive material revenues from this function. UST, on the other hand, derives significant revenue through marketing network services and processing orders. View Tech believes that UST can play a vital role in maximizing View Tech's revenues attainable through marketing network services.

- View Tech management sees opportunities to re-sell and provide billing services for telephone carriers. UST's management has initiated investigations into this area; View Tech believes that the Combined Company holds the promise of effectively pursuing these opportunities.

- View Tech deemed the strength of the UST management team to be an important component of the value of UST to View Tech.

    In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that View

Tech's shareholders approve the Merger, the View Tech Board of Directors consulted with View Tech's management, as well as its financial and legal advisors, and also considered, among other things: (i) View Tech's and UST's business and management expertise, business strategy, prospects and competitive position in the video conferencing and telecommunications industries; (ii) historical, current and projected financial conditions and results of operations of View Tech (without giving effect to the Merger) and of the Combined Company (after giving effect to the Merger); (iii) the proposed structure of the Merger and provisions relating to corporate governance of the Combined Company; (iv) the Conversion Ratio and other terms of the Merger Agreement; (v) the financial presentations of KSC and WHI, as View Tech's financial advisors; and (vi) general economic and stock market conditions.


    The View Tech Board of Directors considered a number of potentially negative factors in its deliberations concerning the Merger, including (i) unascertainable risks relating to the organization of the business and operations of UST and View Tech, (ii) UST's financial condition and need for additional capital and (iii) the transaction costs associated with completing the Merger. In the view of the View Tech Board of Directors, these considerations did not outweigh, individually or collectively, the anticipated benefits associated with the Merger to View Tech and its shareholders.


    Due to the breadth of factors considered in the evaluation of the Merger, the View Tech Board of Directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the View Tech Board of Directors may have given different weights to different factors.

    Agreement and Services of KSC. KSC was retained by View Tech to assist in the strengthening of its financial condition, as well as evaluating and advising on the structure of acquisitions. View Tech's management utilized KSC to provide financial consulting and advice in connection with the Merger and the relative values of View Tech and UST. Mr. Kenny participated in several meetings in which the terms of the Merger Agreement were negotiated and reviewed various financial data with respect to UST. KSC prepared an analysis of 32 public companies comparable in varying degrees to UST. Based upon such analysis, KSC determined, on a preliminary basis, that the value of UST, based on an analysis of comparable public companies, could range from approximately
1.4 to 1.7 times UST's projected annual revenue. Based on additional financial and operational information, including financial projections, provided by UST and View Tech, KSC then determined, on a preliminary basis that the value of UST was approximately $20,000,000, which View Tech's management used in connection with negotiations with UST. View Tech's management expects KSC to provide continuing financial consulting advice to the View Tech Board of Directors as a part of View Tech's due diligence up to the Effective Date.


    KSC's fees in connection with the Merger are estimated to be $367,000. In addition, KSC acted as placement agent for View Tech in connection with a private placement of 300,281 shares of View Tech Common Stock for which KSC received fees of approximately $120,000 and a warrant to purchase 15,000 shares of View Tech Common Stock at an exercise price of $6.25 per share. In connection with any future transactions in which KSC participates, View Tech has agreed to pay KSC (i) 2% of the transaction value of any merger or acquisition ("M&A") transaction and (ii) 8% of the amount raised in any private placement plus warrants to acquire 5% of the securities sold thereunder. In addition to the amounts described above, KSC has received a warrant to purchase 110,000 shares of View Tech Common Stock at an exercise price of $7.15 and View Tech's agreement to pay a total of $85,000 between June 1996 and May 1, 1997.

    Agreement and Services of WHI. View Tech retained WHI effective as of September 1, 1994 to provide general management and consulting services. Such services have included, among other things, assistance with the View Tech IPO and management of View Tech's capital requirements and resources. WHI introduced View Tech to both Barron Chase Securities, the managing underwriter for the View Tech IPO, and KSC. An officer of WHI served as a director of View Tech from September 1994 through June 24, 1996. From July through September 1996, View Tech has paid WHI $15,000 in connection with such services, excluding reimbursement for expenses, and approximately $11,000 to WHI's legal advisors in connection with negotiation of the Letter of Intent. The agreement in effect between View Tech and WHI provided for the issuance of options to WHI equal to 5% of the aggregate transaction value of any M&A transaction for which WHI provides financial advice. In connection with such agreement, View Tech issued 55,000 options to Mr. Yaw on June 27, 1996 and 55,000 options to an officer of WHI (who also is a former director of View Tech) on August 22, 1996. In October 1996, the agreement was amended to provide that WHI will be compensated on mutually agreed terms in the event View Tech uses the services of WHI. View Tech currently contemplates using the services of WHI to obtain $7,000,000 in convertible preferred stock from institutional investors following the Merger. It is anticipated that View Tech will pay an aggregate of 6.5% of the amount of such financing to WHI and any other investment banker or finder to which fees are owed. In connection with the Merger, View Tech agreed to issue to WHI 30,000 shares of View Tech Common Stock on the Effective Date and pay WHI $175,000 in cash as follows: (i) $50,000 on or about October 1, 1996;

(ii) $50,000 on November 1, 1996; and (iii) $75,000 on the Effective Date. All payments made to WHI prior to the Effective Date are subject to repayment by WHI if the Merger is not consummated.

    View Tech's management has utilized WHI to provide financial consulting and advice in connection with the Merger and the relative values of View Tech and UST. Mr. Yaw participated in several meetings in which the terms of the Merger Agreement were negotiated and reviewed various financial data with respect to UST. Mr. Yaw also has advised the View Tech Board of Directors with respect to the $20,000,000 valuation of UST and the $8.00 valuation of View Tech Common Stock in connection with the determination of the Conversion Ratio.


    Mr. Hammon loaned (i) $50,000 to a managing director of WHI in February 1996, (ii) $250,000 to Mr. Yaw in February 1996, and (iii) $100,000 to Mr. Yaw in July 1996, for various purposes unrelated to the business of View Tech and WHI. The specific dates for repayment have not been established by Mr. Hammon.


    WHI has worked and will continue to work closely with View Tech's management in connection with the Merger. WHI also has worked with KSC and expects to address the View Tech Board of Directors concerning UST following receipt of UST's financial results for the nine months ended September 30, 1996.


    Availability of KSC and WHI Reports. As of the date of this Joint Proxy Statement/View Tech Proxy Statement/Prospectus, View Tech has not received a report from WHI; however, copies of each of KSC's and WHI's reports to View Tech (when available) shall be made available for inspection and copying at the principal executive offices of View Tech. Copies of KSC's and WHI's reports will be transmitted by View Tech to any interested View Tech shareholder upon written request and at the expense of such requesting shareholder.


    View Tech's Board Recommendation. The View Tech Board of Directors has unanimously approved the Merger Agreement and the Merger and the transactions contemplated thereby and has determined that the Merger Agreement and the Merger are in the best interests of View Tech and its shareholders. After careful consideration, the View Tech Board of Directors recommends that the shareholders of View Tech vote in favor of the Merger Agreement, the Merger and the transactions contemplated thereby.

          THE VIEW TECH BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                     OF THE MERGER AGREEMENT AND THE MERGER

    UST's Reasons for the Merger. In addition to the anticipated joint benefits described above, the UST Board of Directors believes that the following are additional reasons for its shareholders to vote for approval of the Merger Agreement and the Merger:

- In light of the representation on the View Tech Board of Directors to be afforded to two appointees of the UST Board of Directors and the anticipated continued participation of most members of senior UST management in the management of the Combined Company, UST shareholders will continue to benefit from the strategic and operational management talents of its current management team.

- It is anticipated that View Tech's experience and ability to effectively market videoconferencing applications in certain industry-specific vertical markets such as medicine, higher education and finance, will enhance UST's sales and service productivity in the New England region in those sectors.

- The Merger will result in UST shareholders owning a significant percentage of the outstanding View Tech Common Stock following the Merger, which should provide UST shareholders with a meaningful voice in the election of directors and other matters brought to a vote of the shareholders of the Combined Company.

- By owning shares in a public company, UST shareholders will enjoy liquidity that they did not have as shareholders of a private corporation, electing to be taxed under Subchapter S of the Code.

- The opportunity for UST shareholders to receive, on a tax-free basis, View Tech Common Stock.

- The belief that the greater resources available to the Combined Company will enable it to provide improved customer service and a more effective response to changes in technology, government regulation and market conditions and generally to compete more effectively.

- If the Merger is not consummated, UST will need to raise additional capital due to the January 2, 1997 maturity date of its primary lender's revolving and lease lines of credit and the June 15, 1997 maturity date of its $1,000,000 loan from View Tech.

- The Merger will afford UST's management the opportunity to negotiate for new product agreements with existing RBOC clients who required a presence in their geographical region for sale of these certain products. Negotiations with potential clients will be facilitated by the Combined Company's larger geographic scope.

    In approving the Merger, the Merger Agreement and the transactions contemplated thereby, and in recommending that UST shareholders approve the Merger and the Merger Agreement, the UST Board of Directors consulted with UST's management, as well as financial and legal advisors, and also considered, among other things: (i) UST's and View Tech's business, management expertise, business strategy, prospects and competitive position in the telecommunications industry; (ii) historical, current and projected financial condition and results of operations of UST (without giving effect to the Merger) and of the Combined Company (after giving effect to the Merger); (iii) the proposed structure of the Merger and provisions relating to corporate governance of the Combined Company; (iv) the Conversion Ratio and other terms of the Merger Agreement; (v) View Tech Common Stock being publicly traded; and (vi) general economic and stock market conditions. The UST directors also considered that the UST financial advisors had contacted and had discussions with certain other groups regarding the possibility of a business combination or other strategic transaction with UST and that the View Tech combination offered UST the greatest possibility of reaping future benefits of the Combined Company.

    The UST Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including: (i) the irreversible nature of the decision and the consequent loss of independence;
(ii) the possible change in certain existing UST corporate policies and strategies following the Merger; (iii) the potential for post-Merger dilution of earnings per share for the Combined Company; (iv) the risk that the contemplated benefits of the Merger will not be realized; (v) the significant costs and expenses associated with the Merger; and (vi) the risks inherent in the ownership of View Tech Common Stock. In the view of the UST Board of Directors, these considerations did not outweigh, individually or collectively, the advantages of the Merger to UST.

    Due to the wide variety of factors considered in connection with the evaluation of the Merger, the UST Board of Directors did not find it practicable to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the UST Board of Directors may have given different weights to different factors.

    UST's Board Recommendation. The UST Board of Directors has unanimously approved the Merger, the Merger

Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the Merger are in the best interests of UST and its shareholders. After careful consideration, the UST Board of Directors recommends that the shareholders of UST vote in favor of approval of the Merger Agreement, the Merger and the transactions contemplated thereby.

 THE UST BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT
                                AND THE MERGER


OPINIONS OF FINANCIAL ADVISORS

    Opinion of View Tech's Financial Advisor. On June 3, 1996, KSC was retained by View Tech to provide financial advisory services with respect to certain transactions, including mergers and acquisitions, capital raising and other financial advisory services as View Tech may from time to time request. Shortly thereafter, View Tech requested financial advisory services regarding the proposed Merger with UST. The engagement with respect to the UST Merger did not request a fairness opinion, and as such the results of KSC's financial advisory services related to this proposed Merger should not be construed to be a fairness opinion.

    The scope of KSC's investigation was limited to the following: (i) reviewing publicly available financial data and stock market performance of over 31 public companies which KSC deemed to be reasonably comparable to View Tech and/or UST; (ii) reviewing publicly available data disclosing the terms of recent mergers involving public companies whose businesses were believed by KSC to be reasonably comparable to that of View Tech and UST; (iii) reviewing certain business and financial information relating to View Tech which was internally prepared and provided by View Tech; (iv) reviewing certain business and financial information relating to UST that was internally prepared and provided by UST; (v) reviewing certain financial projections set forth for View Tech and UST which were internally prepared and provided by View Tech and UST, respectively; and (vi) reviewing publicly available information relating to the telecommunications industry. KSC assumed and relied upon the accuracy and completeness of the information derived from public reports filed with the Securities and Exchange Commission, as well as all information supplied by View Tech's and UST's management and did not assume any responsibility for independent verification of such information. With respect to View Tech's and UST's financial projections, KSC assumed that they had been reasonably prepared on the bases reflecting the best currently available estimates and judgments of View Tech's and UST's management and KSC expressed no opinion with respect to such forecasts or assumptions on which they were based. Mr. Kenny participated in several meetings in which the Merger Agreement was negotiated and reviewed various financial data with respect to UST. Such comparable companies examined included: ACC Corp.; Americonnect, Inc.; Frontier; Incomnet, Inc.; LCI International, Inc.; Computer Telephone, Inc.; MFS Communications Company, Inc.; Network Long Distance, Inc.; Phoenix Network, Inc.; SA Telecom; Shared Technologies - Fairchild; Total-Tel USA Communications, Inc.; USTel, Inc.; US Long Distance Corp.; U.S. Wats; WinStar Communications, Inc.; WordCom, Inc.; Midcom Communications, Inc.; and TelSave Holdings, Inc., among others. KSC review and analyzed 14 companies which reported net losses for the most recent fiscal year and 16 companies which reported losses for the most recent quarter. The respective multiples of those companies were between the following ranges:
(1) most recent fiscal year end revenues: .15x to 36.7x with a mean of 7.71x and a median of 1.60x; and (2) most recent reported quarterly revenues: .19x to 16.35x, with a mean of 4.20x and a median of 1.20x. KSC compared market capitalization to most recent fiscal year end and quarterly revenues. The respective multiples of the long distance reseller companies were between the following ranges: (1) most recent fiscal year end revenues: .77x to 5.00; and
(2) most recent reported quarterly revenues: .57x to 3.75. The respective multiples of the telecommunications systems companies were between the following ranges: (1) most recent fiscal year end revenues: 6.8x to 127.4x; and (2) most recent reported quarterly revenues: 4.11x to 18.31x. The precedent transactions analysis examines various financial multiples that were paid in selected merger and acquisition transactions involving companies in a comparable industry as the target. These multiples are then applied to the financial statistics of the target company to arrive at a value range for the target company in the context of an arms-length negotiated transaction. KSC analyzed the implied multiples paid in relation to revenues and earnings before income taxes, depreciation and amortization ("EBITDA"), of the selected mergers and acquisitions. KSC compared these multiples with the implied multiples under the terms of the Merger. KSC deemed the only material precedent transaction valuation parameters to be implied multiples paid in relation to revenues and EBITDA. Among the precedent transactions that KSC reviewed were the acquisition of ITC, Inc. by U.S. Long Distance Corp., the acquisition of Corporate Telemanagement Group by LCI International, Inc., the acquisition of Enhanced Telemanagement, Inc. by Frontier Corp., the acquisition of WCT Communications, Inc. by Rochester Telephone Corp., the acquisition of RealCom Office Communications by MFS Communications Company, Inc., the acquisition of Centex Telemanagement, Inc. by MFS Communications Company, Inc., the acquisition of Telcom USA, Inc. by MCI Communications Corporation. The multiples of revenues and EBITDA were between the following ranges: (1) revenues: 0.7x to 2.2x, with a mean of 1.3x and a median of 1.2x; and (2)
EBITDA:  9.3x to 13.0x, with a mean of 11.3x and a median of 11.6x.

    Based upon a complex analysis of industry data and information provided by View Tech and UST, KSC believes that it was reasonable to value UST in the range of 1.4 to 1.7 times 1996 projected revenues. The results of KSC's financial advisory services should not be considered a recommendation to any holder of View Tech's or UST's securities as how such holder should vote with respect to the Merger. KSC's financial advisory services do not imply any conclusions as to the likely trading range for the View Tech Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in government legislation, changes in interest rates, competitive forces, market conditions and other factors that generally influence the price of securities. View Tech's management expects KSC to provide continuing financial consulting advice to View Tech's Board of Directors as part of View Tech's due diligence up to the Effective Date.

    Opinion of UST's Financial Advisor. On September 25, 1996, UST engaged OCWW for the purpose of rendering an opinion as to the fairness, from a financial point of view, to the shareholders of UST of the Merger and of the Merger Consideration offered to the UST Shareholders pursuant to the Merger Agreement. On October 17, 1996, OCWW made an oral presentation to the UST Board with regard to the purpose and scope of the fairness opinion engagement and the methodology of OCWW's analysis and provided a preliminary summary of the results of its analysis. On October 28, 1996, OCWW met again with the UST Board and delivered to the UST Board its draft written opinion to the effect that, as of the date of such draft opinion, the Merger and the Merger Consideration were fair, from a financial point of view, to the shareholders of UST. On November 1, 1996, OCWW delivered to the UST Board its written opinion to the effect that, as of November 1, 1996, the Merger and the Merger Consideration were fair, from a financial point of view, to the shareholders of UST.

    OCWW was selected by UST on the basis of its qualifications and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions and for corporate and other purposes, as well as its reputation as an investment banking firm. Although OCWW evaluated the financial terms of the Merger and the Merger Consideration, OCWW did not serve as financial advisors to UST in negotiation of the terms of the Merger and did not determine or recommend the Merger Consideration, but only undertook the reviews, analyses and inquiries described in the opinion letter in order to arrive at its opinion. The Merger Consideration was determined by negotiation between UST and View Tech.

    The full text of the opinion of OCWW, dated November 1, 1996, is attached hereto as ANNEX B. UST shareholders are urged to, and should, read such opinion in its entirety for a summary of assumptions made, procedures followed, other matters considered and limits of the review by OCWW. The summary of the opinion of OCWW set forth in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. OCWW's opinion was prepared for the UST Board and may not be relied upon by parties other than the UST Board and the UST shareholders. OCWW's opinion is directed only to the fairness, from a financial point of view, of the Merger and the Merger Consideration offered to the UST shareholders and does not constitute a recommendation to any UST shareholder as to how such UST shareholder should vote with respect to the Merger.

    In arriving at its opinion, OCWW, among other things;

(a) reviewed the Merger Agreement dated as of September 5, 1996 and Amendment No. 1 to the Merger Agreement dated as of October 31, 1996;

(b) reviewed the Form S-4 Registration Statement of View Tech, Inc. filed with the Securities and Exchange Commission on October 4, 1996 (the "Registration Statement") and certain changes proposed for incorporation into a prospective amendment thereto;

(c) reviewed certain historical financial statements and information relating to UST, including (i) audited financial statements for the years ended December 31, 1992 through 1995; (ii) unaudited summary financial statements for the six months ended June 30, 1995 and 1996 and for the nine months ended September 30, 1996; and (iii) unaudited condensed pro forma financial statements for the twelve mouths ended June 30, 1995 and 1996, as presented in the Pro Forma Combined Financial Statements included in the Registration Statement and referenced below;

(d) reviewed the UST Confidential Information Memorandum prepared by Concord Partners, Ltd. ("Concord"), financial advisors to UST with respect to the sale of UST and to the Merger; reviewed with members of UST's senior management and with Concord, an Acquisition Summary prepared by Concord; and reviewed the View Tech Letter of Intent and Term Sheet dated July 23, 1996, agreed to and accepted by UST on July 26, 1996;

(e) reviewed and discussed with members of UST's senior management and UST's Board of Directors (i) UST's historical and current operations, financial condition and future prospects; (ii) certain internal financial information and forecasts prepared by management of UST; and
         (iii) UST's reasons for the Merger and factors considered by the UST Board of Directors in approving the Merger, as well as potentially negative risk factors considered by the UST Board of Directors in its deliberations concerning the Merger;

(f) reviewed certain historical financial statements and public filings of View Tech, including: (i) audited financial statements for the fiscal years ended June 30, 1993 through 1996; (ii) Prospectus dated June 15, 1995; (iii) Annual Report for the fiscal year ended June 30, 1995;
         (iv) Form 10-KSB for the fiscal year ended June 30, 1996; (v) unaudited draft summary financial statements for the three months ended September 30, 1996 and 1995; (vi) the Unaudited Pro Forma Condensed Combined Financial Statements of View Tech for the year ended June 30, 1996 (reflecting, on a pro forma basis, the Merger and the July 1, 1996 acquisition of VistaTel, Inc. and the September 24, 1996 acquisition of GroupNet, Inc.) and for the year ended June 30, 1995 (reflecting, on a pro forma basis, the Merger) (the "Pro Forum Combined Financial Statements"); met with the Chief Executive Officer of View Tech to discuss View Tech's historical and current operations, financial condition and future prospects; reviewed certain forecasts prepared by View Tech; and reviewed the historical stock prices and trading volumes of View Tech Common Stock including stock prices reflected in certain View Tech financing transactions;

(g) computed certain valuation ratios for UST based upon the aggregate value of the Merger Consideration and compared such valuation ratios for UST with similar information for certain publicly-traded companies which OCWW deemed comparable and with valuation ratios prevailing in certain recent merger and acquisition transactions in the telecommunications industry; and

(h) performed such other analyses and investigations and considered such other factors as OCWW deemed appropriate.

    OCWW relied, without assuming any responsibility for the independent verification of such information, upon the accuracy, completeness and reasonableness of all information, including financial forecasts, whether provided to OCWW by UST and View Tech and their outside professional advisors, or otherwise publicly available. OCWW further relied upon the assurance of management of UST and of View Tech that they are unaware of any facts that would make the information they provided to OCWW incomplete or misleading in any material respect. In arriving at its opinion, OCWW neither performed nor obtained any independent valuation or appraisal of the assets of UST. OCWW's opinion is necessarily based upon economic, market and other conditions and circumstances existing and disclosed to OCWW that could be evaluated as of the date of the opinion.

    OCWW assumed that the Merger will be consummated on the terms and conditions provided for in the Merger Agreement, without material modification thereof, and that the aggregate Merger Consideration will be based upon a Conversion Ratio of up to 0.25293 (subject to downward adjustment only for certain fees of the attorneys, accountants and financial advisor of UST to be paid by View Tech on the effective date of the Merger). OCWW assumed that, based upon the closing price of $5.75 per share for View Tech Common Stock in public trading on The NASDAQ National Market on October 31, 1996, the last trading day prior to issuance of its opinion, and upon the Conversion Ratio of
0.25293 (exclusive of the above-referenced adjustment), the aggregate value of the 2,500,000 shares of View Tech Common Stock (the "Merger Consideration") issuable in exchange for 9,884,157 shares of UST Common Stock was approximately $14.4 million. OCWW assumed that, if the amount of the total fees adjustment was approximately $600,000, the effective Conversion Ratio would be reduced to approximately 0.2453421 and net Merger Consideration after adjustment would be reduced to approximately $13.8 million. OCWW indicated that there can be no assurance that the value of the View Tech Common Stock issuable to UST shareholders and former holders of UST Options, and thus the aggregate and net adjusted value of the Merger Consideration, will not increase or decrease prior to the effective date of the Merger, or thereafter.

    OCWW further assumed that the Merger and the transactions contemplated thereby will qualify as a tax-free reorganization under applicable sections of the Internal Revenue Code and will quality for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16.

    The following presentation summarizes certain financial analyses performed by OCWW in arriving at its opinion dated November 1, 1996, which analyses OCWW discussed with the UST Board.

    Selected Companies Analysis. OCWW reviewed and compared certain financial information relating to UST to corresponding financial information, ratios and public market valuations and multiples for four publicly traded telecommunications companies: Computer Telephone Corp. (now named CTC Communications Corp.), Phoenix Network, Inc., Norstan, Inc., and C-Tec Corp. All four of the selected publicly traded companies were larger than UST in terms of revenues and market valuations, even though Phoenix Network, Inc. recorded a loss for its last twelve months reporting period. Though CTC Communications Corp. is a principal competitor in UST's network businesses, none of the four companies were directly comparable to UST in all respects. Nevertheless, as a group, the four companies provided a meaningful basis for comparative analysis. For these companies used as






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

comparables, an analysis of September 27, 1996 public market valuations to last twelve months revenues yielded a range of 0.4 to 3.5 times and a mean, excluding high and low, of 1.6 times, compared to 0.8 times for UST in the Merger. An analysis of public market prices to last twelve months earnings per share yielded a range of 16.8 to 49.5 times earnings, with a mean, excluding high and low, of 25.0 times, compared to 18.9 times pro forma twelve months June 30, 1996 earnings for UST in the Merger. A comparative analysis of public market valuations to net book value was not meaningful because of UST's unaudited pro forma negative net book value as of June 30, 1996. OCWW indicated that the multiples for UST based upon the financial terms of the Merger were within the range of multiples of the comparable publicly traded companies and, given the larger size of the publicly traded companies analyzed, reasonably favorable to UST. OCWW confirmed that the multiples for UST based upon the financial terms of the Merger were also within the range of more recent multiples of the publicly traded companies based upon more recent public market valuations of such companies.

    Analysis of Selected Telecommunications Acquisitions. OCWW reviewed the terms of eleven merger and acquisition transactions involving telecommunications services providers or equipment manufacturers which were announced from January 1, 1994 through October 2, 1996 and which reflected total transaction value of not less than $5.0 million and not greater than $100.0 million. In certain cases, complete financial information was not publicly available and only partial information was used in these instances. Certain other announced transactions were excluded because of extreme or unavailable ratios. In examining these announced transactions, OCWW analyzed certain income statement parameters of the target companies relative to transaction value. Analysis of transaction value to sales yielded a range of
0.3 to 2.2 times, with a mean, excluding high and low, of 1.4 times, compared to 0.8 times (excluding debt assumed) and 1.0 times (including debt assumed on an unaudited June 30, 1996 pro forma basis) for UST in the Merger. Analysis of transaction value to net income yielded a range of 10.4 times to 39.4 times, with a mean, excluding high and low, of 28.4 times, compared to 18.9 times (excluding debt assumed) and 24.0 times (including debt assumed) for UST on a pro forma basis in the Merger. Analysis of transaction value to earnings before interest and tax ("EBIT") yielded a range of 2.4 to 41.0 times, with a mean, excluding high and low, of 16.0 times, compared to 9.5 times (excluding debt assumed) and 12.1 (including debt assumed) for UST in the Merger. OCWW indicated that the multiples for UST based upon the financial terms of the Merger were within the range of multiples of the publicly announced transactions, and given the wide range of transaction values and multiples reported in the analyzed sample and the necessity of including both service providers and equipment manufacturers to obtain sufficient statistical data, reasonably favorable to UST.

    Pro Forma Merger Analysis. OCWW considered that the unaudited pro forma combined financial statements of the Combined Company for the twelve months ended June 30, 1996 (after giving effect to the Merger) indicated that whereas UST had an unaudited pro forma negative net book value of approximately $629,000 (a negative $0.25 per UST equivalent share on the basis of the maximum 2,500,000 View Tech shares to be received by UST shareholders, excluding adjustment to the Conversion Ratio for certain UST professional fees) the Combined Company had an unaudited pro forma positive net book value, after reflecting all estimated transaction fees to be incurred by UST and View Tech in the Merger, of approximately $5,942,000 (a positive $1.01 per View Tech share on the basis of approximately 5,893,438 View Tech shares outstanding, including a maximum of 2,500,000 shares to be received by UST shareholders and excluding the additional View Tech shares issuable upon exercise of outstanding View Tech warrants and options). As a result of the Merger, the unaudited pro forma net book value of a UST equivalent share as of June 30, 1996 would thus increase by approximately $1.26 per Share. The UST shareholders' aggregate maximum proportional share of the unaudited pro forma net book value of the Combined Company (after giving effect to the Merger) would be up to 42.4% of $5,942,000, or approximately $2,500,000. Assuming issuance of a total of approximately 2,098,553 additional View Tech shares upon exercise of all outstanding View Tech warrants and options, the maximum proportional share of the Combined Company's shares held by the UST shareholders would be up to 31.3% (2,500,000 / 7,991,991). Assuming that the total UST professional fees adjustment is approximately $600,000, the specified adjustment to the Conversion Ratio would reduce the number of View Tech shares to be received by UST shareholders by approximately 75,000 shares, or 3.0%, thus reducing the UST shareholders' aggregate proportional holding in the Combined Company to as low as approximately 41.1% on a pro forma basis at June 30, 1996 and to as low as approximately 30.4% assuming exercise of all outstanding View Tech warrants and options.

    While the foregoing summary describes all analyses and examinations that OCWW deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed by OCWW in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and involves various subjective business determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, OCWW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors could create an incomplete and misleading view of the evaluation process underlying its opinion. With respect to comparable companies analyses and comparable transactions analyses, a particular analysis performed by OCWW is not necessarily indicative of actual values, which may be significantly higher or lower than suggested by such analyses. The analyses are not appraisals and do not necessarily reflect the prices for which businesses actually could be sold or actual values of future results that might be achieved. OCWW's analyses were prepared exclusively as part of OCWW's review of the fairness, from a financial point of view, to the shareholders of UST of the Merger and the Merger consideration, in connection with OCWW's delivery of its opinion. In addition, OCWW's opinion and presentation to the UST Board was only one of many factors taken into consideration by the UST Board in its determinations with regard to the Merger.

    Pursuant to the terms of the engagement of OCWW for the purpose of rendering its fairness opinion, UST has paid OCWW in full in the amounts of $24,000 for OCWW's services rendered and $1,000 for reimbursement of OCWW's reasonable out-of-pocket expenses in connection with the engagement. UST's obligation for payment of OCWW's fees and for reimbursement for OCWW's reasonable out-of-pocket expenses was not contingent upon OCWW's issuance of a favorable opinion letter or upon completion of the proposed Merger. UST has also agreed to indemnify and hold harmless OCWW and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, in connection with its engagement. No limitations were imposed by UST on the scope of OCWW's investigation with regard to its engagement for the purpose of rendering its fairness opinion. Neither OCWW nor the individuals involved with OCWW's opinion have any present or contemplated future interest in UST, View Tech or the transactions contemplated by the Merger.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the View Tech Board of Directors and the UST Board of Directors with respect to the Merger Agreement, the Merger and the transactions contemplated thereby, the shareholders of View Tech and the shareholders of UST should be aware that certain members of management of View Tech and UST, the View Tech Board of Directors and the UST Board of Directors have interests in the Merger that are in addition to the interests of the shareholders of View Tech and UST generally.


    Employment Agreements. Messrs. Reece, president and chairman of the board of the UST Board of Directors, and Gentile, chief financial officer and treasurer of UST, will enter into employment agreements with View Tech prior to the Merger. Mr. Reece will be chief executive officer of VTAI and an executive officer of View Tech, and Mr. Gentile will be an officer of VTAI and of View Tech.


    Loan Guaranty. Messrs. Reece, Millet, Smith and Cunningham, members of the UST Board of Directors, are guarantors in the aggregate of up to $430,000 of UST's debt obligations to UST's primary lender. It is a condition to consummation of the Merger that Messrs. Reece, Millet, Cunningham and Smith be released from their guaranty obligations and that such lender grant its consent to the Merger. Absent the Merger, the loans are due on January 2, 1997.

    UST Options. As provided in the Merger Agreement, the UST Options outstanding at the Effective Time, whether or not then exercisable, will be assumed by View Tech and become fully vested and immediately exercisable for shares of View Tech Common Stock based upon the Conversion Ratio. Each UST Option assumed by View Tech will be exercisable upon the same terms and conditions as under the UST Option Plan (with appropriate adjustments to the number of shares to reflect the Conversion Ratio) and for applicable option agreements, and View Tech will assume the UST Option Plan and such option agreements for such purposes. Pursuant to the Merger Agreement, at and after the Effective Time: (i) each UST Option assumed by View Tech may be exercised solely for View Tech Common Stock; (ii) the number of shares of View Tech Common Stock subject to each UST Option will be equal to the product of (A) the number of shares of UST Common Stock subject to the original UST Option immediately prior to the Effective Time and (B) the Conversion Ratio; and (iii) the per share exercise price for the shares of View Tech Common Stock issuable upon exercise of each Conversion Option will be equal to the quotient determined by dividing the exercise price per share at which such UST Option was exercisable immediately prior to the Effective Date by the Conversion Ratio.


    As of October 31, 1996, employees and directors of UST held UST Options to purchase an aggregate of 825,000 shares of UST Common Stock at a weighted average price of $0.08 per share (at exercise prices ranging from $0.07 to $0.10 per share), 687,500 of which were unvested as of such date. Approval of the Merger and the Merger Agreement by the shareholders of View Tech will constitute shareholder approval of the assumption by View Tech of the rights and obligations of UST under the UST Options and the UST Option Plan and of the amendment of the UST Option Plan to provide for, among other things, the conversion at the Effective Time of the outstanding UST Options into options to purchase shares of View Tech Common Stock at the Conversion Ratio. See "--TERMS OF THE MERGER AGREEMENT--Manner and Basis of Converting Shares and Options."


    Board of Directors of the Combined Company. Pursuant to the Merger Agreement and provided that the Joint Proxy Proposal and View Tech Proxy Proposal 1 are adopted, View Tech has agreed, upon the Effective Date, to





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
cause the View Tech Board of Directors and the VTAI Board of Directors to include Messrs. Reece and Millet. If either of the UST Director Designees is unable or unwilling to serve as a director of either View Tech or VTAI at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the members of the UST Board of Directors (immediately prior to the Effective Time) provided that such nominees are approved by the View Tech Board of Directors. Following the Effective Time and continuing through the initial respective terms of the UST Director Designees, if any vacancy on the View Tech Board of Directors or the VTAI Board of Directors arises with respect to the UST Director Designees (or any other individual or individuals selected by the Former UST Directors as replacement directors), any nominee selected to fill such vacancy shall be nominated on behalf of the View Tech Board of Directors or the VTAI Board of Directors, respectively, by the Former UST Directors provided that any such nominee is approved by the View Tech Board of Directors. Following the Merger, the members of the View Tech Board of Directors and the executive officers of View Tech will be covered by View Tech's directors and officers liability insurance policy.

    In the event that the Joint Proxy Proposal is not adopted, Messrs. Reece and Millet will be deemed to resign automatically from their positions as View Tech directors. View Tech will be deemed to accept automatically their resignations. View Tech's executive officers and management will otherwise remain unchanged. See "--THE MERGER--Management and Operations of the Combined Company Following the Merger."

    View Tech Stock Option Plan. As a result of the Merger and the percentage ownership that former holders of UST Common Stock will have in View Tech following the Merger, the View Tech Options issued and outstanding under the View Tech Stock Option Plan at the Effective Time, whether or not then exercisable, will become immediately exercisable pursuant to a provision in the View Tech Stock Option Plan providing that all View Tech Options become immediately exercisable if there is a "change in control" of View Tech which includes the issuance of 30% or more of View Tech Common Stock to one group.


    As of October 31, 1996, employees, consultants and directors of View Tech held View Tech Options to purchase as an aggregate of 848,100 shares of View Tech Common Stock at a weighted average price of $5.83 per share (at exercise prices ranging from $0.25 to $7.75 per share). Consummation of the Merger Agreement by the shareholders of View Tech will cause all of the View Tech Options to become immediately exercisable if, immediately after consummation of the Merger, the former holders of UST Common Stock own more than 30% of the then outstanding View Tech Common Stock. Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock, thereby accelerating vesting of the View Tech Options.

    If adopted by the View Tech shareholders, the View Tech, Inc. 1997 Stock Incentive Plan will not be affected by the closing of the Merger.

    View Tech's Financial Advisors. View Tech has an agreement to pay KSC a fee equal to 2% of the transaction value of any acquisition upon which KSC advises. In connection with the Merger, KSC's fee would be approximately $367,000. View Tech also had an agreement to grant WHI compensation in the form of options to acquire shares of View Tech Common Stock equal to 5% of the aggregate value of shares of View Tech Common Stock being issued to the UST shareholders at 100% of the closing bid price of the View Tech Common Stock on The NASDAQ National Market on the Effective Date. Pursuant to an amendment to such agreement, View Tech instead will pay WHI $175,000 in cash and will issue to WHI 30,000 shares of View Tech Common Stock as follows: (i) $50,000 upon the filing with the Commission of the registration statement of which this Joint Proxy Statement/ View Tech Proxy Statement/Proposal forms a part; (ii) $50,000 on November 1, 1996; and (iii) $75,000 and 30,000 shares of View Tech Common Stock on the Effective Date. All payments made to WHI prior to the Effective Date are subject to repayment by WHI if the Merger is not consummated.

    UST's Financial Advisors. UST has agreed to pay Concord a fee, subject to a minimum fee of $150,000, equal to the following percentages of the total consideration paid in connection with the Merger: (i) 2.0% of the consideration paid below $10,000,000, plus (ii) 3.0% of the consideration paid above $10,000,000 but below $20,000,000, plus (iii) 4.0% of the consideration paid above $20,000,000. View Tech has agreed to pay at the Effective Date Concord's fee, 40% of which may be paid in the form of shares of View Tech Common Stock and the balance of which will be paid in cash. View Tech has agreed to file a registration statement with the Commission registering, among others, shares of View Tech Common Stock issuable to Concord in connection with the payment of such financial advisory fees. As of the date of this Joint Proxy Statement/View Tech Proxy Statement/Prospectus, 40% of Concord's fees equals approximately 25,000 shares of View Tech Common Stock. Two-thirds of Concord's fee paid by View Tech will reduce the Conversion Ratio and the number of shares of View

Tech Common Stock issuable to the UST shareholders and holders of the UST Options in connection with the Merger.

    UST's Legal and Accounting Advisors. View Tech has agreed to pay the fees associated with the Merger of UST's attorneys and accountants at the Effective Time, thereby further reducing the number of shares of View Tech Common Stock issuable to the UST shareholders and upon exercise of the Conversion Options. Mr. Smith, one of UST's directors, is also a partner in Burns & Levinson LLP, the law firm that represented UST in connection with the Merger.

ACCOUNTING TREATMENT


    The Merger is intended to qualify as a "pooling of interests" business combination for financial reporting purposes. Consummation of the Merger is contingent upon View Tech receiving an opinion from View Tech's independent accountants, Carpenter Kuhen & Sprayberry, that the Merger, if consummated in accordance with the terms of the Merger Agreement, will qualify as a "pooling of interests" for financial reporting purposes in accordance with generally accepted accounting principles. Under the "pooling of interests" accounting method, (i) the recorded historical cost basis of the assets, liabilities and shareholders' equity of both View Tech and UST will be carried forward and combined to become the reported values of the Combined Company and (ii) financial statements of View Tech issued subsequent to the consummation of the Merger will be restated to include the combined financial position, results of operations and cash flows for Combined Company for all periods presented therein, using historical balances. Certain events, including certain transactions with respect to View Tech Common Stock or UST Common Stock by affiliates of View Tech or UST, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial presentation purposes. As of October 31, 1996 neither View Tech nor UST was aware of any events or transactions which could prevent the Merger from qualifying as a pooling of interests for accounting and financial presentation purposes.


CERTAIN FEDERAL TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of UST Common Stock for Merger Shares and the assumption by View Tech of the UST Option Plan and the UST Options and conversion thereof into the Conversion Options. In particular, this discussion addresses the tax consequences of the Merger generally applicable to holders of UST Common Stock and to the holders of UST Options. This discussion does not deal with all federal income tax considerations that may be relevant to particular holders of UST Common Stock and to holders of each UST Option in light of their particular circumstances, such as holders who do not hold their shares of UST Common Stock as capital assets, foreign persons or persons who acquired their shares in compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not such transactions are undertaken in connection with the Merger), including, without limitation, any transaction in which either shares of UST Common Stock are acquired or any shares of View Tech Common Stock are disposed of. Further, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, HOLDERS OF UST COMMON STOCK AND HOLDERS OF EACH OUTSTANDING OPTION TO ACQUIRE UST COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    This discussion is consistent with the opinion of Burns & Levinson LLP, counsel to UST, which is expected to be delivered as a condition precedent to the consummation of the Merger (the "Exhibit Opinion"). The Exhibit Opinion, the form of which is attached as Exhibit 8.1 to the Registration Statement of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus is a part, will be based on and will be subject to certain qualifications and assumptions as noted therein. UST shareholders should be aware that this discussion and the Exhibit Opinion will be based upon counsel's interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practices, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.


    The Exhibit Opinion is expected to include opinions that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, that each of View Tech, VTAI and UST will be a party to the reorganization within the meaning of
Section 368(b) of the Code and that no gain or loss will be recognized by a shareholder of UST as a result of the Merger with respect to the UST Common Stock converted solely into View Tech Common Stock. Subject to the limitations and qualifications referred to herein, the Merger's treatment for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code will generally have the following consequences for federal income tax purposes:






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
         (a) no gain or loss will be recognized by holders of UST Common Stock upon their receipt in the Merger solely of View Tech Common Stock in exchange therefor;

         (b) the aggregate basis for tax purposes of the View Tech Common Stock received in the Merger will be the same as the aggregate basis of the UST Common Stock surrendered in exchange therefor; and

         (c) the holding period of the View Tech Common Stock received in the Merger will include the period for which the UST Common Stock surrendered in exchange therefor was held, provided that the UST Common Stock is held as a capital asset as of the Effective Date.

    Even if the Merger is treated for federal income tax purposes as a reorganization, a recipient of View Tech Common Stock could recognize gain to the extent that such common stock was considered by the IRS to be received in exchange for property or services (other than solely UST Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a holder of UST Common Stock was treated by the IRS as receiving (directly or indirectly) consideration in addition to View Tech Common Stock in exchange for his UST Common Stock. Such gain or loss will be capital gain or loss if UST Common Stock is held by the holder as a capital asset as of the Effective Time.

    Holders of UST Common Stock should be aware that the Exhibit Opinion will not bind the IRS and that the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, as noted earlier, all of the tax opinions in the Exhibit Opinion are subject to certain assumptions including, but not limited to, the accuracy of certain representations made by View Tech and UST and their affiliates.


    Pursuant to Treasury Regulations promulgated under Section 368 of the Code, a reorganization under Sections 368(a)(1)(A)and 368(a)(2)(D) requires a continuing interest in the enterprise on the part of the persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. To satisfy the continuity of interest requirement, UST shareholders must not, pursuant to a plan or intent existing on or prior to the Effective Date, dispose of or transfer so much of either (i) their UST Common Stock in anticipation of the Merger or (ii) the View Tech Common Stock to be received in the Merger (collectively "Planned Dispositions"), such that UST shareholders, as a group, would no longer have a significant equity interest in the UST business being conducted by View Tech after the Merger. UST shareholders will generally be regarded as having a significant equity interest as long as the number of shares of View Tech Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the UST shareholders in the Merger.


    The conversion incident to the Merger of the UST Options granted in connection with the performance of services into the Conversion Options will not result in the recognition of income, gain or loss for federal income tax purposes by the holders of the UST Options.

    A successful IRS challenge to the tax-free reorganization treatment of the Merger (as a result of a failure of the continuity of interest or otherwise) would result in the UST shareholders recognizing taxable gain or loss with respect to each share of UST Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Date, of the View Tech Common Stock received in exchange therefor. In such event, a shareholder's basis in the View Tech Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Date.

    Pursuant to the Merger Agreement and as a condition to the Merger, UST will use its reasonable best efforts to obtain from each of the UST shareholders his written representation and warranty that such UST shareholder, as of the Effective Date, does not have any present plan, intention or arrangement to dispose of any of the View Tech Common Stock received in the Merger within two years of the Effective Date if such disposition would reduce the fair value of the View Tech Common Stock measured as of the Effective Date to an amount less than fifty percent of the fair value of the UST Common Stock held by such shareholder immediately before the Effective Date.

RESALE OF VIEW TECH COMMON STOCK; AFFILIATES

    The View Tech Common Stock to be issued to the UST shareholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" of UST or View Tech within the meaning of Rule 145 promulgated under the Securities Act. Shares of View Tech Common Stock received by persons who are deemed to be View Tech or UST affiliates may be resold by such persons only in transactions permitted by the resale provisions of Rule 145 (permitting limited sales under certain circumstances) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of UST or View Tech generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with View Tech or UST and may include certain officers, directors and principal shareholders of View Tech or UST.





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
    It is a condition to View Tech's obligation to consummate the Merger that View Tech receive a letter from each affiliate of UST prior to the Effective Time (each, an "Affiliate Letter"), pursuant to which Affiliate Letter each such UST affiliate shall undertake not to sell, exchange, transfer, pledge, dispose of or otherwise reduce his risk relative to shares of View Tech Common Stock until such time as financial results covering at least 30 days of combined operations of View Tech and UST after the Effective Date of the Merger have been published by View Tech. The certificates evidencing View Tech Common Stock issued to affiliates pursuant to the Merger Agreement will bear a legend summarizing the foregoing restrictions unless the affiliate has furnished to View Tech an affidavit to the effect that such affiliate meets certain exemptive provisions of Rule 145 promulgated under the Securities Act.

    Persons who are not affiliates of View Tech or UST may sell their View Tech Common Stock without restrictions and without the need to deliver this Joint Proxy Statement/View Tech Proxy Statement/Prospectus.

DISSENTERS' RIGHTS


    View Tech Shareholders. Pursuant to Chapter 13 of the CGCL ("Chapter 13"), shareholders of View Tech Common Stock may, in certain instances, be entitled to require View Tech to purchase their shares for cash at fair market value as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The general terms of the Merger Agreement were first announced on September 5, 1996. The closing bid price of the View Tech Common Stock on September 4, 1996 was $7.00 per share as reported on The NASDAQ National Market. The following is a brief summary of the procedures to be followed by holders of View Tech Common Stock in order to perfect their rights, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this Joint Proxy Statement/View Tech Proxy Statement/Prospectus as ANNEX F, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders ("Dissenting Shareholders") and the procedures to be followed.


    Shares of View Tech Common Stock will qualify as dissenting shares under Chapter 13 ("Dissenting Shares") only if demands for payment are filed with respect to 5% or more of the outstanding shares of such Common Stock. In addition, holders of shares that are not freely transferable, or "restricted" shares, of View Tech Common Stock and shares underlying certain warrants and options are able to require View Tech to purchase their shares for cash, and any such demands will be counted toward the 5% minimum for such dissenters' rights to exist.

    A Dissenting Shareholder who wishes to require View Tech to purchase his shares of View Tech Common Stock must:

         (1) vote the shares of View Tech Common Stock against the Merger (shares of View Tech Common Stock not voted are not considered to be voted against the Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided, however, that if a View Tech shareholder votes part of his shares entitled to vote in favor of the Merger, and fails to specify the number of shares voted affirmatively, it will be conclusively presumed that such shareholder's approving vote is with respect to all the shares entitled to vote;

         (2) make written demand upon View Tech or its transfer agent at the addresses listed below, which must be received not later than the date of the View Tech Annual Meeting, setting forth the number of shares of View Tech Common Stock held of record and demanded to be purchased and a statement as to the claimed fair market value of such shares at September 4, 1996; and

         (3) submit for endorsement, within 30 days after the date on which the notice of the approval of the outstanding shares described below is mailed to such shareholders, to View Tech or its transfer agent at the addresses listed below, the certificates representing the shares of View Tech Common Stock, in regard to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are Dissenting Shares or to be exchanged for certificates of appropriate denominations so stamped or endorsed.

    The statement of claimed fair market value in clause (2) above will constitute an offer by the Dissenting Shareholder to sell his shares at the price stated in such demand. Neither a vote against approval of the Merger and the Merger Agreement nor the giving of a proxy directing a negative vote will be sufficient to constitute the demand described in clause (2) above. A proxy that fails to include instructions with respect to approval of the Merger and the Merger Agreement will be voted in favor of the Merger. Accordingly, shares covered by such a proxy will not be Dissenting Shares. In addition, a vote in favor of the Merger, or a failure to vote at all, will nullify any previously filed written demand for payment as to those shares.

    If the holders of 5% or more of the outstanding shares of View Tech Common Stock have made demands for payment on or prior to the date of the View Tech Annual Meeting and have voted against the Merger at such meeting, within ten days after the date of the approval of the outstanding shares, View Tech will mail to each Dissenting Shareholder who holds View Tech Common Stock a notice of such approval together with a statement of the price determined by View Tech to represent the fair market value of Dissenting Shares, which is expected





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to be the closing bid price per share as reported on The NASDAQ National Market on September 4, 1996, the trading day prior to the first public announcement of the Merger, a copy of certain sections of Chapter 13, and a brief description of the procedure to be followed if the shareholder desires to exercise Dissenter's Rights. The statement of price will constitute an offer by View Tech to purchase the Dissenting Shares at the price stated therein. It is, however, a condition to closing the Merger that View Tech shall have received from its independent accountants an opinion dated as of the Effective Date, in form and substance reasonably satisfactory to View Tech, that the Merger qualifies for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16. In the event that the Merger does not qualify for pooling of interests accounting treatment for any reason, including demands for cash payment made by Dissenting Shareholders, View Tech will not consummate the Merger. See "--TERMS OF THE MERGER AGREEMENT--Conditions to the Merger."

    If View Tech and the Dissenting Shareholder agree that any shares of View Tech Common Stock are Dissenting Shares, and agree upon the price of such shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Payment of the fair market value of the Dissenting Shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, upon the surrender of the certificates representing such Dissenting Shares to View Tech. If View Tech denies that the shares are Dissenting Shares or if View Tech and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of the approval of the outstanding shares is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Ventura County, California, asking the court to determine whether the shares are Dissenting Shares or to determine the fair market value of the Dissenting Shares, or both, or may intervene in any action pending on such a complaint.

    The court will proceed to determine whether the shares are Dissenting Shares or determine, or appoint an appraiser to determine, the fair market value of any Dissenting Shares. If judgment is rendered against View Tech, the court will direct payments of the appraised value of such shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by View Tech to the Dissenting Shareholder upon the surrender of the certificates representing such shares. The costs of any such proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by View Tech, View Tech shall pay such costs, and if the appraisal is more than 125% of the price offered by View Tech, View Tech also may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the Dissenting Shareholder complied with Sections 1300-1302 of Chapter 13.

    A Dissenting Shareholder may not withdraw demand for purchase of Dissenting Shares without the consent of View Tech. Written demands for payment and submissions for endorsement must be addressed to Ms. Teri Brath, View Tech, Inc., 950 Flynn Road, Camarillo, California 93012, or to the transfer agent for View Tech, Henry Artaza, U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991.

    Any reference to "Dissenting Shareholder" in this section means the recordholder of Dissenting Shares and includes a transferee of record.


    UST Shareholders. If the Merger becomes effective, a holder of UST Common Stock who does not vote in favor of the Merger and who follows the procedures prescribed under Massachusetts law may require VTAI as the surviving corporation to pay the "fair value," determined as provided under the MBCL, for the shares held by such shareholder. The following is a summary of certain features of the relevant sections of the MBCL, the provisions of which are set forth in full in ANNEX G hereto, and such summary is subject to and qualified in its entirety by reference to such law. In order to exercise such statutory appraisal rights, strict adherence to the statutory provisions is required, and each shareholder who may desire to exercise such rights should carefully review and adhere to such provisions.


    A holder of UST Common Stock who desires to pursue the appraisal rights available to such shareholder must: (i) file a written objection to the Merger with UST pursuant to Section 86 of the MBCL before the taking of the shareholders' vote on the Merger Agreement, stating the intention of such shareholder to demand payment for shares owned by such shareholder if the Merger and the Merger Agreement are approved and the Merger is consummated;
(ii) refrain from voting in favor of the Merger and (iii) make written demand (the "Demand") to VTAI as the Surviving Corporation for payment for said shareholder's shares within twenty days of the date of mailing of a notice by VTAI to objecting shareholders that the Merger has become effective (which notice will be sent within ten days of the Effective Date). The written objection described in clause (i) above should be delivered to UST, 745 Atlantic Avenue, Boston, Massachusetts 02111, Attention: Angelo P. Gentile, Treasurer. It is recommended that such objection be sent by registered or certified mail, return receipt requested.

    A shareholder who files the required written objection with UST prior to the shareholder vote need not vote against the Merger, but a vote in favor of the Merger will constitute a waiver of such shareholder's statutory





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
appraisal rights. If a shareholder returns a proxy which is signed but on which no vote is specified as to the proposal on the Merger Agreement, and thereafter does not revoke such proxy, it will be voted for the Merger, and the shareholder will have waived his appraisal rights. In addition, a vote against the Merger does not, alone, constitute a written objection.

    The value of the UST Common Stock will be determined initially by VTAI as the Surviving Corporation and the dissenting shareholder. If, during the period of 30 days after the expiration of the period during which the Demand may be made, VTAI and the dissenting shareholder fail to agree on the value of the UST Common Stock, either of them may file a bill in equity in the Superior Court of Suffolk County, Massachusetts, asking that the Court determine the value. The bill in equity must be filed within four months after the date of expiration of the foregoing 30-day period. If the bill in equity is timely filed, the Court or an appointed special master will hold a hearing. After the hearing, the Court shall enter a decree determining the fair value of the UST Common Stock and shall order VTAI to make payment of such value, with interest, from the date of the vote approving the Merger and the Merger Agreement, if any, to the shareholders entitled to said payment, upon transfer by them to VTAI of the certificates representing the UST Common stock held by said shareholders. The "fair value" of the UST Common stock could be more than, the same as or less than the Merger consideration.

    For appraisal proceeding purposes, value is determined as of the day before the approval of the Merger and the Merger Agreement by the shareholders, excluding any element of value arising from the expectation or accomplishment of the Merger.

    The enforcement by a shareholder of his request to receive payment for shares of UST Common Stock as provided under the applicable statutory provisions is an exclusive remedy except that such remedy does not exclude the right of shareholders to bring or maintain an appropriate proceeding to obtain relief on the ground that said corporate action will be or is illegal or fraudulent as to said shareholder. In Coggins v. New England Patriots Football Club, Inc., 397 Mass. 525 (1986), however, the Massachusetts Supreme Judicial Court held that dissenting shareholders are not limited to the statutory remedy of judicial appraisal where violations of fiduciary duty exist.

    A final judgment by the court or a special master determining the fair value of the UST Common Stock could be binding on and enforceable by UST shareholders who have perfected their statutory appraisal rights, even if such fair value were determined to be less than the Merger consideration. A shareholder who perfects his rights as a dissenting shareholder will not, after the Effective Date, be entitled to notices of meetings, to vote or to receive dividends.

    Each share of UST Common Stock held by shareholders who seek to exercise appraisal rights and, after the Effective Time, fail to perfect or lose any such right to appraisal, shall be treated as a share that had been converted as of the Effective Time into the right to receive View Tech Common Stock as provided in the Merger Agreement.

MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY FOLLOWING THE MERGER

    General. After the consummation of the Merger, UST will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of UST will be merged into VTAI with VTAI remaining as the Surviving Corporation. As soon as practicable after the Effective Date, VTAI will change its name to "USTeleCenters, Inc." Pursuant to the Merger Agreement, the Certificate of Incorporation and the Bylaws of VTAI will become the Certificate of Incorporation and Bylaws of the Surviving Corporation. Except as stated below, the directors of VTAI in office immediately prior to the Effective Date will remain the directors of VTAI immediately following the Merger. Except as stated below, the officers of VTAI in office immediately prior to the Effective Date will remain the officers.

    It is intended that, upon consummation of the Merger, all of the officers of UST will continue as officers of VTAI. In addition, pursuant to the Merger Agreement, VTAI will employ each UST employee on an at-will basis as of the first business day after the Effective Date, provide comparable benefits and salary to such employees and credit such employees for their respective years of service with UST for calculating applicable employee benefits. The integration of View Tech and UST may result in the consolidation of certain facilities or changes in the operations of the Combined Company following the Effective Time, although there are no specific plans to effect any such changes at the present time.

    Board of Directors After the Merger. Pursuant to the Merger Agreement and provided that the Joint Proxy Proposal and View Tech Proxy Proposal 1 are adopted, View Tech has agreed, upon the Effective Date, to cause the View Tech Board of Directors and the VTAI Board of Directors to include Messrs. Reece and Millet. If either of the UST Director Designees is unable or unwilling to serve as a director of either View Tech or VTAI at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the UST Board of Directors as is in existence immediately prior to the Effective Time provided that such nominees are





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
approved by the View Tech Board of Directors. Following the Effective Time and continuing through the initial respective terms of the UST Director Designees, if any vacancy on the View Tech Board of Directors or the VTAI Board of Directors arises with respect to the UST Director Designees (or any other individual or individuals selected by the Former UST Directors as replacement directors), any nominee selected to fill such vacancy shall be nominated on behalf of the View Tech Board of Directors or the VTAI Board of Directors, respectively, by the Former UST Directors provided that any such nominee is approved by the View Tech Board of Directors.

    If the proposal to reincorporate View Tech in the State of Delaware is adopted, upon reincorporation of View Tech in Delaware, the View Tech Board of Directors will be divided into three classes as follows: (i) Messrs. Carrera and Leduc will each serve a term of one year; (ii) Messrs. Hammon and Millet will each serve a term of two years; and (iii) Messrs. Hatfield and Reece will each serve a term of three years. The VTAI Board of Directors, which will also be classified into three classes, will consist of the same six directors who will each serve in the same respective classes and for the same respective terms as on the View Tech Board of Directors.

    In the event that the Joint Proxy Proposal is not adopted, Messrs. Reece and Millet will be deemed to resign automatically from their positions as View Tech directors. View Tech will be deemed to accept automatically their resignations. View Tech's executive officers and management will otherwise remain unchanged.

    For additional biographical information with respect to the current and proposed additional directors and executive officers of View Tech, see "VIEW TECH PROXY PROPOSAL 2--VIEW TECH MANAGEMENT--Directors; --Other Executive Officers" and "--UST MANAGEMENT CONTINUING AFTER THE MERGER--Directors and Executive Officers Continuing After the Merger."





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
                         TERMS OF THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that the Merger will become effective upon the filing of the Agreement of Merger and the Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Massachusetts, respectively, in accordance with the applicable state corporation laws. It is anticipated that if the Merger and the Merger Agreement are approved and adopted at the View Tech Annual Meeting and the UST Special Meeting and all other conditions of the Merger have been fulfilled or waived, the Effective Time will occur at the time of filing the Agreement of Merger and the Articles of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the Commonwealth of Massachusetts, respectively, or at such other time as View Tech and UST shall have agreed upon and designated in such filing as the Effective Time.

    Upon consummation of the Merger, VTAI, as a wholly-owned subsidiary of View Tech, will for the foreseeable future continue to operate the business of UST as a separate company using "USTeleCenters, Inc." as its corporate name.

CALCULATION OF THE CONVERSION RATIO

    The Merger Agreement provides for a Conversion Ratio of 0.25293 (subject to adjustment pursuant to the Merger Agreement). This ratio is based upon an assumed valuation for UST of $20,000,000 and an assumed price for View Tech Common Stock of $8.00 per share. The Conversion Ratio further assumes that there are a total 9,884,157 shares of UST Common Stock, including the UST Common Stock otherwise issuable upon exercise of the UST Options. The Conversion Ratio is determined by dividing the $20,000,000 valuation of UST by $8.00 and dividing such quotient (i.e., 2,500,000) by 9,884,157, the number of shares of UST Common Stock assumed to be outstanding on a fully diluted basis as of the Effective Date. Excluding provisions that are not applicable, the Merger Agreement provides that the Conversion Ratio is subject to adjustment based upon the following events:

- The Conversion Ratio shall be adjusted upward or downward, as applicable, to reflect any increases or decreases following the date of the Merger Agreement in the number of shares of UST Common Stock outstanding or issuable upon exercise of the UST Options.


- The Conversion Ratio shall be adjusted downward by the greater of the percentage that Initial Closing Statement Revenues of UST (as defined in the Merger Agreement) or Initial Closing Statement Income of UST (as defined in the Merger Agreement) are less than 80% of the Target Projected Revenues of UST (as defined in the Merger Agreement) and Target Projected Income of UST (as defined in the Merger Agreement), respectively. For example, if the Initial Closing Statement Revenues of UST and the Initial Closing Statement Income of UST are 15% and 20% less than 80% of the Target Projected Revenues of UST and the Target Projected Income of UST, respectively, then the Conversion Ratio shall be reduced by 20% to 0.202344, which will provide a valuation of $16,000,000. As of the date of this Joint Proxy Statement/View Tech Proxy Statement/Prospectus, it did not appear that there would be an adjustment based on UST's September 30, 1996 financial results.

- The Conversion Ratio shall also be adjusted downward so that UST's valuation, which is assumed to be $20,000,000, is reduced by the sum of (1) two-thirds of the fee payable to UST's financial advisor, Concord and (2) 100% of the legal and accounting expenses of UST incurred in connection with the Merger, both of which are payable by View Tech on the Effective Date. The sum of (1) and (2) above are collectively referred to herein as the "Transaction Fees." Assuming that there are no adjustments related to UST's financial performance as discussed above and that the number of shares of UST Common Stock outstanding as of the Effective Date remains at 9,884,157, and further assuming that the Transaction Fees are approximately $600,000, then the UST's valuation shall be reduced to $19,400,000, reducing the Conversion Ratio to 0.2453421. This adjusted Conversion Ratio is arrived at by taking the net value of UST (i.e., $19,400,000), dividing it by $8.00, which quotient of 2,425,000 equals the total number of shares of View Tech Common Stock to be issued pursuant to the Merger Agreement, and dividing such quotient by the number of outstanding shares of UST Common Stock (i.e., 9,884,157).


The actual Conversion Ratio due to the foregoing adjustments will not be able to be determined until or near the time of the View Tech Annual Meeting.





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
MANNER AND BASIS OF CONVERTING SHARES AND OPTIONS

CONVERSION OF UST COMMON STOCK INTO VIEW TECH COMMON STOCK


    At the Effective Time, all outstanding shares of UST Common Stock (other than Dissenters' Shares) will be converted into the right to receive an aggregate of approximately 2,291,333 shares of View Tech Common Stock, assuming a Conversion Ratio of 0.25293 (subject to adjustment pursuant to the Merger Agreement).

    Based upon the number of shares of View Tech Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock.


    No fractional shares of View Tech Common Stock will be issued. In lieu of issuing fractional shares, the number of Merger Shares issuable to each holder of shares of UST Common Stock and Conversion Options will be rounded up to the next whole number.

UST OPTIONS

    Pursuant to the Merger Agreement, the UST Options remaining unexercised after the Effective Time will be assumed by View Tech and exchanged for the right to acquire shares of View Tech Common Stock based on the Conversion Ratio. After the Effective Time, all such unexercised options shall be fully vested and exercisable. Otherwise each Conversion Option shall continue to have, and be subject to, the same terms and conditions set forth in the UST Option from which it was converted. The per share exercise price for the shares of View Tech Common Stock issuable upon exercise of each Conversion Option will be equal to the quotient determined by dividing the exercise price per share at which such UST Option was exercisable immediately prior to the Effective Date by the Conversion Ratio.


    As of October 31, 1996, employees and directors of UST held UST Options to purchase an aggregate of 825,000 shares of UST Common Stock at a weighted average price of $0.08 per share (at exercise prices ranging from $0.07 to $0.10 per share), 687,500 of which were unvested as of such date. Approval of the Merger and the Merger Agreement by the shareholders of View Tech will constitute shareholder approval of the assumption by View Tech of the rights and obligations of UST under the UST Option Plan and the conversion at the Effective Time of each outstanding UST Option into an option to purchase shares of View Tech.


EXCHANGE OF CERTIFICATES

    At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of UST Common Stock outstanding immediately prior to the Effective Time (other than Dissenters' Shares) will be converted into the right to receive and become exchangeable for, shares of View Tech Common Stock based on the Conversion Ratio, which is subject to adjustment pursuant to the Merger Agreement.

    Promptly after the Effective Date, the Exchange Agent will cause to be mailed to all holders of record of UST Common Stock a letter of transmittal with instructions to be used by the UST shareholders in surrendering certificates which, prior to the Merger, represented shares of UST Common Stock in exchange for certificates representing Merger Shares.

    Upon the surrender of a certificate or instrument representing shares of UST Common Stock to the Exchange Agent together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the whole number of Merger Shares (rounded up to the next whole number) to which such holder of UST Common Stock is entitled pursuant to the provisions of the Merger Agreement. In the event of a transfer of ownership of shares of UST Common Stock that are not registered on the transfer records of UST, the appropriate number of Merger Shares may be delivered to a transferee if the certificate evidencing such shares is presented to the Exchange Agent, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

    Until a certificate representing shares of UST Common Stock has been surrendered to View Tech, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon surrender the number of Merger Shares to which the holder of such certificate is entitled under the Merger Agreement. Some certificates representing UST Common Stock may be in the name of New England Telecenters, Inc., UST's former name. These certificates, along with the certificates in the name of UST, should be surrendered to the Exchange Agent with the letter of transmittal.





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
REGISTRATION RIGHTS

    In connection with the Merger, View Tech has granted "piggyback" registration rights to the former holders of UST Common Stock covering all of the shares of View Tech Common Stock exchanged therefor pursuant to a registration rights agreement between View Tech and the holders of such securities which has a three and a half year term expiring in the forty-second month following the Effective Date. See "--DESCRIPTION OF VIEW TECH CAPITAL STOCK--Registration Rights."

EMPLOYEE SALARY AND BENEFITS

    Pursuant to the Merger Agreement, VTAI will employ each UST employee on an at-will basis as of the first business day after the Effective Date, provide comparable benefits and salary to such employees and credit such employees for their respective years of service with UST for calculating applicable employee benefits.

CONDUCT OF UST'S BUSINESS PRIOR TO THE MERGER; COVENANTS; NO SOLICITATION

    UST and View Tech have agreed that until the Effective Date, or the earlier termination of the Merger Agreement pursuant to the terms thereof, UST will not, without the prior written consent of View Tech, (i) authorize or effect any change in its charter or bylaws, (ii) grant any options, warrants or other rights to purchase or obtain any of its capital stock or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants and other rights outstanding as of September 5,
1996), (iii) except as required in connection with its status as an electing corporation under Subchapter S of the Code and as required in connection with tax payments on income earned for the present tax year, declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock, in either case outside the ordinary course of its business, (iv) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of its business, (v) impose any security interest upon any of its assets outside the ordinary course of its business, (vi) make any capital investment in, make any loan to or acquire the securities or assets of any other entity outside the ordinary course of its business, (vii) initiate any changes in employment terms for any of its directors, officers and employees outside the ordinary course of its business or (viii) commit to any of the foregoing.

    UST and View Tech have each covenanted to (i) give notice to third parties of the Merger and use their reasonable best efforts to obtain any third party consents, (ii) give any notices to, make any filings with and use its respective reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies, (iii) permit representatives of the other company to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the constituent companies, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to each of them, provided that they treat and hold as such any confidential information they receive in the course of such reviews and will not use any of such confidential information except in connection with the Merger Agreement, and, if the Merger Agreement is terminated for any reason whatsoever, agree to return to the other party all tangible embodiments (and all copies) thereof which are in their respective possession, (iv) give prompt written notice to the other company of the occurrence of any event that would constitute a breach of any of its own representations and warranties the Merger Agreement and (v) use their reasonable best efforts to take such actions in order to provide that the Merger and the transactions contemplated by the Merger Agreement satisfy the requirements of a business combination under Rule 145 promulgated under the Securities Act.

    UST has agreed not to solicit, initiate or encourage the submission of any proposal or offer, and not to entertain, pursue, consider or accept any proposal or offer from any person or entity relating to the acquisition of all or substantially all of its capital stock or assets (including any acquisition structured as a merger, consolidation, or share exchange). UST also agreed to notify View Tech immediately if any person or entity makes any proposal, offer, inquiry or contact with respect to any of the foregoing or relating to merger, consolidation, share exchange, business combination or similar transaction and to provide View Tech with a written copy of any such proposal, offer, inquiry or contact.

CONDITIONS TO THE MERGER

    View Tech's Conditions to the Merger. The obligation of View Tech to consummate the transactions to be performed by it in connection with the consummation of the Merger is subject to satisfaction of the following conditions: (i) the Merger and the Merger Agreement shall have been approved by the holders of at least 90% of the shares of UST Common Stock entitled to vote thereon; (ii) UST shall have procured all required third party consents; (iii) each representation and warranty of UST in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Date, subject to any amendments thereto as permitted thereunder; (iv)

UST shall have performed and complied with all of its covenants under the Merger Agreement through the Effective Date; (v) no action, suit or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could (A) prevent consummation of any of the transactions contemplated by the Merger Agreement, (B) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (C) materially and adversely affect the right of the Surviving Corporation to own the former assets and to operate the former businesses of UST, and (D) and no such injunction, judgement, order, decree, ruling or charge shall be in effect; (vi) UST shall have delivered to View Tech a certificate to the effect that each of the conditions to View Tech's closing the Merger is satisfied; (vii) the Merger and the Merger Agreement shall have been approved by the holders of a majority of the shares of View Tech Common Stock entitled to vote thereon; (viii) the Registration Statement of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus forms a part and any applicable state securities filings and registrations shall be effective under the Securities Act and any applicable state securities laws or regulations at and as of the Effective Time, and no stop order shall have been issued by the Commission or any state regulatory agency; (ix) the Merger Shares shall have been approved for listing on The NASDAQ National Market, subject to official notice of issuance; (x) View Tech, VTAI and UST shall have received all required authorizations, consents, and approvals of governments and governmental agencies; (xi) View Tech shall have received from counsel to UST an opinion relating to certain corporate matters; (xii) View Tech shall have received the resignations, effective as of the Effective Date, of each director and officer of UST other than those whom View Tech shall have specified in writing at least three business days prior to the Effective Date; (xiii) View Tech shall have received from UST's independent accountants their consent to the use by View Tech of such auditors' audit report in the Registration Statement of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus forms a part and their agreement to provide such consent in any other filing by View Tech that may require reference to UST's audited financial statements; (xiv) View Tech shall have received from its independent accountants an opinion dated as of the Effective Date, in form and substance reasonably satisfactory to View Tech, that the Merger Agreement and the transactions contemplated thereby qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16; (xv) View Tech shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by View Tech and UST; (xvi) View Tech shall have received from each holder of UST Common Stock a written agreement that: (A) if such holder was an officer, director or the holder of 10% or more of the issued and outstanding shares of UST Common Stock immediately prior to the Merger, he will not sell or arrange for the sale of any shares of View Tech Common Stock until the first day following publication of financial reporting not less than 30 days of combined operations of View Tech and UST; and (B) he does not intend to take any actions that will jeopardize the tax-free nature of the Merger; (xvii) View Tech shall have received from Messrs. Reece and Gentile executed employment agreements; (xviii) UST shall have delivered estoppel certificates executed by the lessors of certain real properties leased by UST; (xix) View Tech shall have obtained directors and officers insurance coverage in accordance with the provisions of the Merger Agreement; (xx) UST shall have canceled all outstanding or authorized options (other than the Conversion Options), warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require UST to issue, sell or otherwise cause to become outstanding any of its capital stock; (xxi) all actions to be taken by UST in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to View Tech; and (xxii) from the date of the Merger Agreement through the Effective Time, there shall have been no material adverse change (or developments involving a prospective material adverse change) in the business, condition (financial or otherwise), operations, properties or prospects of UST.

    UST's Conditions to the Merger. The obligation of UST to consummate the transactions to be performed by it in connection with the Merger is subject to satisfaction of the following conditions: (i) the Merger and the Merger Agreement shall have been approved by the holders of a majority of the shares of View Tech Common Stock entitled to vote thereon and View Tech as the sole shareholder of VTAI; (ii) the Registration Statement of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus forms a part and any applicable state securities filings and registrations shall be effective under the Securities Act and any applicable state securities laws or regulations at and as of the Effective Time, and no stop order shall have been issued by the SEC or any state regulatory agency; (iii) the Merger Shares shall have been approved for listing on The NASDAQ National Market, subject to official notice of issuance; (iv) each representation and warranty of View Tech in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Date; (v) View Tech shall have performed and complied with all of its covenants under the Merger Agreement through the Effective Date; (vi) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (A) prevent consummation of any of the transactions contemplated by the Merger Agreement, (B) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, or (C) materially and adversely affect the right of VTAI to own the former assets and to operate the former businesses of UST, and
(D) no such injunction, judgement, order, decree, ruling or charge shall be in effect; (vii) View Tech shall have delivered to UST a certificate to the effect that each of the conditions to UST's closing the Merger is satisfied; (viii) the Merger and the Merger Agreement shall have been approved by the holders of at least 90% of the shares of UST Common Stock entitled to vote thereon; (ix) the UST Director Designees shall be elected directors of View Tech at the View Tech Annual Meeting for terms of two and three years, respectively, contingent only upon the consummation of the Merger, and the bylaws of View Tech, and any other appropriate charter documents of View Tech, shall be amended to provide for staggered terms of directors; (x) View Tech and UST shall have received all required authorizations, consents and approvals of governments and governmental agencies; (xi) UST shall have received from counsel to View Tech an opinion relating to certain corporate matters; (xii) UST shall have received from its counsel an opinion dated as of the Effective Date that the Merger and the transactions contemplated thereby qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; (xiii) the UST Director Designees shall be elected directors of VTAI, prior to the Effective Date, for terms of three and two years, respectively, from the date of their election;
(xiv) View Tech and each of the holders of UST Common Stock shall have entered into a registration rights agreement; (xv) View Tech shall have received from Messrs. Reece and Gentile executed employment agreements on mutually acceptable terms; (xvi) UST shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by View Tech and UST; (xvii) View Tech shall have procured all of the required third party consents; (xviii) UST shall have received an opinion from an investment banker of its choice that the Merger and the consideration offered to the holders of UST Common Stock therefor is fair from a financial point of view to such holders; (xix) View Tech shall have obtained directors and officers liability insurance in accordance with the Merger Agreement; (xx) the Merger and the transactions contemplated thereby shall qualify as a business combination under Rule 145 promulgated under the Securities Act; (xxi) UST shall have received from View Tech's independent accountants their consent to the use by UST of such auditors' audit report in the Registration Statement of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus forms a part and their agreement to provide such consent in any other filing and/or mailing by UST that may require reference to View Tech's audited financial statements; (xxii) all actions to be taken by View Tech in connection with consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to UST; and (xxiii) from the date of the Merger Agreement through the Effective Time, there shall have been no material adverse change (or developments involving a prospective material adverse change) in the business, condition (financial or otherwise), operations, properties or prospects of View Tech.

    Refinancing of UST's Revolving and Lease Lines of Credit. In addition to the foregoing conditions, the refinancing of UST's revolving and lease lines of credit with its primary lender and the release of Messrs. Reece, Millet, Smith and Cunningham from their guarantees of such lines of credit are conditions to consummation of the Merger. As of October 31, 1996, UST owed approximately $2,500,000 to its primary lender under such lines of credit. As of October 31, 1996, Messrs. Reece, Millet, Smith and Cunningham had guaranteed an aggregate of up to $430,000 of UST's debt obligations to its primary lender.


REPRESENTATIONS AND WARRANTIES OF UST

         In the Merger Agreement, UST makes certain representations and warranties to View Tech relating to, among other things, the following matters:
(i) UST's organization, qualification and corporate power; (ii) UST's capitalization; (iii) authorization of the Merger; (iv) noncontravention; (v) title to assets; (vi) subsidiaries; (vii) financial statements; (viii) events subsequent to June 30, 1996; (ix) undisclosed liabilities; (x) legal compliance; (xi) tax matters; (xii) real property; (xiii) intellectual property; (xiv) tangible assets; (xv) inventory; (xvi) contracts; (xvii) notes and accounts receivable; (xviii) powers of attorney; (xix) insurance; (xx) litigation; (xxi) product warranty; (xxii) employees; (xxiii) employee benefits; (xxiv) guarantees; (xxv) environmental, health and safety; (xxvi) certain business relationships with UST; (xxvii) broker's fees; (xxviii) continuity of business enterprise; (xxix) substantial customers, brokers and suppliers; and (xxx) disclosure.

REPRESENTATIONS AND WARRANTIES OF VIEW TECH

         In the Merger Agreement, View Tech makes certain representations and warranties to UST relating to, among other things, the following matters: (i) View Tech's organization, qualification and corporate power; (ii) View Tech's capitalization; (iii) authorization of the Merger; (iv) financial statements;
(v) events subsequent to View Tech's most recent fiscal year end; (vi) undisclosed liabilities; (vii) legal compliance; (viii) noncontravention; (ix) tax matters; (x) intellectual property; (xi) contracts; (xii) litigation;
(xiii) product warranty; (xiv) employee benefits; (xv) environmental, health and safety; (xvi) advisory fees; (xvii) continuity of business enterprise; (xviii) disclosure; (xix) real property; (xx) subsidiaries; and (xxi) filings with the Commission.

REPRESENTATIONS OF UST SHAREHOLDERS

    Pursuant to the Merger Agreement and as a condition to the Merger, UST will use its reasonable best efforts to obtain from each of the UST shareholders his written representation and warranty that such UST shareholder, as of the Effective Date, does not have any present plan, intention or arrangement to dispose of any of the View Tech Common Stock received in the Merger within two years of the Effective Date if such disposition would reduce the fair value of the View Tech Common Stock measured as of the Effective Date to an amount less than fifty percent of the fair value of the UST Common Stock held by such shareholder immediately before the Effective Date.

REGULATORY REQUIREMENTS

    The Merger Agreement provides that in order to close the Merger, (i) View Tech, VTAI and UST shall have received all required authorizations, consents and approvals of governments and governmental agencies, (ii) the Registration Statement of which this Joint Proxy Statement/View Tech Proxy Statement/Prospectus forms a part and any applicable state securities filings and registrations shall be effective under the Securities Act and any applicable state securities laws or regulations at and as of the Effective Time, and no stop order shall have been issued by the Commission or any state regulatory agency and (iii) the Merger Shares shall have been approved for listing on The NASDAQ National Market, subject to official notice of issuance. View Tech and UST are not aware of any governmental approvals or compliance with laws or regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if any such approval or action is obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "--Conditions to the Merger."

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

    Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger and the Merger Agreement by the shareholders of View Tech and UST,
(i) by either View Tech or UST (A) by mutual consent, (B) if the Merger is not consummated by November 30, 1996, (C) if approval of View Tech's shareholders is not obtained at the View Tech Annual Meeting or any adjournment thereof, (D) if approval of UST's shareholders is not obtained at the UST Special Meeting or any adjournment thereof; (ii) by UST, if (A) View Tech has breached any representation, warranty or covenant contained in the Merger Agreement in any material respect, and UST has notified View Tech of this breach, in writing, and the breach has continued without cure for a period of five business days after the written notice of breach, or (B) View Tech issues or commits to issue over 500,000 shares of View Tech Common Stock over the objection of UST; or
(iii) by View Tech, if UST has breached any representation, warranty or covenant contained in the Merger Agreement in any material respect, and View Tech has notified UST of this breach, in writing, and the breach has continued without cure for a period of five business days after the written notice of breach.

    Effects of Termination. Under the terms of the Merger Agreement, if any party terminates the Merger Agreement pursuant to the provisions concerning termination therein, all rights and obligations of the parties thereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of any covenant of the Merger Agreement); provided, however, that certain confidentiality provisions contained therein and the Confidentiality and Non-Disclosure Agreement referenced therein will survive any such termination; provided further, however, that any such termination will have no effect on amounts that UST currently owes or may owe in the future to View Tech. The Merger Agreement specifically provides that termination is the sole and exclusive remedy for the breach of any representation or warranty made by the party in the Merger Agreement.


    Amendments. The Merger Agreement may be further amended by the parties thereto, provided such amendment is in writing, at any time before or after the approval and adoption of the Merger and the Merger Agreement by the shareholders of View Tech and UST. After such shareholder approval and adoption has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining such further approval. In accordance with the foregoing, the Merger Agreement was amended on October 31, 1996 by View Tech, UST and VTAI to provide for, among other things, VTAI to be a Delaware corporation.

                      SUMMARY FINANCIAL DATA OF VIEW TECH

    The following table presents summarized historical statements of operations and balance sheet data of View Tech. The balance sheet data presented below as of June 30, 1996 and 1995 and the statements of operations data presented below for each fiscal year are derived from View Tech's audited financial statements. The summarized historical financial data should be read in conjunction with the financial statements and related notes thereto for View Tech included elsewhere herein and in "View Tech Management's Discussion and Analysis or Plan of Operations."


                                                                                        Years Ended
                                                                                          June 30,
                                                                        ----------------------------------------------
                                                                              1996                             1995
                                                                              ----                             ----
 STATEMENTS OF OPERATIONS DATA:
     Revenues  . . . . . . . . . . . . . . . . . . . . . . .            $  13,346,103                    $   6,963,487
     Cost of revenues  . . . . . . . . . . . . . . . . . . .                9,042,922                        4,327,679
                                                                        -------------                    -------------
     Gross profit  . . . . . . . . . . . . . . . . . . . . .                4,303,181                        2,635,808
                                                                        -------------                    -------------

     Operating expenses:
     Selling expenses  . . . . . . . . . . . . . . . . . . .                1,706,626                          685,428
     General and administrative expenses . . . . . . . . . .                3,491,509                        1,209,982
                                                                        -------------                    -------------
                                                                            5,198,135                        1,895,410
                                                                        -------------                    -------------
     Income (loss) from operations . . . . . . . . . . . . .                 (894,954)                         740,398

     Other income (expense)  . . . . . . . . . . . . . . . .                 (153,222)                          12,575
                                                                        -------------                   --------------


     Other income (loss) before income taxes . . . . . . . .               (1,048,176)                         752,973

     Provision for income taxes  . . . . . . . . . . . . . .                  352,116                          294,083
                                                                        -------------                    -------------
     Net income (loss) . . . . . . . . . . . . . . . . . . .            $    (696,060)                   $     458,890
                                                                        =============                    =============



                                                                        June 30, 1996                   June 30, 1995
                                                                        -------------                   -------------
 BALANCE SHEET DATA:

     Cash and cash equivalents . . . . . . . . . . . . . . .            $   1,463,199                    $   4,987,939
     Other current assets  . . . . . . . . . . . . . . . . .                6,534,510                        2,910,852
     Property and equipment, net . . . . . . . . . . . . . .                  820,411                          141,556
     Other assets, net . . . . . . . . . . . . . . . . . . .                   31,001                           18,483
                                                                        -------------                    -------------
                                                                        $   8,849,121                    $   8,058,830
                                                                        =============                    =============

     Current liabilities . . . . . . . . . . . . . . . . . .            $   3,755,933                    $   2,475,591
     Long-term liabilities . . . . . . . . . . . . . . . . .                  242,283                            4,356
     Total stockholders' equity  . . . . . . . . . . . . . .                4,850,905                        5,578,883
                                                                        -------------                    -------------

                                                                        $   8,849,121                    $   8,058,830
                                                                        =============                    =============

      VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following discussion should be read in conjunction with the View Tech financial statements and the notes thereto appearing elsewhere in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus. Certain statements contained in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus that are not related to historical results, including, without limitation, statements regarding View Tech's business strategy and objectives, future financial position and estimated cost savings, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and involve risks and uncertainties. Although View Tech believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "RISK FACTORS," "VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "BUSINESS OF VIEW TECH," as well as those discussed elsewhere in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus. All forward-looking statements contained in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus are qualified in their entirety by this cautionary statement.

GENERAL

         View Tech markets and installs video communications systems and provides continuing services relating to installed systems. Revenue from the sale of equipment is recognized when title passes to the customer. Revenue from services is derived primarily from engineering, installation, training and warranty services. Service revenue is recognized at the time of installation, when rendered in connection with sales of new systems, and at the time the majority of such services are rendered, when related to previously installed equipment. View Tech establishes reserves for the estimated future costs of the warranty portion of the services. See the financial statements of View Tech and Note 2 of the notes thereto.

         View Tech also earns commission income with respect to sales of systems to its domestic customers for delivery at locations outside the United States.

         Upon completion of its initial public offering of common stock in June 1995, View Tech began utilizing the funds raised in the offering, in part, to finance its growth in existing markets and to expand its operations into new geographical regions.

         In August 1995 and May 1996, View Tech amended its sales and service agreement with its primary supplier, PictureTel. The amended agreement has a term of five years and substantially expands the scope of View Tech's business and its existing sales territory to include the states of Alabama, Arkansas, Arizona, Colorado, Georgia, Louisiana, Mississippi, Montana, New Mexico, Tennessee, Texas, Utah and Wyoming, as well as northern California. Prior to August 1995, View Tech operated under a sales and service dealer agreement covering most of southern California.

         In connection with its new agreement, during fiscal 1996, View Tech established full-service offices in Atlanta, Georgia, Denver, Colorado, and Dallas, Texas and established sales offices in Nashville, Tennessee and San Jose, California. In addition, View Tech's headcount increased from 22 to 52 employees at June 30, 1995 and 1996, respectively.

         View Tech's 91.7% increase in revenues compared to fiscal 1995 was primarily related to increased marketing efforts, including expansion of the sales force to 16 representatives compared to seven people at June 30, 1995 and the opening of three regional and two sales offices in 1996. In addition, overall operating costs and expenses have increased 174% from $1,895,410 in 1995 to $5,198,135 in 1996. Income (loss) from operations decreased from income of $740,398 for 1995 to a loss of $(894,954) in 1996. Such operating losses relate primarily to View Tech's rapid expansion activities whereby expenses have been incurred in advance of revenues, particularly, in the new expanded territories. In addition, View Tech wrote off acquisition expenses of $191,388 relating to the termination of the acquisition of PDS.


         View Tech intends to continue its expansion activities in fiscal 1997. As of October 31, 1996, View Tech is in the process of opening offices in Phoenix, Arizona and Salt Lake City, Utah. In addition, View Tech is expanding its operations into the State of Florida and into the northeastern United States in connection with its acquisitions of VistaTel and GroupNet, respectively. Also, View Tech has signed a definitive agreement to merge with UST, which is headquartered in Boston, Massachusetts. See the financial statements of View Tech and Note 18 of the notes thereto. Although management anticipates that the revenues generated by its existing offices, as well as the offices acquired through acquisition or expansion, will exceed such operating costs for the year ending June 30, 1997, there can be no assurance that such results will be achieved. To the extent that such costs exceed such revenues, View Tech's operating income will be adversely affected.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, information derived from View Tech's financial statements expressed as a percentage of View Tech's revenues:

                                                                                      Years Ended
                                                                                        June 30
                                                                           --------------------------------
                                                                            1996                      1995
                                                                           ------                    ------
 Revenues                                                                  100.0%                    100.0%
 Cost of revenues                                                           67.8                      62.1
                                                                            ----                      ----
 Gross profit                                                               32.2                      37.9
                                                                            ----                      ----

 Operating expenses:
          Selling expenses                                                  12.8                       9.9
          General and administrative expenses                               26.2                      17.4
                                                                            ----                      ----
 Total operating expenses                                                   39.0                      27.3
                                                                            ----                      ----
 Income (loss) from operations                                              (6.8)                     10.6
 Other income (expense)                                                     (1.1)                      0.2
                                                                            -----                      ---
 Income (loss) before income taxes                                          (7.9)                     10.8
 Provision for income taxes                                                  2.7                      (4.2)
                                                                             ---                      -----
 Net income                                                                 (5.2)%                     6.6%
                                                                            =====                     =====

YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

         Revenues for 1996 increased $6,382,616 or 91.7% to $13,346,103 from
$6,963,487 in 1995. The increase in revenue was primarily related to increased marketing efforts, including expansion of the sales force to 16 representatives compared to seven people at June 30, 1995 and the opening of three regional and two sales offices in 1996.

         Gross profit for 1996 increased $1,667,373 or 63.3% to $4,303,181 from $2,635,808 in 1995. Gross profit as a percentage of revenues, or gross margin, decreased to 32.2% in 1996 from 37.9% in 1995. The decrease in gross margin is directly related to a decrease of approximately 3.0% in profit margin on equipment sales, increases in salaries and related expenses of $438,929 for technical services personnel and freight costs of $83,760 for 1996. The decrease in profit margin on equipment sales primarily relates to increased competitive pressures within the industry and sales to various state-funded organizations, resulting in lower selling prices. The technical services and training staff increased from eight at June 30, 1995 to 17 at June 30, 1996.
In addition, technical service costs increased at a greater rate than technical service revenues during the period. Service and other revenues, as a percentage of total revenues, decreased from 17.0% in 1995 to 15.6% in 1996.

         Selling expenses increased $1,021,198 or 149% to $1,706,626 in 1996 from $685,428 in 1995. Selling expenses as a percentage of revenues increased from 9.9% in 1995 to 12.8% in 1995. The dollar increase in selling expenses is primarily due to the increase in the number of sales personnel from seven at June 30, 1995 to 16 at June 30, 1996, resulting in increased salaries and commission expenses associated with higher levels of sales. The increase in selling expenses as a percentage of revenues is due to the fact that selling expenses grew at a greater rate than View Tech's revenues.

         General and administrative expenses increased $2,281,527 or 188.6% to $3,491,509 in 1996 from $1,209,982 in 1995. General and administrative expenses as a percentage of total revenues increased to 26.2% in 1996 from 17.4% in 1995. The dollar increase in general and administrative expenses was primarily attributable to increases in administrative salaries and related costs of $574,965, office and equipment rents of $326,280, telephone and electronic communications costs of $258,629, professional fees of $210,131 and an overall increase in other general office expenses, primarily related to View Tech's expansion program and to higher sales volume. These expenses increased as a percentage of revenues because the rate of increase in such expenses was greater than the rate of increase in revenues primarily as a result of View Tech's expansion program discussed above.

         Income (loss) from operations decreased $1,635,352 to a loss of $(894,954) in 1996 compared to operating income of $740,398 in 1995. Income
(loss) from operations as a percentage of revenues decreased to (6.8)% for 1996 compared to 10.6% for 1995. The overall decrease in income from operations for 1996 is primarily attributable to the increase in expenses related to View Tech's expansion program and the write- off of acquisition expenses as discussed above.

         Other income (expense) decreased $165,797 to $(153,222) in 1996 from $12,575 in 1995. The decrease was primarily due to the write-off of a note receivable of $265,000 from PDS in connection with the termination of the PDS acquisition in May 1996, offset by an increase in net interest income of $136,571 related to investments in short-term securities during 1996.

         Provision for income tax expense decreased $646,199 to a tax benefit of $352,116 in 1996 from a tax expense of $(294,083) for 1995. The decrease in income tax expense relates to the pre-tax loss of $1,048,176 for 1996. View Tech has reduced the loss for fiscal 1996 to a loss of $(696,060) because it expects to fully realize the $352,116 tax benefit in future periods. View Tech will utilize approximately 51% of such benefit through carryback of the current year's net operating loss.

         Net income (loss) decreased $1,154,950 to a loss of $(696,060) in 1996 from net income of $458,890 for 1995. Net income as a percentage of revenues decreased to (5.2)% for 1996 compared to net income of 6.6% for 1995. Net income (loss) per share decreased to $(0.24) for 1996 compared to net income per share of $0.26 for 1995. The weighted average number of shares outstanding increased to 2,870,242 for 1996 from 1,761,550 in 1995.

YEAR ENDED JUNE 30, 1995 COMPARED TO THE YEAR ENDED JUNE 30, 1994

         Revenues for 1995 increased $2,865,065 or 69.9% to $6,963,487 from
$4,098,422 in 1994. The increase in revenue was primarily related to increased marketing efforts, including expansion of the sales force to seven representatives compared to three at June 30, 1995 and the opening of an additional sales office.

         Gross profit for 1995 increased $1,227,247 or 87.1% to $2,635,808 from $1,408,561 in 1994. Gross profit as a percentage of revenues, or gross margin, increased to 37.9% in 1995 from 34.4% in 1994. Gross margin increased as a result of an increase in the margin on equipment sales due to volume discounts and correspondingly lower units costs, as well as an increase in service revenues as a percentage of total revenues. Service revenues, which increased from 15% to 17% of total revenues, generally provide a higher profit margin than equipment revenues.

         Selling expenses increased $207,077 or 43.3% to $685,428 in 1995 from $478,351 in 1994. Selling expenses as a percentage of revenues declined to 9.9% in 1995 from 11.7% in 1994. The dollar increase in selling expenses is primarily due to the increase in the number of sales personnel, resulting in increased salary expense, and to commission expense associated with higher levels of sales. The decrease in selling expenses as a percentage of revenues is due to the fact that revenues grew at a greater rate than selling expenses.

         General and administrative expenses increased $291,741 or 31.8% to $1,209,982 in 1995 from $918,241 in 1994. General and administrative expenses as a percentage of total revenues declined to 17.4% for 1995 compared to 22.4% for 1994. The dollar increase in general and administrative expenses was primarily attributable to increases in salaries for administrative personnel and increases in office expenses to support View Tech's sales growth. These expenses declined as a percentage of revenues because the rate of increase in revenues was greater than the rate of increase in these expenses.

         Income from operations increased $728,429 to $740,398 in 1995 compared to $11,969 in 1994. Income from operations as a percentage of revenues increased to 10.6% for 1995 compared to 0.3% for 1994. The overall improvement in income from operations for 1995 is attributable to the increase in revenues discussed above.

         Other income (expense) increased $32,998 to $12,575 in 1995 from ($20,423) in 1994. The increase was primarily due to an increase in equipment rental income of approximately $55,000 during 1995.

         Provision for income tax expense increased $337,965 to ($294,083) in 1995 from a tax benefit of $43,882 for 1994. The increase in income tax expense relates to an increase in pre-tax income of $761,427 during 1995 and to the fact that View Tech had greater net operating loss carryforwards available in 1994 than in 1995.

         Net income increased $423,462 to $458,890 in 1995 from $35,428 for 1994. Net income as a percentage of revenues increased to 6.6% for 1995 compared to 0.9% for 1994. Net income per share increased to $0.26 for 1995 compared to $0.02 for 1994. The weighted average number of shares outstanding increased to 1,761,550 in 1995 from 1,714,960 for 1994.

ACQUISITIONS

VistaTel

         Effective July 1, 1996, View Tech acquired the net assets of VistaTel, a private company based in Boca Raton, Florida, which is a primary supplier of video conferencing products and services within the state of Florida





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
and one of PictureTel's national re-sellers. View Tech issued 52,857 shares of View Tech Common Stock, valued at $7.00 per share, to the sole shareholder of VistaTel. The excess of the acquisition price of $339,000 over the net assets acquired will be accounted for as goodwill and amortized over 15 years. VistaTel sells and services video conferencing systems and provides network bridging services for businesses to use worldwide.

GroupNet

         Pursuant to a merger agreement dated August 30, 1996, View Tech acquired GroupNet for cash and View Tech Common Stock valued at $1,380,000.
The purchase price consisted of 150,000 shares of View Tech Common Stock valued at $7.00 per share or $1,050,000 in the aggregate and $330,000 in cash, of which $110,000 was paid on August 30, 1996 upon execution of the agreement and $220,000 is payable in equal installments of $110,000 due on October 15, 1996 and December 16, 1996, respectively. The excess of the acquisition price over the net assets acquired of approximately $1,330,000 will be accounted for as goodwill and amortized over 15 years. GroupNet, based in Boston, Massachusetts, was an authorized PictureTel Select Dealer in video communication product distribution in the northeastern United States. View Tech will continue to operate GroupNet's former business in Boston and New York. With the addition of GroupNet, View Tech has added the northeastern United States to its marketing territory.

UST


         On September 5, 1996, View Tech announced a definitive agreement of merger with UST, one of the oldest and largest authorized sales agents for a few of the regional bell operating companies. The Merger is valued at approximately $18,500,000 and is subject to the approval of the shareholders of View Tech and UST, as well as satisfactory completion of due diligence and certain conditions precedent. As of October 31, 1996, UST owed its primary lender (and such lender's affiliate) approximately $2,500,000 which is to be
paid in full or appropriately refinanced at the close of the Merger.   The
Merger will be accounted for as a pooling of interests in which the UST shareholders will exchange all of their outstanding UST shares and the UST Options for View Tech Common Stock and options, respectively. The transaction is expected to be completed on or about November 30, 1996. It is anticipated that UST shareholders and optionholders (upon exercise of their options) will receive up to 2,500,000 shares of View Tech Common Stock.


         View Tech has advanced UST $1,000,000 evidenced by a promissory note secured by all assets of UST. View Tech's security interest in UST assets is subordinated to the debt obligations owed by UST to its primary lender (and such lender's affiliate). Interest accrues at 10% on the unpaid principal balance. Quarterly interest payments commenced on September 30, 1996, and the entire unpaid balance of principal and accrued interest is due June 15, 1997. View Tech executed an agreement with the UST's primary lender which restricts View Tech's ability to bring an action to collect the $1,000,000 promissory note if UST defaults. Presently, without additional financing, UST does not have sufficient financing available to repay the note in full when due.

LIQUIDITY AND CAPITAL RESOURCES

         View Tech has financed its operations and expansion activities during fiscal 1996 with the proceeds from its initial public offering completed in June 1995 and vendor credit arrangements.

         Net cash used for operating activities in 1996 and 1995 was $2,356,610 and $327,912, respectively. The primary uses of cash in 1996 were increases in accounts receivable, inventories and prepaids and other assets of $2,399,474, $612,479 and $647,979, respectively, and a decrease in accrued liabilities of $106,912. The uses of cash reflect View Tech's higher sales volume and funds used to expand View Tech's operations during 1996 compared to 1995. Sources of cash from operating activities were related to an increase in accounts payable of $1,646,739.


         Net cash used for investing activities in 1996 was $719,215, relating to the purchase of office furniture and computer equipment for $457,695 and a short-term working capital loan of $265,000 to PDS which was written off by View Tech in connection with the termination of the acquisition of PDS in May 1996. As of October 31, 1996 View Tech anticipated that its capital expenditures for fiscal 1997 would range from $700,000 to $900,000, principally for demonstration equipment and office furniture and equipment.


         Net cash used for financing activities in 1996 was $448,915, primarily representing the repayment of debt and capital lease obligations of $416,997 and the payment of additional costs of $43,430 related to View Tech's initial public offering completed in June 1995.

         View Tech maintains a $500,000 credit facility (the "Note") to assist in meeting its working capital needs, if required. The Note expires on November 1, 1996 and provides for interest at the prime rate plus one and one-half percent per year. Funds available under the Note are reduced by certain outstanding standby letters of credit





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
issued on behalf of View Tech. No amounts were outstanding under the Note at June 30, 1996, although View Tech has as of June 30, 1996, five outstanding standby letters of credits aggregating $300,000. Four of such standby letters of credit were issued in favor of one leasing company in connection with certain capital lease transactions relating to the purchase of computer equipment and furniture and one is issued to a surety company in connection with its issuance of a performance bond on behalf of View Tech. The letter of credit holders may draw against the letters of credit if View Tech fails to make timely payments or meet certain other conditions. As a result of issuing the five standby letters of credit, the balance available under the Note has been reduced to $200,000. As of June 30, 1996, View Tech was in technical default on two of its loan covenants for which it has received a waiver of default from the lender.

         View Tech's primary supplier, PictureTel, provides View Tech with a purchasing line of credit and requires View Tech to maintain a letter of credit for $250,000 in favor of PictureTel in connection with this arrangement. The $250,000 letter of credit is collateralized by cash deposits of $150,000 and the assets of View Tech.


         During July and August 1996, View Tech advanced an aggregate of $1,000,000 to UST for working capital purposes and in order for UST to repay certain bank debt due on September 1, 1996. The $1,000,000 advanced is evidenced by a note which is subordinated to UST's debt obligations to its primary lender (and such lender's affiliate). The promissory note evidencing UST's indebtedness provides for interest at 10%, payable quarterly commencing on September 30, 1996. The principal and accrued interest are due on June 15, 1997.

         On October 31, 1996, View Tech completed a private placement of 300,281 shares of View Tech Common Stock. The Common Stock was sold for approximately $1,500,000 resulting in net proceeds to View Tech of approximately $1,380,000. View Tech used the net proceeds for general working capital purposes, including restoring working capital loans made to UST in connection with the Merger.

         As of October 31, 1996, View Tech was seeking bank financing, private debt and/or equity financing for purposes of meeting anticipated cash needs related to the Merger with UST. On or before the Effective Date, View Tech is required to either refinance or repay certain debt and lease obligations of approximately $3,000,000 to UST's primary lender (and such lender's affiliate) and is required to pay in cash certain merger costs of approximately $1,412,000, primarily consisting of advisory fees and legal and accounting costs. In addition, View Tech will require additional working capital to efficiently operate the Combined Company during the months following the Merger.


         Exclusive of the cash required in connection with the Merger, View Tech believes that its existing cash balances, combined with the proceeds from its private placement of View Tech Common Stock, anticipated operating cash flow and borrowings under existing and anticipated credit facilities will be adequate to meet View Tech's on-going cash needs for the next twelve months. There can be no assurance that View Tech will be able to raise additional financing on favorable terms, if at all, or that it will be able to do so on a timely basis. The inability to obtain required additional financing could limit View Tech's ability to complete its business combination with UST and/or to efficiently operate the Combined Company.


                             BUSINESS OF VIEW TECH

GENERAL

         View Tech, which commenced operations in July 1992, markets and installs video communications systems and provides continuing services related to installed systems. Video communications systems, utilizing advanced technology, enable users at separate locations to engage in face-to-face discussions with the relative affordability and convenience of using a telephone. In addition to the use of video conferences as a corporate communications tool, use of video communications systems is expanding into numerous additional applications, including (i) teachers providing lectures to students at multiple locations, (ii) judges conducting criminal arraignment proceedings while the accused remains incarcerated, (iii) physicians engaging in consultations utilizing x-rays and other pictographic material, (iv) coordination of emergency services by public utilities, (v) conducting multi-location staff training programs and (vi) engineers at separate design facilities coordinating the joint development of products.

         View Tech's high-quality color video communications systems incorporate superior audio and data-sharing capabilities, enabling participants to share and annotate high-resolution images of documents and other objects and present information to each other using a large writing surface. The systems expand users' ability to conduct business in person while substantially reducing or eliminating travel costs, particularly airfare, lodging and meals, and non-productive travel time. They also increase productivity by improving timely communication flow, encouraging well-informed and accelerated decisionmaking, reducing or eliminating travel fatigue and improving the quality of life of those whose work requires frequent meetings with persons at different locations. The resulting increased productivity can contribute to improved products and customer service, shorter timetables for bringing





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new products and services to market and more efficient utilization of limited resources.


         As of October 31, 1996, View Tech operated from 13 offices located throughout the United States. View Tech (i) provides its customers with components produced by PictureTel, one of the largest manufacturers of video communications equipment, and several other manufacturers, (ii) selects and integrates those components into complete systems designed to suit each customer's particular communications requirements and (iii) provides personnel training and other continuing services designed to insure that its customers fully and efficiently utilize their systems and receive maximum returns on their investments. In August 1995, and again in May 1996, View Tech and PictureTel agreed to expand the territories in which View Tech markets and services the PictureTel products from southern California to include Alabama, Arizona, Arkansas, Colorado, Georgia, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, Tennessee, Texas, Utah and Wyoming as well as northern California. The agreement has a term of five years subject to annual reviews and PictureTel's right to terminate without cause upon 60 days' written notice.


INDUSTRY OVERVIEW

         Video communication entails the transmission of video and audio signals and computerized data between two or more locations through a digital telecommunication network. Video communications systems were first introduced in the late 1970s in the form of specialized dedicated conference rooms outfitted with expensive electronic equipment and requiring trained operators. Signals were transmitted over dedicated transmission lines established between fixed locations. Market acceptance of early systems was limited because of the low quality of the video output, as well as the high hardware and transmission costs and limited availability of transmission facilities.

         During the 1980s, a series of technological developments resulted in a dramatic increase in the quality of video communication, as well as a substantial reduction in its cost. The proliferation of switched digital networks, which transmit digital, as opposed to analog signals, eliminated the requirement of dedicated transmission lines. Advances in data compression and decompression technology, and the introduction of devices for separating and distributing digital signals over several channels simultaneously and recombining them after transmission, resulted in products with substantially improved video and audio quality and further reduced hardware costs. Competition among telecommunications carriers during the past decade, together with the expanded use of fiber optic technology, have further contributed to reduced transmission costs.


         As of October 31, 1996, there were three U.S. manufacturers of the equipment representing the core technology of conference room or "roll-about" video communications systems: PictureTel; Compression Labs, Incorporated; and VTEL Corporation. This equipment, together with required peripheral equipment manufactured by others, is marketed directly by these three manufacturers, by telecommunications companies such as AT&T and SPRINT and by independent distributors such as View Tech. PictureTel, View Tech's primary supplier, has shown consistent growth in revenues over the past several years. PictureTel reported revenues of $346,800,000 for the year ended December 31, 1995, up from $255,200,000 and $176,300,000 for the years ended December 31, 1994 and 1993, respectively.


STRATEGY

         View Tech focuses its marketing efforts upon industries that it believes will achieve significant benefits through utilization of video communications, acquires a complete understanding of the operations of such industries, and then identifies the particular communications needs of the industry and integrates the system components that will most effectively satisfy those needs. View Tech believes that this industry focus, together with an emphasis on providing comprehensive, high-quality service to its customers, enables View Tech to market video communications systems more effectively than the video communications equipment manufacturers and telecommunications carriers that are its principal competitors, since such companies concentrate on their core businesses rather than on providing the level of customer service provided by View Tech. In addition to its current expansion activities related to the new PictureTel agreement, View Tech intends to continue broadening its marketing focus and to expand its activities into additional geographic markets by entering into additional strategic alliances with manufacturers and others, acquiring companies in the video communications and related businesses and establishing additional sales offices.

PRODUCTS

         View Tech offers three types of video communications systems: integrated roll-about systems, custom-built conference rooms and desktop computer systems. Roll-about systems may be moved conveniently from office to office and placed into operation quickly, while custom-built video conference rooms are permanent installations typically designed for specific applications. Desktop computer systems involve multi- purpose personal computers





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with video communications capabilities, and are generally used for one-on-one personal communications, or when one person is presenting information to a group. Roll-about systems, custom installations, and desktop systems accounted for approximately 58%, 2% and 5% of View Tech's revenues, respectively, for the fiscal year ended June 30, 1996, while sales of certain products integrated into such systems accounted for approximately 20% of View Tech's revenues for such period.

         Apart from peripheral components manufactured by others, View Tech exclusively sells systems manufactured by PictureTel. PictureTel is one of the largest manufacturers of video communications equipment (in terms of revenues), and View Tech is PictureTel's U.S. Dealer of the Year for 1995 and has been recognized by PictureTel as such for the last three consecutive years. View Tech is one of five PictureTel "elite dealers" worldwide that carry the entire PictureTel line of products. Management believes that PictureTel's equipment provides its customers with superior quality audio and video communications capabilities at a reasonable price, and that user interface with PictureTel equipment is more intuitive, thereby requiring less training, than that of the equipment produced by its competitors.

         The prices of the complete systems sold by View Tech range from $1,500 for a video communications enhancement kit for a desktop computer, to $60,000 for a roll-about system for a single location, to as much as $200,000 for a custom-built conference room installation. Roll-about and custom-built systems generally contain the following components:

         Monitor. The monitor is a television set that is used at each participating location for viewing persons and objects involved in the communication. The screen of the monitor generally includes a window, or inset, that may be used to duplicate the image shown by a monitor located at another site, or to view documents or other graphic images related to the discussion. Some systems include dual monitors, providing full-sized simultaneous views of both graphic images and meeting participants.

         Video Camera. The video camera is similar to a camcorder and is generally located on top of the monitor. The video cameras included in View Tech's systems record full-color images and have pan, tilt and zoom capabilities. Some systems include auxiliary video cameras to provide additional camera angles or to view various locations within a room.

         Codec. The coding-decoding device, known as the "codec," is the heart of a video communications system. Because video images have high information content, their transmission requires significantly greater bandwidth (capacity) than is required to transmit audio signals or computer data. One codec converts analog signals into digital signals and compresses the digital signals, enabling them to be transmitted over conventional data networks, while a second codec decompresses and reconstitutes the signals into their analog form at the receiving location. The signals transmitted by codecs are bi-directional, enabling each codec simultaneously to send and receive signals. The compression- decompression process is accomplished using algorithms, or mathematical formulae, that are embedded in the codec.

         Inverse Multiplier. Because video signals (even after digital compression) require greater bandwidth than is available in most telephone lines, an inverse multiplexer is used to distribute the signals to several lines prior to transmission. The distributed signals are then simultaneously transmitted over the different lines, and a receiving inverse multiplexer recombines them to their original format.

         Multi-point Control Unit. A multi-point control unit, known as an "MCU" or "bridge," is a device that enables persons at more than two locations to participate simultaneously in video communication. The MCU is required at only one of the participating locations.

         Document Camera. The document camera may be used to display documents, photographs and small three-dimensional objects in color. Because the document camera produces "freeze-frame" images, enhanced resolution of the recorded item is possible.

         Videoscan Converter. The videoscan converter facilitates the transmission of computerized data.

         Keypad. The keypad, one of which is required at each participating location, is the device used to control the video cameras, monitors and other aspects of the system.

         Speakerphone. Each participating site has a speakerphone, which provides near-high-fidelity audio communications.

         Videocassette Recorder. Videocassette recorders are generally installed at each location in order to provide a permanent record of the communication.





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         Annotations Slate and White Board.  An annotations slate allows a participant to draw, annotate and point to the high-resolution graphics recorded by a document camera, while a white board allows a participant to make a presentation using a large two dimensional writing surface similar to a grease board.

         The foregoing components included in View Tech's systems are purchased by View Tech from PictureTel, except the inverse multiplexers, which it purchases from either of two manufacturers, Teleos Communications, Inc. or Ascend Communications, Inc., and the monitors, document cameras, videoscan converters, videocassette recorders and white boards, which it acquires from various sources, depending upon price and quality.

         Although View Tech's desktop-computer systems involve different components, the desktop system has many of the capabilities of the conference-room and roll-about systems. View Tech's desktop video communications equipment is also manufactured by PictureTel.

         View Tech intends to continue providing its customers with additional product selections in the future to the extent they compliment and enhance such customers' video communications capabilities.

SERVICES

         View Tech believes that the quality and depth of its services are critical factors in its ability to compete successfully. Because of the technical expertise and experience of its management and employees, View Tech is able to offer its customers the convenience of single- vendor sourcing for every aspect of their video communications needs and to develop customized systems designed to provide efficient responses to each customer's unique needs.

         View Tech provides each of its customers with a full complement of video communications services to ensure customer satisfaction and optimal utilization of the system by the customer. Prior to the sale of its systems and services, View Tech provides consulting services that include an assessment of its customer's needs and existing communications equipment, as well as cost-justification and return-on-investment analyses.

         Once View Tech has made recommendations with respect to the most effective method to achieve its customer's objectives and the customer has ordered a system, View Tech delivers, installs and tests the video communications equipment. When the equipment is functional, View Tech provides training to all levels of its customer's organization, including executives, managers, management-information-systems and data- processing administrators, technical staff and end users. Training includes instruction in system operation, as well as planning and administration meetings. Additionally, View Tech assists its customers in internal "marketing" to ensure that managers throughout the organization are aware that they have access to the system. By means of thorough training, View Tech ensures that its customers achieve a significant return on their investment in the systems and services provided by View Tech.

         View Tech provides one-year parts and service warranty contracts to each customer, as well as customer support for every aspect of the equipment provided, its integration and operator error following the sale of the equipment. View Tech's suppliers, in turn, provide View Tech with parts-replacement warranties ranging from 90 days for PictureTel equipment to between one and three years for other manufacturers' equipment. View Tech's customers can call View Tech's toll-free technical support hotline 24 hours a day, 365 days a year. Customers may also obtain answers to questions or follow-up training through video conferencing, telephone, facsimile, e-mail or through the mail. View Tech also provides onsite support and maintenance. Charges for engineering, installation, and training services, and the one-year warranty contract, comprise approximately 10% to 12% of View Tech's total charges for newly installed systems.

         View Tech's service personnel maintain periodic contact with customers. Prior to the expiration of the one-year warranty contract, View Tech offers to perform an engineering study of each customer's equipment, to recommend the installation of replacement parts or equipment if appropriate and to provide an additional one-year warranty contract. At this time, View Tech also offers training programs for new users, refresher and advanced training programs for experienced users and consulting services related to new equipment that has recently become available and systems expansion and upgrades. Charges for the engineering study, training programs, consulting services and additional one- year warranty contract are generally comparable to the cost of services provided to the customer at the time its video communications equipment is installed. Services provided by View Tech accounted for approximately 15% of View Tech's revenues for the fiscal year ended June 30, 1996.

         In addition, View Tech offers its customers telecommunications carrier services, which it purchases from AT&T and Pacific Bell at high- usage discounts and resells at rates that are more favorable than could be obtained by View Tech's customers directly from the carrier. View Tech intends to pursue opportunities for providing such services to its customers with additional carriers, as they provide View Tech with recurring revenues based upon customer video communications systems use. To date, the revenues attributable to such services have not been material.





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         During 1996, View Tech started providing MCU, or bridge, services to its customers. Since bridges cost between $65,000 and $150,000 per unit, View Tech's customers typically elect to utilize such services when more than two locations participate simultaneously in video communication. Bridging revenues for the fiscal year ended June 30, 1996 were not material.

CUSTOMERS

         While View Tech has installed video communications systems for a diversified customer base, including Southern California Edison, UNOCAL and Loma Linda University, it has attempted to focus its marketing efforts on specific industries. See "--Strategy." Among the industries in which View Tech believes it has acquired substantial expertise are health care and distance-education. During 1996, View Tech organized its Telemedicine Group to focus directly on the health care industry. The health care market includes HMOs, hospitals, insurers and other health care providers, whose personnel utilize video communications systems to interview patients, transfer medical records (including x-rays and other pictographic material) and to confer on a variety of professional and administrative matters. View Tech has provided systems to customers in the health care industry including Allergan, Blue Cross of California, Catholic Healthcare West, Friendly Hills Hospital Group and PacifiCare.

         The distance-education market includes universities, community colleges and primary and secondary schools. Educators utilize video communications systems to enable teachers to lead classes meeting at multiple locations to obtain presentations by off-site lecturers, facilitate teaching of hearing-impaired students and hold institutional staff meetings. View Tech has installed systems at the University of California's San Bernardino campus, Loma Linda University and Cal Tech.

         No single customer accounted for more than 10% of View Tech's revenues for the fiscal year ended June 30, 1996.

         View Tech maintains a small inventory of equipment and spare parts, but orders most of its equipment on a project-by-project basis based upon firm orders by, and for delivery to, its customers. Substantially all of the video communications systems sold to the customers named above were integrated roll-about systems. To date, View Tech has not experienced difficulty associated with the timely delivery of equipment by its manufacturers.

SALES AND MARKETING

         View Tech has a number of programs in place for promoting its products and services. Representatives of View Tech regularly attend video communications and advanced technology trade shows. View Tech hosts seminars and provides potential customers with the opportunity to learn more about View Tech's products and services using video communications demonstration facilities located in each of View Tech's offices. View Tech also places advertisements aimed at selected markets in industry trade publications and utilizes limited and selective direct mail advertising.

         In addition, View Tech has an agreement with a telemarketing firm to provide View Tech with information regarding organizations that may be interested in purchasing View Tech's products and services. Management has worked closely with the firm to develop approaches that it believes will enable the firm effectively to identify individuals within organizations who are likely to be interested in learning of the advantages of video communications. PictureTel and other suppliers also provide View Tech with sales leads.

         View Tech also maintains relationships with previous customers and attempts to provide for their continuing hardware and service needs, including continuing engineering, training and warranty services. See "--Services." For the year ended June 30, 1996, approximately 50% of View Tech's total revenues were derived from existing customers.

DEPENDENCE ON PICTURETEL

         Approximately 77% of View Tech's revenues which are attributable to the sale of equipment (and approximately 58% of View Tech's overall revenues) is derived from equipment manufactured by PictureTel, with the balance supplied by approximately seven other manufacturers. Termination or change of View Tech's business relationship with PictureTel or another supplier, disruption in supply, failure of a supplier to remain competitive in quality, function or price, or a determination by one or more of View Tech's suppliers to reduce reliance on independent distributors such as View Tech could have a material adverse effect on View Tech. See "--Competition" and "RISK FACTORS--Dependence on Suppliers, including PictureTel."

COMPETITION

         The video communications industry is highly competitive. View Tech competes with manufacturers of video communications equipment and their networks of dealers and distributors, telecommunications carriers and other large corporations, as well as other independent distributors. Telecommunications carriers and other large corporations that have recently entered the video communications market include Apple Computers, Inc., AT&T, MCI Communications Corporation, SPRINT, some of the RBOCs, IBM, Intel Corporation, Nippon Electric Corporation, MicroSoft, Inc., Mitsubishi Ltd., Fujitsu Ltd., Sony Corporation, Matsushita/Panasonic, Hitachi and British Telecom. Many of these organizations have substantially greater financial and other resources than View Tech, furnish many of the same products and services provided by View Tech and have established relationships with major corporate customers that have policies of purchasing directly from them. Management believes that as the demand for video communications systems continues to increase, additional competitors, many of which will have greater resources than View Tech, will enter the video communications market.

         A specific manufacturer's network of dealers and distributors typically involves discreet territories that are defined geographically, in terms of vertical market, or by application (e.g., project management or government procurement). View Tech's current agreement with PictureTel authorizes View Tech to distribute PictureTel products in the following states:
Alabama, Arizona, Arkansas, California, Colorado, Georgia, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, Tennessee, Texas, Utah and Wyoming. Because the agreement is non-exclusive, however, View Tech is subject to competition within these territories by other PictureTel dealers, whose customers elsewhere may have branch facilities in these territories, and by PictureTel itself, which directly markets its products to certain large national corporate accounts. The agreement expires in August 2000 and can be terminated without cause upon 60 days' written notice by PictureTel. There can be no assurance that the agreement will not be terminated, or that it will be renewed by PictureTel, which has no other affiliation with View Tech and is a competitor of View Tech. While there are suppliers of video communications equipment other than PictureTel, termination of View Tech's relationship with PictureTel could have a material adverse effect on View Tech.

         View Tech believes that customer purchase decisions are influenced by several factors, including cost of equipment and services, video communication system features, connectivity and compatibility, a system's capacity for expansion and upgrade, ease of use and services provided by a vendor. Management believes that its comprehensive knowledge of the operations of the industries it has targeted, the quality of the equipment that View Tech sells, the quality and depth of its services, its nationwide presence and ability to provide its customers with all of the equipment and services necessary to ensure the successful implementation and utilization of its video communications system enable View Tech to compete successfully in the industry.

EMPLOYEES


         At October 31, 1996, View Tech had 70 full-time employees and a network of consultants who are available on an as-needed basis to provide technical and marketing support. As of October 31, 1996, View Tech had 27 full-time employees engaged in marketing and sales, 22 in technical services and 15 in finance, administration and operations. None of View Tech's employees is represented by a labor union. View Tech believes that its relations with its employees are good.


REAL PROPERTIES

         View Tech leases office facilities in Camarillo, Irvine and San Diego, California, Atlanta, Georgia, Dallas, Texas, Englewood, Colorado, and Nashville, Tennessee. Its executive offices are located in Camarillo and consist of a total of approximately 6,700 square feet. View Tech's other facilities house sales, technical and administrative personnel and consist of aggregate square footage of approximately 13,500 square feet. The leases on those facilities expire at various dates through October 2000. In August and September 1996, View Tech entered into two new office leases aggregating approximately 2,700 square feet in Boca Raton, Florida and Phoenix, Arizona with terms of five and two years, respectively. View Tech may require additional space during the next 12 months to house its operations in Camarillo and Irvine, California and Atlanta, Georgia. View Tech believes that it can find suitable additional space on reasonable terms.

CLAIMS AND LITIGATION

         View Tech is not party to any legal proceedings. It is anticipated that from time to time it will be subject to claims that arise in the ordinary course of its business.

                         SELECTED FINANCIAL DATA OF UST


         The following tables present summarized historical statements of operations and balance sheet data of UST. The balance sheet data presented below as of December 31, 1995 and 1994 and the statements of operations data presented below for the years ended December 31, 1995 and 1994 are derived from audited financial statements. The balance sheet data presented below as of June 30, 1996 and 1995 and the statements of operations data presented below for the six months ended June 30, 1996 and 1995 are derived from unaudited financial statements. Such unaudited financial statements of UST, in the opinion of UST's management, contain all adjustments necessary for a fair presentation of the financial position and results of operations for these periods.

         The selected historical financial data related to December 31, 1995 and 1994 should be read in conjunction with the audited financial statements and related notes thereto for UST included elsewhere in this Joint Proxy Proposal/View Tech Proxy Proposal/Prospectus and "UST Management's Discussion and Analysis or Plan of Operations." The selected historical data related to June 30, 1996 and 1995 should be read in conjunction with UST Management's Discussion and Analysis or Plan of Operations and the unaudited financial statements, and related notes thereto, for UST included elsewhere in this Joint Proxy Proposal/View Tech Proxy Proposal/Prospectus and UST Management's Discussion and Analysis or Plan of Operations.



                                                                  Years Ended                      Six Months Ended
                                                                  December 31,                         June 30,
                                                         -----------------------------        ---------------------------
                                                                                                      UNAUDITED
                                                                                                      ---------
                                                             1995             1994              1996             1995
                                                         -----------       -----------        ----------      -----------
 STATEMENT OF OPERATIONS DATA:
 Revenues:
         Agency commissions  . . . . . . . . . . . .     $14,175,993       $18,114,987        $5,579,355      $ 8,641,998

         System and other product sales  . . . . . .       5,798,600         3,918,710         2,809,498        2,273,815
                                                         -----------       -----------        ----------      -----------
         Total revenues  . . . . . . . . . . . . . .      19,974,593        22,033,697         8,388,853       10,915,813
                                                         -----------       -----------        ----------      -----------
 Costs and Expenses:

         Cost of goods sold  . . . . . . . . . . . .       4,650,121         2,938,910         2,424,129        1,848,064
                                                         -----------       -----------        ----------      -----------
         Selling expenses  . . . . . . . . . . . . .      11,418,695        15,805,023         3,647,860        7,119,836
         General and administrative expenses   . . .       2,938,277         4,105,086         1,583,015        1,765,016
                                                         -----------       -----------        ----------      -----------
                                                          19,007,093        22,849,019         7,655,004       10,732,916
                                                         -----------       -----------        ----------      -----------
 Income (loss) from operations . . . . . . . . . . .         967,500          (815,322)          733,849          182,897


 Interest and other expense  . . . . . . . . . . . .        (607,700)         (325,900)         (248,981)        (350,645)
 Loss on sublease, including
   shutdown of office  . . . . . . . . . . . . . . .        (994,900)         (318,000)              -           (994,900)
                                                         -----------       -----------        ----------      -----------
 Income (loss) before income taxes . . . . . . . . .        (635,100)       (1,459,222)          484,868       (1,162,648)


 State tax provision . . . . . . . . . . . . . . . .         (33,300)              -             (59,000)             -
                                                         -----------       -----------        ----------      -----------
 Net income (loss) . . . . . . . . . . . . . . . . .     $  (668,400)      $(1,459,222)       $  425,868      $(1,162,648)
                                                         ===========       ===========        ==========      ===========


                                                                  December 31,                         June 30,
                                                         ----------------------------         ---------------------------
                                                             1995             1994              1996             1995
                                                         -----------       -----------        ----------       ----------
                                                                                                      UNAUDITED
                                                                                                      ---------
 BALANCE SHEET DATA:
 Cash and cash equivalents . . . . . . . . . . . . .   $         -       $         -        $      2,000    $         -

 Other current assets  . . . . . . . . . . . . . . .       3,659,684         4,464,118         4,037,950        4,268,700
 Property and equipment net  . . . . . . . . . . . .       2,121,250         2,747,719         1,900,011        2,442,900
 Other assets, net . . . . . . . . . . . . . . . . .          56,214            93,957            52,007           84,377
                                                         -----------       -----------        ----------       ----------
   Total Assets  . . . . . . . . . . . . . . . . . .      $5,837,148        $7,305,794        $5,991,968       $6,795,977
                                                         ===========       ===========        ==========       ==========

 Current liabilities . . . . . . . . . . . . . . . .      $4,773,188        $3,938,151        $5,918,800       $7,141,732

 Long-term liabilities . . . . . . . . . . . . . . .       2,119,200         4,180,813           702,540        1,630,063
 Total shareholders' deficit . . . . . . . . . . . .      (1,055,240)         (813,170)         (629,372)      (1,975,818)
                                                         -----------       -----------        ----------       ----------
   Total Liabilities and Shareholders' Deficit   . .      $5,837,148        $7,305,794        $5,991,968       $6,795,977
                                                         ===========       ===========        ==========       ==========

                  UST MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                               PLAN OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements and the notes thereto appearing elsewhere in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus. Certain statements contained in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus that are not related to historical results, including, without limitation, statements regarding UST's business strategy and objectives, future financial position and estimated cost savings, are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act and involve risks and uncertainties. Although UST believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "RISK FACTORS," "UST MANAGEMENT S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and "BUSINESS OF UST," as well as those discussed elsewhere in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus. All forward-looking statements contained in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus are qualified in their entirety by this cautionary statement.

GENERAL

   UST designs, sells, manages and supports telecommunications systems solutions for small and medium-sized businesses throughout the United States. UST develops and manages sales and customer service programs on an outsourced basis for (i) certain RBOCs, (ii) other telecommunications service providers and (iii) equipment manufacturers under agency and VAR agreements. In New England and New York, UST also provides systems integration and on-going account management consulting for middle market customers. On behalf of its RBOC clients, UST sells high speed data services, internet access, Centrex network services, local and long distance services, voice mail and other "enhanced" services, discount calling plans and toll-free services such as remote-call-forwarding. As a value-added equipment reseller, UST sells, installs and maintains data transmission products, video conferencing equipment and telephone systems.

RESULTS OF OPERATIONS

   The following table sets forth, for the periods indicated, information derived from UST's financial statements expressed as a percentage of UST's revenues.


                                                Years Ended          Six Months Ended
                                                December 31,             June 30,
                                             ------------------      ----------------
                                                                        UNAUDITED
                                                                        ---------

                                             1995        1994        1996        1995
                                             ----        ----        ----        ----
 Revenues:
   Agency Commissions  . . . . . . . . . .    71.0        82.2        66.5       79.2

   System and Other Product Sales  . . . .    29.0        17.8        33.5       20.8
                                             -----       -----       -----      -----
                                             100.0%      100.0%      100.0%     100.0%
                                             -----       -----       -----      -----
 Costs and Expenses:

   Cost of goods sold  . . . . . . . . . .    23.3        13.3        28.9       16.9
   Selling expenses  . . . . . . . . . . .    57.2        71.7        43.5       65.2
   General and administrative expenses   .    14.7        18.7        18.9       16.2
                                             -----       -----       -----      -----
 Total operating expenses  . . . . . . . .   95.20       103.7        81.3       98.3
                                             -----       -----       -----      -----
 Income (loss) from operations . . . . . .     4.8        (3.7)        8.7        1.7
 Other income (expense)  . . . . . . . . .    (2.9)       (1.5)       (2.9)      (3.2)

 Loss on sublease including shutdown of
   offices . . . . . . . . . . . . . . . . .  (5.0)       (1.4)        -         (9.1)
                                             -----       -----       -----      -----
 Income (loss) before income taxes . . . .    (3.1)       (6.6)        5.8      (10.7)
 Provision for income taxes  . . . . . . .    (0.2)        -          (0.7)       -

 Net income  . . . . . . . . . . . . . . .    (3.3)%      (6.6)%       5.1%     (10.7)%
                                             =====       =====       =====      =====

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

   Total revenues for 1995 decreased by $2,059,104 or 9.3% to $19,974,593 from $22,033,697 in 1994.

   Agency commissions in 1995 decreased by $3,938,994 or 21.7% to $14,175,993 from $18,114,987 in 1994. The decrease in agency commissions was due primarily to UST's significant restructuring of its business in 1995. Toward the end of 1994 and into early 1995, regulatory changes, shifts in market conditions and the exhaustion of available 800 numbers caused the highly profitable 800 number business to deteriorate rapidly. In late 1994 and early 1995, UST curtailed its sales activities in the 800 number market and terminated its unprofitable relationships with USWest and PacBell. In late 1994 and in 1995, to adjust to changing business conditions, UST closed its satellite office in San Francisco, consolidated its Boston locations and dramatically reduced the size of its telemarketing staff from an average of 286 employees in 1994 to an average of 147 employees in 1995.

   System and other product revenues increased by $1,879,890 or $48% to $5,798,600 in 1995 from $3,918,710 in 1994. The increase was primarily related to increased sales and marketing efforts, including increased staffing in UST's videoconferencing sales division.

   Cost of goods sold for 1995 increased by $1,711,211 or 58.2% to $4,650,121 from $2,938,910. Cost of goods sold as a percentage of revenues increased to 23.3% in 1995 from 13.3% in 1994. The increase in costs of goods sold is primarily related to the decrease in agency commissions from telemarketing in which UST is paid a commission from carriers such as Bell Atlantic and GTE and incurs no cost of goods sold related to these commissions.

   Selling expenses for 1995 decreased by $4,386,328 or 27.8% to $11,418,695 from $15,805,023 in 1994. The decrease was due primarily to lower sales compensation as a result of lower revenues, reductions in sales personnel and personnel related expenses, and the closing and consolidation of UST's sales offices.

   General and administrative expenses for 1995 decreased by $1,166,809 or 28.4% to $2,938,277 from $4,105,086 in 1994. The decrease was due primarily to reductions in administrative personnel and personnel related expenses and the consolidation of UST's administrative offices.

   Income (loss) from operations in 1995 increased by $1,782,822 to $967,500 from a loss of $815,322 in 1994. The increase was due primarily to the reductions in selling and general administrative expenses as a result of the restructuring of the business.

   Other expense in 1995 increased by $281,800 or 86.5% to $607,700 from $325,900 in 1994. The increase was due primarily to interest charges related to increased debt in the form of a term note. On December 9, 1994, UST borrowed $1,500,000 from its primary lender in the form of a term note. Under the term note, UST was required to make principal payments in 20 equal, consecutive monthly payments of $75,000 beginning on April 30, 1995. Interest under this note accrued at the bank's base rate (8.5% at December 31, 1994) plus 2.5% until March 31, 1995, and thereafter at the bank's base rate plus 4.5%.

   Loss on sublease, including shutdown of offices (including severance and related expense) in 1995 increased by $676,900 to $994,900 from $318,000 in 1994. During 1994, UST closed its sales office in San Francisco and during 1995 UST closed a larger sales office in Boston and significantly consolidated its sales and administrative operations.

   UST's State tax provision in 1995 increased to $33,300 from $0 in 1994, as UST incurred net taxable income in 1995 and net taxable losses in 1994. UST has elected to be treated as an S corporation for Federal and Massachusetts income tax purposes pursuant to Section 1362(a) of the Code. As an S corporation, all items of income or loss are passed through to the UST shareholders and are reportable on their individual income tax returns. UST has elected to be treated as a C corporation in California and New York. As a C corporation, UST is responsible for paying taxes on income allocable to these states.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

   Total revenues for 1994 increased by $3,996,097 or 22.2% to $22,033,697 from $18,037,600 in 1993.

   Agency commissions in 1994 increased by $4,934,287 or 37.4% to $18,114,987 from $13,180,700 in 1993. The increase in agency commissions was primarily related to increased sales and marketing efforts, including increased staffing and the first full year of operations in the three sales offices (Yarmouth, MA, San Francisco, CA and New York, NY) opened during 1993.

   System and other product revenues decreased by $938,190 or 19.3% to $3,918,710 in 1994 from $4,856,900 in 1993. The decrease was primarily related to UST's increasing its focus and sales and marketing efforts in the agency commission business.

   Cost of goods sold for 1994 decreased by $554,490 or 18.9% to $2,938,910 from $3,493,400. Cost of goods sold as a percentage of revenues decreased to 13.3% in 1994 from 19.4% in 1993. The decrease in cost of goods sold is primarily related to the increase in agency commissions from telemarketing in which UST is paid a commission from carriers such as Bell Atlantic and GTE and incurs no cost of goods sold related to these commissions.

   Selling expenses for 1994 increased by $5,570,823 or 54.4% to $15,805,023 from $10,234,200 in 1993. The increase was due primarily to increased sales compensation as a result of increased revenues, increases in sales personnel and personnel related expenses and the costs of operating the additional sales offices.

   General and administrative expenses for 1994 increased by $1,595,640 or 63.6% to $4,105,086 from $2,509,446 in 1993. The increase was due primarily to increases in management and administrative personnel and personnel related expenses and investments in the infrastructure of the business.

   Income (loss) from operations in 1994 decreased by $2,615,876 to a loss of $815,322 from income of $1,800,554 in 1993. The decrease was due primarily to increases in selling and general administrative expenses used to enhance the infrastructure of the business and the incremental costs of operating the additional sales offices.

   Other expense in 1994 increased by $225,100 or 223.3% to $325,900 from $100,800 in 1993. The increase was due primarily to interest charges related to increased borrowings under both the revolving line of credit and lease line of credit with UST's primary lender.

   Loss on sublease, including shutdown of offices (including severance and related expenses) in 1994 decreased by $79,200 to $318,000. During 1994, UST recorded a one-time charge related to the closing of its sales office in San Francisco. During 1994 UST recorded a one-time charge related to a sublease agreement for its previously occupied facility upon its move to a larger facility. During 1993, UST recorded a liability of $397,200 which represented the net future amounts due to the former landlord.

   No state tax provision was required in 1994 as UST incurred net taxable losses. UST has elected to be treated as an S corporation for Federal and Massachusetts income tax purposes pursuant to Section 1362(a) of the Code. As an S corporation, all items of income or loss are passed through to the UST shareholders and are reportable on their individual income tax returns. UST has elected to be treated as a C corporation in California and New York. As a C corporation, UST is responsible for paying taxes on income allocable to these states.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

   Total revenues for 1996 decreased by $2,526,960 or 23.1% to $8,388,853 from $10,915,813 in 1995.

   Agency commissions in 1996 decreased by $3,062,643 or 35.4% to $5,579,355 from $8,641,998 in 1995. The decrease in revenues was due primarily to UST's significant restructuring of its business in 1995. Toward the end of 1994 and into early 1995, regulatory changes, shifts in market conditions and the exhaustion of available 800 telephone numbers caused the highly profitable 800 number business to deteriorate rapidly. In late 1994 and early 1995, UST curtailed its sales activities in the 800 number market and terminated its unprofitable relationships with USWest and PacBell. In late 1994 and in 1995, to adjust to changing business conditions, UST closed its satellite office in San Francisco, consolidated its Boston locations and dramatically reduced the size of its telemarketing staff from an average of 206 employees in 1995 to an average of 63 employees in 1996.

   System and other product revenues increased by $535,683 or 23.6% to $2,809,498 in 1996 from $2,273,815 in 1995. The increase was primarily related to increased sales and marketing efforts, including increased staffing in UST's video conferencing sales division.


   Cost of goods sold for 1996 increased by $576,065 or 31.2% to $2,424,129 from $1,848,064. Cost of goods sold as a percentage of revenues increased to 28.9% in 1996 from 16.9% in 1995. The increase in cost of good sold is primarily related to the decrease in agency commissions from telemarketing in which UST is paid a commission from carriers such as Bell Atlantic and GTE and incurs no cost of goods sold related to these commissions.


   Selling expenses for 1996 decreased by $3,471,976 or 48.8% to $3,647,860 from $7,119,836 in 1995. The decrease was due primarily to lower sales compensation as a result of lower revenues, reductions in sales personnel and personnel related expenses and the closing and consolidation of UST's sales offices.

   General and administrative expenses for 1996 decreased by $182,001 or 10.3% to $1,583,015 from $1,765,016 in 1995. The decrease was due primarily to reductions in administrative personnel and personnel related expenses and the consolidation of UST's administrative offices.

   Income from operations in 1996 increased by $550,952 or 301.2% to $733,849 from $182,897 in 1995. The increase was due primarily to the reductions in selling and general administrative expenses as a result of the restructuring of UST's business.

   Other expense in 1996 decreased by $101,664 or 29.0% to $248,981 from $350,645 in 1995. The decrease was due primarily to lower interest charges related to reduced debt.

   Loss on sublease, including shutdown of offices (including severance and related expenses) in 1996 decreased from $994,900 in 1995 to $0. During 1995 UST closed a sales office in Boston and significantly consolidated its sales and administrative operations.

   UST's State tax provision in 1996 increased to $59,000 from $0 in 1995 as UST incurred net taxable income in 1996 and net taxable losses in 1995. UST has elected to be treated as an S corporation for Federal and Massachusetts income tax purposes pursuant to Section 1362(a) of the Code. As an S corporation, all items of income or loss are passed through to the UST shareholders and are reportable on their individual income tax returns. UST has elected to be treated as a C corporation in California and New York. As a C corporation, UST is responsible for paying taxes on income allocable to these states.

LIQUIDITY AND CAPITAL RESOURCES

   Net cash provided by operating activities for the year ended December 31, 1995 was $1,247,618. The cash requirement was offset by a noncash charge relating to the closing of offices of $360,847. The primary sources of cash were decreases in accounts receivable of $904,598 and increases in accounts payable of $169,357. The primary uses of cash were increases in inventories and other current assets of $142,497 and $25,589, respectively, and decreases in customers' deposits and deferred rent of $64,636 and $35,856, respectively.

   Net cash used in investing activities for the year ended December 31, 1995 was $206,595, consisting primarily of purchases of property and improvements.

   Net cash used in financing activities for the year ended December 31, 1995 was $1,041,023. The primary uses of cash were the result of net borrowings on the line of credit, payments of long-term debt and payments on amounts due to former landlords of $1,073,311, $845,000 and $249,394, respectively. The primary sources of cash were the conversion of a $700,352 account payable to PictureTel to a note payable and $426,330 which consisted of the net proceeds from the issuance of UST Common Stock in August 1995.

   Net cash used in operating activities for the six-month period ended June 30, 1996 was $153,950. The primary uses of cash were increases in accounts receivable and inventories of $297,145 and $84,810, respectively, and decreases in accounts payable, notes payable, accrued expenses and other current liabilities of $52,247, $262,600, $232,198 and $50,965, respectively.

   Net cash used in investing activities for the six-month period ended June 30, 1996 was $170,999, consisting primarily of purchases of property and improvements.

   Net cash provided for financing activities of $326,949 for the six-month period ended June 30, 1996 was the result of net borrowings on the line of credit of $501,890 net of payments on note payable to its primary lender of $174,941.

   On June 3, 1996, UST amended its revolving line of credit and forbearance agreement with its primary lender. The revolving line of credit and forbearance agreement were extended to January 2, 1997. The amended revolving line of credit provides for monthly reductions in the borrowing base of $50,000 from July to September 1996 and $100,000 in October. In addition, the term note agreement was amended to be due and payable on September 1, 1996 and was paid prior to such date, in part, with aggregate borrowings in the amount of $1,000,000 from View Tech. The prior agreement called for consecutive monthly payments from January through August 1996. On June 3, 1996, certain directors of UST guaranteed all outstanding borrowings under the revolving credit, lease line of credit and term note agreements up to $430,000. Absent the Merger, the loans are due on January 2, 1997.

   On January 19, 1996, UST converted a $700,352 account payable to PictureTel to a note payable due in equal monthly payments through November 1996 at a 9% per annum interest rate.

   On July 26, 1996, as part of the letter of intent to merge between UST and View Tech, UST executed a promissory note for $1,000,000 payable to View Tech which was used to pay the $430,000 term note due to its primary lender and to meet current obligations. In the event that the Merger is not consummated, UST is obliged to make quarterly interest payments to View Tech and the entire unpaid balance owed to View Tech is due and payable on June 15, 1997, subject to subordination.

   UST believes that its existing cash balances, combined with anticipated operating cash flow and borrowings under existing credit facilities will be adequate to meet its on-going cash needs through January 2, 1997. If the Merger is not consummated, UST is required to repay to its primary lender borrowings of approximately $3,000,000 under its revolving line of credit and lease line of credit on January 2, 1997 and the principal and accrued interest on its $1,000,000 promissory note to View Tech on June 15, 1997. Its ability to meet its future liquidity requirements would be dependent on arranging additional financing. There can be no assurance that sources of such financing will be available, or will be available on terms acceptable to UST.

   UST does not believe that its business is subject to any material adverse impacts as the result of inflation.

                                BUSINESS OF UST

GENERAL

   UST, founded in 1986, designs, sells, manages and supports telecommunications systems solutions for small and medium-sized businesses throughout the United States. UST develops and manages sales and customer service programs on an outsourced basis under agency and VAR agreements for (i) certain RBOCs, (ii) other telecommunications service providers and (iii) equipment manufacturers. In New England and New York, UST also provides systems integration and on-going account management consulting for middle market customers. On behalf of its RBOC clients, UST sells high speed data services, internet access, Centrex network services, local and long distance services, voice mail and other "enhanced" services, discount calling plans and toll-free services such as remote-call-forwarding. As a value-added equipment reseller, UST sells, installs and maintains data transmission products, videoconferencing equipment and telephone systems. UST is the largest revenue-producing sales agent for Bell Atlantic, the second largest agent for NYNEX, among the two largest agents for GTE and has agency or VAR agreements with Southwestern Bell, Sprint, Northern Telecom, Ascend and PictureTel. UST generates revenue from commission sales, distributor mark-up and account management and after-sales revenue fees.

   UST utilizes a number of sales and marketing techniques, including outside sales (or face-to-face) and inside sales (or telemarketing).

   Outside Sales. UST's outside sales activities are generally focused on medium-sized businesses in New England and New York where UST maintains offices. Face-to-face sales are especially effective in selling more expensive and technologically advanced services and equipment such as NYNEX's Centrex network services and PictureTel's videoconferencing products. On-going account management stimulates repeat business while protecting market share and generating recurring revenue from certain clients such as NYNEX.

   Inside Sales. UST's inside sales group sells a broad range of services over the telephone. In addition, the inside sales and service departments generate leads, and in some instances, provide back-up support to outside sales associates. The advantages of telemarketing include high response rates, low transaction costs, direct interaction with customers and on-line access to detailed customer or product information. UST's telemarketing clients include BellAtlantic, GTE, Southwestern Bell, Sprint and others.

   Service. UST provides on-going after-sales services to its customers as a crucial component of its mission. Installation, maintenance, user training and network order-processing are some of the services provided by UST to its end-user customers. Repeat business from existing customers has contributed to UST's growth in the past.

THE TELECOMMUNICATIONS INDUSTRY


   Since the break-up of AT&T in 1984, the telephone industry has become increasingly competitive. MCI was among the first to challenge AT&T's market dominance, and subsequently has grown and prospered in the long-distance arena. Over the past ten years, MCI and Sprint, among others, have invested vast sums in building long-distance infrastructures. Additionally, smaller companies have entered the long-distance business as resellers. Rather than invest in extensive networks, resellers purchase time on a wholesale basis from such companies as AT&T and MCI, and invest heavily in sales and marketing activities. Wholesale initiatives will most likely be taken by local providers in the near future. As a result of enhanced competition throughout the marketplace, customer retention has become the key to revenue growth and profitability. In addition to the current competitors in the long-distance arena, the RBOCs have emerged as strong future competitors to AT&T and MCI, bringing with them inherent cost efficiencies due to their ownership of underlying local transmission and switching facilities. As of October 31, 1996, UST was a significant distribution channel for several of these RBOCs which are prepared to compete for the long-distance market.


   On February 8, 1996, the Telecommunications Act was enacted into law. This comprehensive federal legislation will affect many sectors of the telecommunications industry. Included in the new statute are provisions relating to, subject to certain limitations, the opening up of local telephone markets to competition and the elimination of restrictions on certain local carriers' entry into the long distance telecommunications market. It is unknown at this time what impact the Telecommunications Act will have on View Tech, UST or the Combined Company; however, it is likely that the business of View Tech, UST and the Combined Company will face significant additional competition from entities with greater financial and managerial resources. Furthermore, in September 1996, the United States Court of Appeals for the Eighth Circuit granted a stay of implementation of the Telecommunications Act in response to lawsuits filed by local telephone companies and state officials claiming that the new federal rules are arbitrary and usurp states' rights. There can be no assurance that the delay in implementation of the Telecommunications Act will not have a material adverse effect on the ability of View Tech, UST of the Combined Company to compete in the local telephone markets.

SERVICES AND EQUIPMENT

   Telecommunications Services. On behalf of its clients, UST sells a wide range of telecommunications services including, high speed data connection, internet access, local and long distance services, voice mail and other "enhanced" services, discount calling plans and toll-free services. In addition, UST provides Account Management for NYNEX under which it serves as the as the primary interface between NYNEX and certain of its business customers. Under this program, UST's outside sales personnel provide a single-point-of-contact and coordination for all of the customer's telecommunications needs. UST will provide systems integration services, process so called "moves, adds, and changes" on the telephone network, coordinate repairs, do network analysis, manage billing issues and provide other customer services.

   Telecommunications Equipment. UST sells telecommunications equipment from such manufacturers as Ascent (data transmission products), PictureTel (videoconferencing equipment) and Northern Telecom (telephone systems). UST is one of the largest PictureTel dealers in the United States and the largest dealer in New England. Future plans call for increased product offerings,including desk-top video, wireless communications devices, data products and entertainment components for the work-at-home and residential markets.

   After Sale Customer Relationship. UST prides itself in the on-going after-sale relationship with its customers. Installation, training, maintenance, remote diagnostic, billing inquiry management, network order processing, new product introduction and system enhancements creating multipurpose solutions distinguish UST from its competition. Customer retention combined with repeat sales and residual revenue from active customers are a key to UST's success.

   Revenue Sources. UST provides services to several of the RBOCs: including NYNEX, Bell Atlantic and Southwestern Bell; other telecommunications providers, including GTE and Sprint; and equipment manufacturers, including Northern Telecom, Ascend and PictureTel. UST typically has renewable annual contracts with its clients, under which it receives commissions based on sales. In some instances, such as the Account Management Program with NYNEX and long-distance services, UST receives a recurring fee. With respect to equipment sales, UST purchases the equipment at its dealer discount and resells the products to its customers at list price, or at a discount from list price.

   UST's principal executive offices are located at 745 Atlantic Avenue, Boston, Massachusetts 02111-2747. Its telephone number at that address is 617/439-9911.

CLAIMS AND LITIGATION

         In July 1995, UST received a demand letter from CompuServe, Inc. ("CompuServe"), in which CompuServe asserted claims against UST arising from the establishment of a telecommunications facility for CompuServe in Boston in October 1994. UST denied CompuServe's claims and rejected its demand for payment of $72,000. In December 1995, CompuServe reiterated its claims and demand. In March 1996, UST responded and again denied liability. On September 20, 1996, CompuServe offered to compromise the matter for $45,000. This offer remains under consideration by UST and its legal advisors.


                   UST MANAGEMENT CONTINUING AFTER THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS CONTINUING AFTER THE MERGER

   The directors and executive officers of UST who will be officers and/or directors of View Tech and VTAI are as follows:


                              Name                      Age         View Tech Position           VTAI Position
                              ----                      ---         ------------------           -------------
                 Franklin A. Reece, III(1) . .           50         Executive Officer and        Officer and Director
                                                                    Director
                 David F. Millet(2)  . . . . .           52         Director                     Director
                 Angelo P. Gentile . . . . . .           37         Officer                      Officer
-------------------------

(1) Mr. Reece is nominated to serve a three-year term on the View Tech and VTAI Boards of Directors if the Joint Proxy Proposal, View Tech Proxy Proposal 1 and View Tech Proxy Proposal 2 are approved. See "--THE MERGER," "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS" and "VIEW TECH PROXY PROPOSAL 2--ELECTION OF DIRECTORS."

(2) Mr. Millet is nominated to serve a two-year term on the View Tech and VTAI Boards of Directors if the Joint Proxy Proposal, View Tech Proxy Proposal 1 and View Tech Proxy Proposal 2 are approved. See "--THE MERGER," "VIEW TECH PROXY PROPOSAL 1-- REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS" and "VIEW TECH PROXY PROPOSAL 2--ELECTION OF DIRECTORS."

   Franklin A. Reece, III founded UST in 1986. From 1986 through the present, Mr. Reece has served as chairman of the UST Board of Directors and, from 1986 to 1995, as chief executive officer of UST. He also served as president from 1986 until January, 1992. He was again elected president in March, 1995 and continues to serve in such capacity. Prior to founding UST, Mr. Reece was Director of Manufacturing of Zymark Corporation, a manufacturer of robotic systems for laboratory automation. Prior to Zymark Corporation, he was General Manager of Sales for The Reece Corporation, a manufacturer of specialized automatic equipment for the apparel industry. A graduate of Harvard College, Mr. Reece has extensive international and domestic sales, distribution and management experience. Mr. Reece serves on the board of several Boston based non- profit organizations.

   David F. Millet, a founder of UST, has been a director of UST since its inception in 1986. He is president of Chatham Venture Corporation, a private investment firm. Mr. Millet, a graduate of Harvard College, is also a director of Wall Data, Inc. and Natural Microsystems Inc., a general partner of Gateway Partners, LP, a director of Mohawk Metal Products and president and a director of Thomas Emery & Sons, LLC, an investment company.

   Angelo P. Gentile joined UST in August 1989 and has been the treasurer of UST since August 1991, and its chief financial officer from 1992 to July 1994. He was again appointed to be UST's chief financial officer in May 1995. Prior to coming to UST, Mr. Gentile served as a Senior Auditor and Consultant with Arthur Andersen LLP's entrepreneurial and emerging business group. Mr. Gentile is a certified public accountant in Massachusetts and a member of both the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants. Mr. Gentile received a B.S. in business administration from Northeastern University.


                           UST EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation for the executive officers of UST whose individual remuneration exceeded $100,000 during the year ended December 31, 1995.


                         UST SUMMARY COMPENSATION TABLE

                                                                  Annual Compensation
                                                           ---------------------------------
                                                                                                      Long-Term
                                  Name and                                                          Compensation
                              Principal Position            Year         Salary($)    Bonus($)       Options(1)
                              ------------------           -------       ------       -----          -------
                              Franklin A. Reece, III         1995        $120,000       $37,992         300,000
                                 Chairman and
                                 President

                              Angelo P. Gentile              1995          85,000        43,304         200,000
                                 Chief Financial
                                 Officer and
                                 Treasurer
--------------------------

(1) All options are incentive stock options and were granted under the UST Option Plan.


   Mr. David F. Millet, a member of the UST Board of Directors, received $1,500 in directors' fees in 1995. In addition, in 1995 he received 50,000 nonqualified UST Stock Options, exercisable at $0.07 per share. By their terms all of Mr. Millet's options vest 25% on the grant date and on each anniversary date thereafter; provided, however, upon consummation of the Merger all of such options immediately vest. Mr. Millet exercised options for 12,500 shares on each of August 21, 1996 and September 13, 1996.

UST OPTION GRANTS

   The following table sets forth information regarding stock option grants to each of the UST executive officers named in the foregoing UST Summary Compensation Table during the year ended December 31, 1995.

                                                      Individual Grants

                                                         % of Total Options
                                    Number of Shares         Granted to          Exercise
                                   Underlying Options         Employees            Price        Expiration
              Name                       Granted           in Fiscal Year         ($/Sh)           Date
----------------------------------------------------------------------------------------------------------
Franklin A. Reece, III                 300,000(1)                  40%            $0.10           9/12/00
Angelo P. Gentile                      200,000(2)                26.6%            $0.07           9/12/05


______________
(1) Under their terms, 150,000 of such stock options vest after June 12, 2000, 37,500 of such options vested on September 13, 1996 and an additional 37,500 vest on each of September 13, 1997, 1998 and 1999, respectively; provided, however, that all of such options become immediately exercisable upon consummation of the Merger.

(2) Under their terms, 50,000 of such options vested on September 13, 1995, 12,500 of such options vested on September 13, 1996, an additional 12,500 options vest on each of September 13, 1997, 1998 and 1999, respectively, an additional 50,000 options vest on September 13, 2000, and the remaining 50,000 shares vest on September 13, 2002; provided, however, that all of such options become immediately exercisable upon consummation of the Merger.

         See "--THE MERGER--Interests of Certain Persons in the Merger" for a description of certain employment agreements to be entered into by Messrs. Reece and Gentile with View Tech immediately prior to the Merger.

       UST SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



         The following table sets forth certain information regarding beneficial ownership of UST Common Stock, as of October 31, 1996, by (i) each shareholder who, based upon UST's books and records, beneficially owned more than five (5%) percent of the outstanding UST Common Stock as of such date,
(ii) each director of UST; (iii) each executive officer named in the UST Summary Compensation Table and (iv) all executive officers and directors as a group. Except as otherwise indicated, UST believes that the beneficial owners of UST Common Stock listed below, based on information furnished by such owners, have sole investment and voting powers with respect to such shares, subject to community property laws where applicable.

 Name and Address of                                      Amount and Nature of            Percent of
 Beneficial Owners                                        Beneficial Ownership             Class(1)
----------------------------------------------------------------------------------------------------
 Brian A. Bogosian                                                866,812                     9.57%
 297 Commonwealth Ave., Apt. #2
 Boston, MA 02115

 Wayne J. Colahan(2)                                              113,451                     1.25%
 Colin M. Cunningham, Jr.(2)                                      489,050                     5.40%
 c/o Salt Water Sportsman
 77 Water Street, 10th Floor
 Boston, MA 02110

 Angelo P. Gentile                                                113,705  (3)                1.25%
 Daniel L. Larson, Jr.(2)                                         304,664                     3.36%

 David F. Millet(2) & Christina M. Millet                         866,246  (4)                9.56%
 623 Chestnut St.
 Needham, MA 02192

 Franklin A. Reece, III(2)                                      2,030,900  (5)               22.33%
 c/o USTeleCenters, Inc.
 745 Atlantic Avenue
 Boston, MA 02111
 Traver Clinton Smith, Jr.(2)                                     992,375                    10.95%
 c/o Burn & Levinson LLP
 125 Summer Street
 Boston, MA 02110

 All directors and executive officers                           4,910,391                    53.61%
 as a group (7 persons)

_____________
(1) Includes shares issuable upon the exercise of options or warrants that are exercisable within 60 days of September 20, 1996. The shares underlying such options are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)      Director of UST.

(3) Includes 62,500 incentive stock options which are exercisable within 60 days of September 20, 1996.

(4) Mr. Millet shares voting and investment power with his wife with respect to all of these shares.

(5) Includes 37,500 incentive stock options which are exercisable within 60 days of September 20, 1996; with respect to 1,993,400 of such shares, Mr. Reece shares voting and investment power with his wife, Ms. Joyce R. Reece.

                          CERTAIN RELATIONSHIPS OF UST

         Messrs. Reece, Millet, Smith and Cunningham are guarantors of certain loans made by UST's primary lender up to $430,000. It is a condition to consummation of the Merger that Messrs. Reece, Millet, Smith and Cunningham be released from their guaranty obligations.

         Mr. Smith is also a partner in the law firm of Burns & Levinson LLP, the attorneys for UST. The Merger Agreement provides that Burns & Levinson LLP will be paid its legal fees on the Effective Date. As of August 31, 1996, UST is approximately $140,000 in arrears to Burns & Levinson LLP, the oldest portion of which is over 11 months old.

                     DESCRIPTION OF VIEW TECH CAPITAL STOCK

GENERAL


         View Tech is authorized to issue up to 10,000,000 shares of View Tech Common Stock, par value $0.01 per share, 3,393,438 shares of which were issued and outstanding at October 31, 1996 and, at October 31, 1996 owned by approximately 50 holders of record. In addition, View Tech is authorized to issue up to 5,000,000 shares of View Tech Preferred Stock, $0.01 par value. As of October 31, 1996, there were no shares of View Tech Preferred Stock outstanding. If View Tech Proxy Proposal 1 is approved, View Tech will be authorized to issue up to 20,000,000 shares of common stock, par value $0.0001 per share, and up to 5,000,000 shares of preferred stock, par value $0.0001 per share. See "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES IN THE RIGHTS OF SHAREHOLDERS."


VIEW TECH COMMON STOCK

         The holders of View Tech Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to the rights of holders of View Tech Preferred Stock (if there are any shares outstanding), the holders of View Tech Common Stock are entitled to receive such dividends as may be declared from time to time by the View Tech Board of Directors out of funds legally available therefor and in the event of liquidation, dissolution or winding-up of View Tech, to share ratably in all assets remaining after payment of all liabilities. The holders of View Tech Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by View Tech. There are no redemption or sinking fund provisions applicable to the View Tech Common Stock. This description of View Tech Common Stock will apply to the common stock, par value $0.0001 per share, of View Tech Delaware if View Tech is reincorporated in Delaware.

VIEW TECH PREFERRED STOCK


         The View Tech Articles of Incorporation provide that the View Tech Board of Directors may issue an aggregate of 5,000,000 shares of View Tech Preferred Stock from time to time in one or more series. As of October 31, 1996, there were no shares of View Tech Preferred Stock outstanding. This description of View Tech Preferred Stock will apply to the common stock, par value $0.0001 per share, of View Tech Delaware if View Tech is reincorporated in Delaware.


         The View Tech Board of Directors is authorized to determine, among other things, with respect to each series of View Tech Preferred Stock which may be issued: (i) the dividend rate, conditions and preferences, if any; (ii) whether dividends will be cumulative and, if so, the date from which dividends will accumulate; (iii) whether, and to what extent, the holders of a series will enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether and upon what terms, a series will be convertible into or exchangeable for shares of any other class of capital stock or other series of View Tech Preferred Stock; (v) whether, and upon what terms, a series will be redeemable;
(vi) whether a sinking fund will be provided for the redemption of a series and, if so, the terms and conditions of the sinking fund; and (vii) the preference if any, to which a series will be entitled on voluntary or involuntary liquidation, dissolution or winding up of View Tech. With regard to dividends, redemption and liquidation preference, any particular series of View Tech Preferred Stock may rank junior to, on a parity with, or senior to any other series of View Tech Preferred Stock and View Tech Common Stock. The View Tech Board of Directors, without shareholder approval, can issue View Tech Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of View Tech Common Stock. The issuance of View Tech Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of View Tech or other corporate action.

OPTIONS AND WARRANTS


         At October 31, 1996, 1,139,100 options, including 848,100 options outstanding under the View Tech Stock Option Plan, covering an aggregate of 848,100 shares of View Tech Common Stock, of which 700,250 options were unvested, and warrants covering an aggregate of 870,000 shares of View Tech Common Stock were outstanding. The options and warrants have exercise prices ranging from $0.25 per share to $7.75 per share, with a weighted average exercise price of $5.53 per share, and expiration dates ranging from March 21, 1998 to September 1, 2006. In addition, under the View Tech Stock Option Plan, the closing of the Merger will accelerate vesting of all outstanding View Tech Options held by View Tech employees if, immediately after consummation of the Merger, the former holders of UST Common Stock own more than 30% of the then outstanding View Tech Common Stock. Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock, thereby accelerating vesting of the View Tech Options.


REGISTRATION RIGHTS In addition to the registration rights granted to former holders of UST Common Stock in connection with the Merger, View Tech has granted "piggyback" registration rights to the holders of approximately 745,000 warrants, 291,000 options and 503,138 shares of View Tech Common Stock pursuant to certain registration rights agreements between View Tech and the holders of such securities. The registration rights expire at various times from September 1997 through June 1999. See "--TERMS OF THE MERGER AGREEMENT--Registration Rights."

                           VIEW TECH DIVIDEND POLICY

         View Tech has never paid any cash dividends on its View Tech Common Stock. As of October 31, 1996, it intends to retain earnings and capital for use in its business and does not expect to pay any dividends within the foreseeable future. Any payment of cash dividends in the future on the View Tech Common Stock will be dependent on View Tech's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the View Tech Board of Directors deems relevant.

                        COMPARISON OF RIGHTS OF HOLDERS
                       OF VIEW TECH AND UST COMMON STOCK

         The following is a summary of material differences between the rights of holders of View Tech Common Stock and the rights of holders of UST Common Stock. Since View Tech is organized under the laws of the State of California, but will be reincorporated in Delaware if View Tech Proxy Proposal 1 is adopted, and UST is organized under the laws of the Commonwealth of Massachusetts, these differences arise from variations among state laws, as well as differences between the respective charter documents of each of UST, View Tech and View Tech Delaware. This summary is qualified in its entirety by the description of View Tech Common Stock under "DESCRIPTION OF THE VIEW TECH CAPITAL STOCK." See "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS"

FIDUCIARY DUTIES; INDEMNIFICATION AND LIMITATION OF LIABILITY

         UST Common Stock. Massachusetts law permits, and the UST Articles of Organization provide, that no director shall be personally liable to UST, or its shareholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited by law. The circumstances under which exculpation is prohibited are substantially similar in Delaware and Massachusetts, except that in Massachusetts, a director is not exculpated from liability under provisions of Massachusetts law relating to unauthorized distributions and loans to insiders, while in Delaware, a director is not exculpated from liability under provisions of Delaware law relating to unlawful payments of dividends, any unlawful stock purchases or redemptions.

         The UST Articles of Organization do not eliminate the liability of directors to the extent that such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of MBCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         Massachusetts law generally permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. Massachusetts law also permits a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation.
The UST Bylaws provide for indemnification to the maximum extent legally permissible of its directors and officers.

         View Tech Common Stock. The View Tech Articles of Incorporation eliminate the liability of directors for money damages to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on:
(a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an





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unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees. The requisite standards of conduct are determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action.

         California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine and (b) no indemnification may be made under California law, without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

         California corporations may include in their articles of incorporation a provision which permits the corporation to expand the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The View Tech Articles of Incorporation include such a provision.

         View Tech Delaware Common Stock. The Delaware Certificate also eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provision also may not limit director's liability for violation of' or otherwise relieve View Tech Delaware or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

         Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law permits indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

MANAGEMENT; NUMBER OF DIRECTORS


         UST Common Stock. The business and affairs of UST are managed by or under the direction of the UST Board of Directors. Under Massachusetts law, a corporation must have at least three directors if the corporation has three or more shareholders. Under Massachusetts law the number of directors shall be fixed or determined in the manner determined in the bylaws. The UST Bylaws provide that the number of directors shall be not less than three nor more than fifteen, as shall be fixed by the shareholders. Under the UST Bylaws, the number of Board members may be increased by one or more additional directors elected at a special meeting of shareholders or by a majority vote of the directors. As of October 31, 1996, UST has six directors.


         View Tech Common Stock. The business and affairs of View Tech are managed by or under the direction of the board of directors. California law allows the number of persons constituting the board of directors of a corporation to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the corporation's board of directors. California law further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The View Tech Bylaws provide for a board of directors comprised of seven members, unless there are fewer than three shareholders in which case the number of directors shall equal the number of shareholders. California law also requires that any change in a fixed number of directors and any change in the range of a variable board of directors specified in the articles and bylaws must be approved by a majority in interest of the outstanding shares entitled to vote (or such greater proportion of the outstanding shares as may be required by the articles of incorporation). The View Tech Bylaws require the vote of a majority in interest of the outstanding shares to change the range of the variable View Tech Board of Directors,





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provided, however, that an amendment reducing the number of directors to less than five cannot be adopted if the holders of more than 16 2/3 percent of shares entitled to vote, vote against the amendment or do not consent to it.

         View Tech Delaware Common Stock. The business and affairs of View Tech Delaware shall be managed by or under the direction of the board of directors. Delaware law permits a board of directors to change the authorized number of directors by amendment to the bylaws unless the number of directors is fixed in the certificate of incorporation or the manner of fixing the number of directors is set forth in the certificate of incorporation, in which case the number of directors may be changed only by amendment of the certificate of incorporation or consistent with the manner specified in the certificate of incorporation, as the case may be. The Delaware Certificate provides that the exact number of directors shall be fixed from time to time exclusively by the View Tech Board of Directors by resolution.

ELECTIONS; CLASSIFIED BOARD OF DIRECTORS

         UST Common Stock. Directors are elected annually by the UST shareholders. Massachusetts law permits classification of a corporation's board of directors, but in the case of a public company, Massachusetts law requires classification into three classes and imposes certain requirements unless the corporation makes an election not to be governed by the statutory provisions. The UST Articles of Organization do not require the division of directors into classes, and the UST Bylaws provide that directors hold office until the next annual meeting of shareholders and until their respective successors are chosen and qualified.


         View Tech Common Stock. California law generally requires that directors be elected annually by the shareholders, by written consent or vote at a meeting, but does permit a "classified" board of directors if (i) a corporation is listed on a national stock exchange or (ii) the corporation's shares are traded on The NASDAQ National Market and are held beneficially or of record by at least 800 shareholders. As of the 1995 View Tech Annual Meeting, shares of the View Tech Common Stock were beneficially held by more than 800 shareholders. California law also allows the election of one or more directors by the holders of a particular class or series of shares. As of October 31, 1996, the View Tech Articles of Incorporation do not provide for a classified board of directors, nor will such provision be made until reincorporation in Delaware is effected.


         View Tech Delaware Common Stock. Delaware law requires that an annual meeting of the stockholders will be held for the election of directors. Delaware law permits, but does not require, the adoption of a classified board of directors with staggered terms. A maximum of three classes of directors is permitted by Delaware law, with members of one class to be elected each year for a maximum term of three years. The Delaware Certificate and the Delaware Bylaws do provide for such a classified board of directors with the three classes of directors serving in staggered terms.

CUMULATIVE VOTING FOR DIRECTORS

         Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast that number of votes which equal the number of directors to be elected multiplied by the number of shares held. The holder may allocate all votes represented by his shares to a single candidate or may allocate those votes among as many candidates as he chooses. Thus, a shareholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors if voting is cumulative.

         UST Common Stock. Massachusetts law has no cumulative voting provision. The UST Articles of Organization do not provide for cumulative voting

         View Tech Common Stock.   California law permits a corporation with
equity securities listed on a national exchange, or on The NASDAQ National Market, when the corporation has at least 800 equity security holders, beneficially or of record, to eliminate cumulative voting. As of the 1995 View Tech Annual Meeting, shares of the View Tech Common Stock were beneficially held by more than 800 shareholders. The View Tech Articles of Incorporation eliminated cumulative voting when View Tech's shares were listed on a national stock exchange or traded on The NASDAQ National Market and were held by at least 800 equity security holders.

         View Tech Delaware Common Stock. Cumulative voting is not available under Delaware law unless so provided in the corporation's certificate of incorporation. The Delaware Certificate does not provide for cumulative voting.

REMOVAL OF DIRECTORS

         UST Common Stock. Under Massachusetts law, except as otherwise provided in a corporation's articles of organization or bylaws, directors may be removed from office with or without cause by vote of the holders of a majority of the shares entitled to vote in the election of directors, and directors may be removed with cause by





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vote of a majority of the directors then in office.  The UST Bylaws provide that a director may be removed from office with or without cause by vote of a majority of the shareholders entitled to vote in the election of directors or for cause by vote of a majority of the directors then in office.

         View Tech Common Stock.  Sections 303 and 304 of the CGCL provide that
(i) directors may be removed by the remainder of the board, without cause, upon approval by the holders of a majority of the outstanding shares of common stock entitled to vote (subject to certain limitations which prevent any such removal where the removal is opposed by a number of votes sufficient to elect a director, if the corporation's board were elected by a cumulative vote) and
(ii) directors may be removed for fraudulent or dishonest acts or gross abuses of authority or discretion following a suit brought by shareholders holding at least 10% of the outstanding shares of any class of capital stock. In addition, Section 302 of the CGCL permits a corporation's board to remove directors declared of unsound mind by a court or convicted of a felony. The View Tech Bylaws are governed by these provisions of CGCL.

         View Tech Delaware Common Stock. The DGCL provides that a corporation's directors may be removed with or without cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of View Tech Delaware entitled to vote generally in the election of directors. However, unless the Delaware Certificate otherwise provides, when View Tech Delaware's Board of Directors is classified (see "--Elections; Classified Board of Directors"), stockholders may only effect such removal for cause. The Delaware Certificate does not alter this statutory provision. The term "cause" with respect to the removal of directors is not defined in the DGCL and its meaning has not been precisely delineated by the Delaware courts.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

         UST Common Stock. Under Massachusetts law, unless otherwise provided in the articles of organization or bylaws, vacancies in the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The UST Bylaws provide that any vacancy on the UST Board of Directors may be filled by a majority of the directors then in office or by the shareholders entitled to vote thereon, at a special meeting called at least in part for the purpose.

         View Tech Common Stock. Vacancies in the View Tech Board of Directors may be filled at a meeting by a majority of the remaining directors, though less than a quorum, by the unanimous written consent of the directors then in office or by a sole remaining director, or if such vacancy is not filled by the directors, by a vote of or written consent by a majority of shares entitled to vote for the election of directors, except that a vacancy created by the removal of a director by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote or by court order may be filled only by (i) the vote of a majority of the shares entitled to vote represented at a duly noticed meeting at which a quorum is present, or (ii) the unanimous written consent of holders of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

         View Tech Delaware Common Stock. Under the DGCL and the Delaware Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filed by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are not directors in office, then an election of directors may be held at a meeting of the stockholders, as provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

VOTING RIGHTS

         UST Common Stock. Massachusetts law and the UST Bylaws provide that holders of UST Common Stock are entitled to one vote per share, and a fractional vote for each fractional share owned, on all matters to be voted on by shareholders.

         View Tech Common Stock. Both the CGCL and the View Tech Bylaws provide that holders of View Tech Common Stock are entitled to one vote per share on all matters to be voted on by shareholders.

         View Tech Delaware Common Stock. Under the DGCL and the View Tech Delaware Certificate, the holders of View Tech Delaware Common Stock are entitled to one vote per share on all matters to be voted on by stockholders.





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AMENDMENTS TO ARTICLES OF ORGANIZATION, ARTICLES OF INCORPORATION OR
CERTIFICATE OF INCORPORATION

         UST Common Stock. Under Massachusetts law, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. Under Massachusetts law, the articles of organization or bylaws may provide that all outstanding classes of stock shall vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required. Neither the UST Articles of Organization nor the UST Bylaws contain substantive provisions relating to amendments to the UST Articles of Organization.

         View Tech Common Stock. Neither the View Tech Articles of Incorporation nor the View Tech Bylaws contain substantive provisions relating to amendments to the View Tech Articles of Incorporation. However, California law and the View Tech Bylaws provide that, procedurally, no vote of the shareholders on an amendment to the View Tech Articles of Incorporation will be valid unless the shareholders receive special notification of the amendment in
a notice of meeting to the shareholders or a written waiver of notice.   The
CGCL provides that, generally, the View Tech Articles of Incorporation may be amended with the approval of the View Tech Board of Directors and the approval either before or after of the holders of a majority the outstanding shares entitled to vote. The separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required.

         View Tech Delaware Common Stock. Delaware law provides that the certificate of incorporation of a Delaware corporation may be amended by resolution of the board of directors and subsequent approval by a majority of outstanding shares upon due notice. The separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required.

AMENDMENTS TO BYLAWS

         UST Common Stock. Under Massachusetts law, the power to make, amend or repeal bylaws lies in the shareholders, provided that if authorized by the articles of organization, the bylaws may provide that the directors may also make, amend or repeal the bylaws, except with respect to any provision which by law, the articles of organization or the bylaws requires action by the shareholders. The UST Bylaws provide that its Bylaws may be amended by an affirmative vote of at least a majority of shareholders present at a meeting and entitled to vote, provided that notice of the proposed amendment was given in the notice of the meeting. The UST Articles of Organization and the UST Bylaws also provide that the directors may make, amend or repeal the Bylaws in whole or in part, except with respect to any provision thereof which by law, the articles or organization or the bylaws require action by the shareholders.

         View Tech Common Stock. The View Tech Bylaws may be amended or repealed or new bylaws may be adopted by either the View Tech Board of Directors or by the holders of View Tech Common Stock entitled to exercise a majority of the voting power of the corporation, provided that (i) any amendment to the bylaws reducing the fixed number of directors to less than five shall not be effective if the holders of more than 16 2/3 percent of the outstanding shares of all classes of View Tech capital stock entitled to vote cast votes against such amendment, and (ii) the authority of the View Tech Board of Directors to amended or repeal bylaws or adopt new bylaws is subject to the authority of the View Tech shareholders.

         View Tech Delaware Common Stock. The View Tech Delaware Bylaws may be altered, amended or repealed by a vote of the majority of outstanding shares or by a vote of a majority of the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation. The Delaware Certificate does confer this power to alter, amend or repeal bylaws. This power does not divest or limit the power of the stockholders to adopt, amend, or repeal bylaws.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

         UST Common Stock. Pursuant to the UST Bylaws, special meetings of the UST shareholders may be called at any time by the president, or a majority of the Directors, and shall be called by the Clerk, or in the case of the death, absence, incapacity or refusal of the Clerk, by any other officer, upon written application of holders of at least 10% of the UST Common Stock entitled to vote at the meeting. The UST Bylaws further provide that any action to be taken by shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action by a writing filed with the records of the meeting of shareholders.

         View Tech Common Stock. Pursuant to the View Tech Bylaws, special meetings of View Tech shareholders may be called at any time by the View Tech Board of Directors, the chairman, the president or shareholders holding





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at least 10% of the voting power of the corporation.  The CGCL does not provide for a right of any other person or entity to call such a special meeting. The View Tech Bylaws permit the View Tech shareholders to act by the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all shares entitled to vote thereon were present and voted, provided that in acting to fill a vacancy on the View Tech Board of Directors created by the removal of a director, such action must be by unanimous written consent of all holders of shares entitled to vote for the election of directors. The View Tech Bylaws permit the View Tech shareholders to act by written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all shares entitled to vote thereon were present and voted, provided that in acting to fill a vacancy on the View Tech Board of Directors created by the removal of a director, such action must be by unanimous written consent of all holders of shares entitled to vote for the election of directors.

         View Tech Delaware Common Stock. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Delaware Bylaws provide that such a meeting may be called by the View Tech Delaware Board of Directors, the president or holders of a majority of the outstanding voting stock. Pursuant to the Delaware Bylaws, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten
(10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting. Unless otherwise provided in the certificate of incorporation, stockholders may take any action by written consent that they may take by voting at a meeting, except that elections of directors must take place at an annual meeting of stockholders.

APPROVAL OF MERGERS, REORGANIZATIONS AND CERTAIN BUSINESS COMBINATIONS

         UST Common Stock. Massachusetts law provides that a vote of at least two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Under Massachusetts law, the articles of organization or bylaws may provide that all outstanding classes of stock shall vote as a single class, but, in the case of a merger or consolidation, the separate vote of all classes of stock, the rights of which would be adversely affected by the transaction, is also required. Neither the UST Articles of Organization nor UST Bylaws contain substantive provisions relating to the shareholder approval requirements of mergers, reorganizations or other business combinations.

         View Tech Common Stock. The CGCL generally requires that the holders of a majority of each class of shares outstanding of both the acquiring and target corporations approve statutory mergers, reorganizations, certain sales of assets and similar transactions. The CGCL contains an exception to its voting requirements for reorganizations of corporations whose shareholders immediately prior to the reorganization, or the corporation itself, or both, will, immediately after the reorganization, own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. However, such reorganizations require approval by a majority of outstanding shares if, as a result of such reorganization, shareholders will receive shares with different rights, preferences or privileges than those shares surrendered. Shares of a foreign (i.e., non-California) corporation are deemed to have such different rights,
preferences or privileges.   The CGCL also requires that a sale of all or
substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

         The CGCL also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction.
This provision of the CGCL may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

         View Tech Delaware Common Stock. Under the DGCL, the affirmative vote of a majority of the shares of stock outstanding and entitled to vote is necessary to approve most mergers or asset sales. However, under certain circumstances, Delaware law does permit a corporation to merge without stockholder approval with a subsidiary of which at least 90 percent of the outstanding shares of each class of stock is owned by the parent.

         Delaware law generally does not require separate class voting for such transactions, except in certain situations involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. In addition, Delaware law has no comparable provision to the above-described provision requiring holders of nonredeemable common stock to receive nonredeemable common stock in a merger of a corporation with the





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holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to such transaction.

ADVANCE NOTICE REQUIREMENT FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         UST Common Stock. There is no specific statutory requirement under Massachusetts law with regard to advance notice of director nominations or shareholder proposals, and the UST Bylaws do not provide any such advance notice requirements.

         View Tech Common Stock. Under the View Tech Bylaws, and in conformity with California law, shareholder approvals as to the following matters require advance notice in a duly-delivered notice of meeting or mention in a written waiver of notice: transactions between the corporation and any of its directors, or entities in which any of its directors have material interests; amendment of articles of incorporation; approval of the principal terms of a corporate reorganization; election to voluntarily wind up and dissolve the corporation; and approval of any plan of distribution of shares as part of the winding up of the corporation. Federal securities laws generally provide that shareholder proposals which the proponent wishes to include in View Tech's proxy materials must be received not less than 120 days in advance of the date of the proxy statement.

         View Tech Delaware Common Stock. There is no specific statutory requirement under Delaware law with regard to advance notice of director nominations and stockholder proposals. Accordingly, View Tech Delaware shall not require such advance notice in its charter documents. Absent a bylaw restriction, director nominations and stockholder proposals may be made without advance notice at an annual meeting. The Delaware Bylaws provide no such restriction. However, federal securities laws generally provide that stockholder proposals which the proponent wishes to include in View Tech Delaware's proxy materials must be received not less than 120 days in advance of the date of the proxy statement.

DISSENTERS' RIGHTS

         UST Common Stock. Under Massachusetts law, a properly dissenting shareholder is entitled to receive the appraised value of his or her shares in lieu of the consideration he would otherwise have received in the transaction when the corporation votes (i) to sell, lease or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of organization which adversely affects the rights of the shareholder, or (iii) to merge or consolidate with another corporation, and the transaction described above becomes effective.

         View Tech Common Stock. Pursuant to the CGCL, a shareholder of a corporation participating in certain transactions may, under certain circumstances, receive the fair value of his shares in cash, in lieu of the consideration he would otherwise have received in the transaction. The CGCL recognizes such dissenters' rights in connection with certain reorganizations, including without limitation merger reorganizations, exchange reorganizations (for the acquiring corporation), sale-of-assets reorganizations and share exchange tender offers (for the acquiring corporation) for which those shareholders of the corporation immediately prior to the reorganization subsequently hold five-sixths or less of the voting power of the surviving or acquiring corporation or parent party after the reorganization. Dissenters' rights are only available when, among other conditions: (i) the shares of the corporation are not either (A) listed on any national securities exchange or
(B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and proper notice is given to shareholders; provided that this provision (i) does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided further that this provision does not apply to any class of shares described above in (A) or (B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class; and
(ii) the shares were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (x) were not voted in favor of the reorganization or, (y) if described in subpart (A) or (B) of provision (i) above (without regard to the provisos therein), were voted against the reorganization, or were held of record on the effective date of a short form merger; provided, however, that subpart (A) rather than subpart (B) of this subsection (ii) applies in any case in which approval was sought by written consent rather than at a meeting.

         View Tech Delaware Common Stock. Under Delaware law, a stockholder of a corporation participating in certain mergers and reorganizations may be entitled to receive cash in the amount of the "fair value" of his or her shares, as determined by a court, in lieu of the consideration he would otherwise receive in the transaction. Under Delaware law appraisal rights are not available to stockholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system security by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 holders if the stockholders receive shares of the surviving corporation or shares of any other corporation which are similarly listed or dispersed, and the stockholders do not receive any other property in exchange for their shares except cash for fractional shares. Appraisal rights are also





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unavailable under Delaware law to stockholders of a corporation surviving a merger if no vote of those stockholders is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately before the merger and certain other conditions are met. Delaware law does not provide stockholders with voting or appraisal rights when a corporation acquires another business through the issuance of its stock, whether in exchange for assets or stock or in a merger with a subsidiary.

ANTI-TAKEOVER MEASURES


         UST Common Stock. Under the Massachusetts Business Combination Statute, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation (an "interested shareholder"), he may not engage in certain transactions with the corporation for a period of three years. The Massachusetts statute includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the interested shareholder acquires at least 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder. The Massachusetts Business Combination Statute applies generally to corporations having at least 200 shareholders, and therefore, as of October 31, 1996, UST is not subject to such statute.

         Under the Massachusetts Control Share Acquisition Statute, a person (hereinafter, the "acquirer") who makes a bona fide offer to acquire, or acquires, shares of stock of a corporation that, when combined with shares already owned, would increase the acquirer's ownership to at least 20%, 33 1/3% or a majority of the voting stock of the corporation, must obtain the approval of a majority of shares held by all shareholders except the acquirer and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not require the acquirer to consummate the purchase before the shareholder vote is taken. The Control Share Acquisition Statute is applicable only to certain public corporations having at least 200 shareholders, and, therefore, as of October 31, 1996, UST is not subject to the Massachusetts Control Share Acquisition Statute.


         Massachusetts law permits the adoption of shareholder rights plans by Massachusetts corporations and for such plans to include an adverse person provision. Under an adverse person provision, a board of directors may trigger a shareholder rights plan based on the "nature or identity of a shareholder" if the directors determine that such action is reasonable and in the best interests of the corporation.

         Massachusetts law expressly provides that in determining what a director reasonably believes to be in the best interests of the corporation, he may consider the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. Thus, these interests could be considered even in connection with a decision to sell a company. The UST Articles of Organization and UST Bylaws do not discuss the consideration of societal factors.

         View Tech Common Stock. California has not adopted statutes aimed specifically at impeding corporate takeovers. The CGCL's requirement that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate, unless all of the holders of such common stock consent to the transaction, has been seen as inhibiting takeovers. (see "--Approval of Mergers, Reorganizations and Certain Business Combinations"). This provision of the CGCL may have the effect of making a "cash-out" merger by
a majority shareholder more difficult to accomplish.   The reservation in the
View Tech Articles of Incorporation to the board of directors of authority to fix the voting rights of the View Tech Preferred Stock can also serve to impede a hostile takeover.

         View Tech Delaware Common Stock. The establishment by the Delaware Certificate and the Delaware Bylaws of a classified board of directors, and the Delaware Bylaws' provision that only the holders of a majority of shares of outstanding capital stock may call special stockholders' meetings, may be construed as anti-takeover measures. In addition, certain types of "poison pill" defenses (such as shareholder rights plans) have been upheld by Delaware courts, while California courts have yet to decide on the validity of such defenses, thus rendering their effectiveness in California less certain.

         The existence of a classified board of directors may deter so-called "creeping acquisitions" in which a person or group seeks to acquire: (i) a controlling position without paying a normal control premium to the selling shareholders: (ii) a position sufficient to exert control over View Tech through a proxy contest or otherwise; or (iii) a block of stock with a view toward attempting to promote a sale or liquidation or a repurchase by View Tech





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of the block at a premium, or an exchange of the block for assets of View Tech.
Faced with a classified View Tech Board of Directors (See "-- Elections; Classified Board of Directors"), such a person or group would have to assess carefully its ability to control or influence View Tech. If free of the necessity to act in response to an immediately threatened change in control, the View Tech Board of Directors can act in a more careful and deliberative manner to make and implement appropriate business judgments in response to a creeping acquisition.

         A Delaware statute regulates tender offers, which statute is intended to limit coercive takeovers of companies incorporated in that state.
California has no comparable statute. The Delaware law provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to the date the stockholder became an interested stockholder the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock, or (iii) the business combination is approved by the board of directors and authorized by 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Consequently, the Delaware law would not apply to the former holders of UST Common Stock because the View Tech Board of Directors has approved the Merger. An interested stockholder means any person who is the owner of 15% or more of the outstanding voting stock, however, the statute provides for certain exceptions to parties who otherwise would be designated interested stockholders, including an exception for parties that held 15% or more of the outstanding voting stock as of December 23, 1987. Any corporation may decide to opt out of the statute in its original certificate of incorporation or, at any time, by action of its stockholders. View Tech has no present intention of opting out of the statute.

         The voting rights to be accorded to any unissued series of View Tech Delaware Preferred Stock remain to be fixed by the Delaware View Tech Board of Directors. Accordingly, if the Delaware View Tech Board of Directors so authorizes, the holders of View Tech Delaware Preferred Stock may be entitled to vote separately as a class in connection with approval of certain extraordinary corporate transactions in circumstances where Delaware law does not ordinarily require such a class vote, or might be given a disproportionately large number of votes. Such View Tech Delaware Preferred Stock could also be convertible into a large number of shares of Common Stock of View Tech Delaware under certain circumstances or have other terms which might make acquisition of a controlling interest in View Tech Delaware more difficult or more costly, including the right to elect additional directors to the Delaware View Tech Board of Directors. Potentially, the View Tech Delaware Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise to gain control of View Tech Delaware. Also, the View Tech Delaware Preferred Stock could be privately placed with purchasers who might side with the management of View Tech Delaware in opposing a hostile tender offer or other attempt to obtain control.

         The View Tech Board of Directors may also authorize the issuance of View Tech Delaware Preferred Stock in connection with various corporate transactions, including corporate partnering arrangements. The View Tech Delaware Board of Directors may also authorize the issuance of View Tech Delaware Preferred Stock for the purpose of adopting a shareholder rights plan. However, future issuances of View Tech Delaware Preferred Stock as an anti-takeover device might preclude shareholders from taking advantage of a situation which might otherwise be favorable to their interests.

CAPITALIZATION; BLANK CHECK PREFERRED STOCK


         UST Common Stock. The entire authorized capital stock of UST consists of 11,000,000 shares of UST Common Stock, $0.01 par value per share of which 9,059,157 shares of UST Common Stock were issued and outstanding as of October 31, 1996, with no shares held in treasury. All of the issued and outstanding shares of UST Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. There are also outstanding options for the purchase of 825,000 shares of UST Common Stock, excluding 15,000 options cancelled as of September 19, 1996. Except for these options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require UST to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to UST.

         View Tech Common Stock. View Tech's capital stock consists of 10,000,000 authorized shares of View Tech Common Stock, $0.01 par value per share, of which 3,393,438 shares issued and outstanding as of October 31, 1996, and (b) 5,000,000 authorized shares of View Tech Preferred Stock, $0.01 par value per share, of which none are issued and outstanding as of October 31, 1996.

         View Tech Delaware Common Stock. Upon the effectiveness of the reincorporation, View Tech Delaware will have the same number of outstanding shares of Common Stock that View Tech had outstanding immediately prior to the reincorporation.

         The capitalization of View Tech Delaware will be 20,000,000 shares of View Tech Delaware Common Stock, $0.0001 par value per share, and 5,000,000 shares of View Tech Delaware Preferred Stock, $0.0001 par value per share. View Tech Delaware's authorized but unissued shares of View Tech Delaware Preferred Stock will be available for future issuance.

         Under the Delaware Certificate, as under the View Tech Articles of Incorporation, the View Tech Board of Directors has the authority to determine or alter the rights, preferences, privileges and restrictions to be granted to or imposed upon any wholly unissued series of View Tech Delaware Preferred Stock and to fix the number of shares constituting any such series and to determine the designation thereof. See "-- Anti-Takeover Measures."

         The View Tech Board of Directors may authorize the issuance of View Tech Delaware Preferred Stock in connection with various corporate transactions, including corporate partnering arrangements. The View Tech Board of Directors may also authorize the issuance of View Tech Delaware Preferred Stock for the purpose of adopting a shareholder rights plan. If the reincorporation is approved, it is not the present intention of the View Tech Board of Directors to seek shareholder approval prior to any issuance of View Tech Delaware Preferred Stock, except as required by law or regulation.

LIQUIDITY AND MARKETABILITY

         UST Common Stock. UST is a privately-held company. No established market exists for trading of the UST Common Stock. In addition, shares of UST Common Stock are subject to certain restrictions on transfer contained in the UST Bylaws. These restrictions prohibit transfers which might jeopardize the subchapter S qualification of UST, and grant UST a right of first refusal in connection with certain proposed transfers of shares.


         View Tech Common Stock. As of October 31, 1996, all of the 3,393,438 shares of View Tech Common Stock issued and outstanding are freely tradeable except for 1,906,638 shares which may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Of such 1,906,638 restricted shares, 1,162,500 shares are beneficially owned by "affiliates" of View Tech as such term is defined in Rule 144 promulgated under the Securities Act.


         View Tech Delaware Common Stock. Upon reincorporation in Delaware, each share of View Tech Common Stock shall be exchanged for one share of View Tech Delaware Common Stock.

DIVIDENDS OR OTHER DISTRIBUTIONS

         UST Common Stock. Under Massachusetts law, the payment of dividends and the repurchase of a corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's articles of organization. UST, generally, pays dividends to its shareholders in connection with taxes payable by such shareholders resulting from UST's S Corporation election.

         View Tech Common Stock. Under California law, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (i) retained earnings or (ii) an amount which would leave the corporation with assets (excluding certain intangible assets) equal to at least 125% of its liabilities (excluding certain deferred items) and current assets equal to at least 100% (or, in certain circumstances, 125%) of its current liabilities.

         View Tech Delaware Common Stock. Delaware law allows the payment of dividends and redemption of stock out of surplus (including paid- in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. Whether dividends are paid in the future will depend upon View Tech's earnings, financial position, restrictions in connection with other classes or series of capital stock of View Tech, restrictive covenants that may be imposed under any loan agreement and any other relevant factors. View Tech has never paid cash dividends on the View Tech Common Stock and has no present plans to do so.

ASSESSMENTS

         UST Common Stock. All outstanding shares of UST Common Stock are fully paid and nonassessable.

         View Tech Common Stock. All outstanding shares of View Tech Common Stock are fully paid and nonassessable.





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         View Tech Delaware Common Stock.  Upon reincorporation in Delaware, all outstanding shares of View Tech Delaware Common Stock will be fully paid and nonassessable.

RIGHT TO LIST OF HOLDERS AND INSPECTION OF BOOKS AND RECORDS

         UST Common Stock. Under Massachusetts law, a corporation's shareholders have the right for a proper purpose to inspect the corporation's articles of organization, bylaws, records of all meetings of incorporators and shareholders and stock and transfer records, including the shareholder list. The UST Bylaws parallel the statutory requirements but also provide that access to corporate records will not be granted for the purpose of receiving a list of shareholders in order to sell such list or for using such list for a purpose other than in the interest of the shareholder relative to the affairs of the corporation. In addition, shareholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation.

         View Tech Common Stock. Pursuant to the View Tech Bylaws and the CGCL, the record of shareholders, the accounting books and records, and minutes of proceedings of the shareholders and the View Tech Board of Directors and committees of the View Tech Board of Directors, are open to inspection upon written demand to View Tech by a shareholder of View Tech at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interest as a shareholder. In addition, a shareholder or shareholders holding at least five percent in the aggregate of the outstanding voting shares of View Tech, or who hold at least one percent of such voting shares and have filed a Schedule 14B with the Commission relating to the election of directors of View Tech have an absolute right to (1) inspect and copy the record of shareholders during usual business hours upon five business days prior written demand to View Tech, and/or (2) receive from View Tech's transfer agent (at normal costs) the record of shareholders on or before five business days after written demand for such is received by such agent.

         View Tech Delaware Common Stock. Delaware law does not provide an absolute right of stockholder inspection. However, Delaware law does permit any stockholder of record to inspect the stockholder list for any purpose reasonably related to that person's interest as a stockholder. If the corporation, or an officer or agent thereof, refuses to permit an inspection or does not respond within five business days to a request for an inspection, the stockholder may apply to the Court of Chancery for an order to compel such inspection. The Court of Chancery is vested with exclusive jurisdiction to determine whether such inspection is warranted.

SHAREHOLDER LIABILITY

         UST Common Stock. UST shareholders are not personally liable for the obligations of UST.

         View Tech Common Stock. View Tech shareholders are not personally liable for the obligations of View Tech.

         View Tech Delaware Common Stock. View Tech Delaware stockholders would not be personally liable for the obligations of View Tech Delaware.

LOANS TO OFFICERS, DIRECTORS AND EMPLOYEES

         UST Common Stock. Massachusetts law provides that with respect to loans made by a corporation to its directors or officers, directors who vote for such a loan and officers who knowingly participate in such a loan are jointly and severally liable to the corporation to the extent any portion of the loan is unpaid, unless a majority of the disinterested directors or the holders of a disinterested majority of the stock of the corporation approve or ratify the loan. In either case the loan must be reasonably expected to benefit the corporation.

         View Tech Common Stock. California law provides that any loan or guaranty (other than loans to permit the purchase of shares under certain stock purchase plans) for the benefit of any officer or director, or any employee benefit plan authorizing such loan or guaranty (except certain employee stock purchase plans), must be approved by the shareholders of a California corporation. In addition, under the CGCL, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve a loan or a guaranty to or on behalf of an officer (whether or not a director) if the board determines that such a loan or a guaranty may reasonably be expected to benefit the corporation. View Tech's shareholders have not adopted such a bylaw provision.

         View Tech Delaware Common Stock. Under Delaware law, a corporation may make loans to, or guarantee the obligations of, officers or other employees when, in the judgment of the board of directors, the loan or guaranty may reasonably be expected to benefit the corporation. Both California law and Delaware law permit such loans or guarantees to be unsecured and without interest.





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
REPORTING REQUIREMENTS

         UST Common Stock. UST is not subject to the reporting requirements of the Exchange Act, and does not file annual or quarterly financial reports with the Commission or any other securities agency.

         View Tech Common Stock. View Tech is a reporting company under the Exchange Act and files annual and quarterly financial reports with the Commission and The NASDAQ National Market.

         View Tech Delaware Common Stock. Upon reincorporation in Delaware, View Tech will continue to be a reporting company under the Exchange Act and file annual and quarterly financial reports with the Commission and the National Association of Securities Dealers.

CERTAIN LEGAL RIGHTS

         UST Common Stock. In accordance with Massachusetts law, no shareholder derivative action may be instituted or maintained in the right of UST by any holder of UST shares unless the plaintiff alleges in the pleading
(1) that the plaintiff is a shareholder and was a shareholder at the time of the conduct complained of and (2) that demand has been made on the directors and shareholders of the corporation, or allege particularized facts showing why, in each case, the demand is excused. Further, the shareholder derivative suit, although instituted on behalf of the corporation, must name the corporation as a nominal defendant and the derivative pleading must be verified. Massachusetts law also requires that the derivative plaintiff fairly and adequately represent the interests of the shareholders similarly situated in enforcing the right of the corporation.

         View Tech Common Stock. In accordance with CGCL, no action may be instituted or maintained in right of View Tech (a shareholder derivative action) by any holder of View Tech shares unless the plaintiff alleges in the complaint (1) that the plaintiff was (a) a View Tech shareholder, of record or beneficially, at the time of the transaction or any part thereof of which the plaintiff complains, or that the plaintiff's shares thereafter devolved upon plaintiff by operation of law from a holder who was a holder at the time of the transaction or any part thereof complained of, or (b) a shareholder who does not meet the aforementioned requirements, upon a determination by a court pursuant to the CGCL, and (2) plaintiff's efforts, with particularity, to secure from the View Tech Board of Directors such action as plaintiff desires, or the reasons for not making such effort, and alleges further that plaintiff has either informed View Tech or the View Tech Board of Directors in writing of the ultimate facts of each cause of action against each defendant or delivered to View Tech or the View Tech Board of Directors a true copy of the complaint which plaintiff proposes to file. In connection with the foregoing, a plaintiff may be required to post a bond, in the determination of the court, in an aggregate amount not to exceed $50,000.

         View Tech Delaware Common Stock. In accordance with Delaware law, a derivative suit may only be instituted by a plaintiff who was a stockholder of the corporation at the time of the transaction complained of or that the stock thereafter devolved upon the plaintiff by operation of law. A plaintiff may show that demand upon the corporation would be futile by raising a reasonable doubt as to either director dishonesty or independence or whether the directors exercised proper business judgment in approving the challenged transaction.

TAXATION

         UST Common Stock. UST is a subchapter S corporation for federal and Massachusetts tax purposes and is not generally taxed on its income or entitled to the deductions allowed under the Code. A sale of shares of UST Common Stock will normally result in a capital gain or loss for federal income tax purposes. Shareholders of UST who receive dividends are expected to receive a copy of Form 1120S and Schedule K-1 filed with the IRS.

         View Tech Common Stock. View Tech is a taxable entity under the Code and is taxed on its income and entitled to the deductions allowed under the Code. A sale of shares of View Tech Common Stock will normally result in a capital gain or loss for federal income tax purposes. Shareholders of View Tech who receive dividends are expected to receive a copy of Form 1099 filed with the IRS prior to January 31 of the following year.

         View Tech Delaware Common Stock. View Tech Delaware will be a taxable entity under the Code and is taxed on its income and entitled to the deductions allowed under the Code. A sale of shares of View Tech Delaware Common Stock will normally result in a capital gain or loss for federal income tax purposes. Stockholders of View Tech Delaware who receive dividends are expected to receive a copy of Form 1099 filed with the IRS prior to January 31 of the following year.

         The reincorporation provided for in the Merger Agreement is intended to be a tax-free reorganization under the Code. Assuming the reincorporation qualifies as a reorganization, no gain or loss will be recognized to the holders of capital stock of View Tech as a result of consummation of the reincorporation, and no gain or loss will be recognized by View Tech or View Tech Delaware. Each former holder of capital stock of View Tech will have





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
the same basis in the capital stock of View Tech Delaware received by such holder pursuant to the reincorporation as such holder has in the capital stock of View Tech held by such holder at the time of consummation of the reincorporation. Each stockholder's holding period with respect to View Tech Delaware's capital stock will include the period during which such holder held the corresponding company capital stock, provided the latter was held by such holder as a capital asset at the time of consummation of the reincorporation. View Tech has not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the consequences of the reincorporation.

         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions of the registrant's Articles of Incorporation, Bylaws, or other documents, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS


         The Merger Agreement provides, as a condition to UST's obligation to consummate the Merger, that UST receive the opinion of Burns & Levinson LLP, Boston, Massachusetts, counsel to UST, substantially to the effect that the Merger will constitute a tax-free "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         Certain legal matters with respect to the legality of the issuance of the shares of View Tech Common Stock offered hereby will be passed upon for View Tech by Brobeck, Phleger & Harrison LLP, Los Angeles, California.

                                    EXPERTS

         The financial statements of View Tech, as of June 30, 1996 and 1995, have been included herein in reliance upon the report of Carpenter Kuhen & Sprayberry, independent accountants, dated September 24, 1996, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The financial statements of UST included in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.






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                           VIEW TECH PROXY PROPOSAL 1

                    REINCORPORATION OF VIEW TECH IN DELAWARE
               AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS

GENERAL

         The View Tech Board of Directors has unanimously approved a proposal to change View Tech's state of incorporation from California to Delaware. This proposal is being submitted to the View Tech shareholders because, among other things, it is a condition to closing the Merger that View Tech have a classified board of directors consisting of three classes, each containing two directors, after the Merger. California law, however, prohibits, among other things, classification of a company's board of directors into three classes unless there are a minimum of nine directors (i.e., three directors per class). In addition, the View Tech Board of Directors believes the change in domicile to be in the best interests of View Tech and its shareholders for several reasons. Principally, the View Tech Board of Directors believes that reincorporation will enhance View Tech's ability to attract and retain qualified members of View Tech's Board of Directors as well as encourage directors to continue to make independent decisions in good faith on behalf of View Tech. View Tech believes that the more favorable corporate environment afforded by Delaware will enable it to compete more effectively with other public companies, most of which are incorporated in Delaware, to attract new directors and to retain its current directors. Reincorporation in Delaware will allow View Tech the increased flexibility and predictability afforded by Delaware law.

         In recent years, a number of major public companies have obtained the approval of their shareholders to reincorporate in Delaware. For the reasons explained below, View Tech believes it is beneficial and important that View Tech likewise avail itself of Delaware law.


         For many years Delaware has followed a policy of encouraging incorporation in that state. In furtherance of that policy, Delaware has adopted comprehensive corporate laws which are revised regularly to meet changing business circumstances. The Delaware Legislature is particularly sensitive to issues regarding corporate law and is especially responsive to developments in modern corporate law. The Delaware courts have developed considerable expertise in dealing with corporate issues as well as a substantial body of case law construing Delaware's corporate law. As a result of these factors, it is anticipated that Delaware law will provide greater predictability in View Tech's legal affairs than is available under California law as of October 31, 1996.


         In 1986, Delaware amended its corporate law to allow corporations to limit the personal monetary liability of its directors for their conduct as directors under certain circumstances. The directors have elected to adopt such a provision in the Delaware Certificate and in the Delaware Bylaws. It should be noted that Delaware law does not permit a Delaware corporation to limit or eliminate the liability of its directors for intentional misconduct, bad faith conduct or any transaction from which the director derives an improper personal benefit or for violations of federal laws such as the federal securities laws. The View Tech Board of Directors believes that Delaware reincorporation will enhance View Tech's ability to recruit and retain directors in the future. However, the shareholders should be aware that such a provision inures to the benefit of the directors, and the interest of the View Tech Board of Directors in recommending the reincorporation may therefore be in conflict with the interests of the shareholders.

         In 1987, California amended its corporate law in a manner similar to Delaware to permit a California corporation to limit the personal monetary liability of its directors for their conduct as directors under certain circumstances. The View Tech Articles of Incorporation and the View Tech Bylaws take advantage of these changes in California law. Nonetheless, the View Tech Board of Directors believes that the protection from liability for directors is somewhat greater under the Delaware law than under the California law and therefore that View Tech's objectives in adopting this type of provision can be better achieved by reincorporation in Delaware. The View Tech Board of Directors has included such a provision in the Delaware charter and bylaws. Shareholders should be aware that, because such provision inures to the benefit of the directors, there is a potential conflict in the View Tech Board of Director's support of such a provision. See "--Fiduciary Duties; Indemnification and Limitation of Liability" for a more complete discussion of these issues.

         The interests of the View Tech Board of Directors, management and affiliated shareholders in voting on the reincorporation proposal may not be the same as those of unaffiliated shareholders. Delaware law does not afford minority stockholders some of the rights and protections available under California law. Reincorporation of View Tech in Delaware may make it more difficult for minority stockholders to elect directors and influence company policies. A discussion of the principal differences between California and Delaware law as they affect shareholders is included in this section of this Joint Proxy Statement/View Tech Proxy Statement/Prospectus.

         In addition, portions of View Tech Proxy Proposal 1 may have the effect of deterring hostile takeover attempts. A hostile takeover attempt may have a positive or a negative effect on View Tech and its shareholders, depending on the circumstances surrounding a particular takeover attempt. Takeover attempts that have not been





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negotiated or approved by the board of directors of a corporation can seriously disrupt the business and management of a corporation and generally present to the shareholders the risk of terms which may be less than favorable to all of the shareholders than would be available in a board-approved transaction. Board-approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its shareholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and maximum strategic deployment of corporate assets.

         The View Tech Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the shareholders, providing all of the shareholders with considerable value for their shares. However, the View Tech Board of Directors believes that the potential disadvantages of unapproved takeover attempts are sufficiently great such that prudent steps to reduce the likelihood of such takeover attempts are in the best interests of View Tech and its shareholders.

         Notwithstanding the belief of the View Tech Board of Directors as to the benefits to shareholders of the changes, shareholders should recognize that one of the effects of such changes may be to discourage a future attempt to acquire control of View Tech which is not presented to and approved by the View Tech Board of Directors, but which a substantial number and perhaps even a majority of View Tech's shareholders might believe to be in their best interests or in which shareholders might receive a substantial premium for their shares over the current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

         In considering the proposals, shareholders should be aware that the overall effect of certain of the proposed changes is to make it more difficult for holders of a majority of the outstanding shares of common stock to change the composition of the View Tech Board of Directors and to remove existing management in circumstances where a majority of the shareholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes.

         The new provisions in View Tech Delaware's charter documents could make a proxy contest a less effective means of removing or replacing existing directors or could make it more difficult to make a change in control of View Tech which is opposed by the View Tech Board of Directors. This strengthened tenure and authority of the View Tech Board of Directors could enable the View Tech Delaware Board of Directors to resist change and otherwise thwart the desires of a majority of the shareholders. Because this provision may have the effect of continuing the tenure of the current View Tech Board of Directors, the View Tech Board of Directors has recognized that the individual directors have a personal interest in this provision that may differ from those of the shareholders. However, the View Tech Board of Directors believes that these provisions' primary purpose is to ensure that the View Tech Delaware Board of Directors will have sufficient time to consider fully any proposed takeover attempt in light of the short and long-term benefits and other opportunities available to View Tech and to the extent the View Tech Board of Directors determines to proceed with the takeover, to effectively negotiate terms that would maximize the benefits to View Tech and its shareholders.

         The View Tech Board of Directors has considered the potential disadvantages and believes that the potential benefits of the provisions included in the proposed charter documents outweigh the possible disadvantages. In particular, the View Tech Board of Directors believes that the benefits associated with attracting and retaining skilled and experienced outside directors and with enabling the View Tech Board of Directors to fully consider and negotiate proposed takeover attempts, as well as the greater sophistication, breadth and certainty of Delaware law, make the proposed reincorporation beneficial to View Tech, its management and its shareholders.

         The proposal to include these anti-takeover provisions in the proposed reincorporation does not reflect knowledge on the part of the View Tech Board of Directors or management of any proposed takeover or other attempt to acquire control of View Tech. Management may in the future propose other measures designed to discourage takeovers apart from those proposed in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus, if warranted from time to time in the judgment of the View Tech Board of Directors.


         If approved, the proposed reincorporation would be accomplished by merging View Tech into a newly formed Delaware corporation, View Tech Delaware, which, just before the merger, will be a wholly owned subsidiary of View Tech pursuant to an Agreement and Plan of Merger (the "Reincorporation Merger Agreement"). See ANNEX E. Upon the effective date of the merger, View Tech Delaware's name will remain View Tech, Inc. The reincorporation will not result in any change in View Tech's business, assets or liabilities, will not cause its corporate headquarters to be moved and will not result in any relocation of management or other employees.






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         Following the effectiveness of the proposed reincorporation, each outstanding share of View Tech Common Stock, including the Merger Shares, will automatically convert into one share of View Tech Delaware Common Stock and shareholders of View Tech will automatically become stockholders of View Tech Delaware. On the effective date of the reincorporation, the number of outstanding shares of View Tech Delaware Common Stock will be equal to the number of shares of View Tech Common Stock outstanding immediately prior to the effective date of the reincorporation. In addition, each outstanding View Tech Option or right to acquire shares of View Tech Common Stock, including the Conversion Options, will be converted into an option or right to acquire an equal number of shares of View Tech Delaware Common Stock, under the same terms and conditions as the original options or rights. All of View Tech's employee benefit plans, including the View Tech Stock Option Plan, will be continued by View Tech Delaware following the reincorporation. Shareholders should recognize that approval of the proposed reincorporation will constitute approval of the adoption and assumption of those plans by View Tech Delaware.

         No action need be taken by shareholders to exchange their stock certificates now; this will be accomplished at the time of the next transfer by the shareholder. Certificates for shares in View Tech will automatically represent an equal number of shares in View Tech Delaware upon completion of the merger.

         Under the View Tech Articles of Incorporation and the View Tech Bylaws, the affirmative vote of at least a majority of the outstanding shares of View Tech Common Stock is required for approval of the reincorporation. If approved by the View Tech shareholders, it is anticipated that the reincorporation would be completed as soon thereafter as practicable following the Merger such that all outstanding shares of View Tech Common Stock,including the Merger Shares, will be converted into shares of View Tech Delaware Common Stock. The reincorporation may be abandoned or the Reincorporation Merger Agreement may be amended (with certain exceptions), either before or after shareholder approval has been obtained, if in the opinion of the View Tech Board of Directors, circumstances arise that make such action advisable.

SIGNIFICANT CHANGES CAUSED BY REINCORPORATION

         In general, View Tech's corporate affairs are governed at present by the corporate law of California, View Tech's state of incorporation, and by the View Tech Articles of Incorporation and the View Tech Bylaws, which have been adopted pursuant to California law. The View Tech Articles of Incorporation and View Tech Bylaws are available for inspection during business hours at the principal executive offices of View Tech. In addition, copies may be obtained by writing to View Tech at View Tech, Inc., 950 Flynn Road, Camarillo, California, 93012, Attention: Corporate Secretary.


         If the reincorporation proposal is adopted, View Tech will merge into, and its business will be continued by, View Tech Delaware. Following the merger, issues of corporate governance and control would be controlled by Delaware, rather than California law (see "-- Application of California Law After Reincorporation"). The View Tech Articles of Incorporation and View Tech Bylaws will, in effect, be replaced by the Delaware Certificate and the Delaware Bylaws. See ANNEX C and ANNEX D. Accordingly, the differences among these documents and between Delaware and California law are relevant to your decision whether to approve the reincorporation proposal.


FIDUCIARY DUTIES; INDEMNIFICATION AND LIMITATION OF LIABILITY

         California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damage for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

         The View Tech Articles of Incorporation eliminate the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

         The Delaware Certificate also eliminates the liability of directors to the fullest extent permissible under





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Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provision also may not limit directors' liability for violation of, or otherwise relieve View Tech Delaware or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

         California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine and (b) no indemnification may be made under California law, without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval. Delaware allows indemnification of such expenses without court approval.

         Indemnification is permitted by both California and Delaware law providing the requisite standard of conduct is met, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the stockholders (excluding shares owned by the indemnified party) or the court handling the action.

         Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law permits indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

         California corporations may include in their articles of incorporation a provision which permits the corporation to expand the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The View Tech Articles of Incorporation include such a provision.

         A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The indemnification and limitation of liability provisions of California law, and not Delaware law, will apply to actions of the directors and officers of View Tech made prior to the proposed reincorporation. Nevertheless, the View Tech Board of Directors has recognized in considering this reincorporation proposal that the individual directors have a personal interest in obtaining the application of Delaware law to such indemnity and limitation of liability issues affecting them and View Tech in the event they arise from a potential future case, and that the application of Delaware law, to the extent that any director or officer is actually indemnified in circumstances where indemnification would not be available under California law, would result in expense to View Tech which View Tech would not incur if View Tech were not reincorporated. The View Tech Board of Directors believes, however, that the overall effect of reincorporation is to provide a corporate legal environment that enhances View Tech's ability to attract and retain high quality outside directors and thus benefits the interests of View Tech and its shareholders.

MANAGEMENT; NUMBER OF DIRECTORS

         The business and affairs of View Tech are managed by or under the direction of View Tech's Board of Directors. California law allows the number of persons constituting the board of directors of a corporation to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the corporation's board of directors. California law further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The View Tech Bylaws provide for a board of directors comprised of seven members, unless there are fewer than three shareholders in which case the number of directors shall equal the number of shareholders. California law also requires that any change in a fixed number of directors and any change in the range of a variable board of directors specified in the articles and bylaws must be approved





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by a majority in interest of the outstanding shares entitled to vote (or such greater proportion of the outstanding shares as may be required by the articles of incorporation). The View Tech Bylaws require the vote of a majority in interest of the outstanding shares to change the range of the variable View Tech Board of Directors, provided, however, that an amendment reducing the number of directors to less than five cannot be adopted if the holders of more than 16 2/3 percent of shares entitled to vote against the amendment or do not consent to it.

         The business and affairs of View Tech Delaware shall be managed by or under the direction of the board of directors. Delaware law permits a board of directors to change the authorized number of directors by amendment to the bylaws unless the number of directors is fixed in the certificate of incorporation or the manner of fixing the number of directors is set forth in the certificate of incorporation, in which case the number of directors may be changed only by amendment of the certificate of incorporation or consistent with the manner specified in the certificate of incorporation, as the case may be. The Delaware Certificate provides that the exact number of directors shall be fixed from time to time exclusively by the View Tech Board of Directors by resolution.

ELECTIONS; CLASSIFIED BOARD OF DIRECTORS

         California law generally requires that directors be elected annually by the shareholders, by written consent or vote at a meeting, but does permit a "classified" board of directors if (i) a corporation is listed on a national stock exchange or (ii) the corporation's shares are traded on The NASDAQ National Market and are held, beneficially or of record, by at least 800 shareholders. As of the 1995 View Tech Annual Meeting, shares of the View Tech Common Stock were beneficially held by more than 800 equity security holders. California law also allows the election of one or more directors by the holders of a particular class or series of shares. The View Tech Articles of Incorporation currently do not provide for a classified board of directors, nor will such provision be made until reincorporation in Delaware is effected.

         Delaware law requires that an annual meeting of the stockholders be held for the election of directors. Delaware law permits, but does not require, the adoption of a classified board of directors with staggered terms. A maximum of three classes of directors is permitted by Delaware law, with members of one class to be elected each year for a maximum term of three years. The Delaware Certificate and the Delaware Bylaws do provide for such a classified board of directors with three classes of directors serving in staggered terms.

         By approving View Tech Proxy Proposal 1, shareholders will be approving the election of the same directors as would be elected to the View Tech Board of Directors in the event View Tech Proxy Proposal 2 is approved by the shareholders.

CUMULATIVE VOTING FOR DIRECTORS

         Cumulative voting permits the holder shares of stock entitled to vote in the election of directors to cast that number of votes which equal the number of directors to be elected multiplied by the number of shares held. The holder may allocate all votes represented by his shares to a single candidate or may allocate those votes among as many candidates as he chooses. Thus, a shareholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors if voting is cumulative.

         California law permits a company with equity securities listed on a national exchange, or on The NASDAQ National Market if the corporation has at least 800 holders, beneficially or of record, of equity securities, to eliminate cumulative voting. As of the 1995 View Tech Annual Meeting, shares of the View Tech Common Stock were beneficially held by more than 800 equity security holders. Accordingly, the View Tech Articles of Incorporation eliminated cumulative voting when View Tech's shares were listed on a national stock exchange or traded on The NASDAQ National Market and were held by at least 800 equity security holders.

         Cumulative voting is not available under Delaware law unless so provided in the corporation's certificate of incorporation. The Delaware Certificate does not provide for cumulative voting.

REMOVAL OF DIRECTORS

         Sections 303 and 304 of the CGCL provide that (i) directors may be removed by the remainder of the board, without cause, upon approval by the holders of a majority of the outstanding shares of common stock entitled to vote (subject to certain limitations which prevent any such removal where the removal is opposed by a number of votes sufficient to elect a director, if the corporation's board were elected by a cumulative vote) and (ii) directors may be removed for fraudulent or dishonest acts or gross abuses of authority or discretion following a suit brought by shareholders holding at least 10% of the outstanding shares of any class of capital stock. In addition, Section 302 of the CGCL permits a corporation's board to remove directors declared of unsound mind by a court or convicted of a felony. The View Tech Bylaws are governed by these provisions of CGCL.





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         The DGCL and the Delaware Bylaws provide that View Tech Delaware's directors may be removed with or without cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of the View Tech Delaware entitled to vote generally in the election of directors. However, unless the Delaware Certificate otherwise provides, when View Tech Delaware's Board of Directors is classified (see "--Elections; Classified Board of Directors"), stockholders may only effect such removal for cause. The Delaware Certificate does not alter this statutory provision. The term "cause" with respect to the removal of directors is not defined in the Delaware General Corporation Law and its meaning has not been precisely delineated by the Delaware courts.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

         Vacancies in the View Tech Board of Directors may be filled at a meeting by a majority of the remaining directors, though less than a quorum, by the unanimous written consent of the directors then in office or by a sole remaining director, or if such vacancy is not filled by the directors, by a vote of or written consent by a majority of shares entitled to vote for the election of directors, except that a vacancy created by the removal of a director by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote or by court order may be filled only by (i) the vote of a majority of the shares entitled to vote represented at a duly noticed meeting at which a quorum is present, or (ii) the unanimous written consent of holders of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

         Under Delaware law and the Delaware Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filed by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are not directors in office, then an election of directors may be held at a meeting of the stockholders, as provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

VOTING RIGHTS

         Both the CGCL and the View Tech Articles of Incorporation provide that holders of View Tech Common Stock are entitled to one vote per share on all matters to be voted on by shareholders.

         Under Delaware law and the View Tech Delaware Certificate, the holders of View Tech Delaware Common Stock are entitled to one vote per share on all matters to be voted on by stockholders.

AMENDMENTS TO ARTICLES OF INCORPORATION OR CERTIFICATE OF INCORPORATION

         Neither the View Tech Articles of Incorporation nor the View Tech Bylaws contain substantive provisions relating to amendments to the View Tech Articles of Incorporation. However, California law and the View Tech Bylaws provide that, procedurally, no vote of the shareholders on an amendment to the View Tech Articles of Incorporation will be valid unless the shareholders receive special notification of the amendment in a notice of meeting to the
shareholders or a written waiver of notice.   The CGCL provides that,
generally, the View Tech Articles of Incorporation may be amended with the approval of the View Tech Board of Directors and the approval either before or after of the holders of a majority the outstanding shares entitled to vote. The separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required.

         Delaware law provides that the certificate of incorporation of a Delaware corporation may be amended by resolution of the board of directors and subsequent approval by a majority of outstanding shares upon due notice. The separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required.

AMENDMENTS TO BYLAWS

         The View Tech Bylaws may be amended or repealed or new bylaws may be adopted by either the View Tech Board of Directors or by the holders of View Tech Common Stock entitled to exercise a majority of the voting power of the corporation, provided that (i) any amendment to the bylaws reducing the fixed number of directors to less than five shall not be effective if the holders of more than 16 2/3 percent of the outstanding shares of all classes of View Tech capital stock entitled to vote cast votes against such amendment, and (ii) the authority of the





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View Tech Board of Directors to amended or repeal bylaws or adopt new bylaws is subject to the authority of the View Tech shareholders.

         The View Tech Delaware Bylaws may be altered, amended or repealed by a vote of the majority of outstanding shares or by a vote of a majority of the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation. The Delaware Certificate does confer this power to alter, amend or repeal bylaws. This power does not divest or limit the power of the stockholders to adopt, amend, or repeal bylaws.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

         Pursuant to the View Tech Bylaws, special meetings of View Tech shareholders may be called at any time by the View Tech Board of Directors, the chairman, the president or shareholders holding at least 10% of the voting power of the corporation. The CGCL does not provide for a right of any other person or entity to call such a special meeting. The View Tech Bylaws permit the View Tech shareholders to act by the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all shares entitled to vote thereon were present and voted, provided that in acting to fill a vacancy on the View Tech Board of Directors created by the removal of a director, such action must be by unanimous written consent of all holders of shares entitled to vote for the election of directors. The View Tech Bylaws permit the View Tech shareholders to act by written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all shares entitled to vote thereon were present and voted, provided that in acting to fill a vacancy on the View Tech Board of Directors created by the removal of a director, such action must be by unanimous written consent of all holders of shares entitled to vote for the election of directors.

         Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Delaware Bylaws provide that such a meeting may be called by the View Tech Delaware Board of Directors, the president or holders of a majority of the outstanding voting stock. Pursuant to the Delaware Bylaws, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting. Under Delaware law, stockholders may execute an action by written consent in lieu of a stockholder meeting. Under Delaware law, however, stockholders may not act by written consent in lieu of an annual stockholders meeting for the election of directors. Delaware law permits a corporation to eliminate such actions by written consent in its charter. Neither the Delaware Certificate nor the Delaware Bylaws so eliminates actions by written consent.

APPROVAL OF MERGERS, REORGANIZATIONS AND CERTAIN BUSINESS COMBINATIONS

         The CGCL generally requires that a majority of each class of shares outstanding of both the acquiring and target corporations approve statutory mergers, reorganizations, certain sales of assets and similar transactions.
The CGCL contains an exception to its voting requirements for reorganizations of corporations whose shareholders immediately prior to the reorganization, or the corporation itself, or both, will, immediately after the reorganization, own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. However, such reorganizations require approval by a majority of outstanding shares if, as a result of such reorganization, shareholders will receive shares with different rights, preferences or privileges than those shares surrendered. Shares of a foreign (i.e., non-California) corporation are deemed to have such different rights, preferences or privileges. The CGCL also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

         The CGCL also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction.
This provision of the CGCL may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

         Under Delaware law, the affirmative vote of a majority of the shares of stock outstanding and entitled to vote is necessary to approve most mergers or asset sales. However, under certain circumstances, Delaware law does permit a corporation to merge without stockholder approval with a subsidiary of which at least 90 percent of the outstanding shares of each class of stock is owned by the parent.

         Delaware law generally does not require separate class voting for such transactions, except in certain situations involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. In addition, Delaware law has no comparable provision to the above-described provision requiring holders





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of nonredeemable common stock to receive nonredeemable common stock in a merger of a corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to such transaction.

ADVANCE NOTICE REQUIREMENT FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Under the View Tech Bylaws, and in conformity with California law, shareholder approvals as to the following matters require advance notice in a duly-delivered notice of meeting or mention in a written waiver of notice: transactions between the corporation and any of its directors, or entities in which any of its directors have material interests; amendment of articles of incorporation; approval of the principal terms of a corporate reorganization; election to voluntarily wind up and dissolve the corporation; and approval of any plan of distribution of shares as part of the winding up of the corporation. Federal securities laws generally provide that shareholder proposals which the proponent wishes to include in View Tech's proxy materials must be received not less than 120 days in advance of the date of the proxy statement.

         There is no specific statutory requirement under Delaware law with regard to advance notice of director nominations and shareholder proposals. Accordingly, View Tech Delaware shall not require such advance notice in its charter documents. Absent a bylaw restriction, director nominations and shareholder proposals may be made without advance notice at an annual meeting. The Delaware Bylaws contain no such restriction. However, federal securities laws generally provide that shareholder proposals which the proponent wishes to include in View Tech Delaware's proxy materials must be received not less than 120 days in advance of the date of the proxy statement.

DISSENTERS' RIGHTS

         Pursuant to the CGCL, a shareholder of a corporation participating in certain transactions may, under certain circumstances, receive the fair value of his shares in cash, in lieu of the consideration he would otherwise have received in the transaction. The CGCL recognizes such dissenters' rights in connection with certain reorganizations, including without limitation merger reorganizations, exchange reorganizations (for the acquiring corporation), sale-of-assets reorganizations and share exchange tender offers (for the acquiring corporation) for which those shareholders of the corporation immediately prior to the reorganization subsequently hold five-sixths or less of the voting power of the surviving or acquiring corporation or parent party after the reorganization. Dissenters' rights are only available when, among other conditions: (i) the shares of the corporation are not either (A) listed on any national securities exchange or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and proper notice is given to shareholders; provided that this provision (i) does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided further that this provision does not apply to any class of shares described above in (A) or (B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class; and (ii) the shares were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (x) were not voted in favor of the reorganization or, (y) if described in subpart (A) or (B) of provision (i) above (without regard to the provisos therein), were voted against the reorganization, or were held of record on the effective date of a short form merger; provided, however, that subpart (A) rather than subpart (B) of this subsection (ii) applies in any case in which approval was sought by written consent rather than at a meeting.

         Under Delaware law, a stockholder of a corporation participating in certain mergers and reorganizations may be entitled to receive cash in the amount of the "fair value" of his shares, as determined by a court, in lieu of the consideration he would otherwise receive in the transaction. Under Delaware law appraisal rights are not available to stockholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system security by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 holders if the stockholders receive shares of the surviving corporation or shares of any other corporation which are similarly listed or dispersed, and the stockholders do not receive any other property in exchange for their shares except cash for fractional shares. Appraisal rights are also unavailable under Delaware law to stockholders of a corporation surviving a merger if no vote of those stockholders is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately before the merger and certain other conditions are met. Delaware law does not provide stockholders with voting or appraisal rights when a corporation acquires another business through the issuance of its stock, whether in exchange for assets or stock or in a merger with a subsidiary.

ANTI-TAKEOVER MEASURES


         Delaware law has been widely viewed to permit a corporation greater flexibility in governing its internal affairs and its relationships with shareholders and other parties than do the laws of many other states, including California. In particular, Delaware law permits a corporation to adopt a number of measures designed to reduce a corporation's vulnerability to hostile takeover attempts. As of October 31, 1996, such measures are either not permitted or are more narrowly drawn under California law.


         California has not adopted statutes aimed specifically at impeding corporate takeovers. The CGCL's requirement that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate, unless all of the holders of such common stock consent to the transaction, has been seen as inhibiting takeovers. (see "--Approval of Mergers, Reorganizations and Certain Business Combinations"). This provision of the CGCL may have the effect of making a "cash-out" merger by a majority
shareholder more difficult to accomplish.   The reservation in the View Tech
Articles of Incorporation to the board of directors of authority to fix the voting rights of the View Tech Preferred Stock can also serve to impede a hostile takeover.

         As discussed herein, certain provisions of the Delaware Certificate and the Delaware Bylaws could be considered to be anti-takeover measures. The establishment by the Delaware Certificate and the Delaware Bylaws of a classified board of directors, and the Delaware Bylaws' provisions that only the holders of a majority of shares of outstanding capital stock may call special stockholders' meetings, may be construed as anti-takeover measures. In addition, certain types of "poison pill" defenses (such as shareholder rights plans) have been upheld by Delaware courts, while California courts have yet to decide on the validity of such defenses, thus rendering their effectiveness in California less certain.

         The existence of a classified board of directors may deter so-called "creeping acquisitions" in which a person or group seeks to acquire: (i) a controlling position without paying a normal control premium to the selling shareholders: (ii) a position sufficient to exert control over View Tech through a proxy contest or otherwise; or (iii) a block of stock with a view toward attempting to promote a sale or liquidation or a repurchase by View Tech of the block at a premium, or an exchange of the block for assets of View Tech. Faced with a classified View Tech Board of Directors (See "--Elections; Classified Board of Directors"), such a person or group would have to assess carefully its ability to control or influence View Tech. If free of the necessity to act in response to an immediately threatened change in control, the View Tech Board of Directors can act in a more careful and deliberative manner to make and implement appropriate business judgments in response to a creeping acquisition. See "VIEW TECH PROXY PROPOSAL 2--ELECTION OF DIRECTORS."

         View Tech does not have any present intention of adopting any further anti-takeover measures (such as a stockholder rights plan), nor does the View Tech Board of Directors have knowledge that any attempt to gain control of View Tech is being contemplated. However, numerous differences between California and Delaware law, effective without additional action by View Tech Delaware, could have a bearing on unapproved takeover attempts.

         One such difference is the existence of a Delaware statute regulating tender offers, which statute is intended to limit coercive takeovers of companies incorporated in that state. California has no comparable statute. The Delaware law provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to the date the stockholder became an interested stockholder the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested shareholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested shareholder, the interested stockholder owned at least 85% of the voting stock, or (iii) the business combination is approved by the board of directors and authorized by 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Consequently, the Delaware law would not apply to the former holders of UST Common Stock because the View Tech Board of Directors has approved the Merger. An interested stockholder means any person who is the owner of 15% or more of the outstanding Voting Stock, however, the statute provides for certain exceptions to parties who otherwise would be designated interested stockholders, including an exception for parties that held 15% or more of the outstanding Voting Stock as of December 23, 1987. Any corporation may decide to opt out of the statute in its original certificate of incorporation or, at any time, by action of its shareholders. View Tech has no present intention of opting out of the statute.

         There can be no assurance that the View Tech Board of Directors would not adopt any further anti-takeover measures available under Delaware law (some of which may not require stockholder approval). Moreover, the availability of such measures under Delaware law, whether or not implemented, may have the effect of discouraging a future takeover attempt which a majority of View Tech Delaware's stockholders may deem to be in their best interests or in which stockholders may receive a premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such transactions may not have the opportunity to do so. Shareholders should recognize that, if adopted, the effect of such measures, along with the possibility of discouraging takeover attempts, may be to limit in certain respects the rights of stockholders of View Tech Delaware compared with the rights of stockholders of View Tech.

         The View Tech Board of Directors recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the shareholders, providing all of the shareholders with considerable value for their shares. However, the View Tech Board of Directors believes that the potential disadvantages of unapproved takeover attempts (such as disruption of View Tech's business and the possibility of terms which may be less than favorable to all of the shareholders than would be available in a board-approved transaction) are sufficiently great such that prudent steps to reduce the likelihood of such takeover attempts and to enable the View Tech Board of Directors to consider fully the proposed takeover attempt and negotiate actively its terms are in the best interests of View Tech and its shareholders.


         In addition to the various anti-takeover measures that would be available to View Tech Delaware after the reincorporation due to the application of Delaware law, View Tech Delaware would retain the rights available to View Tech under California law as of October 31, 1996 to issue shares of its authorized but unissued capital stock. Following the effectiveness of the proposed reincorporation, shares of authorized and unissued View Tech Delaware Common Stock and View Tech Delaware Preferred Stock could (within the limits imposed by applicable law) be issued in one or more transactions, or View Tech Delaware Preferred Stock could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of View Tech Delaware. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock and preferred stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of View Tech Delaware.


         It should be noted that the voting rights to be accorded to any unissued series of View Tech Delaware Preferred Stock remain to be fixed by the Delaware View Tech Board of Directors. Accordingly, if the Delaware View Tech Board of Directors so authorizes, the holders of View Tech Delaware Preferred Stock may be entitled to vote separately as a class in connection with approval of certain extraordinary corporate transactions in circumstances where Delaware law does not ordinarily require such a class vote, or might be given a disproportionately large number of votes. Such View Tech Delaware Preferred Stock could also be convertible into a large number of shares of Common Stock of View Tech Delaware under certain circumstances or have other terms which might make acquisition of a controlling interest in View Tech Delaware more difficult or more costly, including the right to elect additional directors to the Delaware View Tech Board of Directors. Potentially, the View Tech Delaware Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise to gain control of View Tech Delaware. Also, the View Tech Delaware Preferred Stock could be privately placed with purchasers who might side with the management of View Tech Delaware in opposing a hostile tender offer or other attempt to obtain control.

         The View Tech Board of Directors may also authorize the issuance of View Tech Delaware Preferred Stock in connection with various corporate transactions, including corporate partnering arrangements. The View Tech Board of Directors may also authorize the issuance of View Tech Delaware Preferred Stock for the purpose of adopting a shareholder rights plan. However, future issuances of View Tech Delaware Preferred Stock as an anti-takeover device might preclude shareholders from taking advantage of a situation which might otherwise be favorable to their interests.

         IF THE REINCORPORATION IS APPROVED IT IS NOT THE PRESENT INTENTION OF THE VIEW TECH BOARD OF DIRECTORS TO SEEK STOCKHOLDER APPROVAL PRIOR TO ANY ISSUANCE OF THE VIEW TECH DELAWARE PREFERRED STOCK OR VIEW TECH DELAWARE COMMON STOCK, EXCEPT AS REQUIRED BY LAW OR REGULATION. Frequently, opportunities arise that require prompt action, and it is the belief of the View Tech Board of Directors that the delay necessary for shareholder approval of a specific issuance would be a detriment to View Tech Delaware and its shareholders. The View Tech Board of Directors does not intend to issue any View Tech Delaware Preferred Stock except on terms which the View Tech Board of Directors deems to be in the best interests of View Tech Delaware and its then existing shareholders.

CAPITALIZATION; BLANK CHECK PREFERRED


         View Tech's capital stock consists of 10,000,000 authorized shares of common stock, $0.01 par value per share, of which 3,393,438 shares issued and outstanding as of October 31, 1996, and (b) 5,000,000 authorized shares of preferred stock, $0.01 par value per share, of which none are issued and outstanding as of October 31, 1996.


         Upon the effectiveness of the reincorporation, View Tech Delaware will have the same number of





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
outstanding shares of common stock that View Tech had outstanding immediately prior to the reincorporation.

         The capitalization of View Tech Delaware will be 20,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. View Tech Delaware's authorized but unissued shares of View Tech Delaware Preferred Stock will be available for future issuance.

         Under the Delaware Certificate, as under the View Tech Articles of Incorporation, the View Tech Board of Directors has the authority to determine or alter the rights, preferences, privileges and restrictions to be granted to or imposed upon any wholly unissued series of View Tech Delaware Preferred Stock and to fix the number of shares constituting any such series and to determine the designation thereof. See "-- Anti-Takeover Measures."

         The View Tech Board of Directors may authorize the issuance of View Tech Delaware Preferred Stock in connection with various corporate transactions, including corporate partnering arrangements. The View Tech Board of Directors may also authorize the issuance of View Tech Delaware Preferred Stock for the purpose of adopting a shareholder rights plan. IF THE REINCORPORATION IS APPROVED, IT IS NOT THE PRESENT INTENTION OF THE VIEW TECH BOARD OF DIRECTORS TO SEEK SHAREHOLDER APPROVAL PRIOR TO ANY ISSUANCE OF VIEW TECH DELAWARE PREFERRED STOCK, EXCEPT AS REQUIRED BY LAW OR REGULATION.

LIQUIDITY AND MARKETABILITY


         As of October 31, 1996, all of the 3,393,438 shares of View Tech Common Stock issued and outstanding are freely tradeable except for 1,906,638 shares which may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Of such 1,906,638 restricted shares, 1,162,500 shares are beneficially owned by "affiliates" of View Tech as such term is defined in Rule 144 promulgated under the Securities Act.


         Upon reincorporation in Delaware, each share of View Tech Common Stock shall be exchanged for one share of View Tech Delaware Common Stock.

DIVIDENDS OR OTHER DISTRIBUTIONS

         Under California law, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (i) retained earnings or (ii) an amount which would leave the corporation with assets (excluding certain intangible assets) equal to at least 125% of its liabilities (excluding certain deferred items) and current assets equal to at least 100% (or, in certain circumstances, 125%) of its current liabilities.

         Delaware law allows the payment of dividends and redemption of stock out of surplus (including paid-in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. Whether dividends are paid in the future will depend upon View Tech's earnings, financial position, restrictions in connection with other classes or series of capital stock of View Tech, restrictive covenants that may be imposed under any loan agreement and any other relevant factors. View Tech has never paid cash dividends on the View Tech Common Stock and has no present plans to do so.

ASSESSMENTS

         All shares of View Tech Common Stock are fully paid and nonassessable.

         Upon reincorporation in Delaware, all shares of View Tech Delaware Common Stock will be fully paid and nonassessable.

RIGHT TO LIST OF HOLDERS AND INSPECTION OF BOOKS AND RECORDS

         Pursuant to the View Tech Bylaws and the CGCL, the record of shareholders, the accounting books and records, and minutes of proceedings of the shareholders and the View Tech Board of Directors and committees of the View Tech Board of Directors, are open to inspection upon written demand to View Tech by a shareholder of View Tech at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interest as a shareholder. In addition, a shareholder or shareholders holding at least five percent in the aggregate of the outstanding voting shares of View Tech, or who hold at least one percent of such voting shares and have filed a Schedule 14B with the Commission relating to the election of directors of View Tech have an absolute right to (1) inspect and copy the record of shareholders during usual business hours upon five business days prior written demand to View Tech, and/or (2) receive from View Tech's transfer agent (at normal costs) the record of shareholders on or before five business days after written demand for such is received by such agent.

         The DGCL does not provide an absolute right of stockholder inspection. However, Delaware law does permit any stockholder of record to inspect the stockholder list for any purpose reasonably related to that person's interest as a stockholder. If the corporation, or an officer or agent thereof, refuses to permit an inspection or does not respond within five business days to a request for an inspection, the stockholder may apply to the Court of Chancery for an order to compel such inspection. The Court of Chancery is vested with exclusive jurisdiction to determine whether such inspection is warranted.

SHAREHOLDER LIABILITY

         View Tech shareholders are not personally liable for the obligations of View Tech. View Tech Delaware stockholders would not be personally liable for the obligations of View Tech Delaware.

LOANS TO OFFICERS, DIRECTORS AND EMPLOYEES

         California law provides that any loan or guaranty (other than loans to permit the purchase of shares under certain stock purchase plans) for the benefit of any officer or director, or any employee benefit plan authorizing such loan or guaranty (except certain employee stock purchase plans), must be approved by the shareholders of a California corporation. In addition, under the CGCL, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer (whether or not a director) if the board determines that such loan or guaranty may reasonably be expected to benefit the corporation. View Tech's shareholders have not adopted such a bylaw provision.

         Under Delaware law, a corporation may make loans to, or guarantee the obligations of, officers or other employees when, in the judgment of the board of directors, the loan or guaranty may reasonably be expected to benefit the corporation. Both California law and Delaware law permit such loans or guarantees to be unsecured and without interest.

REPORTING REQUIREMENTS

         View Tech is a reporting company under the Exchange Act and files annual and quarterly financial reports with the Commission and The NASDAQ National Market.

         Upon reincorporation in Delaware, View Tech will continue to be a reporting company under the Exchange Act and file annual and quarterly financial reports with the Commission and The NASDAQ National Market.

CERTAIN LEGAL RIGHTS

         In accordance with CGCL, no action may be instituted or maintained in right of View Tech (a shareholder derivative action) by any holder of View Tech shares unless the plaintiff alleges in the complaint (1) that the plaintiff was
(a) a View Tech shareholder, of record or beneficially, at the time of the transaction or any part thereof of which the plaintiff complains, or that the plaintiff's shares thereafter devolved upon plaintiff by operation of law from a holder who was a holder at the time of the transaction or any part thereof complained of, or (b) a shareholder who does not meet the aforementioned requirements, upon a determination by a court pursuant to the CGCL, and (2) plaintiff's efforts, with particularity, to secure from the View Tech Board of Directors such action as plaintiff desires, or the reasons for not making such effort, and alleges further that plaintiff has either informed View Tech or the View Tech Board of Directors in writing of the ultimate facts of each cause of action against each defendant or delivered to View Tech or the View Tech Board of Directors a true copy of the complaint which plaintiff proposes to file. In connection with the foregoing, a plaintiff may be required to post a bond, in the determination of the court, in an aggregate amount not to exceed $50,000.

         In accordance with Delaware law, a derivative suit may only be instituted by a plaintiff who was a stockholder of the corporation at the time of the transaction complained of or that the stock thereafter devolved upon the plaintiff by operation of law. A plaintiff may show that demand upon the corporation would be futile by raising a reasonable doubt as to either director dishonesty or independence or whether the directors exercised proper business judgment in approving the challenged transaction.

APPLICATION OF CALIFORNIA LAW AFTER REINCORPORATION

         California law provides that if (i) the average of certain property, payroll and sales factors results in a finding that more than 50% of View Tech Delaware's business is conducted in California, and in a particular fiscal year more than 50% of View Tech Delaware's outstanding voting securities are held of record by persons having addresses in California, and (ii) View Tech's shares are traded on The NASDAQ National Market and are held beneficially or of record by fewer than 800 equity security holders, as of its most recent annual meeting of shareholders, then View Tech Delaware would become subject to certain provisions of California law regardless of its state of incorporation.

         Because View Tech's common stock is traded on The NASDAQ National Market and View Tech's shares are beneficially held by at least 800 equity security holders, as of its most recent annual meeting of shareholders, California law will not initially apply to View Tech Delaware if the reincorporation is approved. View Tech would not be subject to California law as long as it continued to meet both of these requirements.

         If View Tech Delaware were to become subject to the provisions of California law referred to above, and such provisions were enforced by California courts in a particular case, many of the Delaware laws described in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus would not apply to View Tech Delaware. Instead, View Tech Delaware could be governed by certain California laws, including those regarding liability of directors for breaches of the duty of care, indemnification of directors, dissenters' rights of appraisal, removal of directors as well as certain other provisions discussed above, to the exclusion of Delaware law. The effects of applying both Delaware and California laws to a Delaware corporation whose principal operations are based in California have not yet been determined.

FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

         The reincorporation provided for in the Merger Agreement is intended to be a tax-free reorganization under the Code. Assuming the reincorporation qualifies as a reorganization, no gain or loss will be recognized to the holders of capital stock of View Tech as a result of consummation of the reincorporation, and no gain or loss will be recognized by View Tech or View Tech Delaware. Each former holder of capital stock of View Tech will have the same basis in the capital stock of View Tech Delaware received by such holder pursuant to the reincorporation as such holder has in the capital stock of View Tech held by such holder at the time of consummation of the reincorporation. Each stockholder's holding period with respect to View Tech Delaware's capital stock will include the period during which such holder held the corresponding Company capital stock, provided the latter was held by such holder as a capital asset at the time of consummation of the reincorporation. View Tech has not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the consequences of the reincorporation.

         The foregoing is only a summary of certain federal income tax consequences. Shareholders should consult their own tax advisers regarding the specific tax consequences to them of the merger, including the applicability of the laws of any state or other jurisdiction.

VIEW TECH BOARD OF DIRECTORS' RECOMMENDATION

         The foregoing discussion is an attempt to summarize the more important differences in the corporation laws of Delaware and California and does not purport to be an exhaustive discussion of all of the differences. Such differences can be determined in full by reference to the California Corporations Code and to the Delaware General Corporation Law. In addition, both California and Delaware law provide that some of the statutory provisions as they affect various rights of holders of shares may be modified by provisions in the charter or bylaws of the corporation.

         A vote for the reincorporation proposal will constitute approval of the merger to effectuate the reincorporation in Delaware, the Delaware Certificate, the Delaware Bylaws, the adoption and assumption by View Tech Delaware of, among other things, each of View Tech's stock option and employee benefit plans and all other aspects of View Tech Proxy Proposal 1.

               THE VIEW TECH BOARD OF DIRECTORS RECOMMENDS A VOTE
                    IN FAVOR OF REINCORPORATION IN DELAWARE





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
                           VIEW TECH PROXY PROPOSAL 2

                             ELECTION OF DIRECTORS


         The View Tech Bylaws provide that there shall be a Board of Directors of seven members. As of October 31, 1996, all of the persons listed below, with the exception of Messrs. Reece and Millet, were members of the View Tech Board of Directors. After the election of the directors at the Annual Meeting, there will be one vacancy on the View Tech Board of Directors. For additional biographical information about each of the nominees, see "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT--Directors and Executive Officers."

         The six persons listed below have been nominated by the View Tech Board of Directors to serve as directors of View Tech.

                                 Name                Age                Title
                                 ----                ---                -----
                  Robert G. Hatfield(1) . . . . .     52           Chairman of the Board
                  John W. Hammon(2) . . . . . . .     44           Director
                  Franklin A. Reece, III(3) . . .     50           Director
                  Calvin A. Carrera(4)  . . . . .     51           Director
                  Robert F. Leduc(5)  . . . . . .     51           Director
                  David F. Millet(6)  . . . . . .     52           Director


________________________
(1) Mr. Hatfield is nominated to serve a term ending on June 30, 1999, provided View Tech Proxy Proposal 1 is adopted.
(2) Mr. Hammon is nominated to serve a term ending on June 30, 1998, provided View Tech Proxy Proposal 1 is adopted.
(3) Mr. Reece is nominated to serve a term ending on June 30, 1999, provided View Tech Proxy Proposal 1 is adopted.
(4) Mr. Carrera is nominated to serve a term ending on June 30, 1997, provided View Tech Proxy Proposal 1 is adopted.
(5) Mr. Leduc is nominated to serve a term ending on June 30, 1997, provided View Tech Proxy Proposal 1 is adopted.
(6) Mr. Millet is nominated to serve a term ending on June 30, 1998, provided View Tech Proxy Proposal 1 is adopted.

         If the proposal to reincorporate View Tech in the State of Delaware is adopted (see "VIEW TECH PROXY PROPOSAL 1--REINCORPORATION OF VIEW TECH IN DELAWARE AND RELATED CHANGES TO THE RIGHTS OF SHAREHOLDERS"), the View Tech Board of Directors will be divided into three classes. This Meeting will be the first election of directors after the creation of the classified board. Accordingly, if View Tech Proxy Proposal 1 is adopted, upon reincorporation, two directors will be elected for a term expiring at View Tech's 1997 Annual Meeting, two directors for terms expiring at the 1998 Annual Meeting and two directors for a term expiring at the 1999 Annual Meeting and, in each case, until their successors are duly elected and qualified. At each Annual Meeting after 1996, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term. In the event that the Joint Proxy Proposal is not adopted, Messrs. Reece and Millet will be deemed to resign automatically from their positions as View Tech directors. View Tech will be deemed to accept automatically their resignations.

         If the proposal to reincorporate View Tech in the State of Delaware is not approved, directors elected at the meeting will serve one- year terms until the 1997 Annual Meeting and until their successors are duly elected and qualified.

         It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the foregoing nominees. In the event that any nominee is unable to serve or will not serve as a director, it is intended that the proxies solicited hereby will be voted for such other person or persons as may be nominated by management. Vacancies in the View Tech Board of Directors may be filled by the View Tech Board of Directors and, assuming shareholder approval of View Tech Proxy Proposal 1, any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. Assuming shareholders do not approve View Tech Proxy Proposal 1, any director chosen to fill a vacancy would hold office until the next election of directors.





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
DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING

         Messrs. Carrera and Leduc are nominated for terms expiring at the 1997 Annual Meeting. See "--VIEW TECH MANAGEMENT--Directors; Other Executive Officers" for additional biographical information on Messrs. Carrera and Leduc.

DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING

         Messrs. Hammon and Millet are nominated for terms expiring at the 1998 Annual Meeting. See "--VIEW TECH MANAGEMENT--Directors; Other Executive Officers" and "THE JOINT PROXY PROPOSAL--UST MANAGEMENT CONTINUING AFTER THE MERGER--Directors and Executive Officers Continuing After the Merger" for additional biographical information on Messrs. Hammon and Millet.

DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING

         Messrs. Hatfield and Reece are nominated for terms expiring at the 1999 Annual Meeting. See "--VIEW TECH MANAGEMENT--Directors; Other Executive Officers" and "THE JOINT PROXY PROPOSAL--UST MANAGEMENT CONTINUING AFTER THE MERGER--Directors and Executive Officers Continuing After the Merger" for additional biographical information on Messrs. Hatfield and Reece.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires View Tech's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the View Tech Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish View Tech with copies of all such reports that they file.

         Based solely upon a review of copies of such reports furnished to View Tech during and with respect to its fiscal year ended June 30, 1996, and based on written representations received by View Tech from directors, officers and beneficial owners of more than 10% of the View Tech Common Stock ("reporting persons") that no other reports were required, View Tech believes that, during View Tech's 1996 fiscal year, View Tech's reporting persons complied with all applicable Section 16(a) filing requirements.

                              VIEW TECH MANAGEMENT


         The directors and executive officers of View Tech are as follows:

                           Name                                   Position
                           ----                                   --------
              Robert G. Hatfield  . . . . .   Chairman, Chief Executive Officer and Director
              John W. Hammon  . . . . . . .   President, Chief Operating Officer and Director
              William M. McKay  . . . . . .   Chief Financial Officer, Treasurer and Secretary
              Tom Bailey  . . . . . . . . .   Vice President - Technical Services
              Calvin A. Carrera . . . . . .   Director
              Robert F. Leduc . . . . . . .   Director

DIRECTORS


         Robert G. Hatfield, age 52, co-founded View Tech in 1992, and has since served as its chairman and chief executive officer. From 1977 to December 1991, Mr. Hatfield was Executive Vice President of Delphi Information Systems, Inc. ("Delphi"), a provider of data processing systems for the distribution portion of the property and casualty insurance industry. During Mr. Hatfield's 14 years with Delphi, the firm grew from $100,000 in annual revenues and six employees, to $50,000,000 in annual revenues and 350 employees. Mr. Hatfield's education includes a B.B.A. from California Western University and an M.B.A. from Thunderbird: American Institute for Foreign Trade.


         John W. Hammon, age 44, is Mr. Hatfield's brother. Mr. Hammon co-founded View Tech in 1992 and since then has served as a director, chief operating officer and president. He also served as secretary of View Tech until May 1, 1995. Mr. Hammon has over 14 years of experience in the computer industry, including the marketing of advanced software and hardware products. From 1987 to December 1991, he was Western Regional Director of PictureTel Corporation. Prior to joining PictureTel, he held positions in field sales, customer service and regional sales management with ADP, EDS and Tandem Computers. Mr. Hammon's educational background includes a B.S. in Finance from California State University - Los Angeles.


         Calvin A. Carrera, age 51, has been a director of View Tech since September 1994. Mr. Carrera is Director of Advanced Programs for Engineering Management Concepts ("EMC"), a firm which specializes in professional engineering and management services for government and industry clients. He is responsible for advanced program development and execution and has been with EMC since April 1995. From July 1994 to April 1995, he was Director of Western Operations for APEX Technologies, Inc., a privately-held company which provides professional engineering and training services for the federal and state governments. Prior to joining APEX, Mr. Carrera served 15 years as General Manager of Veda Incorporated, a privately-held firm which provides professional engineering services for a diverse client base. Since 1991, he has been president of the Defense Services Industry Executive Association, a non-profit corporation with 43 member companies dedicated to improving communications within the defense services industry and between the industry and government. Mr. Carrera holds a B.S. in Electrical Engineering from the University of Utah and an M.S. in Electrical Engineering from the University of Southern California, where he has also completed classroom work for a doctoral degree.

         Robert F. Leduc, age 51, has been a director of View Tech since September 1994. From January 1992 to the present, he has been president and chief executive officer of EconomicsAmerica of California, a California-based not-for-profit funding organization that promotes education in economics. From January 1990 to January 1992, he was president of Foundation Group, another non-profit organization. Mr. Leduc has also been a visiting professor at the L.B.J. School of Public Affairs at the University of Texas at Austin since 1990, and was previously a visiting professor or lecturer at the Kennedy School of Public Administration at Harvard University, the University of Alberta and Rutgers University. Mr. Leduc has specialized in providing consulting services to not-for-profit organizations since 1972, and served as executive director of a charitable foundation from 1982 to 1985 and a trade association from 1985 to 1988. Mr. Leduc has an M.B.A. from Wayne State University and is completing the requirements for a Ph.D. in Public Administration from the University of Colorado.


OTHER EXECUTIVE OFFICERS

         Tom Bailey, age 37, has been vice president - technical services of View Tech since January 1993. Prior to joining View Tech, Mr. Bailey was a product manager, service executive and lead software engineer for Delphi, where he was employed from 1988 to January 1993. During his six years with Delphi, Mr. Bailey was responsible for coordination of more than 200 installations of minicomputer and LAN-based information systems, as well as support, service and technical research. Mr. Bailey's education includes a B.A. in mathematics and computer science from California Lutheran University, as well as training in TCP/IP, Unix, Novell and switched digital network designations.

         William M. McKay, age 41, has been chief financial officer and secretary of View Tech since May 1, 1995. From October 1992 through April 1995, he was an independent consultant and principal of MK Associates, a firm that provides financial and operational consulting services to businesses.
From January 1991 to October 1992, Mr. McKay was senior vice president and chief financial officer of Kennedy-Wilson, Inc., a real estate brokerage concern. Prior to his service with Kennedy-Wilson, Mr. McKay was vice president and controller of HSM Group, a real estate investment company that is affiliated with Kennedy-Wilson with interests in partnerships owning residential and commercial properties. Mr. McKay also has ten years of public accounting experience with Deloitte & Touche, most recently as a senior manager in its audit department. Mr. McKay is a member of the American Institute of Certified Public Accountants, and has a B.S. in business administration with an emphasis in accounting from the University of Southern California - Los Angeles.

         For information with respect to securities ownership of View Tech Common Stock by the directors, executive officers and beneficial owners of more than 5% of View Tech Common Stock, see "--VIEW TECH SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                        VIEW TECH EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation for the chief executive officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended June 30, 1996 (the "Named Executives"):

                      VIEW TECH SUMMARY COMPENSATION TABLE


                                           Annual       Long-Term
                                        Compensation   Compensation
                                        ------------   ------------       All Other
Name and Principal Position      Year      Salary       Options (1)    Compensation (2)
---------------------------      ----     --------     ------------   ----------------
Robert G. Hatfield               1996     $168,000       100,000         $28,175
   Chairman and Chief            1995      160,000        50,000          41,986
   Executive Officer             1994      126,000           --           29,053

John W. Hammon                   1996      168,000       100,000          19,642
   President and                 1995      160,000        50,000          17,989
   Chief Operating Officer       1994      126,000           --           20,269

William M. McKay                 1996      118,216        25,000           6,000
   Secretary and Chief           1995       17,914        72,800           1,000
   Financial Officer(3)

________________

(1)      All stock options were granted under the View Tech Stock Option Plan.

(2) For fiscal 1996, the amount listed includes: for Mr. Hatfield (a) country club dues and expenses of $13,698, (b) automobile expenses of $12,812, and (c) 401(k) Retirement Savings Plan contributions of $1,665; for Mr. Hammon (a) country club dues and expenses of $2,577,
         (b) automobile expenses of $15,400, and (c) 401(k) Retirement Savings Plan contributions of $1,665; and for Mr. McKay, an automobile allowance of $500 per month. Itemized disclosure of other compensation in 1995 and 1994, is not required.

(3)      Mr. McKay was not employed by View Tech prior to its 1995 fiscal year.

OPTION GRANTS

         The following table sets forth information regarding stock option grants to each of the Named Executives during the fiscal year ended June 30, 1996.

                                 OPTION GRANTS
                     IN THE FISCAL YEAR ENDED JUNE 30, 1996

                                                Individual Grants
                            -----------------------------------------------------------------------------
                                Number of         Percent of Total
                            Shares Underlying    Options Granted to
                                 Options            Employees in       Exercise Price
           Name                  Granted             Fiscal Year          ($/Share)      Expiration Date
---------------------------------------------------------------------------------------------------------
 Robert G. Hatfield           50,000(1)(2)               10.0%             $6.375            6/12/06
                              50,000(1)(3)               10.0%             $6.625            7/17/05

 John W. Hammon               50,000(1)(2)               10.0%             $6.375            6/12/06
                              50,000(1)(3)               10.0%             $6.625            7/17/05

 William M. McKay             25,000(1)(4)                5.0%             $6.375            6/12/06
---------------------


(1) Under the View Tech Stock Option Plan, the closing of the Merger will accelerate vesting of these outstanding View Tech Options if, immediately after consummation of the Merger, the former holders of UST Common Stock and the holders of the Conversion Options own more than 30% of the then outstanding View Tech Common Stock. Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock, thereby accelerating vesting of the View Tech Options.


(2)      12,500 vest on each of June 12, 1997, 1998, 1999 and 2000, respectively.

(3)      12,500 vest on each of July 17, 1996, 1997, 1998 and 1999, respectively.

(4)      6,250 vest on each of June 12, 1997, 1998, 1999 and 2000,
         respectively.

AGGREGATE OPTION EXERCISES


 The following table sets forth information regarding unexercised options held by the Named Executives.


                           AGGREGATE OPTION EXERCISES
                   IN THE FISCAL YEAR ENDED JUNE 30, 1996 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                        Value of Unexercised
                                                          Number of Unexercised           "In-the-Money"
                           Shares                      Options at Fiscal Year-End    Options at Fiscal Year-End
                        Acquired on                    ---------------------------   ---------------------------
        Name             Exercise     Value Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
        ----            -----------   --------------   -----------   -------------   -----------   -------------
 Robert G. Hatfield         N/A             N/A          12,500        137,500        $ 87,500       $350,000

 John W. Hammon             N/A             N/A          12,500        137,500          87,500        350,000

 William M. McKay          12,500         $82,737         5,700         79,600          13,538        328,113

DIRECTOR COMPENSATION


    Outside directors receive $1,000 for each board meeting attended.
Directors receive no compensation for telephone meetings. Outside directors who are members of either the stock option and compensation committee or the audit committee receive $1,000 per meeting attended as well. However, if the committee meets on the same day that the board is meeting, the outside director will only receive a single payment of $1,000 for all meetings attended on the same day. Outside directors are also reimbursed for their travel expenses. Outside directors also receive a monthly director fee of $1,000 per month.


    In addition to the per diem, outside directors receive options to acquire 10,000 shares of View Tech Common Stock on the day they are elected to the View Tech Board of Directors. Additionally, outside directors who have served on the board for a full year receive options to acquire an additional 2,000 shares of View Tech Common Stock on the fifth business day following the annual meeting of shareholders. The exercise price of the stock options is equal to the last reported bid price of the View Tech Common Stock on The NASDAQ National Market.

    Members of the View Tech Board of Directors who are also employees of View Tech do not receive any additional compensation for service on the View Tech Board of Directors. No member of the View Tech Board of Directors received any other compensation for his services as a director.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    Employment Agreements. View Tech has entered into employment agreements with each of the Named Executives. The agreements, which have one-year terms and may be renewed for one additional year at the option of View Tech, provide for annual base salaries during the initial and renewal periods in the following amounts: Mr. Hatfield, $168,000; Mr. Hammon, $168,000; and Mr. McKay, $115,000. The agreements also provide for bonuses at the discretion of the View Tech Board of Directors, as well as customary benefits. Other than the agreement with Mr. McKay, which commenced May 1, 1995, the terms of each of the agreements commenced March 30, 1995. The agreements with Messrs. Hatfield and Hammon are now in their respective renewal terms and expire on March 30, 1997, and May 30, 1997 for Mr. McKay. Effective July 1, 1997, Messrs. Hatfield's and Hammon's salaries were each increased to $220,000 per year. Effective May 1, 1996, Mr. McKay's salary was increased to $136,000 per year.

    In addition to the employment agreements, each of the Named Executives received options under the View Tech Stock Option Plan. The View Tech Stock Option Plan provides for four year vesting from the date of issuance. However, if there is a "change of control," the options vest immediately. The View Tech Stock Option Plan provides that:

    "A 'Change of Control' shall be deemed to have taken place if (i) any Person (including any individual, firm, corporation, partnership or other entity except View Tech or any employee benefit plan of View Tech or of any Affiliate or Associate, both as defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, any Person or any entity organized, appointed or established by View Tech for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner in the aggregate of 30% or more of the common stock of View Tech then outstanding; provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its

    Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the common stock of View Tech then outstanding or to solicit proxies, or (ii) on the first date within any period of 24 consecutive months or less on which there is effected a change in the composition of the Board by reason of a contested election such that a majority of the Board members (rounded up to the next whole number) cease to be comprised of individuals who either (1) have been members of the Board continuously since the beginning of such period or (2) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (1) who were still in office at the time such election or nomination was approved by the Board."


Based upon the number of shares of View Tech Common Stock and UST Common Stock outstanding as of October 31, 1996, immediately after consummation of the Merger, there will be approximately (i) 5,893,438 shares (assuming exercise of all of the UST Options) of View Tech Common Stock outstanding, of which approximately 42.4% will be held collectively by the former holders of UST Common Stock or (ii) 5,684,771 shares (assuming no UST Options are exercised) of View Tech Common Stock outstanding, of which approximately 40.3% will be held collectively by former holders of UST Common Stock, thereby accelerating vesting of the View Tech Options. See "THE JOINT PROXY PROPOSAL--VIEW TECH MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS" and the financial statements of View Tech and Note 18 of the notes thereto for a discussion of the Merger.


    If the Joint Proxy Proposal is approved, View Tech will enter into an employment agreements with Messrs. Reece and Gentile under terms mutually agreed upon by the parties. See "THE JOINT PROXY PROPOSAL--THE
MERGER--Interests of Certain Persons in the Merger."

CERTAIN RELATIONSHIPS OF VIEW TECH

    Transactions with View Tech's Founders. In connection with View Tech's organization in 1992, View Tech sold 738,000 shares of View Tech Common Stock to each of its founders, Messrs. Hatfield and Hammon, for approximately $0.007 per share. On October 3, 1994, July 17, 1995 and June 12, 1996, View Tech granted options to purchase an aggregate of 150,000 shares (50,000 shares each grant) of View Tech Common Stock to each of Messrs. Hatfield and Hammon. The options, which have exercise prices of $0.375, $6.625 and $6.375 per share, respectively, vest in equal amounts annually over four-year periods from the respective date of grant.

    Messrs. Hatfield and Hammon had guaranteed the repayment of $638,000 of View Tech's indebtedness, all of which was repaid with a portion of the proceeds from the View Tech IPO in June 1995.

    Transactions with WHI. View Tech entered into a management services agreement with WHI effective as of September 1, 1994 (the "WHI Agreement").
The WHI Agreement provided that WHI would assist View Tech with respect to View Tech's management requirements, strategic initiatives, marketing strategies, contract negotiation, investor relations, organizational structure, retention of public relations advisors, board structure and committees and executive compensation.

    The WHI Agreement expired September 30, 1995. Pursuant to the terms of the WHI Agreement, View Tech paid WHI $25,000 in July 1995 and a monthly retainer of $2,500, and reimbursed WHI's reasonable expenses. Pursuant to the WHI Agreement, View Tech also agreed to issue to WHI options to purchase 150,000 shares of View Tech Common Stock on October 1, 1995, if the agreement was then in effect, which options would be exercisable immediately and would have an exercise price equal to the fair market value per share of View Tech Common Stock on that date. The WHI Agreement also provided for certain registration rights with respect to View Tech Common Stock issuable upon the exercise of such options. On September 13, 1995, the WHI Agreement was amended so that (i) 75,000 options were issued to each of Rolf N. Hufnagel, a former director of View Tech and managing director of WHI, and Robert E. Yaw II, chairman of WHI, with an exercise price equal to $7.375, which was the closing bid price of the View Tech Common Stock on The NASDAQ SmallCap Market on September 13, 1995 and
(ii) View Tech was no longer obligated to pay WHI a monthly retainer.

    On November 1, 1995, View Tech entered into a subsequent agreement with WHI which provided for a payment of $5,000 per month through June 30, 1996. View Tech also made a short-term loan to Mr. Hufnagel of approximately $22,000 at a 10% interest rate in April 1996. The loan was repaid in June 1996 with interest.

    Subsequent to Mr. Hufnagel's resignation, View Tech entered into a new agreement with WHI that provided for (i) a monthly retainer of $5,000 from July to September 1996; (ii) the issuance of options to purchase 55,000 shares of View Tech Common Stock to one of WHI's principals, which were issued on June 27, 1996 and (iii) the issuance of options to purchase 55,000 shares of View Tech Common Stock to Mr. Hufnagel, which were issued on August 22, 1996. The agreement provides that such options be issued at the market price as of the date of issuance. The agreement further provided for the issuance of options exercisable for View Tech Common Stock equal to 5% of the "Transaction Value" of any mergers and acquisitions ("M&A") transactions for which WHI provided advice. Pursuant to an amendment to such agreement entered into in October 1996, instead of issuing WHI options equal to 5% of the Transaction Value of the Merger, View Tech will pay WHI $175,000 in cash and will issue to WHI 30,000 shares of View Tech Common Stock as follows: (i) $50,000 upon the filing with the Commission of the registration statement of which this Joint Proxy Statement.View Tech Proxy Statement/Proposal forms a part; (ii) $50,000 on November 1, 1996; and (iii) $75,000 and 30,000 shares of View Tech Common Stock on the Effective Date. All payments made to WHI prior to the Effective Date are subject to repayment by WHI if the Merger is not consummated.

    During fiscal 1996, View Tech made a total of $72,500 payments to WHI, excluding payments made for reimbursement of expenses. Effective June 24, 1996, Mr. Hufnagel resigned as a director of View Tech.


    Mr. Hammon, the president, chief operating officer and a director of View Tech, loaned a managing director of WHI $50,000 in February 1996 and loaned Mr. Yaw, the chairman of WHI, $350,000 in July 1996. The loans are not evidenced by a promissory note, are unsecured and do not bear interest. There is no understanding between Mr. Hammon and WHI that the loans will be repaid out of payments made to WHI in connection with its services to View Tech. WHI does not have any employees other than the managing director and Mr. Yaw. Mr. Hammon, in his capacity as a director, approved the agreements between WHI and View Tech.


    Transactions with Coffin o KCSA. View Tech entered into a consulting agreement with Coffin o KCSA ("Coffin") under which Coffin provided assistance to View Tech with respect to View Tech's investor relations, board structure and committees, and executive compensation. The agreement, effective December 1, 1994, was for an indefinite term and could be terminated by either party upon 30 days' written notice. View Tech paid Coffin $25,000 in July 1996, and paid Coffin a monthly retainer and reimbursed Coffin's reasonable expenses.
The monthly retainer was originally $2,500 and was raised to $4,000 per month following the View Tech IPO in June 1995. William F. Coffin, a former director of View Tech, is a partner in Coffin. During fiscal 1996, View Tech paid Coffin a total of $65,000, excluding payments made for reimbursement of expenses. Effective June 12, 1996, Mr. Coffin resigned as a director of View Tech.

    Transactions with EconomicsAmerica of California. In December 1994, View Tech sold video conferencing equipment to EconomicsAmerica of California for $175,578, at prices and on terms generally available to View Tech's customers. Mr. Leduc, chief executive officer and a director of EconomicsAmerica, is also a director of View Tech. Mr. William F. Coffin, a director of EconomicsAmerica, is a former director of View Tech.

           VIEW TECH SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


    The following table sets forth certain information with respect to (i) each director of View Tech, (ii) the Named Executives, (iii) all directors and executive officers of View Tech as a group at October 31, 1996, including the number of shares of View Tech Common Stock beneficially owned by each of them,
(iv) each person known by View Tech to own beneficially or of record more than 5% of the outstanding shares of View Tech Common Stock and (v) each nominee to be a director of View Tech. Unless otherwise indicated below, the business address of each individual is the same as the address of View Tech's principal executive offices.


                                               Prior to the Merger                After the Merger
                                        ----------------------------      ---------------------------
                                          Number of                         Number of
                                           Shares                            Shares
                                        Beneficially                      Beneficially
            Beneficial Owner              Owned(1)        Percentage       Owned(1)(2)     Percentage
            ----------------            ------------      ----------      ------------     ----------
 Robert G. Hatfield  . . . . . . . . .     595,000 (3)      17.6%           720,000 (3)       12.3%
 John W. Hammon  . . . . . . . . . . .     475,000 (4)      13.9%           600,000 (4)       10.3%
 Calvin Carrera  . . . . . . . . . . .      22,000 (5)         *             22,000 (5)          *
 Robert F. Leduc . . . . . . . . . . .      12,000 (6)         *             12,000 (6)          *
 Franklin A. Reece, III (7)  . . . . .          -              -            580,070 (8)       10.1%
 David F. Millet (7) . . . . . . . . .          -              -            225,423 (9)        4.0%
 William M. McKay  . . . . . . . . . .      18,200(10)         *             85,300(10)        1.5%
 Executive Officers and
     Directors as a Group (6 persons)    1,261,200          39.5%               N/A            N/A
 Executive Officers and
     Directors as a Group (8 persons)          N/A           N/A          1,485,830(11)       38.3%

__________________
*        Less than one percent.
(1) Based on 3,393,438 shares outstanding and, in addition, shares issuable upon the exercise of options or warrants that are exercisable within 60 days of October 31, 1996, which are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Includes shares issuable upon exercise of options for Mr. Hatfield, 25,000 shares, for Mr. Hammon, 25,000 shares, for Mr. McKay, 18,200 shares, and for another View Tech executive officer, 6,500 shares.
(2) Assumes the issuance of 2,291,333 shares to UST shareholders and includes additional shares issuable upon exercise of options for Mr. Hatfield, 125,000 shares, for Mr. Hammon, 125,000 shares, for Mr. Reece, 75,879 shares, for Mr. Millet, 6,324 shares, for Mr. McKay, 67,100 shares, and for another View Tech executive officer, 38,500 shares. These options will vest as a result of the Merger.
(3) Chief executive officer and chairman of View Tech. Also includes 120,000 shares held in an irrevocable trust established for the benefit of Mr. Hammon's minor children, of which Mr. Hatfield is trustee. Mr. Hatfield has sole investment and voting power with respect to such shares.
(4) President and chief operating officer of View Tech. Mr. Hammon's address is 101 Pacifica, Suite 100, Irvine, California 92718.
(5) Includes 12,000 shares issuable upon exercise of View Tech Options. Mr. Carrera's address is 10550 Summer View Circle, Camarillo, California 93012.
(6) Consists of 10,000 shares issuable upon exercise of View Tech Options. Mr. Leduc's address is 26 Thorn Oak, Trabuco Canyon, California 92679.
(7) Excludes shares of View Tech Common Stock issuable to any other person in connection with the Merger.
(8) View Tech director nominee, president and chairman of UST. Includes 75,879 shares issuable upon exercise of UST Options assuming a Conversion Ratio of 0.25293. Mr. Reece's address is 745 Atlantic Avenue, Boston, Massachusetts 02111-2747.
(9) View Tech director nominee and director of UST. Includes 6,324 shares issuable upon exercise of UST Options assuming a Conversion Ratio of
         0.25293. Mr. Millet's address is 623 Chestnut Street, Needham, Massachusetts 02192.
(10)     Chief financial officer of View Tech.
(11) Includes shares owned by the current View Tech executive officers and shares that will be beneficially owned by Messrs. Reece and Millet, each of whom will be a director and/or executive officer of View Tech upon consummation of the Merger.

               THE VIEW TECH BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE

                           VIEW TECH PROXY PROPOSAL 3

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    The View Tech Board of Directors has selected Carpenter Kuhen and Sprayberry as View Tech's independent accountants for the fiscal year ending June 30, 1997, and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the View Tech Annual Meeting. Carpenter Kuhen and Sprayberry has audited View Tech's financial statements since View Tech's inception in 1992. Representatives of Carpenter Kuhen and Sprayberry are expected to be present at the View Tech Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Shareholder ratification of the selection of Carpenter Kuhen and Sprayberry as View Tech's independent accountants is not required by View Tech's Bylaws or otherwise. However, the View Tech Board of Directors is submitting the selection of Carpenter Kuhen and Sprayberry to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the View Tech Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the View Tech Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of its shareholders.

               THE VIEW TECH BOARD OF DIRECTORS RECOMMENDS A VOTE
      IN FAVOR OF RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

                           VIEW TECH PROXY PROPOSAL 4

                 THE VIEW TECH, INC. 1997 STOCK INCENTIVE PLAN

    View Tech's shareholders are being asked to approve the View Tech, Inc. 1997 Stock Incentive Plan (the "1997 Plan") which is attached hereto as ANNEX
H. The 1997 Plan will become effective immediately upon such shareholder approval.


    300,000 shares of View Tech Common Stock will be reserved for issuance under the 1997 Plan.

    The 1997 Plan is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to View Tech's long-term growth and financial success. Accordingly, officers and other key employees, non-employee members of the View Tech Board of Directors and consultants and other advisors in the service of View Tech or any parent or subsidiary corporation (whether now existing or subsequently established) will have the opportunity to acquire a meaningful equity interest through their participation in the 1997 Plan.

    The following is a summary of the principal features of the 1997 Plan and does not purport to be a complete description of all the provisions of the 1997 Plan. A copy of the 1997 Plan will be furnished by View Tech to any shareholder upon written request to the View Tech's Secretary, in Camarillo, California.

DESCRIPTION OF THE 1997 PLAN

    Structure. Under the 1997 Plan eligible individuals in the employ or service of View Tech or any parent or subsidiary corporation may, at the discretion of the Plan Administrator, as defined below, be granted options to purchase shares of Common Stock.

    Administration. The compensation committee of the View Tech Board of Directors (the "Committee") will serve as the initial Plan Administrator with respect to the 1997 Plan. However, one or more additional Board committees may be appointed to administer the 1997 Plan with respect to certain designated classes of individuals in View Tech's service. The term "Plan Administrator" as used in this summary will mean the Committee and any other appointed committee acting within the scope of its administrative authority under the 1997 Plan.

    Eligibility. Officers and employees, non-employee members of the View Tech Board and independent consultants and advisors in the service of View Tech or any parent or subsidiary corporation (whether now existing or subsequently established) will be eligible to participate in the 1997 Plan.

    As of October 31, 1996, four executive officers, approximately 58 other employees and two non-employee members of the View Tech Board of Directors were eligible to participate in the 1997 Plan.

    Share Reserve. The maximum number of shares of View Tech Common Stock reserved for issuance under the 1997 will initially be 300,000. Shares subject to any outstanding options under the 1997 Plan which expire or terminate prior to exercise and any unvested shares reacquired by View Tech pursuant to its repurchase rights under the 1997 Plan will be available for subsequent issuance.

    No one participant in the 1997 Plan may receive stock option grants for more than 150,000 shares of View Tech Common Stock in the aggregate per calendar year.

    Valuation. For purposes of establishing the option price and for all other valuation purposes under the 1997 Plan, the fair market value per share of View Tech Common Stock on any relevant date under the 1997 Plan will be the closing selling price per share of View Tech Common Stock on that date, as such price is reported on the Nasdaq National Market. The closing selling price of the View Tech Common Stock on October 31, 1996 was $5.75 per share.


    Classification of Options under the 1997 Plan. The options granted under the 1997 Plan may be either incentive stock options under the federal tax laws or non-statutory options. Each granted option will have an exercise price per share not less than one hundred percent (100%) of the fair market value per share of View Tech Common Stock on the option grant date, and no granted option will have a term in excess of ten (10) years. The shares subject to each option will generally vest in a series of installments over a specified period of service measured from the grant date.

    Cessation of Service. Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

GENERAL PROVISIONS

    Vesting Acceleration. In the event that View Tech is acquired by merger or asset sale, in which more than thirty-five percent (35%) of the outstanding voting stock of View Tech, or all or substantially all of View Tech's assets are acquired by another entity, respectively (a "Corporate Transaction"), each outstanding option under the 1997 Plan which is not to be assumed or replaced by the successor corporation will automatically accelerate in full, and all unvested shares under the 1997 Plan will immediately vest, except to the extent View Tech's repurchase rights with respect to those shares are transferred to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the 1997 Plan which will become fully exercisable for all option shares in the event those options are assumed in the acquisition and the optionee's service with View Tech or the acquiring entity is involuntarily terminated within a designated period following such acquisition. The Plan Administrator will have similar discretion to grant options which will become fully exercisable for all the option shares should the optionee's service terminate, whether involuntarily or through a resignation for good reason, within a designated period following a change in control of View Tech effected through successful tender offer for more than 35% of the outstanding voting stock or by proxy contest for the election of members of the View Tech Board of Directors.

    The acceleration of vesting in the event of a change in the ownership or control of View Tech may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of View Tech.

    Financial Assistance. The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the 1997 Plan. The Plan Administrator will determine the terms of any such assistance. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares.

    Changes in Capitalization.   In the event any change is made to the
outstanding shares of View Tech Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without View Tech's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1997 Plan, (ii) the number and/or class of securities for which any one person may be granted stock options under the 1997 Plan per calendar year, and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

    Options Assumed in a Corporate Transaction. Each outstanding option which is assumed in connection with a Corporate Transaction will be appropriately adjusted to apply and pertain to the number and class of securities which would otherwise have been issued, in consummation of such Corporate Transaction, to the option holder had the option been exercised immediately prior to the Corporate Transaction. Appropriate adjustments will also be made to the option price payable per share and to the class and number of securities available for future issuance on both an aggregate and a per-participant basis.

    Amendment and Termination. The View Tech Board of Directors may amend or modify the 1997 Plan in any or all respects whatsoever. However, the View Tech Board of Directors may not, without the approval of View Tech's shareholders, increase the maximum number of shares issuable under the 1997 Plan (except in connection with certain changes in capitalization), and other amendments may require shareholder approval pursuant to applicable laws and regulations.

    Unless sooner terminated by the View Tech Board of Directors, the 1997 Plan will in all events terminate on December 31, 2006. Any options outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

                        FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

    Options granted under the 1997 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

    Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories:
(i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

    If the optionee makes a disqualifying disposition of the purchased shares, then View Tech will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will View Tech be allowed a deduction with respect to the optionee's disposition of the purchased shares.

    Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by View Tech in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when View Tech's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

    View Tech will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of View Tech in which such ordinary income is recognized by the optionee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    View Tech anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of View Tech. Accordingly, all compensation deemed paid with respect to those options will remain deductible by View Tech without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

    Under current accounting principles, neither the grant nor the exercise of options granted under the 1997 Plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any charge to View Tech's reported earnings. However, View Tech must disclose, in footnotes and pro-forma statements to View Tech's financial statements, the impact those options would have upon View Tech's reported earnings were the value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options under the 1997 Plan may be a factor in determining View Tech's earnings per share on a fully-diluted basis.

SHAREHOLDER APPROVAL

    The affirmative vote of a majority of the outstanding voting shares of View Tech present or represented and entitled to vote at the 1996 Meeting is required for approval of the 1997 Plan. If such approval is obtained, then the 1997 Plan will become effective immediately. Should such shareholder approval not be obtained, then the 1997 Plan will not be implemented.


                  THE VIEW TECH BOARD OF DIRECTORS RECOMMENDS
  A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE VIEW TECH, INC. 1997 STOCK
                                INCENTIVE PLAN

                                 OTHER MATTERS

SHAREHOLDER PROPOSALS

    Individual shareholders of View Tech may be entitled to submit proposals which they believe should be voted upon by the shareholders. The Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials. All such proposals must be received by the Secretary of View Tech no later than July 5, 1997 in order to be considered for inclusion in View Tech's 1997 proxy materials.

INDEX TO FINANCIAL STATEMENTS


VIEW TECH
         Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
         Balance Sheets at June 30, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
         Statements of Operations for the Years Ended June 30, 1996 and 1995  . . . . . . . . . . .  F-3
         Statement of Stockholders' Equity for the Years Ended June 30, 1996 and 1995 . . . . . . .  F-4
         Statements of Cash Flows for the Years Ended June 30, 1996 and 1995  . . . . . . . . . . .  F-5
         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

UST
         Report of Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . F-15
         Balance Sheets at December 31, 1994 and 1995: Assets . . . . . . . . . . . . . . . . . . . F-16
         Balance Sheets at December 31, 1994 and 1995: Liabilities and Stockholders' Deficit  . . . F-17
         Statements of Operations for the Years Ended December 31, 1994 and 1995  . . . . . . . . . F-18
         Statements of Stockholders' Deficit for the Years Ended December 31, 1994 and 1995 . . . . F-19
         Statements of Cash Flows for the Years Ended December 31, 1994 and 1995  . . . . . . . . . F-20
         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-21
         Unaudited Balance Sheets at June 30, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . F-28
         Unaudited Statements of Operations for the Six Months Ended June 30, 1995 and 1996 . . . . F-29
         Unaudited Statement of Stockholders' Deficit for the Six Months Ended June 30, 1996  . . . F-30
         Unaudited Statements of Cash Flows for the Six Months Ended June 30, 1995 and 1996 . . . . F-31
         Notes to Unaudited Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . F-32

GROUPNET
         Unaudited Balance Sheet at December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . F-33
         Unaudited Statement of Income From May 1, 1995 to December 31, 1995  . . . . . . . . . . . F-34
         Statement of Cash Flows From May 1, 1995 to December 31, 1995  . . . . . . . . . . . . . . F-35
         Notes to Unaudited Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . F-36
         Unaudited Balance Sheet at June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . F-37
         Unaudited Statement of Income for the Six Months Ended June 30, 1996 . . . . . . . . . . . F-38
         Unaudited Statement of Cash Flows for the Six Months Ended June 30, 1996 . . . . . . . . . F-39

UNAUDITED VIEW TECH PRO FORMA CONDENSED COMBINED FINANCIAL DATA
         Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 1996  . . . . . . . . . . F-40
         Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 1995  . . . . . . . . . . F-41
         Unaudited Pro Forma Condensed Combined Statement of Operations for the Year
           Ended June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-42
         Unaudited View Tech, Inc. Pro Forma Condensed Combined Statement of
           Operations for the Year Ended June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . F-43
         Unaudited Pro Forma Condensed Combined Statement of Operations for the Year
           Ended June 30, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-44
         Notes to Unaudited Pro Forma Condensed Combined Financial Statements . . . . . . . . . . . F-45

                          INDEPENDENT AUDITORS' REPORT




To Board of Directors
and Shareholders of
VIEW TECH, INC.


We have audited the accompanying balance sheets of View Tech, Inc. as of June 30, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of View Tech, Inc., as of June 30, 1996 and 1995, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.



CARPENTER KUHEN & SPRAYBERRY

Oxnard, California
September 24, 1996

                                VIEW TECH, INC.
                                 BALANCE SHEETS
                             JUNE 30, 1996 AND 1995

                                     ASSETS

                                                                                                June 30,
                                                                             ----------------------------------------------
                                                                                    1996                         1995
 Current Assets:
   Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $   1,463,199               $   4,987,939

   Accounts receivable (net allowance for                                             4,720,262                   2,344,544
     doubtful accounts of $23,756 and $0, respectively)  . . . . .
   Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . .                    1,104,577                     492,098
   Other current assets  . . . . . . . . . . . . . . . . . . . . .                      709,671                      74,210
                                                                                  -------------               -------------
       Total Current Assets  . . . . . . . . . . . . . . . . . . .                    7,997,709                   7,898,791

 Property and equipment, net . . . . . . . . . . . . . . . . . . .                      820,411                     141,556
 Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . .                       31,001                      18,483
                                                                                  -------------               -------------
                                                                                  $   8,849,121               $   8,058,830
                                                                                  =============               =============

                                             LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
       Accounts payable  . . . . . . . . . . . . . . . . . . . . .                $   3,254,527               $   1,607,788
       Income tax payable  . . . . . . . . . . . . . . . . . . . .                           --                     252,924

       Note payable  . . . . . . . . . . . . . . . . . . . . . . .                           --                     331,466
       Other current liabilities . . . . . . . . . . . . . . . . .                      501,406                     283,413
                                                                                  -------------               -------------
            Total Current Liabilities  . . . . . . . . . . . . . .                    3,755,933                   2,475,591
                                                                                  -------------               -------------

 Long term capital lease obligations . . . . . . . . . . . . . . .                      242,283                       4,356
                                                                                  -------------               -------------

 Commitments and Contingencies                                                               --                          --

   Stockholders' Equity:
     Preferred stock, par value $.01, authorized
       5,000,000 shares, none issued or outstanding  . . . . . . .                           --                          --
     Common stock, par value $.01, authorized
       10,000,000 shares, issued and outstanding 2,890,200 and
       2,856,000 shares at June 30, 1996 and 1995, respectively  .                       28,902                      28,560

 Paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . .                    5,253,234                   5,285,494
 Retained earnings (deficit) . . . . . . . . . . . . . . . . . . .                     (431,231)                    264,829
                                                                                  -------------               -------------
                                                                                      4,850,905                   5,578,883
                                                                                  -------------               -------------
                                                                                  $   8,849,121               $   8,058,830
                                                                                  =============               =============





   The accompanying notes are an integral part of these financial statements.

                                VIEW TECH, INC.
                            STATEMENTS OF OPERATIONS
                       YEARS ENDED JUNE 30, 1996 AND 1995


                                                                                   Years Ended June 30,
                                                                             ---------------------------------------
                                                                             1996                        1995
                                                                           -------------             -------------
 Revenues  . . . . . . . . . . . . . . . . . . . . . . . . .              $  13,346,103               $   6,963,487
 Cost of Revenues  . . . . . . . . . . . . . . . . . . . . .                  9,042,922                   4,327,679
                                                                          -------------               -------------
   Gross Profit  . . . . . . . . . . . . . . . . . . . . . .                  4,303,181                   2,635,808
                                                                          -------------               -------------
   Operating Expenses:
     Selling expenses  . . . . . . . . . . . . . . . . . . .                  1,706,626                     685,428
     General and administrative expenses . . . . . . . . . .                  3,491,509                   1,209,982
                                                                          -------------               -------------
                                                                              5,198,135                   1,895,410
                                                                          -------------               -------------
 Income (Loss) from Operations . . . . . . . . . . . . . . .                   (894,954)                    740,398
 Other Income (Expense)  . . . . . . . . . . . . . . . . . .                   (153,222)                     12,575
                                                                          -------------               -------------
                                                                             (1,048,176)                    752,973
 Provision for Income Taxes  . . . . . . . . . . . . . . . .                    352,116                    (294,083)
                                                                          =============               =============
 Net Income (Loss) . . . . . . . . . . . . . . . . . . . . .              $    (696,060)              $     458,890
                                                                          =============               =============
 Earnings (Loss) Per Share . . . . . . . . . . . . . . . . .              $        (.24)              $         .26
                                                                          =============               =============
 Weighted Average Shares Outstanding . . . . . . . . . . . .                  2,870,242                   1,761,550
                                                                          =============               =============





   The accompanying notes are an integral part of these financial statements.

                                VIEW TECH, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 1996 AND 1995



                                                Common stock               Additional        Retained             Total
                                           ------------------------         Paid-In          Earnings         Stockholders'
                                           Shares          Amount           Capital          (Deficit)            Equity
                                     --------------  --------------    --------------    --------------      --------------
 Balance, June 30, 1994  . . . . . . .    1,476,000     $    14,760      $     15,080      $   (194,061)     $     (164,221)

 Common stock issued . . . . . . . . .    1,380,000          13,800         5,270,414                --           5,284,214
 Net Income for year ended
      June 30, 1995  . . . . . . . . .           --              --                --           458,890             458,890
                                     --------------  --------------    --------------    --------------      --------------
 Balance, June 30, 1995  . . . . . . .    2,856,000          28,560         5,285,494           264,829           5,578,883

 Shares issued under stock
      option plan  . . . . . . . . . .       34,200             342            11,170                --              11,512
 Additional costs of initial public
      offering of common stock   . . .           --              --           (43,430)               --             (43,430)
 Net loss for year ended
      June 30, 1996                              --              --                --          (696,060)           (696,060)
                                     --------------  --------------    --------------    --------------      --------------
 Balance, June 30, 1996  . . . . . . .    2,890,200     $    28,902      $  5,253,234      $   (431,231)      $   4,850,905
                                     ==============  ==============    ==============    ==============      ==============





   The accompanying notes are an integral part of these financial statements.

                                VIEW TECH, INC.
                            STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1996 AND 1995



                                                                                     Years Ended June 30,
                                                                              ------------------------------------
                                                                                   1996                 1995
                                                                              ----------------    ----------------
 Cash flows from operating activities:
      Net income (loss)  . . . . . . . . . . . . . . . . . . . . . . . .     $      (696,060)     $       458,890
 Adjustments to reconcile net income (loss) to
      net cash from operating activities:

           Depreciation and amortization   . . . . . . . . . . . . . . .             168,792               54,479
           Provision for bad debts   . . . . . . . . . . . . . . . . . .              23,756                   --
           Loss on sale of fixed assets  . . . . . . . . . . . . . . . .               2,007                   --
           Reserve on term loan to PDS   . . . . . . . . . . . . . . . .             265,000                   --
      Changes in assets and liabilities:
           Accounts receivable   . . . . . . . . . . . . . . . . . . . .          (2,399,474)          (1,459,665)
           Inventory   . . . . . . . . . . . . . . . . . . . . . . . . .            (612,479)            (298,330)
           Prepaids and other assets   . . . . . . . . . . . . . . . . .            (647,979)              22,406

           Accounts payable  . . . . . . . . . . . . . . . . . . . . . .           1,646,739              456,156
           Other accrued liabilities   . . . . . . . . . . . . . . . . .            (106,912)             438,152
                                                                            ----------------     ----------------
                Net cash used by operating activities                             (2,356,610)            (327,912)
                                                                            ----------------     ----------------
 Cash flows from investing activities:
      Purchase of property and equipment   . . . . . . . . . . . . . . .            (457,695)             (66,983)
      Term loan to PDS   . . . . . . . . . . . . . . . . . . . . . . . .            (265,000)                  --
      Proceeds from sale of assets   . . . . . . . . . . . . . . . . . .               3,480                   --

                Net cash used by investing activities  . . . . . . . . .            (719,215)             (66,983)
                                                                            ----------------     ----------------
 Cash flows from financing activities:
      Lease payable reduction  . . . . . . . . . . . . . . . . . . . . .             (85,531)             (60,858)
      Long-term debt reduction   . . . . . . . . . . . . . . . . . . . .            (331,466)             (27,790)
      Draw on line of credit   . . . . . . . . . . . . . . . . . . . . .                  --              299,970
      Line of credit reduction   . . . . . . . . . . . . . . . . . . . .                  --             (299,970)
      Issuance of common stock, net  . . . . . . . . . . . . . . . . . .              11,512            5,284,214
      Additional costs for initial public offering
           of common stock   . . . . . . . . . . . . . . . . . . . . . .             (43,430)                  --
                                                                            ----------------     ----------------
                Net cash provided (used) by financing activities   . . .            (448,915)           5,195,566
                                                                            ----------------     ----------------
 Net increase (decrease) in cash . . . . . . . . . . . . . . . . . . . .          (3,524,740)           4,800,671
 Cash, beginning of period . . . . . . . . . . . . . . . . . . . . . . .           4,987,939              187,268
                                                                            ----------------     ----------------
 Cash, end of period . . . . . . . . . . . . . . . . . . . . . . . . . .     $     1,463,199      $     4,987,939
                                                                            ================     ================

 Supplemental disclosures:

      Operating activities reflect:
           Interest paid   . . . . . . . . . . . . . . . . . . . . . . .     $        40,281      $        62,690
                                                                            ================     ================
           Income taxes paid   . . . . . . . . . . . . . . . . . . . . .     $       374,680      $           800
                                                                            ================     ================



   The accompanying notes are an integral part of these financial statements.

                                VIEW TECH, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1996 AND 1995

NOTE 1 - THE BUSINESS

         View Tech, Inc. (the "Company") markets and installs video communications systems and provides continuing services related to installed systems to customers in Alabama, Arizona, Arkansas, California, Colorado, Georgia, Louisiana, Mississippi, Montana, New Mexico, Oklahoma, Tennessee, Texas, Utah and Wyoming. The Company was incorporated under the laws of California in 1992 and commenced operations in July 1992.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Revenue Recognition. The Company sells both products and services. Product revenue consists of revenue from the sale of video communications equipment and is recognized at the time title to the equipment passes to the customer. Service revenue is derived from services rendered in connection with the sale of new systems and from services rendered with respect to previously installed systems. Services rendered in connection with the sale of new systems are billed as a single charge and consist of engineering services related to system integration, installation, technical training, user training and one-year parts-and-service warranty. The majority of these services are rendered at or prior to installation, and all of the revenue is recognized at the time of installation, with a reserve established for the estimated future costs of warranty services. Services rendered with respect to previously installed systems are also billed as a single charge and consist of engineering services related to evaluation and enhancement of equipment, additional technical and user training, and extended warranty services. The related revenue is also recognized at the time the majority of the services are rendered, with a similar reserve established for the estimated costs of the warranty services included in the charge.

         Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         Net Income (Loss) Per Share. Net income per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period after consideration of the dilutive effect, if more than 3%, of stock options. All options granted by the Company at a price less than the initial public offering price during the 12 months preceding the initial public offering (using the treasury stock method until shares are issued) have been included in the calculation of common and common equivalent shares outstanding for the periods presented if dilutive.

         Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity not exceeding three months at the date of purchase to be cash equivalents. Short-term investments are stated at lower of cost or market and are insured up to $100,000 by the FDIC.

         Inventories. Inventories are accounted for on the basis of the lower of cost or market. Cost is determined on a FIFO (first-in, first-out) basis. Included in inventory is demonstration equipment held for resale in the ordinary course of business. The Company sells its demonstration equipment after the six month holding period required by its primary supplier.

         Property and Equipment. Property and equipment are recorded at cost and include improvements that significantly add to utility or extend useful lives. Depreciation and amortization of property and equipment is provided using the straight-line and MACRS methods over estimated useful lives ranging from one to seven years. Expenditures for maintenance and repairs are charged to expense as incurred.

         Income Taxes. The Company accounts for income taxes using SFAS No. 109, "Accounting for Income Taxes," which requires a liability approach to financial accounting and reporting for income taxes.

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


         Concentration of Risk. Items that potentially subject the Company to concentrations of credit risk consist primarily of investments in excess of FDIC limits and accounts receivable. Credit losses have not been material to the Company's operations.

         Approximately 58% of the Company's revenues are attributable to the sale of equipment manufactured by PictureTel. Termination or change of the Company's business relationship with PictureTel, disruption in supply, failure of this supplier to remain competitive in quality, function or price, or a determination by this supplier to reduce reliance on independent distributors such as the Company could have a material adverse effect on the Company.

         Reclassifications. The Company has reclassified certain items including travel expenses relating to technical services of $51,442 to cost of revenue from general and administrative expense for the year ended June 30, 1995 to conform to the current years presentation.

NOTE 3 - CASH

         Cash is summarized as follows:

                                                                                  June 30,
                                                                 ------------------------------------------
                                                                      1996                        1995
                                                                 ----------------          ----------------
                 Cash in money market . . . . . . . . . .        $       1,014,356        $       4,602,035
                 Cash in other accounts . . . . . . . . .                  448,843                  385,904
                                                                 -----------------         ----------------
                                                                 $       1,463,199        $       4,987,939
                                                                 -----------------         ----------------

NOTE 4 - ACCOUNTS RECEIVABLE

         The Company operates in a single business segment. Accounts receivable consist of amounts due from trade customers for direct sales of products and services.

NOTE 5 - INVENTORY

         Inventories are summarized as follows:

                                                                                   June 30,
                                                                  -------------------------------------------
                                                                       1996                      1995
                                                                  -----------------         -----------------
                  Finished goods . . . . . . . . . . . .          $         343,774        $         228,916
                  Demonstration equipment  . . . . . . .                    488,148                  155,142
                  Spare Parts  . . . . . . . . . . . . .                    272,655                  108,040
                                                                  -----------------        -----------------
                                                                  $       1,104,577        $         492,098
                                                                  =================        =================

NOTE 6 - OTHER CURRENT ASSETS

         Included in other current assets at June 30, 1996 are deferred and prepaid state and federal income taxes of $309,030. Also included are advances to employees, officers and stockholders of $52,790 and $20,787, at June 30, 1996 and 1995, respectively.

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


NOTE 7 - PROPERTY AND EQUIPMENT

         Property and equipment are summarized as follows:

                                                                                   June 30,
                                                                  ------------------------------------------
                                                                        1996                      1995
                                                                  -----------------        -----------------
                  Computer equipment and software  . . .          $         253,565        $          37,761

                  Equipment  . . . . . . . . . . . . . .                    180,950                   47,231
                  Furniture and fixtures                                    100,663                   51,392
                  Leasehold improvements . . . . . . . .                    103,247                   25,557
                  Autos  . . . . . . . . . . . . . . . .                     18,931                    2,793
                                                                  -----------------        -----------------
                                                                            657,356                  164,734
                  Less accumulated depreciation  . . . .                    172,656                   58,186
                                                                  -----------------        -----------------
                                                                            484,700                  106,548

                  Leased equipment under capital leases,
                   net of accumulated amortization . . .                    355,711                   35,008
                                                                  -----------------        -----------------
                                                                  $         820,411        $         141,556
                                                                  =================        =================

NOTE 8 - NOTE PAYABLE

         Note payable at June 30, 1995 represents a note, guaranteed by the Small Business Administration. The note was repaid in July 1995 with proceeds from the Company's initial public offering which closed on June 15, 1995.

NOTE 9 - CAPITAL LEASE OBLIGATIONS

         The Company leases a portion of its machinery and equipment under certain capital lease agreements. The following is an analysis of the leased equipment:

                                                                                            June 30,
                                                                            ----------------------------------------
                                                                                  1996                    1995
                                                                            ----------------         ---------------
                  Equipment  . . . . . . . . . . . . . . . . . . .          $        426,570         $        84,516

                  Less accumulated amortization  . . . . . . . . .                    90,859                  49,508
                                                                            ----------------         ---------------
                                                                            $        355,711         $        35,008
                                                                            ================         ===============

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


         The following is a schedule of future minimum lease payments required under capital leases, together with their present value as of June 30, 1996:

                 Year Ending June 30,
                 --------------------
                 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $          91,986
                 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 63,900
                 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 71,900
                 2000   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 79,028
                 2001 and thereafter  . . . . . . . . . . . . . . . . . . . . .                 27,455
                                                                                               -------
                                                                                     $         334,269
                                                                                      ================

                 Net minimum lease payments . . . . . . . . . . . . . . . . . .      $         412,808
                 Less amount representing interest  . . . . . . . . . . . . . .                 78,539
                                                                                     -----------------
                 Present value of net minimum lease payments          . . . . .      $         334,269
                                                                                     =================

The current portion due under capital lease obligations at June 30, 1996 was $91,986.

NOTE 10 - LINE OF CREDIT

         The Company maintains a $500,000 credit facility (the "Note") to meet its working capital needs, if required. The Note expires on November 1, 1996 and provides for interest at the prime rate plus one and one-half percent per year. Funds available under the Note are reduced by certain outstanding standby letters of credit issued on behalf of the Company. No amounts were outstanding under the Note at June 30, 1996, although the Company has as of June 30, 1996, five outstanding standby letters of credits aggregating $300,000 of which four were issued in favor of one leasing company in connection with certain capital lease transactions relating to the purchase of computer equipment and furniture and one was issued to a surety company in connection with its issuance of a performance bond on behalf of the Company. The letter of credit holders may draw against the letters of credit if the Company fails to make timely payments or meet certain other conditions. As a result of issuing the five standby letters of credit, the balance available under the Note has been reduced to $200,000. As of June 30, 1996, the Company was in technical default on two of its loan covenants for which it has received a waiver of default from the lender.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

         The Company leases its facilities in California, Colorado, Texas, Tennessee and Georgia, under operating leases, expiring through September 1998.
The Company also leases certain equipment.   Lease payments for the year ended
June 30, 1996 and 1995 were $404,960 and $85,211 respectively. Minimum future rental commitments under noncancelable operating leases are as follows:

                 Year Ending June 30,
                 --------------------
                 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $         267,798
                 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                198,576
                 1999   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 90,422
                 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 52,013
                 2001 and thereafter  . . . . . . . . . . . . . . . . . . . . .                 15,679
                                                                                     -----------------
                                                                                     $         624,488
                                                                                     =================

         Letter of Credit. The Company's primary supplier, PictureTel Corporation, provides the Company with a purchasing line of credit for $250,000 in favor of PictureTel in connection with this arrangement. The $250,000 letter of credit is collateralized by cash deposits of $150,000 and the assets of the Company.

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


NOTE 12 - COMMON AND PREFERRED STOCK

         Common stock.   On March 20, 1995, the Company effected a 100-for-1
stock split, increasing the number of outstanding shares to 1,476,000. All share and per-share data have been adjusted to reflect these adjustments to capital stock.

         Public Stock Offering. On June 15, 1995 the Company completed an initial public stock offering for the sale of 1,200,000 shares of its common stock at $5.00 per share, less offering expenses. On June 25, 1996 the Company transferred and closed the sale of an additional 180,000 shares of its common stock to a representative of the underwriters on the same terms, solely to
cover over-allotments.   With the over- allotment option exercised in full, the
total price to the public, total underwriting discounts and expenses, other expenses and net proceeds to the Company were $6,971,875, $978,343, $709,318, and $5,284,214, respectively.

         Warrants. Included in the public stock offering in June 1995, was the sale of 575,000 warrants to the public. All warrants are exercisable at $5.00 per share for a period of two years commencing one year after the effective date of the registration statement.

         Upon consummation of the public offering, the Company issued the Underwriter 120,000 warrants to purchase common stock of the Company at an exercise price of $6.75 or 135% of the public offering price per share. Such warrants may be exercised at any time during the period of five years commencing June 15, 1995. In addition, the Company issued the underwriters 50,000 warrants at an exercise price of $.1675 per warrant or 135% of the public offering price. Each warrant is exercisable into one share of common stock at a price of $6.75 per share for a three -year period commencing on June 15, 1995.

         Preferred Stock. On February 1, 1995, the shareholders approved an amendment to the Articles of Incorporation to authorize the issuance of 5,000,000 shares of $.01 par value Preferred Stock. The Preferred Stock may be issued in one or more series with such rights and preferences as may be determined by the Board of Directors. No Shares of Preferred Stock have been issued.

         Stock Option Plan. In July 1994, the Company began granting stock options to key employees and certain non-employee directors and consultants to the Company. The options are intended to provide incentive for such persons' service and future services to the Company thereby promoting the interest of the Company and its shareholders.

         The stock option plan generally requires the exercise price of options to be not less than the estimated fair market value of the stock at the date of grant. Options vest over a maximum period of four years and may be exercised in varying amounts over their respective terms. In accordance with the Plan, all outstanding options shall become immediately exercisable upon a greater than 30% change in control of the Company.

         Activity with respect to the Stock Option Plan has been as follows:

                                                                                                  Exercise
                                                                         Shares                     Price
                                                                    -------------          --------------------
         Options outstanding, June 30, 1995 . . . . . . . . . .           376,600           $  .250 - 5.000
            Granted . . . . . . . . . . . . . . . . . . . . . .           498,500             6.375 -7.750
            Exercised . . . . . . . . . . . . . . . . . . . . .           (34,300)             .250 - .375
            Canceled  . . . . . . . . . . . . . . . . . . . . .           (16,700)             .250 -6.625
                                                                    -------------
         Options outstanding, June 30, 1996 . . . . . . . . . .           824,100
                                                                    =============

         In addition, as of June 30, 1996, the Company had outstanding an aggregate of 346,000 options primarily to consultants and advisors to the Company. Approximately 6,000 options were issued at a market price of $5.00, the remainder of such options were issued at market prices ranging from $6.375 to $7.375 and are fully vested.

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


NOTE 13 - PENSION AND PROFIT SHARING PLAN

         The Company has adopted a 401(k) retirement plan. Employees may contribute up to 15% of their compensation per year, with the Company matching 25% of the employees' contributions not to exceed 5% of the compensation. All employees with six months of continuous service are eligible to participate in the plan. Company contributions vest based on the following schedule:

         Years of Service                                           Vested Percent
         ----------------                                           --------------
         Less than 2  . . . . . . . . . . . . . . . . . . . . .              0%
                   2  . . . . . . . . . . . . . . . . . . . . .             20%
                   3  . . . . . . . . . . . . . . . . . . . . .             40%
                   4  . . . . . . . . . . . . . . . . . . . . .             60%
                   5  . . . . . . . . . . . . . . . . . . . . .             80%
                   6 or more  . . . . . . . . . . . . . . . . .            100%

         Employer contributions to the 401(k) plan for the years ended June 30, 1996 and 1995 were $23,757 and $13,636, respectively.

NOTE 14 - OTHER INCOME (EXPENSE)

         Included in other income (expense) at June 30, 1996, is a $265,000 expense incurred in connection with the write-off of the Company's note receivable from Power-Data Services, Inc. ("PDS") which was due on May 31, 1996. The note and interest were not paid when due, therefore, the Company has deemed this note to be uncollectible.

NOTE 15 - PROVISION FOR INCOME TAXES

         Provision for income taxes is as follows:
                                                                             Years Ended June 30,
                                                                  ------------------------------------------
                                                                      1996                       1995
                                                                  ----------------         -----------------
          Current:
                     Federal . . . . . . . . . . . . . .          $        178,150         $       (185,040)
                     State . . . . . . . . . . . . . . .                      (800)                 (68,684)
          Deferred:
                     Federal . . . . . . . . . . . . . .                   128,309                  (34,031)
                     State . . . . . . . . . . . . . . .                    46,457                   (6,328)
                                                                  ----------------         -----------------
                                                                  $        352,116         $       (294,083)
                                                                  ================         =================



         The current portion of the Federal income tax benefit is comprised of an income tax refund created by the carryback of a net operating loss. The primary components of temporary differences which give rise to deferred taxes at June 30, 1996 are as follows:

          Deferred tax asset:
                     Reserves and allowances . . . . . . . . . . .          $             22,677
                     Net operating loss carryfoward  . . . . . . .                       165,007
                                                                                       ---------
                                                                            $            187,684
                                                                                       =========

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


         The tax effect of temporary differences that give rise to deferred tax liabilities at June 30, 1996 was not material. Management has determined that the Company will be able to realize the tax benefits of the net deferred tax assets based on the future reversal of the taxable temporary differences.

         At June 30, 1996, the Company had available net operating loss (NOL) carryforwards of approximately $580,000 for federal income and state tax purposes, respectively. The federal NOL has a carryover period of 15 years and is available to offset future taxable income, if any, through 2011, and may be subject to an annual statutory limitation.

NOTE 16 - SUPPLEMENTAL DISCLOSURES - CASH FLOW INFORMATION

                                                                             Years Ended June 30,
                                                                  ------------------------------------------
                                                                        1996                      1995
                                                                  -----------------        -----------------
 Schedule of noncash transactions:

      Noncash investing and financing transactions:
          Cost of fixed assets purchased . . . . . . . .          $        853,134         $         66,983
          Less lease financing . . . . . . . . . . . . .                  (395,439)                      --
                                                                  ----------------         ----------------
          Cash paid for fixed assets . . . . . . . . . .          $        457,695         $         66,983
                                                                  ================         ================


NOTE 17 - RELATED PARTY TRANSACTIONS

         The Company had obtained a $100,000 letter of credit used to guarantee payment to a major supplier. The letter of credit matured July 1, 1995, and was secured by a certificate of deposit owned by the Company's President. This certificate of deposit was redeemed and returned to the Company's President. A new letter of credit was obtained at the Company's primary banking institution.

         One individual who served as a director of the Company through June 24, 1996 is also an executive officer of Windermere Holdings, Incorporated ("Windermere"), who serves as an advisor to the Company. The Company has entered into a management services agreement with Windermere under which Windermere is obligated to assist the Company with a variety of management matters, including strategic initiatives, marketing strategies and contract negotiations. The initial agreement expired on September 30, 1995 and was subsequently renewed by the Company on November 1, 1995 for a period of eight months. In connection with Windermere's services, the Company paid fees and expenses of $72,500 and $32,642 for the year ended June 30, 1996.

         One of the Company's directors who served as a director of the Company through June 12, 1996, also serves as an executive officer of Coffin # KCSA, the Company's public relations firm and advisor. In connection with Coffin # KCSA's services, the Company paid fees and expenses of $65,000 and $13,173, respectively for the year ended June 30, 1996.

NOTE 18 - SUBSEQUENT EVENTS

ACQUISITIONS

VISTATEL INTERNATIONAL, INC.

         Effective July 1, 1996, the Company acquired the net assets of VistaTel International, Inc. ("VistaTel"), a private company, based in Boca Raton, Florida, which is a supplier of video conferencing products and services within the state of Florida and is one of PictureTel's national re-sellers. View Tech issued 52,857 shares of common stock, valued at $7.00 per share, to the sole shareholder of VistaTel. The excess of the acquisition price over the net assets acquired of approximately $339,000 will be accounted for as goodwill and amortized over 15 years.

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


GROUPNET, INC.

         Pursuant to a merger agreement dated August 30, 1996, View Tech acquired GroupNet, Inc. ("GroupNet") for cash and View Tech common stock valued at $1,380,000. The purchase price consisted of 150,000 shares of common stock valued at $7.00 per share and $330,000 in cash, of which, $110,000 was paid on August 30, 1996 in connection with the execution of the agreement, and $220,000 is payable in equal installments of $110,000 due on October 15, 1996 and December 16, 1996, respectively. The excess of the acquisition price over the net assets acquired of approximately $1,330,000 will be accounted for as goodwill and amortized over 15 years. GroupNet, based in Boston, Massachusetts, was an authorized PictureTel dealer in the northeastern United States. GroupNet merged into View Tech, which will continue to operate the business of GroupNet.

USTELECENTERS, INC.

         On September 5, 1996, the Company announced that it entered into a definitive agreement of merger with USTeleCenters, Inc. ("USTeleCenters"), who is an authorized sales agent for several of the regional bell operating companies. The merger is valued at approximately $18.5 million and is subject to the approval by View Tech's stockholders as well as satisfactory completion of due diligence and certain conditions precedent. USTeleCenters currently owes its primary lender (and such lender's affiliate) approximately $3.0 million which is to be paid in full or appropriately refinanced at the close of such
merger.   The transaction will be accounted for as a pooling of interests in which USTeleCenters' stockholders will exchange all of their outstanding UST shares and options for View Tech Common Stock options, respectively. The transaction is expected to be completed on or about November 30, 1996. It is anticipated that USTeleCenters stockholders and optionholders (upon exercise of their options) will receive up to 2,500,000 shares of View Tech Common Stock.

         During July and August 1996, the Company advanced an aggregate of $1 million to UST for working capital purposes and in order for USTeleCenters to repay certain bank debt due on September 1, 1996. The $1 million advance is evidenced by a note which is subordinated to USTeleCenters' debt obligations to its primary lender (and such lender's affiliates). The promissory note evidencing USTeleCenters' indebtedness provides for interest at 10%, payable quarterly commencing on September 30, 1996. The principal and accrued interest are due on June 15, 1997.

         The Company is currently seeking bank financing, private debt and/or equity financing for purposes of meeting anticipated cash needs related to the merger with USTeleCenters. The company is required to either refinance or repay certain debt and lease obligations of approximately $3.0 million in the aggregate to USTeleCenters' primary lender (and such lender's affiliate) and is required to pay certain merger costs of approximately $1.8 million, primarily consisting of advisory fees and legal and accounting costs. In addition, the Company will require additional working capital to efficiently operate the combined companies during the months following the business combination.

         Exclusive of the cash required in connection with the merger with USTeleCenters, the Company believes that its existing cash balances, combined with the proceeds from its private placement of common stock, anticipated operating cash flow and borrowings under existing and anticipated credit facilities will be adequate to meet the Company's on-going cash needs for the next twelve months. There can be no assurance that the Company will be able to raise additional financing on favorable terms, if at all, or that it will be able to do so on a timely basis. Inability to obtain required additional financing could limit the Company's ability to complete its business combination with USTeleCenters and/or to efficiently operate the combined companies.

                                 VIEW TECH,INC.
                  NOTES TO FINANCIAL STATEMENTS - (continued)


PRIVATE PLACEMENT

         Subsequent to June 30, 1996, the Company received subscriptions for equity capital of approximately $1.5 million through the private placement of approximately 300,000 shares of common stock. Upon closing of the private placement, the Company will realize net proceeds of approximately $1.380 million. The Company will use the net proceeds for general working capital purposes and for working capital loans made to USTeleCenters in connection with the proposed merger.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To USTeleCenters, Inc.:

We have audited the accompanying balance sheets of USTeleCenters, Inc. (a Massachusetts corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USTeleCenters, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 24, 1996 (except with respect to the matter discussed in Note 2, as to which the date is June 3, 1996)

                              USTELECENTERS, INC.
                                 BALANCE SHEETS
                         AT DECEMBER 31, 1994 AND 1995

                                                    ASSETS
                                                                                       December 31
                                                                          ------------------------------------
                                                                                1994                1995
                                                                          --------------        --------------
 Current Assets:
         Accounts receivable, net of reserves of $799,000 and               $    3,884,777      $    2,980,179
                  $350,000 in 1994 and 1995, respectively  . . . . .
         Inventories   . . . . . . . . . . . . . . . . . . . . . . .               484,789             559,364
         Other current assets  . . . . . . . . . . . . . . . . . . .                94,552             120,141
                                                                            --------------      --------------
                  Total Current Assets . . . . . . . . . . . . . . .             4,464,118           3,659,684

 Property and Improvements, At Cost:
         Equipment   . . . . . . . . . . . . . . . . . . . . . . . .             2,146,276           2,426,285
         Furniture and fixtures  . . . . . . . . . . . . . . . . . .             1,438,463           1,609,167
         Leasehold improvements  . . . . . . . . . . . . . . . . . .               623,396             209,406
                                                                            --------------      --------------
                                                                                 4,208,135           4,244,858
 Less-Accumulated depreciation and amortization  . . . . . . . . . .             1,460,416           2,123,608
                                                                            --------------      --------------
                                                                                 2,747,719           2,121,250
                                                                            --------------      --------------

 Other Long-Term Assets                                                             93,957              56,214
                                                                            --------------      --------------
                                                                            $    7,305,794      $    5,837,148
                                                                            ==============      ==============





   The accompanying notes are an integral part of these financial statements.

                              USTELECENTERS, INC.
                                 BALANCE SHEETS
                         AT DECEMBER 31, 1994 AND 1995

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                     December 31,
                                                                       --------------------------------------
                                                                              1994                 1995
                                                                       ---------------        ---------------
 Current Liabilities:
         Current maturities of long-term debt  . . . . . . . . . .     $      1,180,036      $      1,105,491
         Note payable to vendor  . . . . . . . . . . . . . . . . .                   --               700,352
         Accounts payable  . . . . . . . . . . . . . . . . . . . .            1,609,501             1,778,858
         Accrued expenses  . . . . . . . . . . . . . . . . . . . .              701,443               842,726
         Accrued restructuring costs   . . . . . . . . . . . . . .              159,167                26,500
         Customers' deposits   . . . . . . . . . . . . . . . . . .              157,001                92,365
         Current portion of amounts due to landlords   . . . . . .              131,003               226,896
                                                                        ---------------       ---------------
         Total Current Liabilities   . . . . . . . . . . . . . . .            3,938,151             4,773,188

 Long-Term Debt, Less Current Maturities . . . . . . . . . . . . .            3,789,952             1,946,186
                                                                        ---------------       ---------------
 Amounts Due to Landlords, Net of Current Portion  . . . . . . . .              301,505               119,514
                                                                        ---------------       ---------------
 Deferred Rent . . . . . . . . . . . . . . . . . . . . . . . . . .               89,356                53,500
                                                                        ---------------       ---------------

 Commitments and Contingencies (Note 7)

 Stockholders' Equity:
         Common stock, $.01 par value
         Authorized--1,000,000 and 11,000,000 shares at December
         31, 1994 and 1995, respectively

         Issued-875,500 shares and 8,994,657 shares
                  at December 31, 1994 and 1995, respectively  . .                8,755                89,947
         Capital in excess of par value  . . . . . . . . . . . . .            1,024,172             1,369,310
         Cumulative earnings (deficit)   . . . . . . . . . . . . .              202,577              (465,823)
         Stockholder distributions   . . . . . . . . . . . . . . .           (2,027,674)           (2,027,674)
         Treasury stock (10,500 shares), at cost   . . . . . . . .              (21,000)              (21,000)
                                                                        ---------------       ---------------

                  Total stockholders' deficit  . . . . . . . . . .             (813,170)           (1,055,240)
                                                                        ---------------       ---------------
                                                                        $     7,305,794       $     5,837,148
                                                                        ===============       ===============





   The accompanying notes are an integral part of these financial statements.

                              USTELECENTERS, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995



                                                                                       1994             1995
 Revenues:
               Agency commission . . . . . . . . . . . . . . . . . . . . . . .    $  18,114,987    $  14,175,993
               System and other product sales  . . . . . . . . . . . . . . . .        3,918,710        5,798,600
                                                                                  -------------    -------------
                                                                                     22,033,697       19,974,593

 Costs and Expenses:
               Cost of goods sold  . . . . . . . . . . . . . . . . . . . . . .        2,938,910        4,650,121
               Sales and marketing expenses  . . . . . . . . . . . . . . . . .       15,805,023       11,418,695
               General and administrative expenses . . . . . . . . . . . . . .        4,105,086        2,938,277
                                                                                  -------------    -------------

 Income (loss) from operations . . . . . . . . . . . . . . . . . . . . . . . .         (815,322)         967,500

 Interest Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (232,900)        (501,360)

 Other Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (93,000)        (106,340)

 Loss on Sublease, including shutdown of offices . . . . . . . . . . . . . . .         (318,000)        (994,900)
                                                                                  -------------    -------------

 Net loss before state tax provision . . . . . . . . . . . . . . . . . . . . .       (1,459,222)        (635,100)

 State Tax Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --               (33,300)
                                                                                  -------------    -------------

 Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  (1,459,222)   $    (668,400)
                                                                                  =============    =============

 Distribution to Stockholders  . . . . . . . . . . . . . . . . . . . . . . . .    $    (741,154)   $     --
                                                                                  =============    =============





   The accompanying notes are an integral part of these financial statements.

                              USTELECENTERS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995





                                                Common Stock
                                                                 Capital in   Cumulative                                 Total
                                             NUMBER      $.01    Excess of    Earnings     Stockholder    Treasure    Stockholders'
                                            OF SHARES PAR VALUE  par Value   (Deficit)    Distributions    Stock        Deficit

Balance, December, 31, 1993 . . . . .         866,500  $ 8,665  $1,006,262  $ 1,661,799   $ (1,286,520)  $ (21,000)   $ 1,369,206

Stockholder distributions . . . . . .               -        -           -            -       (741,154)          -       (741,154)
Exercise of stock options . . . . . .           9,000       90      17,910            -              -           -         18,000
Net loss  . . . . . . . . . . . . . .               -        -           -   (1,459,222)             -           -     (1,459,222)
                                            ---------   ------  ----------  -----------    -----------   ---------    -----------
Balance, December 31, 1994  . . . . .         875,500    8,755   1,024,172      202,577     (2,027,674)    (21,000)      (813,170)
Issuance of common stock, net of
 offering costs of $142,011  . . . .        8,119,157   81,192     345,138            -              -           -        426,330
Net loss   . . . . . . . . . . . . .                -        -           -     (668,400)             -           -       (668,400)
                                            ---------  -------  ----------  ------------  ------------  ----------    -----------
Balance, December 31, 1995  . . . . .       8,994,657  $89,947  $1,369,310  $  (465,823)  $ (2,027,674)  $ (21,000)   $(1,055,240)
                                           ==========  =======  ==========  ===========   ============   =========    ===========





   The accompanying notes are an integral part of these financial statements.

                              USTELECENTERS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                                       1994             1995
 Cash Flows from Operating Activities:
      Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  (1,459,222)   $    (668,400)
      Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
          Depreciation and amortization                                                 666,205          741,178
          Noncash charge relating to loss on sublease, including shutdown of            318,000          360,847
          offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          Changes in assets and liabilities:
          Accounts receivable  . . . . . . . . . . . . . . . . . . . . . . . .         (300,857)         904,598
          Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          241,526         (142,497)
          Other current assets . . . . . . . . . . . . . . . . . . . . . . . .           95,328          (25,589)
          Cash overdraft . . . . . . . . . . . . . . . . . . . . . . . . . . .           74,475               --
          Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . .          144,252          169,357
          Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . .         (425,149)           8,616
          Customers' deposits  . . . . . . . . . . . . . . . . . . . . . . . .          (88,984)         (64,636)
          Deferred rent  . . . . . . . . . . . . . . . . . . . . . . . . . . .           89,356          (35,856)
                                                                                  -------------    -------------

              Net cash provided by (used in) operating activities  . . . . . .         (645,070)       1,247,618
                                                                                  -------------    -------------

 Cash Flows from Investing Activities:
      Purchase of property and improvements  . . . . . . . . . . . . . . . . .         (661,904)        (238,602)
      Decrease in other long-term assets . . . . . . . . . . . . . . . . . . .            7,078           32,007
                                                                                  -------------    -------------

              Net cash used in investing activities  . . . . . . . . . . . . .         (654,826)        (206,595)
                                                                                  -------------    -------------

 Cash Flows from Financing Activities:
      Issuance of note payable to bank . . . . . . . . . . . . . . . . . . . .        1,500,000               --
      Issuance of note payable to vendor . . . . . . . . . . . . . . . . . . .               --          700,352
      Net borrowings (payments) on line of credit  . . . . . . . . . . . . . .          891,270       (1,073,311)
      Payments on long-term debt . . . . . . . . . . . . . . . . . . . . . . .         (291,714)        (845,000)
      Payments on amounts due to former landlord . . . . . . . . . . . . . . .         (114,853)        (249,394)
      Issuance of common stock . . . . . . . . . . . . . . . . . . . . . . . .               --          426,330
      Exercise of stock options  . . . . . . . . . . . . . . . . . . . . . . .           18,000               --
      Stockholder distributions  . . . . . . . . . . . . . . . . . . . . . . .         (741,154)              --
                                                                                  -------------    -------------

              Net cash provided by (used in) financing activities  . . . . . .        1,261,549       (1,041,023)
                                                                                  -------------    -------------

 Net Decrease in Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (38,347)              --

 Cash, beginning of year . . . . . . . . . . . . . . . . . . . . . . . . . . .           38,347               --
                                                                                  -------------    -------------

 Cash, end of year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $          --    $          --
                                                                                  =============    =============

 Supplemental Schedule of Noncash Investing and Financing Activities:
      Equipment transferred from inventory . . . . . . . . . . . . . . . . . .    $          --    $      67,922
                                                                                  =============    =============
      Equipment acquired under capital lease obligations . . . . . . . . . . .    $   1,352,677    $          --
                                                                                  =============    =============
      Leasehold improvements acquired under allowance for amounts
          due to landlord  . . . . . . . . . . . . . . . . . . . . . . . . . .    $     150,880    $          --
                                                                                  =============    =============

 Supplemental Disclosure of Cash Flow Information:
      Cash paid for interest . . . . . . . . . . . . . . . . . . . . . . . . .    $     211,000    $     508,000
                                                                                  =============    =============
      Cash paid for state taxes  . . . . . . . . . . . . . . . . . . . . . . .    $     148,000    $      40,000
                                                                                  =============    =============

   The accompanying notes are an integral part of these financial statements.

                              USTELECENTERS, INC.
                         Notes to Financial Statements
                               December 31, 1995


(1)      Operations and Significant Accounting Policies

         USTeleCenters, Inc. ("the Company") was incorporated in November 1986 to establish a regional telecommunications equipment distribution and service business.

         The Company incurred significant losses in 1994, which resulted in noncompliance under certain of its bank covenants and resulted in the Company restructuring its operations. Certain restructuring costs, primarily severance and the cost of shutting down office facilities, were recorded during the year ended December 31, 1994. In addition, the Company recorded a charge to operations in 1995 for the final costs associated with the restructuring. This charge primarily consisted of severance, lease termination costs and fixed-asset write-offs. Included in accrued expenses and amounts due to former landlords as of December 31, 1995 are approximately $26,500 and $190,000, respectively, relating to the restructuring.

         The Company and the bank have entered into a Forbearance Agreement through January 2, 1997, which includes amendments to certain financial covenants and guarantees by certain stockholders. As a result of the above changes, the Company's operating plan for 1996 indicates that the Company will have an operating profit. This is based on assumptions that the Company believes are reasonable. The Company believes it will meet the terms of the Forbearance Agreement and its financial covenants through December 31, 1996 based on its operating plan. However, in the event that the Company does not meet its plan such that further noncompliance might occur, the Company would have to seek replacement financing and/or waivers under the Forbearance Agreement.

         The accompanying financial statements reflect the application of certain accounting policies as described in this note and elsewhere in the accompanying financial statements and notes.

      (a)    Inventories

             Inventories are stated at the lower of cost (first-in, first-out) or market and consist of purchased products ready for sale.

      (b)    Depreciation and Amortization

             The Company provides for depreciation and amortization by charges to operations in amounts estimated to allocate the cost of property and improvements over their estimated useful lives using the straight-line and accelerated methods as follows:

                                                                                       ESTIMATED
                                                      ASSET CLASSIFICATION            USEFUL LIFE
                                              Equipment                                 3--10 Years
                                              Furniture and fixtures                        7 Years
                                              Leasehold improvements                Term of lease

                              USTELECENTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)



(1)   Operations and Significant Accounting Policies (Continued)

      (c)        Revenue Recognition

             The Company has agency agreements with various local exchange carriers and telecommunications companies whereby the Company receives commissions on work referred to these entities. The agreements are subject to annual renewals. The Company recognizes revenues at the time that it receives an order number for installation or the service is performed by the local exchange carrier or telecommunications company. Certain of the entities have the right to credit or charge back future commission payments on orders canceled within a 6- to 10-month period from the date of the order. The Company is not aware of any possible refunds or charge-backs that these entities might be seeking, which have not been reserved at December 31, 1995.

             In addition, under its agreement with NYNEX, the Company receives commissions on management contracts. The Company recognizes these revenues at the time the service is rendered.

             The Company sells certain products under various nonexclusive agreements with equipment manufacturers. The Company recognizes telecommunication and video conferencing system sales at the time of shipment. Installation costs, if material, are accrued.

             During 1994 and 1995, agency commissions were generated primarily from the agreements with NYNEX and other local exchange carriers. In 1994 and 1995, sales to such companies, which accounted for 10% or greater of total revenue, were as follows:

                                                              Percentage of
                                                               Total Revenue
                                                          ----------------------
                                                          1994              1995
                                                          ----------------------
                      NYNEX                               25%              33%
                      GTE                                 14               30
                      US West*                            16               --
                                                        -------         -------
                                                          55%              63%
                                                        =======         =======

       *During 1995, the Company discontinued doing business with this customer.

                              USTELECENTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)



(1)   Operations and Significant Accounting Policies (Continued)

      (d)    Concentration of Credit Risk

             SFAS No. 105, Disclosure of Information About Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet credit risk concentrations. The Company derived 63% of revenue from two significant customers in 1995 (see Note 1(c) above). The Company has no other significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

      (e)    Use of Estimates in the Preparation of Financial Statements

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)   Long-Term Debt

      At December 31, 1994 and 1995, long-term debt consisted of the following:

                                                                      1994              1995
         Revolving line of credit with a bank                   $     1,687,582    $   1,119,051
         Term note due to a bank                                      1,500,000          655,000
         Lease line-of-credit with a bank                             1,782,406        1,277,626
                                                                ---------------    -------------
                                                                      4,969,988        3,051,677

         Less--Current maturities                                     1,180,036        1,105,491
                                                                ---------------    -------------

                                                                $     3,789,952    $   1,946,186
                                                                ===============    =============

      In 1994, the Company amended its revolving credit agreement with a bank. The amended agreement provides for a revolving line of credit and a $1,500,000 term note. The bank has a security interest in the Company's assets. In addition, the Company has agreed, among other things, to maintain certain financial covenants and ratios, as defined. As of December 31, 1995, the Company was in compliance with the covenants or had received waivers under the Forbearance Agreement. Under the terms of the Forbearance Agreement, the Company may borrow up to the lesser of the financial borrowing base, as defined, or $2,000,000. Interest on the outstanding balance is payable monthly at the bank's base rate (8.5% at December 31, 1995) plus 1.5%. Under the agreement, the amounts outstanding are due upon expiration of the agreement on April 30, 1996.

      On June 3, 1996, the Company amended its revolving line of credit and Forbearance Agreement with the bank. The revolving line of credit and Forbearance Agreement have been extended to January 2, 1997. The amended revolving credit agreement provides for monthly reductions in the borrowing base of $50,000 from July to September 1996 and $100,000 for October 1996.

                              USTELECENTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)



(2) Long-Term Debt (Continued)


      Under the term note, the Company is required to make principal payments in twenty (20) equal, consecutive, monthly payments of $75,000 on the last day of each month, beginning on April 30, 1995. Interest under the note accrued at the bank's base rate plus 2.5% until March 31, 1995, and then, at the bank's base rate plus 4.5%. Interest is payable on the last day of each month. On June 3, 1996, the term note agreement was amended to bear interest at the bank's base rate. The outstanding principal and accrued interest under the term note were paid in full prior to September 1, 1996.

      In 1992, the Company entered into a lease line-of-credit agreement with a bank. The agreement was amended in 1994 to provide for maximum borrowings of $4,000,000. The Company is required to maintain certain restrictive covenants, including profitability and liquidity covenants. Amounts outstanding bear interest at rates ranging from 5.6% to 8.3%. As of December 31, 1995, the Company was in compliance with the covenants or had received waivers under the Forbearance Agreement. There was approximately $1,277,600 outstanding at December 31, 1995.

      On June 3, 1996, certain stockholders of the Company guaranteed all outstanding borrowings under the revolving credit, lease line of credit and term note agreements up to $430,000. The Company's operating plan indicates that the stockholders will pay the obligations of the term loan on September 1, 1996, in order for the Company to have adequate cash to fund operations through December 31, 1996.

(3)   Amounts Due to Landlords

      In 1993, the Company entered into a sublease agreement for its previously occupied facility. Under the terms of the sublease, the Company is still primarily liable for the amounts due under the original lease. Under the terms of the sublease agreement, the Company is required to make payments to the landlord for the monthly differential between the original lease amount (approximately $23,700 per month) and the sublease income (approximately $14,000 per month). The Company is required to pay approximately $9,700 per month through June 1997. The balance of net future amounts due to the former landlord is $155,840 as of December 31, 1995.

      In 1994, the Company financed $150,880 of leasehold improvements through an allowance from the landlord. As of December 31, 1995, approximately $116,000 is outstanding for these improvements. This amount is being repaid in monthly installments of approximately $5,000 through December 1997. In connection with the restructuring discussed in Note 1, the Company wrote off these improvements and recorded a loss of approximately $151,000. Additionally, the Company entered into a sublease agreement for this facility. The Company recorded a loss of approximately $104,000 which represented the difference between the total future payments reduced by sublease amounts paid directly to the landlord. In the event that the sublessee fails to make its required monthly payments of approximately $12,000 through August 1998, the Company is still primarily liable for such sums. The total amounts payable to the landlord for monthly rent, net of sublease amounts, are approximately $30,000, $16,000 and $4,000 in 1996, 1997 and 1998, respectively.

      In addition, the Company terminated another facility lease during 1995 in connection with the restructuring. The loss recorded on the lease termination was approximately $60,000. Approximately $25,000 was outstanding as of December 31, 1995. This amount is scheduled to be repaid in full during 1996.

                              USTELECENTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)



(4)   Income Taxes

      The Company has elected to be treated as an S corporation for federal income tax purposes pursuant to Section 1362(a) of the Internal Revenue Code. As an S corporation, all items of income or loss are passed through to the stockholders and are reportable on their individual income tax returns. The Company has elected to be treated as a C corporation in California and New York. As a C corporation, the Company is responsible for paying all taxes on income allocable to these states.

      The Commonwealth of Massachusetts has enacted legislation that imposes Massachusetts income taxes at the corporate level on certain S corporations with annual revenues in excess of $6 million. As such, the Company is subject to taxes at the corporate level in this state.

      The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, by providing for state income taxes under the liability method.

      The accompanying financial statements do not contain a pro forma income tax provision as the Company had net operating losses for 1994 and 1995.

(5)   Common Stock

      The stockholders are entitled to certain rights and privileges, including voting rights, dividend rights and distribution rights, in the event of liquidation. The Company has placed certain restrictions on the sale or transfer of stock by stockholders.

      The Company follows a policy of distributing to stockholders an amount estimated to equal the tax on their respective share of S corporation quarterly taxable income.

      During 1994, the Company made distributions to stockholders of $569,954 for their share of estimated S corporation taxable income. As the Company did not have taxable income for 1994, it recovered certain of the amounts distributed to stockholders through an offering of common stock to existing stockholders. The Company issued 8,119,157 shares of common stock for net proceeds of $426,330.

                              USTELECENTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)



(6)   Stock Option Plan

      On September 20, 1988, the Board of Directors approved an incentive stock option plan (the Plan) providing for a maximum of 1,100,000 shares that may be issued under the Plan. The Plan stipulates that the option price may not be less than 100% of the fair market value of the stock on the date of grant. The Board of Directors has the right to determine a vesting period upon the granting of options.

      The following is a summary of the stock option activity (excluding the nonqualified options discussed below) for the years ended December 31, 1994 and 1995:

                                                                                     NUMBER           EXERCISE
                                                                                   OF SHARES         PRICE RANGE
                              Options outstanding, December 31, 1993                  67,500      $ 1.00--$    2.20
                              Canceled                                               (31,000)       1.00--     2.00
                              Exercised                                               (9,000)           2.00
                                                                                   ---------      -----------------

                              Options outstanding, December 31, 1994                  27,500        2.00--     2.20
                              Granted                                                750,000         .07--      .10
                                                                                   ---------      -----------------

                              Options outstanding, December 31, 1995                 777,500      $  .07--$    2.20
                                                                                   =========      =================

                              Exercisable, December 31, 1995                          77,500      $  .07--$    2.20
                                                                                   =========      =================

      In addition, the Company granted its directors nonqualified options to purchase 150,000 shares of common stock at an exercise price of $.07 per share.

(7)   Commitments and Contingencies

      (a)    Commitments

             Future minimum annual rental payments under all operating leases (including amounts due to landlords, net of any of sublease income discussed in Note 3) as of December 31, 1995 are as follows:

                      FISCAL YEAR                           AMOUNT
                      1996                                    $690,278
                      1997                                     465,446
                      1998                                     342,813
                      1999                                     335,872
                      2000                                     350,203
                      Thereafter                               290,713
                                                        --------------
                                                        $    2,475,325
                                                        ==============

                              USTELECENTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                                  (Continued)



(7)      Commitments and Contingencies (Continued)

         The leases require the Company to pay increases in real estate taxes, operating costs and repairs over certain base year amounts. Total rental expense included in the accompanying statements of operations for the years ended December 31, 1994 and 1995 is approximately $824,000 and $778,000, respectively. The Company has received rent concessions during the first year of certain leases, which are being deferred and amortized over the term of the lease.

         (b)     Contingencies

         The Company is named in an employee-related lawsuit, in which the plaintiffs are seeking undisclosed damages. The Company is vigorously defending itself against such litigation and does not expect the outcome to have a material impact on its financial position.

(8)      Profit Sharing Plan

         Effective January 1, 1993, the Company adopted a profit sharing plan in accordance with Internal Revenue Service Code Section 401(k). The plan covers all employees with six months or more of service. Eligible employees are permitted to contribute up to 15% of gross compensation. The Company may match employee contributions. In addition, the Company reserves the right to make discretionary contributions based on its profitability. The Company has made contributions of $44,794 and $42,301 in 1994 and 1995, respectively.

(9)      Sale of VMX Equipment

         In January 1994, the Company sold to a third party its VMX call processing equipment and service business. A gain on the sale of approximately $114,000 is included in other income in the accompanying 1994 statement of operations. In addition, the Company is entitled to 25% of the gross receipts of certain future sales, as defined. The Company has agreed not to compete with the buyer for a three-year period.

(10)     Note Payable

         In January 1996, the Company converted certain amounts payable to an equipment vendor into a promissory note bearing interest at 9% per annum. Principal and interest are scheduled to be repaid in monthly installments of approximately $73,000 from March to December 1996.

(11)     Accrued Expenses

         Accrued expenses consist of the following at December 31, 1994 and 1995:

                                                                    1994             1995
                Compensation and compensation-related          $      601,268   $      690,122
                Professional fees                                      56,632           48,000
                Other                                                  43,543          104,604
                                                               --------------   --------------

                                                               $      701,443   $      842,726
                                                               ==============   ==============

                              USTELECENTERS, INC.
                            UNAUDITED BALANCE SHEETS
                             JUNE 30, 1995 AND 1996



                                                                            1995             1996
                                                                            ----             ----
 ASSETS
 Current Assets:
     Cash  . . . . . . . . . . . . . . . . . . . . . . . . . .     $           --    $         2,000
     Accounts receivable, net of reserves of $528,000 and
          $196,000 in 1995 and 1996, respectively  . . . . . .          3,486,400          3,187,022
     Inventories . . . . . . . . . . . . . . . . . . . . . . .            577,100            643,978
     Other current assets  . . . . . . . . . . . . . . . . . .            205,200            206,950
                                                                   --------------    ---------------
          Total current assets . . . . . . . . . . . . . . . .          4,268,700          4,039,950
                                                                   --------------    ---------------

 Property & equipment, net . . . . . . . . . . . . . . . . . .          2,442,900          1,900,011
 Other long-term assets  . . . . . . . . . . . . . . . . . . .             84,377             52,007
                                                                   --------------    ---------------
          Total assets . . . . . . . . . . . . . . . . . . . .     $    6,795,977    $     5,991,968
                                                                   ==============    ===============

 LIABILITIES AND STOCKHOLDERS' DEFICIT
 Current Liabilities:
     Current maturities of long-term debt  . . . . . . . . . .     $    3,310,400    $     2,795,800
     Notes payable to vendor . . . . . . . . . . . . . . . . .                 --            437,753
     Accounts payable  . . . . . . . . . . . . . . . . . . . .          1,703,800          1,656,247
     Accrued expenses  . . . . . . . . . . . . . . . . . . . .          1,759,600            707,000
     Accrued restructuring . . . . . . . . . . . . . . . . . .                 --                 --
     Customers' deposits . . . . . . . . . . . . . . . . . . .            188,982            149,500
     Current portion of amounts due to landlords . . . . . . .            178,950            172,500
                                                                   --------------    ---------------
          Total current liabilities  . . . . . . . . . . . . .          7,141,732          5,918,800
                                                                   --------------    ---------------

 Long term debt, less current maturities . . . . . . . . . . .          1,454,200            537,200
                                                                   --------------    ---------------

 Amounts due to landlords, net of current portion  . . . . . .            104,435             73,300
                                                                   --------------    ---------------

 Deferred rent . . . . . . . . . . . . . . . . . . . . . . . .             71,428             92,040
                                                                   --------------    ---------------
 Common stock $.01 par value -
     Authorized - 1,000,000 and 11,000,000 shares at
          June 30, 1995 and 1996, respectively;
     Issued - 875,000 and 8,984,157 shares at
          June 30, 1995 and 1996, respectively . . . . . . . .              8,755             89,842
 Capital in excess of par value  . . . . . . . . . . . . . . .          1,024,172          1,348,415
 Cumulative earnings (deficit) . . . . . . . . . . . . . . . .           (960,071)           (39,955)
 Stockholder distributions . . . . . . . . . . . . . . . . . .         (2,027,674)        (2,027,674)
 Treasury stock, at cost . . . . . . . . . . . . . . . . . . .            (21,000)                --
                                                                   --------------    ---------------
          Total stockholders' deficit                              $   (1,975,818)   $      (629,372)

     Total liabilities and
     stockholders' deficit . . . . . . . . . . . . . . . . . .     $    6,795,977    $     5,991,968
                                                                   ==============    ===============





  [The accompanying notes are an integral part of these financial statements.]

                              USTELECENTERS, INC.
                       UNAUDITED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996



                                                                         1995                1996
                                                                         ----                ----
 REVENUES:
     Agency commissions  . . . . . . . . . . . . . . . . . . .     $      8,641,998    $    5,579,355
     System and other product sales  . . . . . . . . . . . . .            2,273,815         2,809,498
                                                                   ----------------    ---------------
                                                                         10,915,813         8,388,853
                                                                   -----------------   ---------------

 COSTS AND EXPENSES:
     Cost of goods sold  . . . . . . . . . . . . . . . . . . .            1,848,064         2,424,129
                                                                   ----------------    --------------
     Sales and marketing expenses  . . . . . . . . . . . . . .            7,119,836         3,647,860
     General and administrative expenses . . . . . . . . . . .            1,765,016         1,583,015
                                                                   ----------------    --------------
                                                                         10,732,916         7,655,004
                                                                   ----------------    --------------

     Income (loss) from operations . . . . . . . . . . . . . .              182,897           733,849
                                                                   ----------------    --------------

     Interest and other expense, net . . . . . . . . . . . . .             (350,645)         (248,981)

     Loss on sublease including
     shutdown of offices . . . . . . . . . . . . . . . . . . .             (994,900)               --
                                                                   ----------------    --------------

     Income (loss) before state tax provision  . . . . . . . .           (1,162,648)          484,868

     State income tax provision  . . . . . . . . . . . . . . .                   --           (59,000)
                                                                   ----------------    --------------

     Net income (loss) . . . . . . . . . . . . . . . . . . . .     $     (1,162,648)   $      425,868
                                                                   ================    ==============





  [The accompanying notes are an integral part of these financial statements.]

                              USTELECENTERS, INC.
                  UNAUDITED STATEMENT OF STOCKHOLDERS DEFICIT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996



                                         Common Stock
                                                             Capital in   Cumulative                                  Total
                                      Number      $0.01      Excess of     Earnings    Stockholder    Treasury     Stockholders'
                                    of Shares   Par Value    Par Value     (Deficit)  Distributions     Stock         Equity
 Balance, December 31, 1995          8,994,657   $ 89,947   $1,369,310    $(465,823)   $(2,027,674)   $(21,000)   $(1,055,240)


 Retirement of treasury stock          (10,500)      (105)     (20,895)          --             --      21,000             --


 Net income                                --          --           --      425,868             --          --        425,868

                                   -----------   --------   ----------   ----------    -----------    --------    -----------
 Balance, June 30, 1996              8,984,157   $ 89,842   $1,348,415   $  (39,955)   $(2,027,674)   $     --    $  (629,372)
                                   ===========   ========   ==========   ==========    ===========    ========    ===========





  [The accompanying notes are an integral part of these financial statements.]

                              USTELECENTERS, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996



                                                                                  1995              1996
                                                                                  ----              ----
 Cash Flows From Operating Activities:
     Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . .   $     (1,162,648)   $     425,868
     Adjustments to reconcile net income to net cash provided by (used
     in) operating activities:
       Depreciation & amortization . . . . . . . . . . . . . . . . . . .            457,400          396,694
       Noncash charge relating to loss on sublease, including shutdown
       of offices  . . . . . . . . . . . . . . . . . . . . . . . . . . .            360,847               --
       Changes in assets & liabilities:
          Accounts receivable  . . . . . . . . . . . . . . . . . . . . .            398,377         (297,145)
          Inventories  . . . . . . . . . . . . . . . . . . . . . . . . .            (92,311)         (84,810)
          Other current assets . . . . . . . . . . . . . . . . . . . . .           (110,648)           3,453
          Accounts payable . . . . . . . . . . . . . . . . . . . . . . .             94,299          (52,247)
          Notes payable  . . . . . . . . . . . . . . . . . . . . . . . .                 --         (262,600)
          Accrued expenses . . . . . . . . . . . . . . . . . . . . . . .            342,333         (232,198)
          Other current liabilities  . . . . . . . . . . . . . . . . . .             45,784          (50,965)
                                                                           ----------------    -------------

             Net cash used in operating activities . . . . . . . . . . .            333,433         (153,950)
                                                                           ----------------    -------------

 Cash Flows From Investing Activities:
     Purchase of property & improvements . . . . . . . . . . . . . . . .           (152,581)        (174,941)
     Decrease in other long-term assets  . . . . . . . . . . . . . . . .              9,630            3,942
                                                                           ----------------    -------------

          Net cash used in investing activities  . . . . . . . . . . . .           (142,951)        (170,999)
                                                                           ----------------    -------------

 Cash flows From Financing Activities:
     Payments on note payable to bank  . . . . . . . . . . . . . . . . .           (390,000)        (174,941)
     Net borrowings on line of credit  . . . . . . . . . . . . . . . . .            199,518          501,890
                                                                           ----------------    -------------

          Net cash provided by financing activities  . . . . . . . . . .           (190,482)         326,949
                                                                           ----------------    -------------

 Net Increase in Cash                                                                    --            2,000
                                                                           ================    =============

 Cash Beginning of Period  . . . . . . . . . . . . . . . . . . . . . . .                 --               --
                                                                           ================    =============
 Cash, End of Period . . . . . . . . . . . . . . . . . . . . . . . . . .                               2,000
                                                                           ================    =============

 Supplemental disclosure of cash flow information:
                                                                           ----------------    -------------
     Cash paid for interest  . . . . . . . . . . . . . . . . . . . . . .            257,500          248,981
                                                                           ================    =============

                              USTELECENTERS, INC.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE 1 - GENERAL

         USTeleCenters, Inc. ("UST") was incorporated in November 1986 to establish a regional telecommunications equipment distribution and service business.

         UST designs, sells, manages and supports telecommunications systems solutions for small and medium-sized businesses throughout the United States. UST develops and manages sales and customer service programs on an outsourced basis for (i) certain RBOCs, (ii) other telecommunications service providers and (iii) equipment manufacturers under agency and VAR agreements. In New England and New York, UST also provides systems integration and on-going account management consulting for middle market customers. On behalf of its RBOC clients, UST sells high speed data services, internet access, Centrex network services, local and long distance services, voice mail and other "enhanced" services, discount calling plans and toll-free services such as remote-call-forwarding. As a value-added equipment reseller, UST sells, installs and maintains data transmission products, video conferencing equipment and telephone systems.

         The information for the six month periods ended June 30, 1996 and 1995 have not been audited by independent accountants, but includes all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for such periods.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the Securities and Exchange Commission, although the Company believes that the disclosures included in these financial statements are adequate to make the information not misleading. The financial statements presented herein should be read in conjunction with the audited financial statements and notes thereto included in this Joint Proxy Statement/View Tech Proxy Statement/Prospectus for the fiscal year ended December 31, 1995.


NOTE 2 - POTENTIAL MERGER

         On September 5, 1996, the Company announced a definitive agreement of merger with View Tech, Inc. ("VTI"). VTI markets, integrates and installs video communications systems and provides continuing services related to installed systems. The merger is valued at approximately $18.5 million and is subject to the approval by VTI's and UST's shareholders as well as satisfactory completion of due diligence and certain conditions precedent. The transaction will be accounted for as a pooling of interests in which UST shareholders will exchange all of their outstanding UST shares and options for VTI common stock and options, respectively. The transaction is expected to be completed on or about November 30, 1996. It is anticipated that UST shareholders and optionholders (upon exercise of their options) will receive approximately 2.5 million shares of VTI common stock.

         VTI has advanced UST $1 million evidenced by a promissory note secured by all assets of UST. Interest accrues at 10% on the unpaid principal balance. Quarterly interest payments commence on September 30, 1996 and the entire unpaid balance of principal and accrued interest is due June 15, 1997.


NOTE 3 - STOCK OPTIONS

         Subsequent to June 30, 1996, certain directors of the Company exercised outstanding stock options to purchase 75,000 shares of common stock at $.07 per share.

                                 GROUPNET, INC.
                                 BALANCE SHEETS
                               DECEMBER 31, 1995
                                   UNAUDITED

                                                    ASSETS
 Current Assets:
          Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       14,259

          Accounts receivable (net of allowance of -0-)  . . . . . . . . . . . . . . . . .           137,761

          Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            43,919
          Other current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6,632
                                                                                              --------------

                  Total Current Assets . . . . . . . . . . . . . . . . . . . . . . . . . .           202,571
 Property and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            54,446

 Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1,921
                                                                                              --------------

                                                                                              $      258,938
                                                                                              ==============


                                     LIABILITIES AND STOCKHOLDER'S EQUITY
 Current Liabilities:

          Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      149,214

          Deferred Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            10,542
          Other current liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .            11,673
                                                                                              --------------

            Total Current Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .           171,429
                                                                                              --------------
 Long Term Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            78,097
                                                                                              --------------

 Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,000

 Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,412
                                                                                              --------------
          Total Stockholder's Equity . . . . . . . . . . . . . . . . . . . . . . . . . . .             9,412
                                                                                              --------------

                                                                                              $      258,938
                                                                                              ==============





   The accompanying notes are an integral part of these financial statements.

                                 GROUPNET, INC.
                              STATEMENT OF INCOME
               FROM MAY 1, 1995 (INCEPTION) TO DECEMBER 31, 1995
                                   UNAUDITED


 Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      391,502

 Cost of revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           266,903
                                                                                              --------------
 Gross profit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           124,599
                                                                                              --------------

 Selling, general and administrative expenses  . . . . . . . . . . . . . . . . . . . . . .           120,187
                                                                                              --------------

 Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        4,412
                                                                                              ==============





   The accompanying notes are an integral part of these financial statements.

                                 GROUPNET, INC.
                            STATEMENT OF CASH FLOWS
               FROM MAY 1, 1995 (INCEPTION) TO DECEMBER 31, 1995


 Cash flows from operating activities

          Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        4,412

 Non-cash items included in net income:

                  Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             9,819

          Changes in:
                  Accounts receivable  . . . . . . . . . . . . . . . . . . . . . . . . . .          (136,316)

                  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (43,919)

                  Other current assets . . . . . . . . . . . . . . . . . . . . . . . . . .            (9,998)

                  Accounts payable and accrued expenses  . . . . . . . . . . . . . . . . .           171,428
                                                                                              --------------

                           Total Adjustments . . . . . . . . . . . . . . . . . . . . . . .            (8,986)
                                                                                              --------------
          Net cash used in operating activities  . . . . . . . . . . . . . . . . . . . . .            (4,574)
                                                                                              --------------


 Cash flows from investing activities:

          Purchases of property and equipment  . . . . . . . . . . . . . . . . . . . . . .           (64,265)
                                                                                              --------------


 Cash flows from financing activities:

          Borrowings from banks and others . . . . . . . . . . . . . . . . . . . . . . . .            81,443

          Repayments of borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (3,345)

          Proceeds from sale of common stock . . . . . . . . . . . . . . . . . . . . . . .             5,000
                                                                                              --------------

          Net cash provided by financing activities  . . . . . . . . . . . . . . . . . . .            83,098
                                                                                              --------------

 Net increase in cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . .            14,259

 Cash and cash equivalents, beginning of period  . . . . . . . . . . . . . . . . . . . . .                 0
                                                                                              --------------
 Cash and cash equivalents, end of period  . . . . . . . . . . . . . . . . . . . . . . . .    $       14,259
                                                                                              ==============





   The accompanying notes are an integral part of these financial statements.

                                 GROUPNET, INC.
                         NOTES TO FINANCIAL STATEMENTS
               FROM MAY 1, 1995 (INCEPTION) TO DECEMBER 31, 1995

                                   Unaudited

NOTE 1 - BUSINESS ACTIVITIES:

         The Company sells, installs and services video conferencing equipment to financial markets in the New England area. The Company is organized as an S Corporation (Small Business Corporation) under the applicable laws of the Commonwealth of Massachusetts.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist of cash and short term investments in highly liquid instruments such as certificates of deposit and time deposits which generally mature within three months.

         BASIS OF ACCOUNTING: Assets and liabilities, revenues and expenses, are recognized on the accrual method of accounting. Product service contract revenue is recognized over the length of the service contract, commencing in the month of installation. The remaining revenue is recorded as deferred revenue until the revenue is recognized.

         INVENTORY: Inventory consists of materials and parts used in the above mentioned activities and is valued at the lower of cost (determined by the first-in, first-out method) or market.

         DEPRECIATION: Depreciation is computed using the straight-line method over the estimated useful life of the asset. The costs of maintenance and repairs is charged to expenses as incurred, whereas significant improvements are capitalized.

         ACCOUNTS RECEIVABLE: Accounts receivable are recorded at their net realizable value. No allowance for bad debts has been provided as all accounts receivable are considered collectible.


NOTE 3 - NOTES PAYABLE:

         Notes payable consist of the following:


         Note Payable - AT & T Capital, $115.98 per month,
         interest and principal, secured by equipment                        $  2,926

         Note Payable - Cape Code Bank & Trust, $575.94 per
         month, interest and principal, secured by
         motor vehicle                                                         28,148

         Note Payable - SEED Corp, $595.24 principal per
         month plus accrued interest, secured by assets
         of the stockholder                                                    47,024
                                                                             --------
            TOTAL                                                            $ 78,098
                                                                             ========

                                 GROUPNET, INC.
                                 BALANCE SHEETS
                                 JUNE 30, 1996
                                   UNAUDITED

                                                    ASSETS
 Current Assets:

          Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        1,182

          Accounts receivable (net allowance of $0)  . . . . . . . . . . . . . . . . . . .           450,885

          Other current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,756
                                                                                              --------------
                           Total Current Assets  . . . . . . . . . . . . . . . . . . . . .           457,823

 Property and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            56,436

 Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,690
                                                                                              --------------

                                                                                              $      516,949
                                                                                              ==============


                                     LIABILITIES AND STOCKHOLDER'S EQUITY
 Current Liabilities:

          Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      296,638

          Note payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,500

          Other current liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .            93,153
                                                                                              --------------
                           Total Current Liabilities . . . . . . . . . . . . . . . . . . .           402,291
                                                                                              --------------

 Long-Term Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            59,715
                                                                                              --------------
 Stockholder's Equity:

          Common Stock; no par value . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,000
                  authorized - 200,000 shares
                  outstanding - 10,000 shares

          Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            49,943
                                                                                              --------------
                                                                                                      54,943
                                                                                              --------------

                                                                                              $      516,949
                                                                                              ==============

                                 GROUPNET, INC.
                              STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1996
                                   UNAUDITED



 Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      743,031

 Cost of Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           518,114
                                                                                              --------------

 Gross Profit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           224,917
                                                                                              --------------

 Selling, general and administrative expenses  . . . . . . . . . . . . . . . . . . . . . .           158,386
                                                                                              --------------
 Income from Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            66,531
                                                                                              --------------

 Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       66,531
                                                                                              ==============

                                 GROUPNET, INC.
                            STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1996
                                   UNAUDITED

 Cash flows from operating activities:

          Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       66,531

          Adjustments to reconcile net income to
          net cash from operating activities

                  Depreciation and amortization  . . . . . . . . . . . . . . . . . . . . .             5,133

          Changes in assets and liabilities:

                  Accounts receivable  . . . . . . . . . . . . . . . . . . . . . . . . . .          (314,569)

                  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            43,919

                  Other current assets . . . . . . . . . . . . . . . . . . . . . . . . . .             1,552

                  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .           147,424

                  Other accrued liabilities  . . . . . . . . . . . . . . . . . . . . . . .            70,770
                                                                                              --------------
                           Net cash provided by operating activities . . . . . . . . . . .            20,760
                                                                                              --------------


 Cash flows from investing activity:

          Purchase of property and equipment . . . . . . . . . . . . . . . . . . . . . . .            (6,954)
                                                                                              --------------


 Cash flows from financing activities:

          Repayment of long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . .            (5,883)

          S Corp distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (21,000)
                                                                                              --------------

                           Net cash used by financing activities . . . . . . . . . . . . .           (26,883)

 Net decrease in cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (13,077)

 Cash and cash equivalents, beginning of year  . . . . . . . . . . . . . . . . . . . . . .            14,259
                                                                                              --------------

 Cash and cash equivalents, end of period  . . . . . . . . . . . . . . . . . . . . . . . .    $        1,182
                                                                                              ==============

 Supplemental disclosures:

          Operating activities reflect:

                  Interest paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        3,826
                                                                                              ==============

                  Income taxes paid  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $            0
                                                                                              ==============

                                VIEW TECH, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)


                                                                                            Pro Forma
                                                  View Tech     VistaTel      GroupNet     Adjustments
                                                  ---------     --------      --------     -----------
ASSETS:
Current Assets:
         Cash and cash equivalents  . . . . .   $ 1,463,199   $    34,059   $     1,182   $  (110,000)  (5)
         Accounts receivable, net . . . . . .     4,720,262       262,639       450,885
         Inventory  . . . . . . . . . . . . .     1,104,577
         Other current assets . . . . . . . .       709,671                       5,756
                                                -----------   -----------   ------------  ------------

                 Total Current Assets . . . .     7,997,709       296,698       457,823      (110,000)

Property and equipment, net . . . . . . . . .       820,411        24,247        56,436
Deferred charges-goodwill . . . . . . . . . .                                               1,663,918   (5)
Other Assets  . . . . . . . . . . . . . . . .        31,001                       2,690
                                                -----------   -----------   -----------   -----------

                                                $ 8,849,121   $   320,945   $   516,949   $ 1,553,918
                                                ===========   ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
         Accounts payable . . . . . . . . . .   $ 3,254,527   $   264,633   $   296,638   $    ---
         Accrued expenses . . . . . . . . . .                      19,173
         Notes payable  . . . . . . . . . . .                                    12,500       220,000   (5)
         Current maturities of long-term debt
         Other current liabilities  . . . . .       501,406         6,000        93,153
                                                -----------   -----------   -----------   -----------

         Total Current Liabilities  . . . . .     3,755,933       289,806       402,291       220,000
                                                -----------   -----------   -----------   -----------

Long-term Liabilities . . . . . . . . . . . .       242,283                      59,715
                                                -----------   -----------   -----------   -----------
Stockholders' Equity:
         Common stock, par value $.01 . . . .        28,902        75,000         5,000       (77,971)  (5)
         Paid-in capital  . . . . . . . . . .     5,253,234       195,000                   1,222,971   (5)
         Treasury stock . . . . . . . . . . .
         Shareholder distributions  . . . . .                                   (21,000)       21,000   (5)
         Retained earnings (deficit)  . . . .      (431,231)     (238,861)       70,943       167,918   (5)
                                                -----------   -----------   -----------   -----------
                                                  4,850,905        31,139        54,943     1,333,918
                                                -----------   -----------   -----------   -----------
                                                $ 8,849,121   $   320,945   $   516,949   $ 1,533,918
                                                ===========   ===========   ===========   ===========

      See notes to the pro forma condensed combined financial statements.



                                                   View Tech                   Pro Forma             Pro Forma
                                                   Pro Forma        UST       Adjustments             Combined
                                                   ---------        ---       -----------             --------
ASSETS:
Current Assets:
         Cash and cash equivalents  . . . . .    $  1,388,440  $      2,000  $    ---               $ 1,390,440
         Accounts receivable, net . . . . . .       5,433,786     3,187,022                           8,620,808
         Inventory  . . . . . . . . . . . . .       1,104,577       643,978                           1,748,555
         Other current assets . . . . . . . .         715,427       206,950                             922,377
                                                 ------------  ------------  -------------          -----------

                 Total Current Assets . . . .       8,642,230     4,039,950                          12,682,180

Property and equipment, net . . . . . . . . .         901,094     1,900,011                           2,801,105
Deferred charges-goodwill . . . . . . . . . .       1,663,918                                         1,663,918
Other Assets  . . . . . . . . . . . . . . . .          33,691        52,007                              85,698
                                                 ------------  ------------  ------------           -----------

                                                 $ 11,240,933  $  5,991,968  $    ---               $17,232,901
                                                 ============  ============  ============           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
         Accounts payable . . . . . . . . . .    $  3,815,798  $  1,656,247  $   (950,000)    (4)   $ 4,522,045
         Accrued expenses . . . . . . . . . .          19,173       707,000     1,080,000     (3)     1,806,173
         Notes payable  . . . . . . . . . . .         232,500       437,753                             670,253
         Current maturities of long-term debt                     2,795,800      (430,000)    (4)     2,365,800
         Other current liabilities  . . . . .         600,559       322,000                             922,559
                                                 ------------  ------------  ------------           -----------

         Total Current Liabilities  . . . . .       4,668,030     5,918,800      (300,000)           10,286,830
                                                 ------------  ------------  ------------           -----------

Long-term Liabilities . . . . . . . . . . . .         301,998       702,540                           1,004,538
                                                 ------------  ------------  ------------           -----------
Stockholders' Equity:
         Common stock, par value $.01 . . . .          30,931        89,842       (61,842)    (2)        58,931
         Paid-in capital  . . . . . . . . . .       6,671,205     1,348,415     1,441,842     (2)     9,461,462
         Treasury stock . . . . . . . . . . .
         Shareholder distributions  . . . . .                    (2,027,674)    2,027,674     (2)
         Retained earnings (deficit)  . . . .        (431,231)      (39,955)   (3,107,674) (2)(3)    (3,578,860)
                                                 ------------  ------------  ------------           -----------
                                                    6,270,905      (629,372)      300,000             5,941,533
                                                 ------------  ------------  ------------           -----------
                                                 $ 11,240,933  $  5,991,968  $        -0-           $17,232,901
                                                 ============  ============  ============           ===========

      See notes to the pro forma condensed combined financial statements.

                                VIEW TECH, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1995
                                  (UNAUDITED)

                                                                          Pro Forma         Pro Forma
                                              View Tech        US        Adjustments        Combined
                                              ----------   -----------   -----------       -----------
ASSETS:
Current Assets:
   Cash and cash equivalents  . . . . . . .   $4,987,939   $        --   $        --       $ 4,987,939
   Accounts receivable, net   . . . . . . .    2,344,544     3,486,400            --         5,830,944
   Inventory  . . . . . . . . . . . . . . .      492,098       577,100            --         1,069,198
   Other current assets   . . . . . . . . .       74,210       205,200            --           279,410
                                              ----------   -----------   -----------       -----------

      Total Current Assets  . . . . . . . .    7,898,791     4,268,700            --        12,167,491

Property and equipment, net . . . . . . . .      141,556     2,442,900            --         2,584,456
Other Assets  . . . . . . . . . . . . . . .       18,483        84,377            --           102,860
                                              ----------   -----------   -----------       -----------

                                              $8,058,830   $ 6,795,977   $        --       $14,854,807
                                              ==========   ===========   ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
   Accounts payable   . . . . . . . . . . .   $1,607,788   $ 1,703,800   $        --       $ 3,311,588
   Accrued expenses   . . . . . . . . . . .           --     1,759,600     1,080,000 (3)     2,839,600
   Income tax payable   . . . . . . . . . .      252,924            --            --           252,924
   Notes Payable  . . . . . . . . . . . . .      331,466            --            --           331,466
   Current maturities of long-term debt   .           --     3,310,400            --         3,310,400
   Other current liabilities  . . . . . . .      283,413       367,932            --           651,345
                                              ----------   -----------   -----------       -----------

      Total Current Liabilities   . . . . .    2,475,591     7,141,732     1,080,000        10,697,323
                                              ----------   -----------   -----------       -----------

Long-term Liabilities . . . . . . . . . . .        4,356     1,630,063            --         1,634,419
                                              ----------   -----------   -----------       -----------

Stockholders' Equity:
   Common stock   . . . . . . . . . . . . .       28,560         8,755        16,245 (2)        53,560
   Paid-in capital  . . . . . . . . . . . .    5,285,494     1,024,172       (37,245)(2)     6,272,421
   Treasury stock   . . . . . . . . . . . .           --       (21,000)       21,000 (2)            --
   Shareholder distributions  . . . . . . .           --    (2,027,674)    2,027,674 (2)            --
   Retained earnings (deficit)  . . . . . .      264,829      (960,071)   (3,107,674)(3)    (3,802,916)
                                              ----------   -----------   -----------       -----------
                                               5,578,883    (1,975,818)   (1,080,000)        2,523,065
                                              ----------   -----------   -----------       -----------
                                              $8,058,830   $ 6,795,977   $        --       $14,854,807
                                              ==========   ===========   ===========       ===========

      See notes to the pro forma condensed combined financial statements.

                                VIEW TECH, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                  (UNAUDITED)


                                                            Fiscal Year Ended June 30, 1996
                                                ------------------------------------------------------
                                                  View Tech                                Pro Forma
                                                  Pro Forma              UST              Combined(1)
                                                -------------        ------------       --------------
Revenues  . . . . . . . . . . . . . . . . . .   $  16,236,944        $ 17,447,633       $   33,684,577
                                                -------------        ------------       --------------

Operating Expenses:

   Cost of Revenues   . . . . . . . . . . . .      11,168,988           5,226,186           16,395,174

   Selling expenses   . . . . . . . . . . . .       2,038,890           7,946,719            9,985,609

   General and administrative expenses  . . .       4,006,478           2,756,276            6,762,754
                                                -------------        ------------       --------------
                                                   17,214,356          15,929,181           33,143,537
                                                -------------        ------------       --------------

Income (Loss) from Operations . . . . . . . .        (977,412)          1,518,452              541,040

Other Income (expenses) . . . . . . . . . . .        (153,222)           (506,036)            (659,258)
                                                -------------        ------------       --------------

Income (Loss) before Income Taxes . . . . . .      (1,130,634)          1,012,416             (118,218)


Provision for Income Taxes(7) . . . . . . . .         385,099            (249,992)             135,107
                                                -------------        ------------       --------------

Net Income (Loss) . . . . . . . . . . . . . .   $    (745,535)       $    762,424       $       16,889
                                                =============        ============       ==============

Earnings (Loss) Per Share . . . . . . . . . .   $        (.24)       $        .30       $          -0-
                                                =============        ============       ==============

Weighted Average Shares Outstanding(6)  . . .       3,073,099           2,500,000            5,873,099
                                                =============        ============       ==============





      See notes to the pro forma condensed combined financial statements.

                                VIEW TECH, INC.
         VIEW TECH PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                  (UNAUDITED)


                                                                   Fiscal Year Ended June 30, 1996
                                               --------------------------------------------------------------------

                                                                                                        View Tech
                                                View Tech          VistaTel          GroupNet         Pro Forma (1)
                                               ------------       -----------       -----------       -------------
Revenues  . . . . . . . . . . . . . . . . . .  $ 13,346,103       $ 1,756,308       $ 1,134,533       $  16,236,944
                                               ------------       -----------       -----------       -------------

Operating Expenses:

   Cost of Revenues   . . . . . . . . . . . .     9,042,922         1,342,359           783,707          11,168,988

   Selling expenses   . . . . . . . . . . . .     1,706,626           164,494           167,770           2,038,890

   General and administrative expenses  . . .     3,491,509           297,086           106,955           4,006,478
                                               ------------       -----------       -----------       -------------
                                                 14,241,057         1,803,939         1,058,432          17,214,356
                                               ------------       -----------       -----------       -------------

Income (Loss) from Operations . . . . . . . .      (894,954)          (47,631)           76,101            (977,412)

Other Income (expenses) . . . . . . . . . . .      (153,222)                                               (153,222)

                                               ------------       -----------       -----------       -------------


Income (Loss) before Income Taxes . . . . . .    (1,048,176)          (47,631)           76,101          (1,130,634)

Provision for Income Taxes(7) . . . . . . . .       352,116            19,052           (30,440)            385,099
                                               ------------       -----------       -----------       -------------

Net Income (Loss) . . . . . . . . . . . . . .  $   (696,060)      $   (28,579)      $    45,661       $    (745,535)
                                               ============       ===========       ===========       =============

Earnings (Loss) Per Share . . . . . . . . . .  $       (.24)                                          $        (.24)
                                               ============                                           =============


Weighted Average Shares Outstanding(6)  . . .     2,870,242                                               3,073,099
                                               ============                                           =============





      See notes to the pro forma condensed combined financial statements.

                                VIEW TECH, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995

                                  (UNAUDITED)


                                                       Fiscal Year Ended June 30, 1995
                                                 -------------------------------------------
                                                   View Tech        UST         Combined(1)
                                                 ------------   -------------  -------------
Revenues  . . . . . . . . . . . . . . . . . . .  $  6,963,487   $  21,734,482   $ 28,697,969
                                                 ------------   -------------   ------------

Operating Expenses:

   Cost of Revenues   . . . . . . . . . . . . .     4,327,679       3,291,091      7,618,770

   Selling expenses   . . . . . . . . . . . . .       685,428      14,880,173     15,565,601

   General and administrative expenses  . . . .     1,209,982       3,780,590      4,990,572
                                                 ------------   -------------   ------------
                                                    6,223,089      21,951,854     28,174,943
                                                 ------------   -------------   ------------

Income (Loss) from Operations . . . . . . . . .       740,398        (217,372)       523,026

Other Income (expenses) . . . . . . . . . . . .        12,575        (605,428)      (592,853)

Restructuring costs . . . . . . . . . . . . . .            --      (1,312,900)    (1,312,900)
                                                 ------------   -------------   ------------


Income (Loss) before Income Taxes . . . . . . .       752,973      (2,135,700)    (1,382,727)

Provision for Income Taxes(7) . . . . . . . . .      (294,083)        703,826        409,743
                                                 ------------   -------------   ------------

Net Income (Loss) . . . . . . . . . . . . . . .  $    458,890   $  (1,431,874)  $   (972,984)
                                                 ============   =============   ============

Earnings (Loss) Per Share . . . . . . . . . . .  $        .26   $        (.57)  $       (.23)
                                                 ============   =============   ============


Weighted Average Shares Outstanding(6)  . . . .     1,761,550       2,500,000      4,261,550
                                                 ============   =============   ============





      See notes to the pro forma condensed combined financial statements.

                                VIEW TECH, INC.
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.       FISCAL PERIODS

         1996 Pro Forma Information. The pro forma data presented herein includes the View Tech Pro Forma information as of June 30, 1996 and for the fiscal year then ended. Such pro forma information is derived from the audited balance sheet and statement of operations of View Tech as of June 30, 1996 and for the year then ended, and the unaudited balance sheet and statement of operations for VistaTel and GroupNet for the twelve months ended June 30, 1996. View Tech acquired VistaTel and GroupNet, effective July 1, 1996 and September 1, 1996, respectively. Such acquisitions were accounted for by View Tech utilizing purchase accounting.

         The pro forma combined data presented herein includes the View Tech Pro Forma information, the effects of the Merger and the private placement of approximately 300,000 shares of View Tech Common Stock as of June 30, 1996. The financial information for UST is derived from UST's unaudited historical balance sheet as of June 30, 1996 and the recasted statement of operations for the twelve months ended June 30, 1996 (UST's actual year end is December 31).

         1995 Pro Forma Information. The accompanying pro forma condensed combined financial statements for 1995 includes the effects of the Merger and are derived from View Tech's audited historical financial statements as of June 30, 1995 and for the year then ended and UST's unaudited historical balance sheet as of June 30, 1995 and the recasted statement of operations for the twelve months ended June 30, 1995.

2.       STOCKHOLDERS' EQUITY

         The pro forma adjustments to common stock, paid in capital and treasury stock as of June 30, 1996 and 1995, reflect the issuance of 2,500,000 shares of View Tech common stock for all of the outstanding shares of UST common stock, representing a Conversion Ratio of .25293 View Tech shares for each share of UST common stock. For the purpose of these pro forma condensed combined financial statements, the number of shares of View Tech common stock to be issued represents the maximum number of shares which may be issued by View Tech pursuant to the Agreement and Plan of Merger. Shareholder distributions shown on the pro forma condensed combined balance sheet for UST as of June 30, 1996 and 1995 have been reflected in the combined companies retained earnings since UST will convert to a C corporation upon closing of the Merger.

3.       MERGER EXPENSES

         Under the pooling-of-interests method of accounting, costs associated with the merger of View Tech and UST are treated as an expense of the combined company. The accompanying pro forma condensed combined statements of operations do not reflect the expense associated with the Merger, which are estimated to be approximately $1.8 million pre-tax and $1.080 million after-tax, that will be recorded in the first period that financial statements of the combined companies are presented, since such expenses are non-recurring. The after-tax effect of these expenses are, however, reflected in the accompanying pro forma condensed combined balance sheets as of June 30, 1996 and 1995, respectively, and as a liability and a reduction to retained earnings. Merger expenses consist primarily of professional fees and proxy solicitation costs. The tax effect of the Merger expenses was calculated using View Tech's effective combined federal and state income tax rate of approximately 40%.

4.       PRIVATE PLACEMENT

         Subsequent to June 30, 1996, the Company received subscriptions for equity capital of approximately $1.5 million through the private placement of approximately 300,000 shares of common stock. Upon closing of the private placement, the Company will realize net proceeds of approximately $1.380 million. The pro forma adjustments assume that $430,000 of such proceeds are used to paydown current maturities of long- term debt and that the balance is used to paydown accounts payable as of June 30, 1996.

5.       VISTATEL AND GROUPNET ACQUISITIONS

         The pro forma adjustments shown in the View Tech Pro Forma balance sheet and statement of operations as of June 30, 1996 and for the year then ended, include the following: For VistaTel (a) adjustment to reflect the issuance of 52,857 shares of View Tech Common Stock, valued at $7.00 per share, or $370,000 for the net assets of VistaTel, (b) the recording of goodwill of $338,861 and (c) the amortization of goodwill of $22,591 for the year ended June 30, 1996; for GroupNet (a) the issuance of 150,000 shares of View Tech Common Stock valued at $7.00 per share, or $1,050,000, payment of $110,000 in cash and the issuance of a promissory note for

$220,000 for the net assets of GroupNet, (b) the recording of goodwill of $1,325,057 and (c) the amortization for goodwill of $88,337 for the year ended June 30, 1996. The total goodwill recognized of $1,663,918 resulting from the acquisition of VistaTel and GroupNet will be amortized on a straight line basis over 15 years.

6.  WEIGHTED AVERAGE SHARES OUTSTANDING

         The weighted average number of shares shown in the Pro Forma Combined statement of operations for the fiscal year ended June 30, 1996 for UST represents the number of shares of View Tech Common Stock issuable to the UST stockholders in connection with the Merger.

         The weighted average number of shares shown in the View Tech Pro Forma statement of operations for the fiscal year ended June 30, 1996 includes the actual weighted average shares outstanding for View Tech as of June 30, 1996 and the shares issued in connection with the acquisitions of VistaTel and GroupNet of 52,857 and 150,000, respectively.

7.  INCOME TAXES

         UST is currently an S corporation. As an S corporation, UST is generally not subject to federal income taxes. Instead the stockholders are taxed on their respective share of UST income at the stockholders' individual federal and state income tax rates. Accordingly, there was no provision for federal income taxes recorded by UST for the twelve months ended June 30, 1996 and 1995. Effective with the closing of the merger, UST automatically converts to a C corporation. Net income for the twelve months ended June 30, 1996 and 1995 includes a pro forma provision for income taxes to reflect income taxes as if UST had been taxed as a C corporation during such periods, assuming an effective combined rate of 40%.

                                                                         ANNEX A





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                VIEW TECH, INC.,

                          VIEW TECH ACQUISITION, INC.

                                      AND

                              USTELECENTERS, INC.


                               September 5, 1996

                               TABLE OF CONTENTS

                                                                   PAGE



1.      DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

2.      BASIC TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-7
        (a)      THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-7
        (b)      ACTION BY THE BUYER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-7
        (c)      THE CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-7
        (d)      ACTIONS AT THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
        (e)      EFFECT OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
                 (i)   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
                 (ii)  CERTIFICATE OF INCORPORATION. . . . . . . . . . . . . . . . . . . . . . . . A-8
                 (iii) BYLAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
                 (iv)  DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
                 (v)   BUYER SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
                 (vi)  TARGET SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
        (f)      CONVERSION OF TARGET SHARES.  . . . . . . . . . . . . . . . . . . . . . . . . . . A-8
        (g)      PROCEDURE FOR PAYMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
        (h)      CLOSING OF TRANSFER RECORDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
        (i)      DISSENTING SHARES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11

3.      REPRESENTATIONS AND WARRANTIES OF THE TARGET.  . . . . . . . . . . . . . . . . . . . . . . A-11
        (a)      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. . . . . . . . . . . . . . . . . A-12
        (b)      CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
        (c)      AUTHORIZATION OF TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
        (d)      NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
        (e)      TITLE TO ASSETS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
        (f)      SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
        (g)      FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
        (h)      EVENTS SUBSEQUENT TO TARGET'S MOST RECENT FISCAL MONTH END. . . . . . . . . . . . A-13
        (i)      UNDISCLOSED LIABILITIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
        (j)      LEGAL COMPLIANCE.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
        (k)      TAX MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
        (l)      REAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
        (m)      INTELLECTUAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
        (n)      TANGIBLE ASSETS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
        (o)      INVENTORY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
        (p)      CONTRACTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
        (q)      NOTES AND ACCOUNTS RECEIVABLE.  . . . . . . . . . . . . . . . . . . . . . . . . . A-21
        (r)      POWERS OF ATTORNEY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
        (s)      INSURANCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
        (t)      LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
        (u)      PRODUCT WARRANTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
        (v)      EMPLOYEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22

                               TABLE OF CONTENTS
                                  (Continued)


                                                                                                                  PAGE
                 (w)      EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                 (x)      GUARANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
                 (y)      ENVIRONMENTAL, HEALTH, AND SAFETY. . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
                 (z)      CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET . . . . . . . . . . . . . . . . . . . .  A-24
                 (aa)     BROKERS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
                 (ab)     CONTINUITY OF BUSINESS ENTERPRISE. . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
                 (ac)     SUBSTANTIAL CUSTOMERS, BROKERS AND SUPPLIERS . . . . . . . . . . . . . . . . . . . . .  A-24
                 (ad)     DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24

         4.      REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                 (a)      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER . . . . . . . . . . . . . . . . . . .  A-25
                 (b)      CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                 (c)      AUTHORIZATION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                 (d)      FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                 (e)      EVENTS SUBSEQUENT TO THE BUYER'S MOST RECENT FISCAL YEAR END . . . . . . . . . . . . .  A-26
                 (f)      UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
                 (g)      LEGAL COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
                 (h)      NONCONTRAVENTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
                 (i)      TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
                 (j)      INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
                 (k)      CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                 (l)      LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                 (m)      PRODUCT WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
                 (n)      EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
                 (o)      ENVIRONMENTAL, HEALTH, AND SAFETY. . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
                 (p)      ADVISORY FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                 (q)      CONTINUITY OF BUSINESS ENTERPRISE. . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                 (r)      DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                 (s)      REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                 (t)      SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
                 (u)      FILINGS WITH THE SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37

         5.      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
                 (a)      NOTICES AND CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
                 (b)      REGULATORY MATTERS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
                          (i)   SECURITIES ACT, SECURITIES EXCHANGE ACT, AND STATE SECURITIES LAWS . . . . . . .  A-37
                          (ii)  CALIFORNIA AND MASSACHUSETTS GENERAL CORPORATION LAW . . . . . . . . . . . . . .  A-37
                 (c)      LISTING OF BUYER SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
                 (d)      NO MATERIAL CHANGES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
                 (e)      OPERATION OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-38
                 (f)      FULL ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
                 (g)      NOTICE OF DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39

                               TABLE OF CONTENTS
                                  (Continued)



                                                                                                                  PAGE
                 (h)      EXCLUSIVITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
                 (i)      CONTINUITY OF BUSINESS ENTERPRISE. . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
                 (j)      EMPLOYMENT AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
                 (k)      DIRECTORSHIPS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
                 (l)      PRELIMINARY MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-39
                 (m)      BUSINESS COMBINATION UNDER RULE 145. . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
                 (n)      ANCILLARY AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
                 (o)      TARGET EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
                 (p)      D&O INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
                 (q)      NOTIFICATION OF BUYER DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-40
                 (r)      NOTIFICATION OF CHANGES IN REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . .  A-41
                 (s)      TREATMENT OF CONVERSION OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
                 (t)      REGISTRATION OF CONVERSION OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
                 (u)      SETTLEMENT OF OPTIONS AND RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
                 (v)      ESTOPPEL CERTIFICATES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42

         6.      CONDITIONS TO OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
                 (a)      CONDITIONS TO OBLIGATION OF THE BUYER. . . . . . . . . . . . . . . . . . . . . . . . .  A-42
                 (b)      CONDITIONS TO OBLIGATION OF THE TARGET . . . . . . . . . . . . . . . . . . . . . . . .  A-44

         7.      TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
                 (a)      TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
                 (b)      EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47

         8.      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
                 (a)      SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
                 (b)      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . . .  A-47
                 (c)      ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
                 (d)      SUCCESSION AND ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
                 (e)      COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
                 (f)      HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
                 (g)      NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
                 (h)      GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
                 (i)      AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
                 (j)      SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
                 (k)      EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
                 (l)      CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
                 (m)      INCORPORATION OF EXHIBITS AND SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . .  A-49
                 (n)      VENUE; JURISDICTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
                 (o)      ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
                 (p)      ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50

                               TABLE OF CONTENTS
                                  (Continued)

                                                                            PAGE

Exhibit A--Form of Merger Agreement
Exhibit B-1, B-2--Certificates of Merger
Exhibit C--Form of Letter of Transmittal
Exhibit D--Permitted Investments
Exhibit E--Target Financial Statements
Exhibit F--Buyer Financial Statements
Exhibit G--Agreement Regarding Target Shareholders
Exhibit H--Form of Registration Rights Agreement
Disclosure Schedule--Exceptions to Representations and Warranties

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER entered into as of September 5, 1996 by and among View Tech, Inc., a California corporation (the "BUYER"), View Tech Acquisition, Inc., a California corporation to be incorporated (the "TRANSITORY SUBSIDIARY"), and USTeleCenters, Inc., a Massachusetts corporation (the "TARGET"). The Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the "PARTIES."

         WHEREAS, upon the terms and subject to the conditions of this Agreement and of a Merger Agreement in the form attached hereto as Exhibit A (the "Merger Agreement"), in accordance with the California General Corporation Law and the Massachusetts General Corporation Law, the Buyer, the Target, and the Transitory Subsidiary will carry out a business combination pursuant to which the Target will merge with and into the Transitory Subsidiary, the stockholders of the Target will convert all of their outstanding Target Shares into Buyer Shares with an aggregate value of $20 million, subject to adjustment in accordance with the provisions of Section 2(f) of this Agreement, all in accordance with Code Section 368(a)(1)(A) and Section 368(a)(2)(E).

         WHEREAS, the Boards of Directors of the Buyer and the Target unanimously have determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders, and have approved and adopted this Agreement and the Merger, and have recommended approval and adoption of this Agreement and the Merger by their respective stockholders.

         WHEREAS, the Buyer's Board of Directors has approved and adopted this Agreement and has approved the Merger as the sole stockholder of the Transitory Subsidiary.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.      DEFINITIONS.

                 "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                 "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

                 "AVERAGE CLOSING BID PRICE" means the average of the closing bid prices of the Buyer Shares as reported by Nasdaq during the Determination Period.

                 "BUYER" has the meaning set forth in the preface above.

                 "BUYER FINANCIAL STATEMENTS" has the meaning set forth in
Section 4(d) below.

                 "BUYER-OWNED SHARE" means any Target Share that the Buyer owns beneficially or of record.

                 "BUYER SHARES" means shares of the Common Stock, $0.01 par value per share, of the Buyer.

                 "BUYER'S MOST RECENT BALANCE SHEET" means the balance sheet contained within the Buyer's Most Recent Financial Statements.

                 "BUYER'S MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(d) below.

                 "BUYER'S MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4(d) below.

                 "CALIFORNIA GENERAL CORPORATION LAW" means the General Corporation Law of the State of California, as amended.

                 "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(d) below.

                 "CLOSING" has the meaning set forth in Section 2(c) below.

                 "CLOSING DATE" has the meaning set forth in Section 2(c) below.

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of any of the Parties and their respective Subsidiaries that is not already generally available to the public.

                 "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Section 1563.

                 "CONVERSION OPTIONS" means the Target Options assumed by the Buyer in the Merger.

                 "CONVERSION RATIO" has the meaning set forth in Section 2(f)(i) below.

                 "DEFINITIVE BUYER PROXY MATERIALS" means the definitive proxy materials relating to the Special Buyer Meeting.

                 "DEFINITIVE TARGET PROXY MATERIALS" means the definitive proxy materials relating to the Special Target Meeting.

                 "DETERMINATION PERIOD" shall mean the sixteen-day period commencing on the tenth trading day immediately prior to the date of this Agreement and terminating on the fifth trading day immediately thereafter.

                 "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

                 "DISSENTING SHARES" has the meaning set forth in Section 2(i) below.

                 "EFFECTIVE TIME" has the meaning set forth in Section 2(e)(i) below.

                 "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                 "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

                 "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

                 "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" has the meaning set forth in Section 2(g)(i) below.

                 "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

                 "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

                 "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "INDEPENDENT AUDITORS" has the meaning set forth in Section 2(f)(iii) below.

                 "INITIAL CLOSING STATEMENT" has the meaning set forth in
Section 2(f)(iii) below.

                 "INITIAL CLOSING STATEMENT INCOME" has the meaning set forth in Section 2(f)(iii) below.

                 "INITIAL CLOSING STATEMENT REVENUES" has the meaning set forth in Section 2(f)(iii) below.

                 "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                 "IRS" means the Internal Revenue Service.

                 "JOINT DISCLOSURE DOCUMENT" means the disclosure document combining the Prospectus, the Definitive Buyer Proxy Materials, and the Definitive Target Proxy Materials.

                 "LIABILITY" means any liability (whether absolute, accrued or contingent), including any liability for Taxes.

                 "MASSACHUSETTS GENERAL CORPORATION LAW" means the General Corporation Law of the Commonwealth of Massachusetts, as amended.

                 "MERGER" has the meaning set forth in Section 2(a) below.

                 "MERGER AGREEMENT" has the meaning set forth in the preamble above.

                 "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA
Section 3(37).

                 "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                 "PARTY" has the meaning set forth in the preface above.

                 "PBGC" means the Pension Benefit Guaranty Corporation.

                 "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                 "PROHIBITED TRANSACTION" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

                 "PROSPECTUS" means the final prospectus relating to the registration of the Buyer Shares issued in the Merger under the Securities Act.

                 "REGISTRATION STATEMENT" has the meaning set forth in Section 5(b)(i) below.

                 "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

                 "REQUISITE BUYER STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the Buyer Shares entitled to vote thereon, in favor of this Agreement and the Merger.

                 "REQUISITE TARGET STOCKHOLDER APPROVAL" means the affirmative vote of the holders of at least 90% of the Target Shares entitled to vote thereon, in favor of this Agreement and the Merger.

                 "SEC" means the Securities and Exchange Commission.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended.

                 "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                 "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                 "SPECIAL BUYER MEETING" has the meaning set forth in Section 5(b)(ii) below.

                 "SPECIAL TARGET MEETING" has the meaning set forth in Section 5(b)(ii) below.

                 "SUBCHAPTER S CORPORATION" has the meaning set forth in
Section 3(k) below.

                 "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                 "SURVIVING CORPORATION" has the meaning set forth in Section 2(a)(i) below.

                 "TARGET" has the meaning set forth in the preface above.

                 "TARGET ADVISORY FEE" means the transaction fee due Target's investment banker, Concord Partners, Ltd., in connection with the Merger.

                 "TARGET DIRECTOR DESIGNEES" means Franklin A. Reece, III (to be elected for a term of three years) and David F. Millet (to be elected for a term of two years), or if either Mr. Reece or Mr. Millet is unable to complete his respective term, the individual designated as a Target Director Designee to complete such term by the surviving individuals who were members of the Target's Board of Directors immediately prior to the Effective Time and approved by the Buyer's Board of Directors, which approval shall not be unreasonably withheld or delayed.

                 "TARGET FINANCIAL STATEMENTS"  has the meaning set forth in
Section 3(g) below.

                 "TARGET OPTION PLAN" means the stock option plan under which the Conversion Options are issued.

                 "TARGET OPTIONS" means the options to acquire shares of the Target's common stock issued to the officers, directors, employees, and consultants of the Target and identified on Schedule 2(f)(i) of the Disclosure Schedule.

                 "TARGET PROJECTED INCOME" means $1.532 million in before-tax operating income for the nine month period ending September 30, 1996.

                 "TARGET PROJECTED REVENUES" means $15.192 million in revenues for the nine month period ending September 30, 1996.

                 "TARGET SHARE" means any share of the Common Stock, $0.01 par value per share, of the Target, including the shares of the Target Common Stock issuable upon exercise of the Target Options.

                 "TARGET STOCKHOLDER" means any Person who or which holds any Target Shares.

                 "TARGET'S MOST RECENT BALANCE SHEET" means the balance sheet contained within the Target's Most Recent Financial Statements.

                 "TARGET'S MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(g) below.

                 "TARGET'S MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(g) below.

                 "TARGET'S MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(g) below.

                 "TARGET'S NOTICE" has the meaning set forth in Section 5(q) hereof.

                 "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                 "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 "TO THE BUYER'S KNOWLEDGE" or other reference herein to the Buyer's knowledge or awareness, means the actual knowledge of Robert G. Hatfield, John W. Hammon and William M. McKay, after due inquiry of the officers and directors of the Buyer and after reasonable investigation of the books, records and files of the Buyer.

                 "TO THE TARGET'S KNOWLEDGE" or other reference herein to the Target's knowledge or awareness, means the actual knowledge of Franklin A. Reece, III, David F. Millet and Angelo P. Gentile, after due inquiry of the officers and directors of the Target and after reasonable investigation of the books, records and files of the Target.

                 "TOTAL TARGET VALUATION" means the maximum number of Buyer Shares issuable to Target Stockholders in the Merger, following the adjustments described in Section 2(f) below, multiplied by the Average Closing Bid Price.





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
                 "TRADING DAY" means any day on which the New York Stock Exchange is open for business.

                 "TRANSACTION FEES" has the meaning set forth in Section 2(f)(iv) below.

                 "TRANSITORY SUBSIDIARY" has the meaning set forth in the preface above.

         2.      BASIC TRANSACTION.

                 (a)      THE MERGER.

                          (i) On and subject to the terms and conditions of this Agreement and the Merger Agreement, and in accordance with the Massachusetts General Corporation Law and the California General Corporation Law, the Target will merge with and into the Transitory Subsidiary (the "MERGER") at the Effective Time. The Transitory Subsidiary shall be the corporation surviving the Merger as a wholly-owned subsidiary of the Buyer (the "SURVIVING CORPORATION").

                          (ii) The Target hereby represents that its Board of Directors, at a meeting duly called and held at which a quorum was present and acting throughout, has unanimously (A) determined that this Agreement, the Merger Agreement and the Merger are fair to and in the best interests of, the Target and its stockholders, (B) approved this Agreement, the Merger Agreement and the Merger, and (C) resolved to recommend approval and adoption by the stockholders of the Target of this Agreement, the Merger Agreement and the Merger to the extent required and in a manner permitted by the Massachusetts General Corporation Law and the California General Corporation Law.

                 (b) ACTION BY THE BUYER. The Buyer, acting through its Board of Directors, shall, in accordance with the California General Corporation Law and the Securities Exchange Act: (i) as soon as practicable, duly call, give notice of, convene and hold the Special Buyer Meeting for the purpose of adopting and approving this Agreement, the Merger Agreement and the Merger; (ii) include in the Definitive Buyer Proxy Materials the conclusion and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement, the Merger Agreement and the Merger are in the best interests of the Buyer and its stockholders, has approved this Agreement, the Merger Agreement and the Merger and recommends that the stockholders of the Buyer vote in favor of the approval and adoption of this Agreement, the Merger Agreement and the Merger; (iii) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement, the Merger Agreement and the Merger by the stockholders of the Buyer; and (iv) as sole stockholder of the Transitory Subsidiary, shall adopt and approve this Agreement, the Merger Agreement and the Merger.

                 (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Burns & Levinson LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

                 (d) ACTIONS AT THE CLOSING. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Transitory Subsidiary and the Buyer will file with the Secretary of State of the State of California and the Target will file with the Secretary of State of the Commonwealth of Massachusetts Certificates and Articles of Merger, as applicable, in the forms attached hereto as Exhibits B-1 and B-2 (collectively referred to herein as the "CERTIFICATE OF MERGER"), and (iv) the Buyer will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificates evidencing the Buyer Shares issued in the Merger.

                 (e)      EFFECT OF MERGER.

                          (i) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Transitory Subsidiary and the Target file the Certificate of Merger with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of California. The Merger shall have the effect set forth in the Massachusetts General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

                          (ii)    CERTIFICATE OF INCORPORATION.  The
         Certificate of Incorporation of the Transitory Subsidiary in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                          (iii) BYLAWS. The Bylaws of the Transitory Subsidiary in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                          (iv) DIRECTORS AND OFFICERS. The directors and officers of the Transitory Subsidiary in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office), together with the Target Director Designees.

                          (v) BUYER SHARES. Each Buyer Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

                          (vi) TARGET SHARES. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth in Section 2(f) and Section 2(i) below after the Effective Time.

                 (f) CONVERSION OF TARGET SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Target, the Transitory Subsidiary, or the holders of any of the foregoing securities:

                          (i) Every option (other than the Target Options identified in Section 2(f)(i) of the Disclosure Schedule), warrant, or other right to acquire a share of Target Stock, and every share of Target Stock issued and outstanding and owned by the Buyer immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no cash or Buyer Shares, or other consideration shall be delivered or deliverable or exchanged therefor. For purposes of this Section 2(f)(i) and the calculation of the Conversion Ratio, it is assumed that there are 9,884,157 Target Shares and the Average Closing Bid Price is $8.00. At and as of the Effective Time,
         (1) each Target Share (other than any Dissenting Shares or Buyer-owned Shares) shall be converted into the right to receive .25293 Buyer Shares (the ratio of .25293 Buyer Shares to one Target Share is referred to herein as the "CONVERSION RATIO"), (2) each Dissenting Share shall be converted into the right to receive payment from the Buyer with respect thereto in accordance with the provisions of the Massachusetts General Corporation Law, and (3) each Buyer- owned Share shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding; provided, however, that the Conversion Ratio shall be subject to adjustments, if applicable, provided in
         Section 2(f)(ii), (iii) and (iv) below. No fractional Buyer Shares shall be issued. Any conversion which would otherwise result in a fractional share shall be rounded up to the nearest whole Buyer Share.

                          (ii) The Conversion Ratio determined in accordance with Section 2(f)(i) shall be adjusted (A) upward if the Average Closing Bid Price is less than $7.00 so that the Total Target Valuation is $17.5 million, and (B) downward if the Average Closing Bid Price is more than $9.00 so that the Total Target Valuation is $22.5 million; provided, however, that the Conversion Ratio shall be subject to the downward adjustment provided in Section 2(f)(iii) below, after the adjustment, if any, pursuant to this Section 2(f)(ii). By way of example, if the Average Closing Bid Price is $6.00, then the Conversion Ratio shall be adjusted upward to .295085 so that the Target Stockholders receive up to 2,916,667 shares, which when multiplied by $6.00 provides a Total Target Valuation of $17.5 million. Conversely, if the Average Closing Bid Price is $10.00, the Conversion Ratio shall be adjusted downward to .227637 so that the Target Stockholders receive up to 2,250,000 shares, which when multiplied by $10.00 provides a Total Target Valuation of $22.5 million.

                          (iii) At least twenty (20) days prior to the Special Buyer Meeting but no earlier than October 15, 1996, the Target shall have prepared and delivered to the Buyer (A) an unaudited statement of operations of the Target, for the nine-month period ending September 30, 1996, prepared in accordance with GAAP (the "INITIAL CLOSING STATEMENT") applied on the basis consistent with the unaudited statement of operations of the Target for the six months ended June 30, 1996, and (B) a certificate of the President and Chief Financial Officer of Target, in their capacities as such, certifying that the Initial Closing Statement was prepared on the basis described above and as to the amount of the Target's revenues (the "INITIAL CLOSING STATEMENT REVENUES") and the amount of the Target's before-tax operating income (the "INITIAL CLOSING STATEMENT INCOME"). If, within five (5) business days after receiving such Initial Closing Statement, the Buyer notifies the Target that it disputes items therein (and in such notice states the nature of the dispute in reasonable detail), and if the Buyer and the Target are unable, within five (5) business days after receipt by the Target of the Buyer's notice of such dispute, to resolve such disputed items, then the Buyer shall select a firm of nationally recognized certified public accountants (other than such firms as are then engaged by the Target or the Buyer) (the "INDEPENDENT AUDITORS"), who shall resolve all remaining disputed items and its resolution shall be final and binding on the Parties and enforceable in a court of law. The fees and expenses of such Independent Auditors, if required hereunder, shall be apportioned between the Parties to reflect the relative differences between the position asserted by each party with respect to each disputed item referred to such firm and the resolution reached by such firm, with each party bearing the fees and expenses of such disputed items that is further from the Independent

         Auditor's resolution. The Conversion Ratio determined in accordance with the provisions of Section 2(f)(i) and (ii) and the applicable Total Target Valuation shall be further adjusted downward by the greater of the percentage that Initial Closing Statement Revenues or Initial Closing Statement Income are less than 80% of the Target Projected Revenues and Target Projected Income, respectively. Following the $6.00 Average Closing Bid Price example provided in
         Section 2(f)(ii) above, if the Initial Closing Statement Revenues and the Initial Closing Statement Income are 15% and 20% less than 80% of the Target Projected Revenues and the Target Projected Income, respectively, then the Conversion Ratio shall be reduced by 20% to .236068, which will provide a Total Target Valuation of $13,999,998, based upon up to 2,333,333 Buyer Shares being issued.

                          (iv) The Conversion Ratio, after adjustment, if any, pursuant to Section 2(f)(ii) and 2(f)(iii), shall be adjusted downward so that the Total Target Valuation equals the Total Target Valuation as determined under Section 2(f)(i)-(iii), less the sum of
         (1) 66 2/3% of the Target Advisory Fee and (2) 100% of the legal and accounting expenses of the Target incurred in connection with the Merger. The sum of Section 2(f)(iv)(1) and Section 2(f)(iv)(2) above are collectively referred to herein as the "TRANSACTION FEES." Assuming that there are no adjustments pursuant to the provisions of
         Section 2(f)(ii) and (iii) above, and that the Target Shares remain at 9,884,157 shares and that the Average Closing Bid Price remains at $8.00, i.e. is not subject to the adjustments in Section 2(f)(ii) above, and further assuming that the Transaction Fees are $500,000, then the Total Target Valuation shall be reduced to $19,500,000, reducing the Conversion Ratio to .2466067. This adjusted Conversion Ratio is arrived at by taking the net value of the Target, i.e. $19,500,000, dividing it by $8.00, which quotient of 2,437,500 equals the total number of Buyer Shares to be issued hereunder, and dividing such quotient by the Target Shares, i.e. 9,884,157.

                 (g)      PROCEDURE FOR PAYMENT.

                          (i) Immediately after the Effective Time, (A) the Buyer will furnish to U.S. Stock Transfer Corporation (the "EXCHANGE AGENT") instructions directing the Exchange Agent to issue to each Target Shareholder (other than holders of Dissenting Shares and Buyer-owned Shares) their pro rata share of Buyer Shares equal to the product of (I) the Conversion Ratio as adjusted in accordance with the provisions of Section 2(f)(ii), (iii) and (iv) above times (II) the number of Target Shares such shareholder owns, and (B) the Buyer will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit C to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates which represented his, her, or its Target Shares in exchange for a certificate representing the number of Buyer Shares to which he, she, or it is entitled.

                          (ii) The Buyer will not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his, her, or its certificates which represented Target Shares. The Buyer instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Buyer may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Buyer as a dividend or distribution in one or more of the permitted investments set forth on Exhibit D attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Target Shares as necessary. The Buyer may cause the Exchange Agent to pay over to the Buyer any net earnings with respect to the investments, and the Buyer will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

                          (iii) The Buyer may cause the Exchange Agent to return any Buyer Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Shares shall be entitled to look to the Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

                          (iv)    The Buyer shall pay all charges and expenses
of the Exchange Agent.

                 (h) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation. On or after the Closing Date, any Target Share presented to the Buyer, the Exchange Agent, or the Surviving Corporation, as the case may be, shall be converted into the applicable number of Buyer Shares.

                 (i)      DISSENTING SHARES.

                          (i) Notwithstanding any other provision of this Agreement to the contrary, shares of Target Stock that are outstanding immediately prior to the Effective Time and which are held by Target Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with the Massachusetts General Corporation Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive Buyer Shares. Such stockholders shall be entitled to receive payment of the appraised value of such Target Shares held by them in accordance with the provisions of the Massachusetts General Corporation Law, except that all Dissenting Shares held by such stockholders, who shall have failed to perfect or who effectively shall have withdrawn, forfeited, or lost their rights to appraisal of such Target Shares under the Massachusetts General Corporation Law, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, the Buyer Shares, upon surrender, in the manner provided in Section 2(f) above.

                          (ii) The Target shall give the Buyer prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the Massachusetts General Corporation Law and received by the Target and relating thereto. The Target (and after the Closing, the Transitory Subsidiary) shall direct all negotiations and proceedings with respect to demand for appraisal rights under the Massachusetts General Corporation Law.

         3. REPRESENTATIONS AND WARRANTIES OF THE TARGET. The Target represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and, subject to amendment by Target for events occurring after the date of this Agreement, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure





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
schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                 (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Target is a corporation duly organized, validly existing, and in corporate good standing under the laws of the jurisdiction of its incorporation. The Target is duly qualified as a foreign corporation in each jurisdiction where its ownership or leasing of property or where the nature of its activities requires such qualification, except to the extent that the failure to so qualify would not have a material adverse effect on the business, operations, condition (financial or otherwise), assets or Liabilities of the Target. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, and use the properties owned, leased, and used by it, and has in full force and effect all authorizations and has made all filings to the extent required for such ownership, lease, and use of its properties and the conduct of its business, except to the extent that the failure to obtain such authorizations or to make such filings would not have a material adverse effect on the operations of the Target.

                 (b) CAPITALIZATION. The entire authorized capital stock of the Target consists of 11,000,000 Target Shares, of which 9,021,657 shares of common stock of Target are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are also outstanding Target Options for the purchase of 862,500 Target Shares, excluding 15,000 Target Options to be canceled prior to the Effective Time. Except for the Target Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

                 (c) AUTHORIZATION OF TRANSACTION. The Target has the requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Target Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable against Target in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (d) NONCONTRAVENTION. To the Target's Knowledge, neither Target's execution and the delivery of this Agreement, nor Target's consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target, which would have a material adverse effect on the Target, or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Target's Knowledge, and other than in connection with the Massachusetts General Corporation Law, the Target does not need to give any notice to, make any





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
filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give any such notice, to make any such filing, or obtain any such authorization, consent, or approval would not have a material adverse effect on the ability of Target to consummate the transactions contemplated by this Agreement or have a material adverse effect on the Target's business, operations, condition (financial or otherwise), assets or Liabilities as in existence immediately prior to the Closing.

                 (e) TITLE TO ASSETS. The Target has good title to, or a valid leasehold interest in, the tangible properties and assets used by the Target, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Target's Most Recent Balance Sheet.

                 (f) SUBSIDIARIES. There are no Subsidiaries of the Target.

                 (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit E are the following financial statements (collectively the "TARGET FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of operations or income, stockholders' deficit or investment, and cash flows as of and for the fiscal years ended December 31, 1993, 1994, and 1995 (the "TARGET'S MOST RECENT FISCAL YEAR END") for the Target; and (ii) unaudited balance sheet and statements of operations and cash flows (the "TARGET'S MOST RECENT FINANCIAL STATEMENTS") as of and for the six months ended June 30, 1996 (the "TARGET'S MOST RECENT FISCAL MONTH END") for the Target. The Target Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete in all material respects and are consistent in all material respects with the books and records of the Target; provided, however, that the Target's Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

                 (h) EVENTS SUBSEQUENT TO TARGET'S MOST RECENT FISCAL MONTH END. Since the Target's Most Recent Fiscal Month End and continuing up to and including the date of this Agreement, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Target. Without limiting the generality of the foregoing, since that date:

                          (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

                          (ii)    the Target has not entered into any
         agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (iii) the Target has not and to the Target's Knowledge, no other party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Target is a party or by which the Target is bound;

                          (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible, except in favor of Buyer;

                          (v)     the Target has not made any capital
         expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vi)    the Target has not made any capital
         investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate, except with respect to the Buyer;

                          (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                          (ix) the Target has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                          (xi) there has been no change made or authorized in the charter or bylaws of the Target;

                          (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, except in connection with the exercise of the Target Options;

                          (xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xiv) the Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                          (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xvi)   the Target has not entered into any
         employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (xvii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xviii) the Target has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                          (xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

                          (xxii) the Target has not committed to any of the foregoing, except in respect to the transactions contemplated by this Agreement.

                 (i) UNDISCLOSED LIABILITIES. The Target has no material Liability except for (i) Liabilities reflected on the Target's Most Recent Balance Sheet (and in any notes thereto and under the capital leases set forth in the notes to the Target Financial Statements for the Target's Most Recent Fiscal Year End) and (ii) Liabilities which have arisen after the Target's Most Recent Fiscal Month End in the Ordinary Course of Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.

                 (j) LEGAL COMPLIANCE. To the Target's Knowledge, the Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except to the extent any such failure would not have a material adverse effect on the operations of the Target, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Target alleging any failure so to comply and, to the Target's Knowledge, there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice to be filed or to be commenced against any of them alleging any failure so to comply.

                 (k)      TAX MATTERS.

                          (i) The Target elected at inception to be treated as a corporation taxed under Subchapter S of the Code (a "SUBCHAPTER S CORPORATION") and to the Target's Knowledge has been qualified as a Subchapter S Corporation thereunder throughout its existence. The Target has filed all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

                          (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (iii) The Target does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim, and to the Target's Knowledge there is no basis for any such dispute or claim, concerning any Tax Liability of the Target. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to the Buyer correct and complete copies of all state, local, and federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target since December 31, 1993.

                          (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (v) The unpaid Taxes of the Target (A) did not, as of the Target's Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Target's Most Recent Balance Sheet (and in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

                          (vi)    The Target has not filed a consent under Code
         Section 341(f) concerning collapsible corporations. The Target has not made any payments, is not obligated to make any payments, nor is the Target a party to any agreement that under certain circumstances would obligate it to make any payments that will not be deductible under Code Section 280G. The Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Target has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Target is not a party to any Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) nor (B) does the Target have any Liability for the Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (vii) Section 3(k) of the Disclosure Schedule sets forth the following information with respect to the Target as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Target in its assets; and (B) to the extent applicable, the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target.

                 (l)      REAL PROPERTY.

                          (i)     The Target does not own any real property:

                          (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(l)(ii) of the Disclosure Schedule,

                                  (A)      the lease or sublease is in full
                 force and effect and constitutes a legal, valid and binding agreement of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity);

                                  (B)      the Target is not and to the
                 Target's Knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      there are no oral agreements,
                 forebearance programs in effect or material disputes as to the lease or sublease;

                                  (D)      the Target has not assigned,
                 transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                  (E)      (i) to the Target's Knowledge, the
                 Target is not in violation of any applicable laws or governmental rules and regulations in regard to the use of the facilities leased or subleased thereunder, and (ii) the Target has not received any written notice from any governmental authority of any such violation; and

                                  (F)      all facilities leased or subleased
                 thereunder are supplied with or have available utilities and other services suitable for the operation of said facilities.

                 (m)      INTELLECTUAL PROPERTY.

                          (i) The Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property sufficient for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. The Target has taken sufficient protective measures to maintain and protect each item of Intellectual Property that it owns or uses.

                          (ii) To the Target's Knowledge, the Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Target has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Target's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

                          (iii) The Target does not own any patent or application therefor. Section 3(m)(iii) of the Disclosure Schedule identifies each material license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property. The Target has delivered to the Buyer correct and complete copies of all material licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule,

                                  (A)      to the Target's Knowledge, the
                 Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                  (B)      the item is not subject to any
                 outstanding injunction, judgment, order, decree, ruling, or charge; and

                                  (C)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or, to the Target's Knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; and

                                  (D)      the Target has never agreed to
                 indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item pursuant to any material agreement relating to the Intellectual Property.

                          (iv) Section 3(m)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Target has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
         Section 3(m)(iv) of the Disclosure Schedule,

                                  (A)      the license, sublicense, agreement,
                 or permission covering the item is in full force and effect and constitutes a legal, valid and binding agreement of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity);

                                  (B)      to the Target's Knowledge, (i) the
                 Target is not in material breach or default, and (ii) no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      the Target is not a party to any
                 sublicense material to the business of the Target;

                                  (D)      to the Target's Knowledge, the
                 underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                  (E)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (F)      the Target has not granted any
                 sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (v) To the Target's Knowledge, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                 (n) TANGIBLE ASSETS. Section 3(n) of the Disclosure Schedule lists the Target's tangible assets. The Target owns or leases all buildings, machinery, equipment, and other tangible assets adequate for the conduct of the business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in all material respects in accordance with normal industry practice, is in reasonable operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

                 (o) INVENTORY. The inventory of the Target consists of purchased parts and finished goods, all of which is presently usable and salable for the purpose for which it was procured, except for obsolete items and items of below standard quality, all of which have been written off or written down to their net realizable value as reflected in the aggregate on the Target's Most Recent Balance Sheet, to be adjusted for the passage of time up to and including the Closing Date in accordance with past custom and practice of the Target.

                 (p) CONTRACTS. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party, except contracts and other agreements involving a potential acquisition of the capital stock or assets of Target, which by their terms are subject to a non-disclosure covenant:

                          (i)     any agreement (or group of related
         agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                          (ii)    any agreement (or group of related
         agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, involve consideration in excess of $50,000 per year, or to the Target's Knowledge, result in a material loss to the Target;

                          (iii) any agreement concerning a partnership or joint venture;

                          (iv)    any agreement (or group of related
         agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                          (v) any agreement concerning confidentiality or non-competition, except as hereinabove provided;

                          (vi) any agreement involving any of the Target Stockholders and their Affiliates (other than the Target);

                          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                          (viii)  any collective bargaining agreement;

                          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, not cancelable on 30 days or less notice, and which provides for annual compensation in excess of $25,000 or provides severance benefits;

                          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xi)    except as otherwise listed pursuant to this
         Section 3(p), any agreement under which the consequences of a default or termination could have a material adverse effect on the business, operations, condition (financial or otherwise), assets or Liabilities of the Target, other than client or customer sales contracts entered into in the Ordinary Course of Business of the Target;

                          (xii) any other agreement (or group of related agreements) the performance of which involves annual consideration in excess of $50,000.

The Target has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement, to the Target's Knowledge: (A) the agreement is in full force and effect and constitutes a legal, valid and binding agreement of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity); and (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

                 (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables and are collectible in the aggregate, net of reserves for bad debts, pending sales, and cancellations, as reflected in the Target's Most Recent Balance Sheet (or in any notes thereto), to be adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Target.

                 (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Target.

                 (s) INSURANCE. Section 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                          (i) the name, address, and telephone number of the agent;

                          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                          (iii)   the policy number and the period of coverage;

                          (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the Target's Knowledge: (A) the policy is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Target, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity); and (B) neither the Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy.

                 (t) LITIGATION. Section 3(t) of the Disclosure Schedule sets forth in each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Target's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Target's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing and investigation that could result in any material adverse change in the business, operations, condition (financial or otherwise), assets or Liabilities of the Target.

                 (u) PRODUCT WARRANTY. Within the last 48 months, each product sold, leased, or delivered by the Target has been in conformity with all express and implied warranties of the Target, and the Target does not have any Liability (and to the Target's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims reflected in the Target's Most Recent Balance Sheet to be adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Target.
Section 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

                 (v) EMPLOYEES. To the Target's Knowledge, no executive, key employee, or group of employees has tendered resignations or expressed their intentions to terminate employment with the Target. The Target is not a party to or bound by any collective bargaining agreement, nor has the Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Target's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

                 (w)      EMPLOYEE BENEFITS.

                          (i) Section 3(w) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or as to which the Target contributes.

                                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in material form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                  (B)      All reports and descriptions
                 (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B will have been met in all material respects prior to the Closing Date with respect to each applicable Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (C)      All contributions (including all
                 employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and any and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with the past custom and practice of the Target with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (D)      Each such Employee Benefit Plan
                 which is an Employee Pension Benefit Plan meets the material formal requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, an updated favorable determination letter from the Internal Revenue Service.

                                  (E) The Target does not maintain and has not maintained any Employee Pension Benefit Plan which is a defined benefit type plan.

                                  (F)      The Target has delivered to the
                 Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                          (ii) The Target is not a member of a Controlled Group of Corporations. With respect to each Employee Benefit Plan that the Target maintains or ever has maintained or to which the Target contributes, ever has contributed, or ever has been required to contribute:

                                  (A)      No such Employee Benefit Plan which
                 is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Target's Knowledge, threatened.

                                  (B)      To the Target's Knowledge, there
                 have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Target's Knowledge, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Target's Knowledge, threatened. To the Target's Knowledge, there is no basis for any such action, suit, proceeding, hearing, or investigation.

                                  (C)      The Target has not incurred, nor to
                 the Target's Knowledge, is there any reason to expect that the Target will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                          (iii) The Target does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan, nor does it have any Liability (including withdrawal Liability) under any Multiemployer Plan.

                          (iv) The Target does not maintain and never has maintained and does not contribute, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
         Section 4980B).

                 (x) GUARANTIES. The Target is neither a guarantor nor liable for any Liability or obligation (including indebtedness) of any other Person.

                 (y) ENVIRONMENTAL, HEALTH, AND SAFETY. The Target has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Target alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Target has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except where such non-compliance would not have a material adverse effect on the operations of the Target.

                 (z) CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET. None of the Target Stockholders and their Affiliates has been involved in any business or contractual (whether written or oral) arrangement or relationship with the Target within the past 12 months involving aggregate annual payments in excess of $50,000, and none of the Target Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Target.

                 (aa) BROKERS' FEES. Except with respect to Concord Partners, Ltd., and as otherwise as provided in Section 8(k), the Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                 (ab) CONTINUITY OF BUSINESS ENTERPRISE. The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

                 (ac)     SUBSTANTIAL CUSTOMERS, BROKERS AND SUPPLIERS.

                          (i) Section 3(ac) of the Disclosure Schedule lists the 10 customers of the Target with the highest volume of purchases from the Target during the six-month period ending June 30, 1996, and the amount for which each such customer was invoiced during such period.

                          (ii) The Target has not been declared ineligible to bid on a state or federal government contract.

                          (iii) No customer listed on Section 3(ac) of the Disclosure Schedule has (A) ceased, or notified the Target in writing of an intention to cease dealing with or through the Target; (B) reduced or notified the Target in writing of an intention to reduce, substantially its dealings with or through the Target; or (C) changed, or notified the Target in writing of an intention to change, substantially the terms on which it is prepared to deal with or through the Target. To the Target's Knowledge all of the customers listed in Section 3(ac) of the Disclosure Schedule will continue to be a customer of the Transitory Subsidiary after the Closing.

                 (ad) DISCLOSURE. None of the information that Target has provided in connection with the representations and warranties provided for herein contain or that the Target will supply specifically for use in the Registration Statement, the Prospectus, or the Definitive Buyer Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or will be made, not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Target that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

                 (a)      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.
The Buyer is a corporation duly organized, validly existing, and in corporate good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly qualified as a foreign corporation in each jurisdiction where its ownership or leasing of property or where the nature of its activities requires such qualification, except to the extent that the failure to so qualify would not have a material adverse effect on the business, operations, condition (financial or otherwise), assets or Liabilities of the Buyer. The Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, and use the properties owned, leased, and used by it, and has in full force and effect all authorizations and has made all filings to the extent required for such ownership, lease, and use of its properties and the conduct of its business, except to the extent that the failure to obtain such authorizations or to make such filings would not have a material adverse effect on the operations of the Buyer.

                 (b) CAPITALIZATION. The entire authorized capital stock of the Buyer consists of 5,000,000 shares of preferred stock, none of which is outstanding, and 10,000,000 Buyer Shares, of which 3,243,057 Buyer Shares are issued and outstanding (including 300,000 Buyer Shares currently being offered in a non-related private placement of common stock) and no Buyer Shares are held in treasury. All of the issued and outstanding Buyer Shares have been duly authorized and are validly issued, fully paid, and nonassessable (except for the Buyer Shares currently offered, which will be fully paid and non-assessable when issued). All of the Buyer Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. Except for the options and warrants listed on Section 4(b) to the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.

                 (c) AUTHORIZATION OF TRANSACTION. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder; provided, however, that the Buyer cannot consummate the Merger unless and until it receives the Requisite Buyer Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (d) FINANCIAL STATEMENTS. Attached hereto as Exhibit F are the following financial statements (collectively the "BUYER FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of operations, stockholders' equity (deficit), and cash flows as of and for the fiscal years ended June 30, 1994, 1995, and 1996 (the "BUYER'S MOST RECENT FISCAL YEAR END"). The Buyer Financial Statements as of and for the fiscal year ended June 30, 1996 shall be referred to as the "BUYER'S MOST RECENT

FINANCIAL STATEMENTS." The Buyer Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer as of such dates and the results of operations of the Buyer for such periods, are correct and complete in all material respects, and are consistent in all material respects with the books and records of the Buyer.

                 (e) EVENTS SUBSEQUENT TO THE BUYER'S MOST RECENT FISCAL YEAR END. Since the Buyer's Most Recent Fiscal Year End and continuing up to and including the date of this Agreement, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Buyer. Without limiting the generality of the foregoing, since that date:

                          (i) the Buyer has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

                          (ii) the Buyer has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (iii)   the Buyer has not and to the Buyer's
         Knowledge, no other party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Buyer is a party or by which the Buyer is bound;

                          (iv) the Buyer has not imposed any Security Interest upon any of its assets, tangible or intangible;

                          (v)     the Buyer has not made any capital
         expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vi) the Buyer has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vii) the Buyer has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

                          (viii) the Buyer has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                          (ix) the Buyer has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (x) the Buyer has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                          (xi) there has been no change made or authorized in the charter or bylaws of the Buyer;

                          (xii) the Buyer has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                          (xiii) the Buyer has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xiv) the Buyer has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                          (xv) the Buyer has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xvi) the Buyer has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (xvii) the Buyer has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xviii) the Buyer has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                          (xix) the Buyer has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xx) the Buyer has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Buyer; and

                          (xxii) the Buyer has not committed to any of the foregoing, except in respect to the transactions contemplated by this Agreement.

                 (f) UNDISCLOSED LIABILITIES. The Buyer has no material Liability except for (i) Liabilities reflected on the Buyer's Most Recent Balance Sheet (and in any notes thereto) and (ii) Liabilities which have arisen after the Buyer's Most Recent Fiscal Year End in the Ordinary Course of Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.

                 (g) LEGAL COMPLIANCE. To the Buyer's Knowledge, the Buyer has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except to the extent any such failure would not have a material adverse effect on the operations of the Buyer, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Buyer alleging any failure so to comply and, to the Buyer's Knowledge, there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice to be filed or to be commenced against any of them alleging any failure so to comply.

                 (h) NONCONTRAVENTION. To the Buyer's Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Buyer's Knowledge, and other than in connection with the California General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give any such notice, to make any such filing, or obtain any such authorization, consent, or approval would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or have a material adverse effect on the Buyer's business, operations, condition (financial or otherwise), assets or Liabilities as in existence immediately prior to the Closing.

                 (i)      TAX MATTERS.

                          (i) The Buyer has filed all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Buyer (whether or not shown on any Tax Return) have been paid. The Buyer currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

                          (ii) The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (iii) The Buyer does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim, and to the Buyer's Knowledge there is no basis for any such dispute or claim, concerning any Tax Liability of the Buyer. Section 4(i) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Buyer for taxable periods ended on or after June 30, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Buyer has delivered to the Target correct and complete copies of all state, local, and federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Buyer since June 30, 1993.

                          (iv) The Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (v) The unpaid Taxes of the Buyer (A) did not, as of the Buyer's Most Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) expected to be set forth on the face of the Buyer's Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Buyer in filing its Tax Returns.

                          (vi)    The Buyer has not filed a consent under Code
         Section 341(f) concerning collapsible corporations. The Buyer has not made any payments, is not obligated to make any payments, nor is the Buyer a party to any agreement that under certain circumstances would obligate it to make any payments that will not be deductible under Code Section 280G. The Buyer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Buyer has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Buyer is not a party to any Tax allocation or sharing agreement. The Buyer (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Buyer) nor (B) does the Buyer have any Liability for the Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (vii) Section 4(i) of the Disclosure Schedule sets forth the following information with respect to the Buyer as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Buyer in its assets; (B) to the extent applicable, the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Buyer.

                 (j)      INTELLECTUAL PROPERTY.

                          (i) The Buyer owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property sufficient for the operation of the businesses of the Buyer as presently conducted and as presently proposed to be conducted. The Buyer has taken sufficient protective measures to maintain and protect each item of Intellectual Property that it owns or uses.

                          (ii) To the Buyer's Knowledge, the Buyer has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Buyer has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim





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         that the Buyer must license or refrain from using any Intellectual
         Property rights of any third party). To the Buyer's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Buyer.

                          (iii)   The Buyer does not own any patent or
         application therefor. Section 4(j)(iii) of the Disclosure Schedule identifies each material license, agreement, or other permission which the Buyer has granted to any third party with respect to any of its Intellectual Property. The Buyer has delivered to the Target correct and complete copies of all material licenses, agreements, and permissions (as amended to date) and has made available to the Target correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(j)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Buyer in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(j)(iii) of the Disclosure Schedule,

                                  (A)      to the Buyer's Knowledge, the Buyer
                 possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                  (B)      the item is not subject to any
                 outstanding injunction, judgment, order, decree, ruling, or charge; and

                                  (C)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or, to the Buyer's Knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; and

                                  (D)      the Buyer has never agreed to
                 indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item pursuant to any material agreement relating to the Intellectual Property.

                          (iv) Section 4(j)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Buyer uses pursuant to license, sublicense, agreement, or permission. The Buyer has delivered to the Target correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
         Section 4(j)(iv) of the Disclosure Schedule,

                                  (A)      the license, sublicense, agreement,
                 or permission covering the item is in full force and effect and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity);





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                                  (B)      to the Buyer's Knowledge, the Buyer
                 is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      the Buyer is not a party to any
                 sublicense material to the business of the Buyer;

                                  (D)      to the Buyer's Knowledge, the
                 underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                  (E)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (F)      the Buyer has not granted any
                 sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (v) To the Buyer's Knowledge, the Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                          (vi) To the Buyer's Knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Buyer.

                 (k) CONTRACTS. Section 4(k) of the Disclosure Schedule lists the following contracts and other agreements to which the Buyer is a party, except contracts and other agreements involving a potential acquisition of the capital stock or assets of the Buyer, which by their terms are subject to a non-disclosure covenant:

                          (i)     any agreement (or group of related
         agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                          (ii)    any agreement (or group of related
         agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Buyer, or involve consideration in excess of $50,000 per year;

                          (iii) any agreement concerning a partnership or joint venture;

                          (iv)    any agreement (or group of related
         agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;





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                          (v)     any agreement concerning confidentiality or
         non-competition, except as hereinabove provided;

                          (vi) any agreement involving any of the Buyer's stockholders and their Affiliates (other than the Buyer);

                          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                          (viii)  any collective bargaining agreement;

                          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis not cancelable on 30 days or less notice providing annual compensation in excess of $25,000 or providing severance benefits;

                          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xi)    except as otherwise listed pursuant to this
         Section 4(k), any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations of the Buyer, other than client or customer sales contracts entered into in the Ordinary Course of Business of the Buyer;

                          (xii) any other agreement (or group of related agreements) the performance of which involves annual consideration in excess of $50,000.

The Buyer has delivered to the Target a correct and complete copy of each written agreement listed in Section 4(k) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(k) of the Disclosure Schedule. With respect to each such agreement, to the Buyer's Knowledge: (A) the agreement is in full force and effect and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity); and (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

                 (l) LITIGATION. Section 4(l) of the Disclosure Schedule sets forth in each instance in which the Buyer (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Buyer's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Buyer's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing and investigation that could result in any material adverse change in the business, condition (financial or otherwise), operations, assets or Liabilities of the Buyer.





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                 (m)      PRODUCT WARRANTY.  Within the last 48 months, each
product sold, leased, or delivered by the Buyer has been in conformity with all express and implied warranties of the Buyer, and the Buyer does not have any Liability (and to the Buyer's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Buyer's Most Recent Balance Sheet to be adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Buyer. Section 4(m) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Buyer (containing applicable guaranty, warranty, and indemnity provisions).

                 (n)      EMPLOYEE BENEFITS.

                          (i) Section 4(n) of the Disclosure Schedule lists each Employee Benefit Plan that the Buyer maintains or as to which the Buyer contributes.

                                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in material form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                  (B)      All reports and descriptions
                 (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B will have been met in all material respects prior to the Closing Date with respect to each applicable Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (C)      All contributions (including all
                 employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and any and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Buyer.
                 All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with GAAP with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (D)      Each such Employee Benefit Plan
                 which is an Employee Pension Benefit Plan meets the material formal requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                                  (E)      The Buyer does not maintain and has
                 not maintained any Employee Pension Benefit Plan which is a defined benefit type plan.





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                                  (F)      The Buyer has delivered to the
                 Target correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                          (ii) The Buyer is not a member of a Controlled Group of Corporations. With respect to each Employee Benefit Plan that the Buyer and the Controlled Group of Corporations which includes the Buyer maintains or ever has maintained or to which the Buyer contributes, ever has contributed, or ever has been required to contribute:

                                  (A)      No such Employee Benefit Plan which
                 is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Buyer's Knowledge threatened.

                                  (B)      To the Buyer's Knowledge there have
                 been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Buyer's Knowledge no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Buyer's Knowledge threatened. To the Buyer's Knowledge, there is no basis for any such action, suit, proceeding, hearing, or investigation.

                                  (C)      The Buyer has not incurred, nor to
                 the Buyer's Knowledge, is there any reason to expect that the Buyer will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                          (iii) The Buyer does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                          (iv) The Buyer does not maintain and never has maintained and does not contribute, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
         Section 4980B).

                 (o) ENVIRONMENTAL, HEALTH, AND SAFETY. The Buyer has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Buyer alleging any failure so to comply. Without limiting the generality of the preceding sentence, the





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Buyer has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except where such non-compliance would not have a material adverse effect on the operations of the Buyer.

                 (p) ADVISORY FEES. Except with respect to Concord Partners, Ltd., Kenny Securities Corporation, and Windermere Holdings, Incorporated, and as otherwise provided in Section 8(k) and in Section 4(p) of the Disclosure Schedule, the Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                 (q) CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of the Buyer to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

                 (r) DISCLOSURE. The Registration Statement, the Prospectus, and the Definitive Buyer Proxy Materials will comply with the Securities Act and the Securities Exchange Act in all material respects. The Registration Statement, the Prospectus, and the Definitive Buyer Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer makes no representation or warranty with respect to any information that the Target will supply specifically for use in the Registration Statement, the Prospectus, and the Definitive Buyer Proxy Materials. None of the information that the Buyer will supply specifically for use in the Definitive Target Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                 (s)      REAL PROPERTY.

                          (i)     The Buyer does not own any real property:

                          (ii) Section 4(s)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Buyer. The Buyer has delivered to the Target correct and complete copies of the leases and subleases listed in Section 4(s)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(s)(ii) of the Disclosure Schedule,

                                  (A)      the lease or sublease is in full
                 force and effect and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity);

                                  (B)      the Buyer is not and to the Buyer's
                 Knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with





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
                 notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      there are no oral agreements,
                 forebearance programs in effect or material disputes as to the lease or sublease;

                                  (D)      the Buyer has not assigned,
                 transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                  (E)      (i) to the Buyer's Knowledge, the
                 Buyer is not in violation of any applicable laws or governmental rules and regulations in regard to the use of the facilities leased or subleased thereunder, and (ii) the Buyer has not received any written notice from any governmental authority of any such violation; and

                                  (F)      all facilities leased or subleased
                 thereunder are supplied with or have available utilities and other services suitable for the operation of said facilities.

                 (t) SUBSIDIARIES. The Transitory Subsidiary, when incorporated, will be the only Subsidiary of the Buyer. Section 4(t) of the Disclosure Schedule sets forth for the Transitory Subsidiary (i) its name and expected jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of shares of each class of its capital stock to be issued to the Buyer, and (iv) the proposed directors and officers of the Transitory Subsidiary. As of the Closing, the Transitory Subsidiary will be a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Transitory Subsidiary will be duly authorized to conduct business and will be in good standing under the laws of each jurisdiction where such qualification is required. Prior to the Closing, the Transitory Subsidiary will not conduct any business. At the time of the Closing, the Transitory Subsidiary will have full corporate power and authority to ratify this Agreement and carry out the transactions contemplated herein.
On or before October 31, 1996, the Buyer will deliver to the Target correct and complete copies of the charter and bylaws of the Transitory Subsidiary. As of the Closing, all of the issued and outstanding shares of capital stock of the Transitory Subsidiary will have been duly authorized and will be validly issued, fully paid, and nonassessable. The Buyer will hold of record and own beneficially all of the outstanding shares of the Transitory Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to sell, transfer, or otherwise dispose of any capital stock of any of the Transitory Subsidiary. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Transitory Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Transitory Subsidiary. As of the Closing, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Transitory Subsidiary will be correct and complete. As of the Closing, the Transitory Subsidiary will not be in default under or in violation of any provision of its charter or bylaws. As of the Closing, the Transitory Subsidiary will not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

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                 (u)      FILINGS WITH THE SEC.  The Buyer has filed with the
SEC all reports, registrations, and statements, together with any amendments thereto, required to be made therewith, all of which as the respective dates were in full compliance with the rules and regulations of the SEC.

         5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

                 (a) NOTICES AND CONSENTS. The Target and the Buyer will give any notices to third parties, and will use its respective reasonable best efforts to obtain any third party consents, that the Buyer or the Target reasonably may request in connection with the matters referred to in Section 3(d) or Section 4(h) above.

                 (b) REGULATORY MATTERS AND APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(h) above. Without limiting the generality of the foregoing:

                          (i) SECURITIES ACT, SECURITIES EXCHANGE ACT, AND STATE SECURITIES LAWS. The Buyer will prepare and file with the SEC a registration statement on Form S-4 or any successor form under the Securities Act relating to the offering and issuance of the Buyer Shares issued in the Merger (and the Buyer Shares, if any, issued to Concord Partners, Ltd. as contemplated by Section 8(k) (the "REGISTRATION STATEMENT") and preliminary proxy materials under the Securities Exchange Act relating to the Special Buyer Meeting. The Buyer in each instance will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will file any post-effective amendments and take whatever actions that may be necessary, proper or advisable to keep the Registration Statement (and any related filings and registrations under state securities laws) effective during the period of distribution of the Buyer Shares covered thereby. The Buyer will provide the Target, and the Target will provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the filing party reasonably may request. The Buyer will take all reasonable actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Shares.

                          (ii)    CALIFORNIA AND MASSACHUSETTS GENERAL
         CORPORATION LAW. The Target will call a special meeting of its stockholders (the "SPECIAL TARGET MEETING") as soon as reasonably practicable, but such notice for the meeting will be sent no earlier than the date the SEC declares effective the Registration Statement, in order that the Target Stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Massachusetts General Corporation Law. The Buyer will call a special meeting of its stockholders (the "SPECIAL BUYER MEETING") as soon as reasonably practicable in order that the stockholders of Buyer may consider and vote upon the approval of this Agreement, the Merger Agreement and the Merger in accordance with the California General Corporation Law. The Parties will mail the Joint Disclosure Document to their respective stockholders simultaneously and as soon as reasonably practicable. It is understood that the Definitive Target Proxy Materials will include, among other things, the Prospectus and other information contained in the Registration Statement, and the Parties will use their reasonable best efforts to obtain the consent of all third parties (including their respective accountants) for the use thereof. The Joint Disclosure Document will

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         contain the unanimous affirmative recommendations of the respective boards of directors of the Parties in favor of the approval of this Agreement, the Merger Agreement and the Merger; provided however, that no director or officer of either Party shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

                 (c) LISTING OF BUYER SHARES. The Buyer will use its reasonable best efforts to cause the Buyer Shares that will be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

                 (d) NO MATERIAL CHANGES. The Target agrees that prior to the Closing Date it will not make or permit to be made any material change affecting any bank, trust company, savings and loan association, brokerage firm, or safe deposit box or in the names of the persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in any powers of attorney, or open additional accounts or boxes or grant any additional powers of attorney, without in each case obtaining the prior written consent of the Buyer, such consent not be unreasonably withheld or delayed.

                 (e) OPERATION OF BUSINESS. The Target will not engage in any practice, take any action, or enter into any transaction, in any material respect, outside the Ordinary Course of Business, without the prior written consent of the Buyer. Without limiting the generality of the foregoing:

                          (i) the Target will not authorize or effect any change in its charter or bylaws;

                          (ii) the Target will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                          (iii) except as required in connection with its status as an S Corporation and as required in connection with tax payments on income earned for the present tax year, the Target will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

                          (iv) the Target will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                          (v) the Target will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                          (vi)    the Target will not make any capital
         investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                          (vii) the Target will not initiate any changes in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                          (viii) the Target will not commit to any of the foregoing.

                 (f) FULL ACCESS. The Parties will permit representatives of the other Party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parties, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Parties. The Parties will treat and hold as such any Confidential Information they receive in the course of the reviews contemplated by this Section 5(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agree to return to the respective Party all tangible embodiments (and all copies) thereof which are in their respective possession. The Parties acknowledge and agree that the Confidentiality and Non-Disclosure Agreement executed by Buyer and dated May 24, 1996 shall remain in full force and effect, without modification hereby.

                 (g) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of the occurrence of any event that would constitute a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, except as otherwise provided in Section 3 or Section 4 above.

                 (h) EXCLUSIVITY. The Target will not solicit, initiate, or encourage the submission of any proposal or offer, and will not entertain, pursue, consider or accept any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target (including any acquisition structured as a merger, consolidation, or share exchange). The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and will provide the Buyer with a written copy of any such proposal, offer, inquiry, or contact.

                 (i) CONTINUITY OF BUSINESS ENTERPRISE. The Buyer will continue at least one significant historic business line of the Target, or use or lease a significant portion of the Target's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

                 (j) EMPLOYMENT AGREEMENTS. The Buyer will use its best efforts to enter into an employment agreement with Franklin A. Reece, III and Angelo P. Gentile on mutually acceptable terms to the respective employee and the Buyer.

                 (k) DIRECTORSHIPS. The Buyer will recommend to its stockholders the Target Director Designees for nomination to positions as directors of the Buyer in the Definitive Buyer Proxy Materials (and any other proxy materials, if necessary), to serve for a term of three and two years, respectively, and to any vacancy created by the death or withdrawal of any incumbent Target Director Designee during such three or two year term. As the sole stockholder of Transitory Subsidiary, the Buyer shall elect the Target Director Designees as directors of the Transitory Subsidiary for a period of three and two years, respectively, and to any vacancy created by the death or withdrawal of any incumbent Target Director Designee during such three or two year term. The Buyer will also take all actions necessary to amend the Buyer's bylaws and charter, if necessary or advisable, to provide for staggered terms of Board members.

                 (l) PRELIMINARY MEETING. Following execution of this Agreement, the Target will organize an informal meeting of its stockholders to preliminarily discuss the Merger and the other transactions contemplated herein, subject to final approval at the Special Target Meeting. The Target will notify the Buyer of the time and place of such meeting so that the Buyer's agents and/or other representatives may attend the meeting.

                 (m) BUSINESS COMBINATION UNDER RULE 145. Each of the Parties will use their reasonable best efforts to take such actions in order to provide that the Merger and the transactions contemplated by this Agreement satisfy the requirements of a business combination under Rule 145 of the Securities Act.

                 (n)      ANCILLARY AGREEMENTS.

                          (i) The Buyer shall enter into a mutually acceptable Registration Rights Agreement, a form of which is attached hereto as Exhibit H which shall, among other things, grant the Target Stockholders, "piggyback" registration rights with respect to the Buyer Shares issued in the Merger, for a period of 42 months after the Closing Date, require prompt publication of financial results that report at least thirty days of combined operations of Buyer and Target, require continued compliance by Buyer with the public information requirements of Rule 144 in order to afford the Target Stockholders the benefits thereof in connection with the resale of Buyer Shares issued in the Merger, require compliance with the reporting requirements under the Securities Exchange Act and with listing requirements of the NASDAQ National Market and shall timely file all reports required thereunder and require Buyer to keep the Registration Statement, and any state securities law filings and registrations relating thereto, effective for the period of distribution of the Buyer Shares issued in the Merger.

                          (ii) The Target shall use its reasonable best efforts to cause the Target Stockholders to enter into the agreements referred to in Section 6(a)(xvi) below.

                 (o) TARGET EMPLOYEES. The Buyer shall cause the Transitory Subsidiary to (i) employ each person employed by Target on the Closing Date on at least an "employment-at-will" basis as of the first business day after the Closing Date, (ii) provide such benefits and salary to such person who accepts the offer of employment with the Transitory Subsidiary comparable to the benefits and salary previously provided or paid by Target as of the Closing Date, and (iii) grant to each such person credit for his/her years of service with the Target for purposes of calculating such person's right to participate in applicable benefit plans and programs and the level of such participation.

                 (p) D&O INSURANCE. The Buyer shall obtain directors and officers insurance coverage for the directors and officers of the Buyer and the Transitory Subsidiary that will be in place and provide coverage prior to the Closing Date.

                 (q) NOTIFICATION OF BUYER DILUTION. The Buyer will provide written notice to the Target of any proposed issuance of Buyer Shares (other than the Buyer Shares issuable (i) in the non-related private placement as disclosed in Section 4(b) hereof, (ii) upon exercise of the rights listed in
Section 4(b) of the Disclosure Schedule, (iii) upon completion of the Merger, or (iv) upon assumption of the Conversion Options) or of securities exchangeable for or convertible or exercisable into Buyer Shares, or any commitment or agreement which could give rise to issuance of any such securities, and if any such proposed issuance would cause the aggregate number of Buyer Shares issued or issuable thereby to exceed by 500,000 (or more) in the aggregate the sum of the number of Buyer Shares disclosed in Section 4(b) above and issuable upon exercise of the options, warrant, rights, and other commitments disclosed in Section 4(b) of the Buyer's Disclosure Schedule. The Target may object to such issuance by written notice within five (5) business days of receipt of the Buyer's written notice of such proposed issuance (the "TARGET'S NOTICE"); it being the intent of the Parties to discuss during this period the proposed issuance and the underlying transaction. Following receipt of the Target's Notice, the Buyer shall have five (5) business days to withdraw its written notice and notify the Target in writing that it does not intend to go forward with the proposed stock issuance.

                 (r) NOTIFICATION OF CHANGES IN REPRESENTATIONS AND WARRANTIES. The Parties will notify each other of any material changes in the representations and warranties provided in Section 3 and Section 4 hereof as soon as reasonably practicable after the respective Party first discovers such changed circumstances.

                 (s) TREATMENT OF CONVERSION OPTIONS. At the Effective Time, the Target Option Plan and each Target Option, whether vested or unvested, which is not exercised at or before the Effective Time, will be assumed by the Buyer (each such option assumed by the Buyer is referred to in this Agreement as a "CONVERSION OPTION"). Section 2(f)(i) of the Target's Disclosure Schedule sets forth a true and complete list as of the date hereof of all Target Options under the Target Option Plan, including the name of the respective holder, the number of Target Shares subject to each such option, the exercise or vesting schedule, the exercise price per share, the term of each such option, and Target Options to be canceled prior to the Closing. On the Closing Date, the Target shall deliver to the Buyer an updated Section 2(f)(i) of the Target Disclosure Schedule current as of such date, including the number of Target Options to be exercised at and as of the Effective Time, the number of Target Options exercised prior to the Effective Time, and the number of Conversion Options. Each Conversion Option assumed by the Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Option Plan and any option agreement relating thereto, at and as of the Effective Time, except that (i) such option will be exercisable for that number of Buyer Shares equal to the product of the number of Target Shares that were issuable upon exercise of such option (whether vested or unvested) immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded up to the nearest whole Buyer Share, (ii) the per share exercise price for the Buyer Shares issuable upon exercise of such assumed option shall be equal to the exercise price of such Conversion Option, and (iii) each Conversion Option shall be fully vested and immediately exercisable. The Merger will not terminate any of the outstanding options under such plan. It is the intention of the Parties that the options so assumed by the Buyer retain their status as incentive stock options as defined in Section 422 of the Code following the Effective Time to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten (10) business days after the Effective Time, the Buyer will issue to each Person who, immediately prior to the Effective Time was a holder of a Conversion Option under the Target Option Plan a document in form and substance satisfactory to such Person evidencing the foregoing assumption of such option by the Buyer.

                 (t) REGISTRATION OF CONVERSION OPTIONS. As soon as reasonably practicable after the Effective Time, the Buyer will prepare and file with the SEC a registration statement on Form S-8 or any successor form under the Securities Act relating to the offering and issuance of the Buyer Shares to be issued upon the exercise of the Conversion Options.

                 (u) SETTLEMENT OF OPTIONS AND RIGHTS. Other than the Conversion Options and the Target Options exercised on or before the Closing, the Target shall cause any other options, rights or agreements of any kind to acquire the Target Common Stock or other securities of the Target to have been either canceled, terminated, modified or exchanged on terms and conditions reasonably satisfactory to the Buyer prior to the Effective Time.

                 (v) ESTOPPEL CERTIFICATES. The Target shall use its reasonable best efforts to obtain Estoppel Certificates (the "Estoppel Certificates") in form and substance mutually acceptable to the Parties from the lessors of the properties listed in Schedule 3(l)(ii) of the Target's Disclosure Schedule prior to the Closing.

         6.      CONDITIONS TO OBLIGATION TO CLOSE.

                 (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

                          (ii) the Target shall have procured all of the third party consents specified in Section 5(a) above;

                          (iii)   each representation and warranty set forth in
         Section 3 above shall be true and correct in all material respects at and as of the Closing Date, subject to any amendments thereto as permitted under Section 3 above;

                          (iv) the Target shall have performed and complied with all of its covenants hereunder through the Closing;

                          (v) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially and adversely affect the right of the Surviving Corporation to own the former assets and to operate the former businesses of the Target, and
         (D) and no such injunction, judgement, order, decree, ruling or charge shall be in effect;

                          (vi) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied;

                          (vii) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval;

                          (viii) the Registration Statement and any applicable state securities filings and registrations shall be effective under the Securities Act and any applicable state securities laws or regulations at and as of the Effective Time, and no stop order shall have been issued by the SEC or any state regulatory agency;

                          (ix) the Buyer Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

                          (x)     the Parties shall have received all
         authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(h) above;

                          (xi) the Buyer shall have received from counsel to the Target an opinion in form and substance reasonably acceptable to the Buyer, addressed to the Buyer, and dated as of the Closing Date;

                          (xii)   the Buyer shall have received the
         resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least three business days prior to the Closing;

                          (xiii) the Buyer shall have received from the Target's independent auditors' their consent to the use by the Buyer of such auditors' audit report in the Registration Statement and their agreement to provide such consent in any other filing by the Buyer that may require reference to the Target's audited financial statements;

                          (xiv) the Buyer shall have received from its independent accountants an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Buyer, that this Agreement and the transactions contemplated herein qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16;

                          (xv) the Buyer shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by the Parties;

                          (xvi) the Buyer shall have received from each of the Target Stockholders an agreement in the form of Exhibit G attached hereto that: (i) if such Target Stockholder was an officer, director, or the holder of 10% or more of the Target Shares immediately prior to the Merger, he or she will not sell or arrange for the sale of any of the Buyer Shares until the first day following publication of financials reporting not less than 30 days of combined operations of the Buyer and the Target; and (ii) he or she does not intend to take any actions that will jeopardize the tax-free nature of this transaction;

                          (xvii)  the Buyer shall have received from Franklin
         A. Reece, III and Angelo P. Gentile executed employment agreements as provided for in Section 5(j) hereof;

                          (xviii) the Target shall have delivered the Estoppel Certificates executed by the lessors of the properties listed in
         Schedule 3(l)(ii) of the Target's Disclosure Schedule;

                          (xix) the Buyer shall have obtained directors and officers insurance coverage in accordance with the provisions of
         Section 5(p) hereof;

                          (xx)    the Target shall have canceled all
         outstanding or authorized options (other than the Target Options and the Conversion Options identified in Section 2(f)(i) of the Disclosure Schedule), warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock;

                          (xxi) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

                          (xxii) from the date hereof through the Effective Time, there shall have been no material adverse change (or developments involving a prospective material adverse change) in the business, condition (financial or otherwise), operations, properties, or prospects of the Target.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing other than Section 6(a)(xvi) which is not waivable.

                 (b) CONDITIONS TO OBLIGATION OF THE TARGET. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval and the Buyer's Approval as the sole stockholder of the Transitory Subsidiary;

                          (ii) the Registration Statement and any applicable state securities filings and registrations shall be effective under the Securities Act and any applicable state securities laws or regulations at and as of the Effective Time, and no stop order shall have been issued by the SEC or any state regulatory agency;

                          (iii) the Buyer Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

                          (iv)    each representation and warranty set forth in
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                          (v) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing;

                          (vi) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially and adversely affect the right of the Surviving Corporation to own the former assets and to operate the former businesses of the Target; and
         (D) no such injunction, judgement, order, decree, ruling or charge shall be in effect;

                          (vii) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(vi) and Section 6(b)(ix), (xiii) and (xiv) below, is satisfied;

                          (viii) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

                          (ix) the Target Director Designees shall be elected directors of the Buyer at the Special Buyer Meeting for terms of two and three years, respectively, contingent only upon the Closing, and the by-laws of the Buyer, and any other appropriate charter documents of the Buyer, shall be amended to provide for staggered terms of Directors to permit such elections as provided in
         Section 5(k);

                          (x)     the Parties shall have received all
         authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(h) above;

                          (xi) the Target shall have received from counsel to the Buyer an opinion in form and substance reasonably acceptable to the Target, addressed to the Target, and dated as of the Closing Date;

                          (xii) the Target shall have received from its counsel an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Target, that this Merger and the transactions contemplated hereby qualify as a tax-free reorganization under Code Section 368(a)(1)(A) and Section 368(a)(2)(E);

                          (xiii) the Target Director Designees shall be elected directors of the Transitory Subsidiary, prior to the Closing, for terms of three and two years, respectively, from the date of their election;

                          (xiv) the Buyer and each of the Target Stockholders shall have entered into the Registration Rights Agreement referred to in Section 5(n)(i) above;

                          (xv)    the Buyer shall have received from Franklin
         A. Reece, III and Angelo P. Gentile executed employment agreements as provided for in Section 5(j) hereof;

                          (xvi) the Target shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by the Parties;

                          (xvii) the Buyer shall have procured all of the third party consents specified in Section 5(a) above;

                          (xviii) the Target shall have received the consent of the Bank of Boston to the Merger and the transactions contemplated hereby, and the unconditional release of the personal guaranties by certain Target Directors of the Target's liabilities and obligations to said Bank of Boston;

                          (xix) the Target shall have received from H. C. Wainwright an opinion in form and substance acceptable to the Target that the Merger and the consideration offered to the Target Stockholders thereunder is fair from a financial point of view to the Target Stockholders;

                          (xx) the Buyer shall have obtained the directors and officers insurance coverage in accordance with the provisions of
         Section 5(p) hereof;

                          (xxi) the Merger and the transactions contemplated hereby shall qualify as a business combination under Rule 145 of the Securities Act;

                          (xxii) the Target shall have received from the Buyer's independent auditors' their consent to the use by the Target of such auditors audit report in the Joint Disclosure Document and their agreement to provide such consent in any other filing and/or mailing by the Target that may require reference to the Buyer's audited financial statements;

                          (xxiii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target; and

                          (xxiv) from the date hereof through the Effective Time, there shall have been no material adverse change (or developments involving a prospective material adverse change) in the business, condition (financial or otherwise), operations, properties, or prospects of the Buyer.

The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7.      TERMINATION.

                 (a) TERMINATION OF AGREEMENT. Either the Buyer or the Target may terminate this Agreement with the prior authorization of its Board of Directors (whether before or after stockholder approval) as provided below:

                          (i) the Buyer and the Target may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                          (ii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of this breach, in writing, and the breach has continued without cure for a period of five (5) business days after the written notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1996, by reason of the failure of any condition precedent under Section 6(a) hereof that cannot be satisfied through the exercise of reasonable best efforts within five (5) business days following November 30, 1996 (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                          (iii) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, in writing, and the breach has continued without cure for a period of five (5) business days after the written notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1996, by reason of the failure of any condition precedent under Section 6(b) hereof that cannot be satisfied through the exercise of reasonable best efforts within five (5) business days following November 30, 1996 (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement);

                          (iv) any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Buyer Meeting or the Special Target Meeting in the event this Agreement, the Merger Agreement and the Merger fail to receive the Requisite Buyer Stockholder Approval or the Requisite Target Stockholder Approval, respectively;

                          (v) The Target may terminate this Agreement by giving written notice to the Buyer on the 10th business day following the date of delivery of Target's Notice if Buyer has not retracted its notice of proposed issuance of stock within five (5) business days of receipt of the Target Notice in accordance with Section 5(q) hereof;

                 (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(f) above and the Confidentiality and the Non-Disclosure Agreement referenced therein shall survive any such termination; provided further, however, that any such termination will have no effect on amounts that the Target currently owes or may owe in the future to the Buyer. Anything herein to the contrary notwithstanding, termination of this Agreement pursuant to Section 7(a) above shall be the sole and exclusive remedy for the breach of any representation or warranty by a Party under Section 3 or Section 4 above.

         8.      MISCELLANEOUS.

                 (a) SURVIVAL. None of the representations, warranties, covenants and agreements in this Agreement, including without limitation the representations and warranties of the Parties in Section 3 and Section 4 of this Agreement, shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

                 (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

                 (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

                 (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                 If to the Target:

                 Franklin A. Reece, III
                 USTeleCenters, Inc.
                 745 Atlantic Avenue
                 Boston, MA 02111-2747

                 Copy to:

                 Robert C. Rives, Jr., Esq.
                 Burns & Levinson
                 125 Summer Street
                 Boston, MA 02110-1624

                 If to the Buyer:

                 Robert G. Hatfield
                 View Tech, Inc.
                 950 Flynn Road
                 Camarillo, CA 93012

                 Copies to:

                 V. Joseph Stubbs, Esq.
                 Brobeck Phleger & Harrison LLP
                 550 South Hope Street
                 Los Angeles, CA 90071-2604

                 Howard J. Kern, Esq.
                 Law Offices of Howard J. Kern
                 4057 Rhodes Avenue
                 Studio City, CA 91604

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                 (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with applicable federal laws and the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                 (i) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the applicable restrictions contained in the California General Corporation Law and in the Massachusetts General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                 (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 (k) EXPENSES. Except as herein provided, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement. However, the Buyer will pay at the Closing (i) the fees of Concord Partners, Ltd., forty percent of which shall be paid in either additional Buyer Shares (to be issued with the other Buyer Shares to be issued hereunder) (valued in accordance with the provisions of Section 2(f)(i)-(iii) above) or in cash, at Buyer's option, and the balance in cash and (ii) the fees of the Target's legal counsel and accountants in cash. The payments to Concord Partners, Ltd. and the Target's legal counsel and accountants will reduce the Total Target Valuation as provided for in Section 2(f)(iv) above.

                 (l) CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                 (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 (n) VENUE; JURISDICTION. All actions with respect to this Agreement will be instituted in a state court sitting in Ventura County, California or Suffolk County, Massachusetts or in a federal court for the Central District of California, or the Eastern Division of the District of Massachusetts, subject to the provisions on arbitration in Section 8(o) below. By the execution of this Agreement, each Party irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waives: (a) any objection such Party might now or hereafter have to the venue in any such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

                 (o) ARBITRATION. Any disputes arising out of this Agreement and the transactions among the Parties contemplated by this Agreement shall be settled by binding arbitration to be held in (i) Ventura County, California if such arbitration proceeding is initiated by Target and (ii) in Suffolk County, Massachusetts if such arbitration proceeding is initiated by Buyer, in each case in accordance with the rules of the American Arbitration Association. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. This Section 8(o) is not intended to limit, expand, or otherwise affect the rights, remedies, or obligations that the Buyer, the Target, or any other Person may have pursuant to other written agreements referred to in this Agreement or otherwise.

                 (p) ATTORNEYS' FEES. Each Party agrees that the losing party in any suit or action shall reimburse the prevailing party for its reasonable costs, expenses, and attorney's fees incurred in any action brought to determine the rights of the Parties hereunder.


                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

View Tech, Inc.


By:      /s/ Robert G. Hatfield
         ---------------------------------
         Robert G. Hatfield
Title:   Chief Executive Officer


View Tech Acquisition, Inc.


By:      /s/ Robert G. Hatfield
         ---------------------------------
         Robert G. Hatfield
Title:   Chief Executive Officer


USTeleCenters, Inc.


By:      /s/ Franklin A. Reece
         ---------------------------------
         Franklin A. Reece, III
Title:   President

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


                 AMENDMENT NO. 1 ("Amendment No. 1"), entered into as of October 31, 1996, by and among View Tech, Inc., a California corporation (the "Buyer"), View Tech Acquisition, Inc., a California corporation ("VTAI-Cal"), USTeleCenters, Inc., a Massachusetts corporation (the "Target"), and View Tech Acquisition, Inc., a Delaware corporation ("VTAI-Del"), to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 5, 1996, by and among Buyer, VTAI-Cal and the Target. Except as otherwise provided herein, all capitalized terms used in Amendment No. 1 shall have the meanings set forth in the Merger Agreement after giving effect to Amendment No.
1. The Buyer, the Target, VTAI-Cal and VTAI-Del are referred to collectively herein as the "Parties."

                 WHEREAS, the Buyer, the Target and VTAI-Cal entered into the Merger Agreement with respect to, among other things, the merger of the Target by and into VTAI-Cal; and

                 WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

                 9. VTAI-Cal shall be substituted and replaced in the Merger Agreement with VTAI-Del, and all references to "Transitory Subsidiary" in the Merger Agreement shall apply to VTAI-Del.

                 10. The phrase, "Delaware General Corporation Law" shall be added immediately following the phrase "California General Corporation Law" in each of the first recital and Sections 2(a)(i) and (ii) of the Merger Agreement.

                 11. A new definition, "'DELAWARE GENERAL CORPORATION LAW' means the General Corporation Law of the State of Delaware, as amended." shall be added to Section 1 immediately after the definition of "Definitive Target Proxy Materials."

                 12. The phrase, "the Secretary of State of the State of Delaware" shall be added immediately following the phrase "Secretary of State of the State of California" in Section 2(d)(iii) of the Merger Agreement.

                 13. The phrase "and the Secretary of State of the State of Delaware" shall be added immediately following the phrase "Secretary of State of the State of California" in Section 2(e) of the Merger Agreement.

                 14. The phrase "(and the Buyer Shares, if any, issued to Concord Partners, Ltd. as contemplated by Section 8(k)" set forth in the first sentence of Section 5(b)(i) of the Merger Agreement shall be deleted and replaced with the phrase, "provided, however, that the Buyer shall register the Buyer Shares, if any, issued to Concord Partners, Ltd. as contemplated by
Section 8(k) on Form SB-2 or any successor form under the Securities Act, as soon as practicable but in no event later than ninety (90) days after the Closing Date."

                 15.      The reference to "Section 368(a)(2)(E)" set forth in
Section 6(b)(xii) of the Merger Agreement shall be deleted and changed to "Section 368(a)(2)(D)."

                 16.      The reference to "H. C. Wainwright" set forth in
Section 6(b)(xix) of the Merger Agreement shall be deleted and changed to "an investment banker or financial advisor of its choice."

                 17. There are no other amendments, changes or modifications to the Merger Agreement and all other sections thereof shall remain unaffected by Amendment No. 1.

         IN WITNESS WHEREOF, the Parties hereto have executed Amendment No. 1 as of the date first above written.

View Tech, Inc., a California corporation


By:      /s/ Robert G. Hatfield
         ---------------------------------
         Robert G. Hatfield
Title:   Chief Executive Officer


View Tech Acquisition, Inc., a California corporation


By:      /s/ Robert G. Hatfield
         ---------------------------------
         Robert G. Hatfield
Title:   Chief Executive Officer


View Tech Acquisition, Inc., a Delaware corporation


By:      /s/ Robert G. Hatfield
         ---------------------------------
         Robert G. Hatfield
Title:   Chief Executive Officer


USTeleCenters, Inc., a Massachusetts corporation


By:      /s/ Franklin A. Reece
         ---------------------------------
         Franklin A. Reece, III
Title:   President

                                                                         ANNEX B

                     OPINION OF O'CONOR, WRIGHT WYMAN, INC.



                                                                November 1, 1996



Board of Directors
USTeleCenters, Inc.
745 Atlantic Avenue
Boston, MA  02111

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of USTeleCenters, Inc. (the "UST Shareholders") of the proposed merger of USTeleCenters, Inc. ("UST" or the "Company") with and into View Tech Acquisition, Inc. ("VTAI"), a wholly-owned subsidiary of View Tech, Inc. ("View Tech") and of the consideration offered to the UST Shareholders pursuant to the terms of the Agreement and Plan of Merger dated as of September 5, 1996, by and among View Tech, VTAI and UST, as amended by Amendment No. 1 entered into as of October 31, 1996, by and among View Tech, VTAI, UST and View Tech Acquisition, Inc., a Delaware Corporation ("VTAI-Del") (the "Merger Agreement").

Pursuant to the Merger Agreement, among other things: (A) UST will be merged with and into VTAI (the "Merger"); (B) each share of UST common stock, $0.01 par value per share ("UST Common Stock") (other than dissenters' shares), will be converted into the right to receive shares of View Tech Common Stock, $0.01 par value per share ("View Tech Common Stock") based on the Conversion Ratio (as defined below); and (C) View Tech will assume the UST Stock Option Plan (the "UST Option Plan"), and all UST stock options outstanding as of the effective time of the Merger (the "UST Options") will be converted into the right to acquire shares of View Tech Common Stock for each share of UST Common Stock underlying the UST Options (the "Conversion Options") based on the Conversion Ratio.

The Merger Agreement provides for the issuance of up to 2,500,000 shares of View Tech Common Stock (the "Merger Shares") (i) in exchange for all outstanding shares of UST Common Stock (other than dissenters' shares) and (ii) upon exercise of the Conversion Options. As of October 30, 1996, based upon the Conversion Ratio and assuming exercise of all of the UST Options 2,500,000 shares of View Tech Common Stock would be issuable in exchange for 9,884,157 shares of UST Common Stock. The number of Merger Shares to be issued in the Merger has been determined pursuant to a conversion ratio of 0.25293 of a share of View Tech Common Stock (to be adjusted for the amount of certain fees of UST's accountants, attorneys and financial advisor attributable to the Merger and payable by View Tech on the effective date of the Merger) for each outstanding share of UST Common Stock and each share of UST Common Stock otherwise issuable upon exercise of the Conversion Options (the "Conversion Ratio").

Based upon the closing price of $5.75 per share for View Tech Common Stock in public trading on the NASDAQ National Market on October 31, 1996, the last trading day prior to issuance of this opinion, and upon the Conversion Ratio of
0.25293 (exclusive of the above-referenced adjustment), the aggregate value of the 2,500,000 shares of View Tech Common Stock (the "Merger Consideration") issuable in exchange for 9,884,157 shares of UST Common Stock was approximately $14.4 million. Assuming that the amount of the total fees adjustment is approximately $600,000, the effective Conversion Ratio would be reduced to approximately 0.2453421 and the net Merger Consideration after adjustment would be reduced to approximately $13.8 million. There can be no assurance that the value of the View Tech Common Stock issuable to UST shareholders and former holders of UST Options, and thus the aggregate and net adjusted value of the Merger Consideration, will not increase or decrease prior to the effective date of the Merger, or thereafter.

O'Conor, Wright Wyman, Inc., as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for corporate and other purposes. For our services in connection with rendering this opinion, UST has paid us a fee and has reimbursed us for certain expenses and UST has indemnified us and certain related parties against certain liabilities. UST's obligation for our fees and disbursements was not contingent upon our issuance of a favorable opinion letter or upon completion of the proposed Merger. Neither O'Conor, Wright Wyman, Inc. nor the individuals involved with this opinion have any present or contemplated future interest in UST, View Tech or the transactions contemplated in the Merger Agreement.

In connection with this opinion, we have undertaken certain reviews, analyses and inquiries which we have deemed relevant and have, among other things:

         (a) reviewed the Merger Agreement dated as of September 5, 1996 and Amendment No. 1 to the Merger Agreement dated as of October 31, 1996;

         (b) reviewed the Form S-4 Registration Statement of View Tech, Inc. filed with the Securities and Exchange Commission on October 4, 1996 (the "Registration Statement") and certain changes proposed for incorporation into a prospective amendment thereto;

         (c) reviewed certain historical financial statements and information relating to UST, including (i) audited financial statements for the years ended December 31, 1992 through 1995;
                 (ii) unaudited summary financial statements for the six months ended June 30, 1995 and 1996 and for the nine months ended September 30, 1996; and (iii) unaudited condensed pro forma financial statements for the twelve months ended June 30, 1995 and 1996, as presented in the Pro Forma Combined Financial Statements included in the Registration Statement and referenced below;

         (d) reviewed the UST Confidential Information Memorandum prepared by Concord Partners, Ltd. ("Concord"), financial advisors to UST with respect to the sale of UST and to the Merger; reviewed with members of UST's senior management and with Concord, an Acquisition Summary prepared by Concord; and reviewed the View Tech Letter of Intent and Term Sheet dated July 23, 1996, agreed to and accepted by UST on July 26, 1996;

         (e) reviewed and discussed with members of UST's senior management and Board of Directors (i) the Company's historical and current operations, financial condition and future prospects;
                 (ii) certain internal financial information and forecasts prepared by management of the Company; and (iii) UST's reasons for the Merger and factors considered by the UST Board of Directors in approving the Merger, as well as potentially negative risk factors considered by the UST Board of Directors in its deliberations concerning the Merger;

         (f) reviewed certain historical financial statements and public filings of View Tech, including (i) audited financial statements for the fiscal years ended June 30, 1993 through 1996; (ii) Prospectus dated June 15, 1995; (iii) Annual Report for the fiscal year ended June 30, 1995; (iv) Form 10-KSB for the fiscal year ended June 30, 1996; (v) unaudited draft summary financial statements for the three months ended September 30, 1996 and 1995, (vi) the Unaudited Pro Forma Condensed Combined Financial Statements of View Tech for the year ended June 30, 1996 (reflecting, on a pro forma basis, the Merger and the July 1, 1996 acquisition of VistaTel, Inc. and the September 24, 1996 acquisition of GroupNet, Inc.) and for the year ended June 30, 1995 (reflecting, on a pro forma basis, the Merger) (the "Pro Forma Combined Financial Statements"); met with the Chief Executive Officer of View Tech to discuss View Tech's historical and current operations, financial condition and future prospects; reviewed certain forecasts prepared by View Tech; and reviewed the historical stock prices and trading volumes of View Tech Common Stock, including stock prices reflected in certain View Tech financing transactions;

         (g) computed certain valuation ratios for UST based upon the aggregate value of the Merger Consideration and compared such valuation ratios for UST with similar information for certain publicly-traded companies which we deemed comparable and with valuation ratios prevailing in certain recent merger and acquisition transactions in the telecommunications industry; and

         (h) performed such other analyses and investigations and considered such other factors as we deemed appropriate.

In rendering our opinion, we have relied, without assuming any responsibility for the independent verification of such information, upon the accuracy, completeness and reasonableness of all information, including financial forecasts, whether provided to us by UST and View Tech and their outside professional advisors, or otherwise publicly available. We have further relied upon the assurance of management of UST and of View Tech that they are unaware of any facts that would make the information they provided to us incomplete or misleading in any material respect. In arriving at our opinion, we have neither performed nor obtained any independent valuation or appraisal of the assets of UST. Our opinion is necessarily based upon economic, market and other conditions and circumstances existing and disclosed to us that can be evaluated as of the date of this opinion.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms and conditions provided for in the Merger Agreement, without material modification thereof, and that the Merger Consideration will be based upon a Conversion Ratio of up to 0.25293 (subject to downward adjustment only for certain fees of the attorneys, accountants and financial advisor of UST to be paid by View Tech on the effective date of the Merger). We have further assumed that the Merger and the transactions contemplated thereby will qualify as a tax-free reorganization under applicable sections of the Internal Revenue Code and will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16.

This opinion letter is provided exclusively to the Board of Directors of UST for use in its consideration of the Merger. It may not be used for any other purpose, except that the full text of this opinion letter and a summary thereof meeting the requirements for inclusion in a Form S-4 Registration Statement may be provided to the shareholders of UST, for their exclusive use, in a Joint Proxy Statement/View Tech Proxy Statement/Prospectus forming part of a Form S-4 Registration Statement. It may not be relied upon by any parties other than the Board of Directors of UST and the shareholders of UST.

We have not served as financial advisors to UST in negotiation of the terms of the Merger Agreement, nor have we determined or recommended the consideration to be received by the shareholders of UST in the Merger, but only undertaken the reviews, analyses and inquiries described herein in order to arrive at our opinion. This opinion letter shall not constitute a recommendation to any shareholder of UST as to how such shareholder should vote with respect to the Merger.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of November 1, 1996, the Merger and the Merger Consideration offered to the shareholders of UST are fair to such shareholders from a financial point of view.

                                        Very truly yours,


                                        O'CONOR, WRIGHT WYMAN, INC.




                                        /s/ SCOTT H. PRESENT
                                        ---------------------------------
                                        Scott H. Present
                                        Vice President and
                                        Director of Valuation Services

                                                                         ANNEX C
                        CERTIFICATE OF INCORPORATION OF
                            VIEW TECH DELAWARE, INC.



                                   ARTICLE I

                 The name of this corporation is View Tech Delaware, Inc.

                                   ARTICLE II

                 The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                 The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                 (A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty Five Million (25,000,000) shares. Twenty Million (20,000,000) shares shall be Common Stock, par value $.0001 per share and Five Million (5,000,000) shares shall be Preferred Stock, par value $.0001 per share.

                 (B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the divided rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then
outstanding.   In case the number of shares of any series shall be so
decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                   ARTICLE V

                 The name and mailing address of the incorporator is William M. McKay, View Tech, Inc., 950 Flynn Road, Camarillo, California 93012.


                                   ARTICLE VI

                 Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the corporation.

                                  ARTICLE VII

                 The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders. The directors of the corporation shall be divided into three classes; the terms of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire.

                                  ARTICLE VIII

                 Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                   ARTICLE IX

                 Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

                                   ARTICLE X

                 A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

                 Any repeal or modification of the foregoing provisions of this
Article X by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

                 The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                 IN WITNESS WHEREOF, the undersigned has signed this Certificate this 4th day of October, 1996.



                                              /s/ WILLIAM M. McKAY
                                              ---------------------------------
                                              William M. McKay, Incorporator

                                                                         ANNEX D
                                     BYLAWS
                                       OF
                            VIEW TECH DELAWARE, INC.


                                   ARTICLE I

                                    OFFICES

                 Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

                 Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

                 Section 1. All meetings of the stockholders for the election of directors shall be held in the City of Camarillo, State of California, at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
                 Section 2. Annual meetings of stockholders, commencing with the year 1996, shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

                 Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the date of the meeting.

                 Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                 Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

                 Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty
(60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

                 Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

                 Section 8. The holders of fifty percent (50%) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                 Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

                 Section 10. Unless otherwise provided in the certificate of incorporation each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

                 Section 11. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided however, that elections of directors must be held at an annual meeting of the stockholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III

                                   DIRECTORS

                 Section 1. The number of directors which shall constitute the whole board shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders. The directors of the corporation shall be divided into three classes; the terms of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire.

                 Section 2. Vacancies and new created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

                 Section 3. The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

                       MEETINGS OF THE BOARD OF DIRECTORS

                 Section 4. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.
                 Section 5. The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary





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to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

                 Section 6. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

                 Section 7. Special meetings of the board may be called by the president on two (2) days' notice to each director by mail or forty-eight (48) hours notice to each director either personally or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director, in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.

                 Section 8. At all meetings of the board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                 Section 9. Unless otherwise restricted by the certificate of incorporation of these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

                 Section 10. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                            COMMITTEES OF DIRECTORS

                 Section 11. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
                 In the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
                 Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

                 Section 12. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                           COMPENSATION OF DIRECTORS

                 Section 13. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any,





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of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                              REMOVAL OF DIRECTORS

                 Section 14. Unless otherwise restricted by the certificate of incorporation or bylaw, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors; provided, however, that while the Board of Directors is classified pursuant to Section 1 of this Article III, stockholders may only so remove directors for cause.

                                   ARTICLE IV

                                    NOTICES

                 Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram.

                 Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V

                                    OFFICERS

                 Section 1. The officers of the corporation shall be chosen by the Board of Directors and shall be a president, treasurer and a secretary.
The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors may also choose one or more vice-presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

                 Section 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a president, a treasurer, and a secretary and may choose vice presidents.

                 Section 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

                 Section 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

                 Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

                           THE CHAIRMAN OF THE BOARD

                 Section 6. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.

                 Section 7. In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.





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                       THE PRESIDENT AND VICE-PRESIDENTS

                 Section 8. The president shall be the chief executive officer of the corporation; and in the absence of the Chairman and Vice Chairman of the Board he shall preside at all meetings of the stockholders and the Board of Directors; he shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

                 Section 9. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

                 Section 10. In the absence of the president or in the event of his inability or refusal to act, the vice-president, if any, (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                     THE SECRETARY AND ASSISTANT SECRETARY

                 Section 11. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

                 Section 12. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                     THE TREASURER AND ASSISTANT TREASURERS

                 Section 13. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.
                 Section 14. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.
                 Section 15. If required by the Board of Directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.
                 Section 16. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.





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                                   ARTICLE VI

                              CERTIFICATE OF STOCK

                 Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the chairman or vice- chairman of the Board of Directors, or the president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

                 Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

              If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

                 Section 2. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

                               LOST CERTIFICATES

                 Section 3. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                               TRANSFER OF STOCK

                 Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                               FIXING RECORD DATE

                 Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholder or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.





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                            REGISTERED STOCKHOLDERS

                 Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII

                               GENERAL PROVISIONS

                                   DIVIDENDS

                 Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.
                 Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                                     CHECKS

                 Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                                  FISCAL YEAR

                 Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                                      SEAL

                 Section 5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                INDEMNIFICATION

                 Section 6. The corporation shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of the corporation or a predecessor corporation or, at the corporation's request, a director or officer of another corporation, provided, however, that the corporation shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of Directors of the corporation. The indemnification provided for in this Section 6 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director, and (iii) inure to the benefit of the heirs, executors and administrators of such a person. The corporation's obligation to provide indemnification under this Section 6 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.





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                 Expenses incurred by a director of the corporation in
defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the corporation (or was serving at the corporation's request as a director or officer of another corporation) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized by relevant sections of the General Corporation Law of Delaware. Notwithstanding the foregoing, the corporation shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors of the corporation which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent's fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such agent's duty to the corporation or its stockholders.

                 The foregoing provisions of this Section 6 shall be deemed to be a contract between the corporation and each director who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

                 The Board of Directors in its discretion shall have power on behalf of the corporation to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of the corporation.

                 To assure indemnification under this Section 6 of all directors, officers and employees who are determined by the corporation or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the corporation which may exist from time to time, Section 145 of the General Corporation Law of Delaware shall, for the purposes of this Section 6, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including without limitation, any plan of the corporation which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines."

                                  ARTICLE VIII

                                   AMENDMENTS

                 Section 1. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the Board of Directors by the certificate or incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.





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                                                                         ANNEX E

                          FORM OF AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER dated as of _________________, 1996 (this "AGREEMENT") involves VIEW TECH DELAWARE, INC., a Delaware corporation ("VIEW TECH-DEL") and VIEW TECH, INC., a California corporation ("VIEW TECH"). View Tech-Del and View Tech are sometimes referred to herein as the "CONSTITUENT CORPORATIONS."

                                    RECITALS

         A. View Tech-Del is a corporation duly organized and existing under the laws of the State of Delaware.

         B. View Tech is a corporation duly organized and existing under the laws of the State of California.

         C. The authorized capital stock of View Tech-Del consists of Twenty Million (20,000,000) shares of Common Stock, $.0001 par value per share, of which One Thousand (1,000) shares are issued and outstanding, and Five Million (5,000,000) shares of Preferred Stock, $.0001 par value per share, of which no shares are issued and outstanding. View Tech is the sole stockholder of View Tech-Del.

         D. The authorized capital stock of View Tech consists of Ten Million (10,000,000) shares of Common Stock, par value $.01 ("VIEW TECH COMMON STOCK"), of which ____________________________________________ (_____________)
shares are issued and outstanding, and Five Million shares of Preferred Stock, par value $.01, of which no shares are outstanding.

         E. The Board of Directors of View Tech has determined that, for the purpose of effecting the reincorporation of View Tech in the State of Delaware, it is advisable and in the best interests of View Tech that it merge with and into View Tech-Del upon the terms and conditions herein provided.

         F. The respective Boards of Directors of View Tech and View Tech-Del have resolved that View Tech be merged under and pursuant to the General Corporation Law of the State of Delaware and the General Corporation Law of the State of California into a single corporation existing under the laws of the State of Delaware.

         G. The respective Boards of Directors of View Tech-Del and View Tech have approved the merger upon the terms and conditions set forth herein and have approved this Agreement and the Boards of Directors of View Tech-Del and View Tech have directed that this Agreement be submitted to a vote of their respective stockholders.

         NOW THEREFORE, each Constituent Corporation adopting this Agreement agrees as follows:

1.   MERGER

     1.1       Merger

     Subject to Paragraph 4.2 below, and in accordance with the provisions of this Plan, the Delaware General Corporation Law and the California General Corporation Law, View Tech shall be, at the Effective Date (as defined in Paragraph 1.2 below), merged with and into View Tech-Del ("MERGER"), and the separate existence of View Tech shall cease and View Tech-Del shall be the surviving corporation (the "SURVIVING CORPORATION").

     1.2       Filing and Effectiveness

     The Merger shall become effective when this Agreement, together with the resolutions of the Boards of Directors of View Tech and View Tech-Del adopting and approving same, shall have been filed with the Secretary of State of the State of Delaware (the "EFFECTIVE DATE OF MERGER").





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     For purposes of California Law, the Merger shall become effective as to
View Tech on the Effective Date of the Merger, upon such filing in California as is required by Section 1108 of the General Corporation Law of California, which filing will be made by View Tech and/or View Tech-Del, as applicable.

     1.3       Certificate of Incorporation

     Except for the change of the name of the Surviving Corporation as provided in this paragraph 1.3, the Certificate of Incorporation of View Tech-Del as in effect immediately prior to the Effective Date of Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law. From and after the Effective Date of Merger, the Certificate of Incorporation shall be amended by deleting Article FIRST in its entirety and substituting in lieu thereof the following: "FIRST: The name of this Corporation is View Tech, Inc."

     1.4       Bylaws

     The Bylaws of View Tech-Del as in effect immediately prior to the Effective Date of Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     1.5       Agreements

     All agreements to which View Tech is a party and which are in effect immediately prior to the Effective Date of Merger shall continue in full force and effect and shall be assumed in their entirety by the Surviving Corporation as of the Effective Date of Merger.

     1.6       Directors and Officers

     The directors and officers of View Tech-Del immediately prior to the Effective Date of Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until otherwise as provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

     1.7       Effect of Merger

     Upon the Effective Date of Merger, the separate existence of View Tech shall cease and View Tech-Del, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of Merger, shall be subject to all actions previously taken by the View Tech Board of Directors and shall succeed, without other transfer, to all of the assets, rights, powers and property of View Tech in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, and (ii) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of Merger and shall succeed, without other transfer, to all of the debts, liabilities and obligations of View Tech in the same manner as if View Tech-Del had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California General Corporation Law.

2.   MANNER OF CONVERSION OF STOCK

     2.1       View Tech Securities

     Upon the Effective Date of Merger, (i) each share of View Tech Common Stock, no par value, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holders of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Common Stock, $.0001 par value per share, of the Surviving Corporation, and all options (the "VIEW TECH OPTIONS") to purchase View Tech Common Stock under the View Tech Stock Option Plan, or issued outside of such plan, and all warrants to purchase View Tech Common Stock (the "VIEW TECH WARRANTS"), outstanding immediately prior to the Merger will be assumed by View





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
Tech Delaware, and will continue to have, and be subject to, the same terms and conditions of each such option and as set forth in the View Tech Stock Option Plan, if applicable, immediately prior to the Merger, except that such options, warrants and conversion rights will be exercisable for such number of shares of View Tech Delaware Common Stock as is equal to the number of shares of View Tech Common Stock that were issuable upon exercise of such options and warrants immediately prior to the Merger.

     2.2       View Tech-Del Securities

     Upon the Effective Date of Merger, each share of View Tech-Del Common Stock, par value $.0001, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holder of such shares or any other person, be cancelled and returned to the status of authorized but unissued shares.

     2.3       Exchange of Certificate

     After the Effective Date of Merger, each holder of an outstanding certificate formerly representing shares of View Tech Common Stock may at such shareholder's option surrender the same for cancellation to the Surviving Corporation, and each such holder shall be entitled to receive in exchange therefor a certificate representing the number of shares of the Surviving Corporation's Common Stock into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of View Tech Common Stock shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation's Common Stock into which such shares of View Tech were converted in the Merger. The registered owner on the books and records of the Surviving Corporation of any such outstanding certificate shall, until such certificate shall have been surrendered for conversion to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to, and to receive dividends and other distributions upon, the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided in this paragraph 2.3.

     2.4       Legends

     Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to restrictions on transferability as the certificates of View Tech so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

     2.5       Endorsement of Surrendered Shares

     If any certificate for shares of Common Stock of View Tech-Del is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the party requesting such transfer pay to the Surviving Corporation any transfer or other taxes payable by reason of the issuance of such new certificate in the name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of View Tech-Del that such tax has been paid or is not payable.

3.   COVENANTS TO BE PERFORMED PRIOR TO EFFECTIVE DATE OF MERGER

     3.1       Consents

     Each of View Tech and View Tech-Del shall use its best efforts to obtain the consent and approval of each person whose consent or approval shall be required in order to permit consummation of the Merger.

     3.2       Governmental Authorizations

     Each of View Tech and View Tech-Del shall cooperate in filing any necessary reports or other documents with any federal, state, local or foreign authorities having jurisdiction with respect to the Merger.





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
4.   GENERAL

     4.1       Further Assurances

     View Tech-Del and View Tech each covenants and agrees that it will, on or before the Effective Date of Merger, take such other actions as may be required by the California General Corporation Law and/or the Delaware General Corporation Law.

     4.2       Abandonment

     At any time before the Effective Date of Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either View Tech or View Tech-Del or both, notwithstanding the approval of this Agreement by the shareholders of View Tech or the stockholders of View Tech-Del or both.

     4.3       Amendment

     The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of the Agreement by the stockholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) materially alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such Constituent Corporation.

     4.4       Registered Office

     The registered office of the Surviving Corporation in the State of Delaware is located at Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware and Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

     4.5       Agreement

     Copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 950 Flynn Road, Camarillo, California 93012, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.





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                                                                         ANNEX F

                        CHAPTER 13.   DISSENTERS' RIGHTS


SECTION

1300.               Reorganization or short-form merger; dissenting shares;
                    corporate purchase at fair market value; definitions.

1301.               Notice to holders of dissenting shares in reorganizations;
                    demand for purchase; time; contents.

1302.               Submission of share certificates for endorsement;
                    uncertificated securities.

1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers.

1305.               Report of appraisers; confirmation; determination by court;
                    judgment; payment; appeal; costs.

1306.               Prevention of immediate payment; status as creditors;
                    interest.

1307.               Dividends on dissenting shares.

1308.               Rights of dissenting shareholders pending valuation;
                    withdrawal of demand for payment.

1309.               Termination of dissenting share and shareholder status.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval.

1311.               Exempt shares.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

                                CROSS REFERENCES

Foreign corporations subject to this chapter, see Section 2115. Mergers into state depository corporation, inapplicability of this division, see Financial Code Section 4883. Sales of business units to state depository corporation, inapplicability of this chapter, see Financial Code Section 4853.

Section 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

         (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.





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         (b)        As used in this chapter, "dissenting shares" means shares
which come within all of the following descriptions:

         (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302,1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in
* * * subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

         (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in * * * subparagraph (A) or
(B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that * * * subparagraph (A) rather than * * * subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

         (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

         (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats. 1976,
c. 641, Section  21.3, eff. Jan. 1, 1977; Stats.  1982, c. 36, p. 69, Section
3, eff. Feb. 17, 1982; Stats. 1990, c. 1018 (A.B. 2259), Section  2; Stats.
1993, c. 543 (A.B.2063), Section  13.)

                                CROSS REFERENCES

Application of this chapter to transactions consummated after effective date of new law, see Section 2313. Foreign corporations subject to this chapter, see
Section  2115.


Section 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

         (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on





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
which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Added by Stats. 1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats. 1976, c. 641, Section 21.6, eff. Jan. 1, 1977; Stats. 1980,
c. 501, p. 1052, Section  5; Stats. 1980, c. 1155, p. 3831, Section  1.)

                                CROSS REFERENCES

Savings association mergers, information furnished to minority stockholders, see Financial Code Section 5760.


Section 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

         Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a Statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (Added by Stats. 1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1986, c. 766, Section 23.)

Section 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

         (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1980, c. 501, p. 1053, Section 6; Stats.1986, c. 766, Section 24.)

Section 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

         (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.





                                      F-3
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         (c)        On the trial of the action, the court shall determine the
issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. (Added by Stats.1975, c. 682, Section 7 eff. Jan. 1, 1977.)

                                CROSS REFERENCES

Consolidation of actions, see Code of Civil Procedure Section 1048. Defendants, joinder, see Code of Civil Procedure Section Section 379, 382. Designation of parties, see Code of Civil Procedure Section 308. Dissolution, determination of fair value of shares, see Section 2000. Form of action, see Code of Civil Procedure Section 307. Intervention, see Code of Civil Procedure Section 387. Limitation of six months, see Code of Civil Procedure
Section 341. Plaintiffs, joinder, see Code of Civil Procedure Section Section 378, 382. Trial of issues, see Code of Civil Procedure Section 591 et seq.

Section 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

         (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301). (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, Section 22, eff. Jan. 1, 1977; Stats.1977, c. 235, p. 1068, Section 16; Stats. 1986, c. 766, Section 25.)

                                CROSS REFERENCES

Costs, generally, see Code of Civil Procedure Section  1021 et seq.
Manner of giving and entering judgment, see Code of Civil Procedure Section 664 et seq.
Relief granted to plaintiff, scope, see Code of Civil Procedure Section  580.

Section  1306.      PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS;
                    INTEREST

         To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. (Added by Stats.1975, c. 682, Section 7 eff. Jan. 1, 1977.)

                                CROSS REFERENCES

Dividends and reacquisitions of shares, see Section  500 et seq.

Section  1307.      DIVIDENDS ON DISSENTING SHARES

         Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. (Added by Stats. 1975, c. 682, Section 7, eff. Jan. 1,
1977)

                                CROSS REFERENCES

Dividends, see Section  500 et seq.

Section 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

         Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

Section  1309.      TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

         Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

Section 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

         If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation. (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)





                                      F-5
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                                CROSS REFERENCES

Short-form mergers, see Section  1110.

Section  1311.  EXEMPT SHARES

         This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. (Added by Stats. 1975, c. 682, Section 7, eff. Jan 1, 1977. Amended by Stats. 1988, c. 919, Section 8.)

Section 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

         (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger; or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-former merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-former merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (Added by Stats. 1975, c. 682, Section 7, eff. Jan 1, 1977. Amended by Stats. 1976, c. 641, Section 22.5, eff. Jan 1, 1977; Stats. 1988, c. 919, Section 9.)





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                                                                         ANNEX G
                PROVISIONS OF THE GENERAL LAWS OF MASSACHUSETTS
               RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS

                   (SECTIONS 85 TO 98 OF CHAPTER 156B OF THE
                         GENERAL LAWS OF MASSACHUSETTS)

         85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection
(c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

         86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

         87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

                 "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and
         (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in section 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

         88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.





                                      G-1
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         89.  DEMAND FOR PAYMENT; TIME FOR PAYMENT.  If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

         90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

         91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

         92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation, or accomplishments of the proposed corporate action.

         93. REFERENCE TO SPECIAL MASTER. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

         94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

         95. COSTS, INTEREST. The costs of the bill including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

         96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

         (1) A bill shall not be filed within the time provided in section ninety;

         (2)     A bill, if filed, shall be dismissed as to such stockholder; or

         (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

         Notwithstanding the provisions of clauses (1) to (3) inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

         97. STATUS OF SHARES PAID FOR. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

         98. EXCLUSIVE REMEDY; EXCEPTION. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.





                                      G-3
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                                                                    ANNEX H
                                VIEW TECH, INC.
                           1997 STOCK INCENTIVE PLAN


                                  ARTICLE ONE

                               GENERAL PROVISIONS


       I.        PURPOSE OF THE PLAN

                 This 1997 Stock Incentive Plan is intended to promote the interests of View Tech, Inc. a California corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

                 Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

     II.         STRUCTURE OF THE PLAN

                 Under the Plan, eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock.

     III.        ADMINISTRATION OF THE PLAN

                 A. The Primary Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders.

                 B. Administration of the Plan with respect to all other persons may, at the Board's discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer the Plan with respect to such persons. The members of the Secondary Committee may be Board members who are Employees eligible to receive discretionary option grants under the Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any Parent or Subsidiary).

                 C. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

                 D. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any option or stock issuance thereunder.

                 E. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

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     IV.         ELIGIBILITY

                 A. The persons eligible to participate in the Plan are as follows:

                               (i)         Employees,

                               (ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

                             (iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

                 B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine which eligible persons are to receive option grants under the Plan, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding.

       V.        STOCK SUBJECT TO THE PLAN

                 A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be 300,000 shares.

                 B. No one person participating in the Plan may receive stock options for more than 150,000 shares of Common Stock in the aggregate per calendar year.

                 C. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the original issue price paid per share, pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the holder of such option.

                 D. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which any one person may be granted stock options under the Plan per calendar year and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

                                  ARTICLE TWO

                             PROVISIONS OF THE PLAN


       I.        OPTION TERMS

                 Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

                 A.       EXERCISE PRICE.

                          1.      The exercise price per share shall be fixed
by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

                          2.      The exercise price shall become immediately
due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable in one or more of the forms specified below:

                               (i)         cash or check made payable to the
         Corporation,

                              (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                             (iii)         to the extent the option is
         exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                 Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

                 B. EXERCISE AND TERM OF OPTIONS. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

                 C.       EFFECT OF TERMINATION OF SERVICE.

                          1.      The following provisions shall govern the
exercise of any options held by the Optionee at the time of cessation of Service or death:

                               (i) Any option outstanding at the time of the Optionee's cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

                              (ii) Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution.

                             (iii) Should the Optionee's Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

                              (iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

                          2.      The Plan Administrator shall have complete
discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                                (i) extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

                               (ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

                 D. SHAREHOLDER RIGHTS. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

                 E. REPURCHASE RIGHTS. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

                 F. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death. However, a Non-Statutory Option may, in connection with the Optionee's estate plan, be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

     II.         INCENTIVE OPTIONS

                 The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Seven shall be applicable to Incentive Options. Options designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

                 A. ELIGIBILITY. Incentive Options may only be granted to Employees.

                 B. DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

                 C. 10% SHAREHOLDER. If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

     III.        CORPORATE TRANSACTION/CHANGE IN CONTROL

                 A. In the event of any Corporate Transaction, each outstanding option shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall not so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

                 B. All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

                 C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

                 D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options under the Plan per calendar year.

                 E. The Plan Administrator shall have full power and authority to grant options under the Plan which will automatically accelerate in the event the Optionee's Service subsequently terminates by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those options are assumed or replaced and do not otherwise accelerate. Any options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Corporation's outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full.

                 F. The Plan Administrator shall have full power and authority to grant options under the Plan which will automatically accelerate in the event the Optionee's Service subsequently terminates by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control. Each option so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one
(1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Corporation's outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full.

                 G. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

                 H. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                 ARTICLE THREE

                                 MISCELLANEOUS

       I.        FINANCING

                 The Plan Administrator may permit any Optionee to pay the option exercise price under the Plan by delivering a full-recourse, interest bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee exceed the sum of (i) the aggregate option exercise price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee in connection with the option exercise or share purchase.

     II.         TAX WITHHOLDING

                 A. The Corporation's obligation to deliver shares of Common Stock upon the exercise of options under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

                 B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Taxes incurred by such holders in connection with the exercise of their options.
Such right may be provided to any such holder in either or both of the following formats:

                          Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

                          Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

     III.        EFFECTIVE DATE AND TERM OF THE PLAN

                 A. The Plan shall become effective immediately upon the approval of the Corporation's shareholders at the 1996 Annual Meeting. Options may be granted under the Plan at any time on or after the date of such shareholder approval. If such shareholder approval is not obtained, then this Plan shall not become effective, and no options shall be granted and no shares shall be issued under the Plan.

                 B. The Plan shall terminate upon the earliest of (i) December 31, 2006, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Upon such plan termination, all outstanding option grants shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants.

     IV.         AMENDMENT OF THE PLAN

                 A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, certain amendments may require shareholder approval in accordance with applicable laws and regulations.

                 B. Options to purchase shares of Common Stock may be granted under the Plan that are in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees the exercise price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

       V.        USE OF PROCEEDS

                 Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

     VI.         REGULATORY APPROVALS

                 A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock upon the exercise of any granted option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

                 B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

     VII.        NO EMPLOYMENT/SERVICE RIGHTS

                 Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

                                    APPENDIX


                 The following definitions shall be in effect under the Plan:

         A.      BOARD shall mean the Corporation's Board of Directors.

         B. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                      (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty-five percent (35%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders, or

                      (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

         C.      CODE shall mean the Internal Revenue Code of 1986, as amended.

         D.      COMMON STOCK shall mean the Corporation's common stock.

         E. CORPORATE TRANSACTION shall mean either of the following shareholder-approved transactions to which the Corporation is a party:

                      (i) a merger or consolidation in which securities possessing more than thirty-five (35%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                      (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

 F.      CORPORATION shall mean View Tech, Inc., a California corporation, and its successors.

         G. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

         H. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

         I. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                      (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as such price is reported on the Nasdaq National Market or any successor system.

         If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                      (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         J. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

         K. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

                      (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                      (ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual's consent.

         L. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

         M. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

         N. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

         O. OPTIONEE shall mean any person to whom an option is granted under the Plan.

         P. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         Q. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

         R. PLAN shall mean the Corporation's 1997 Stock Incentive Plan, as set forth in this document.

         S. PLAN ADMINISTRATOR shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions with respect to the persons under its jurisdiction.

         T. PRIMARY COMMITTEE shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan with respect to Section 16 Insiders.

         U. SECONDARY COMMITTEE shall mean a committee of two (2) or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

         V. SECTION 16 INSIDER shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

         W. SERVICE shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

         X. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

         Y. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         Z. TAXES shall mean the Federal, state and local income and employment tax liabilities incurred by the holder of Non-Statutory Options in connection with the exercise of those options.

         AA.     10% SHAREHOLDER shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Articles of Incorporation of View Tech contain a provision that limits the personal liability of View Tech's directors for monetary damages in an action brought by or in the right of View Tech for breach of a director's duties to View Tech and its shareholders. Such provision does not limit the liability of View Tech for acts or omissions that involve intentional misconduct or a knowing culpable violation of law, for acts or omissions that a director believes to be contrary to the best interests of View Tech or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which a director derived an improper personal benefit, for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances under which the director was aware, or should have been aware, in the ordinary course of performing a director's duty, or a risk of serious injury to the corporation or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to View Tech or its shareholders, under Section 310 of the California General Corporation Law (which involves liability for a director having a material financial interests in a corporate transaction), or under Section 316 of the California General Corporation Law (which imposes liability on directors who approve certain improper distributions to shareholders or approve certain improper loans or guarantees to any director or officer).

         View Tech's Bylaws permit View Tech to indemnify its officers and directors to the full extent permitted by Section 317 of the California General Corporation Law and applicable law. Section 317 of the California General Corporation Law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

         In addition, View Tech's Bylaws permit the corporation to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the California General Corporation Law) against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California General Corporation Law.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)     EXHIBITS

#        2.1     Agreement and Plan of Merger, dated September 5, 1996, by and among View Tech, Inc., a California corporation, View Tech
                 Acquisition, Inc., a California corporation and USTeleCenters,
                 Inc., a Massachusetts corporation (exhibits omitted but will be filed by the registrant with the Commission upon request)
#        2.2     Form of Agreement of Merger by and among View Tech, Inc., a
                 California corporation, USTeleCenters, Inc., a Massachusetts corporation and View Tech Acquisition, Inc., a Delaware
                 corporation, to be filed with the Secretary of State of the
                 State of Delaware
#        2.3     Form of Agreement of Merger by and among View Tech, Inc., a
                 California corporation and View Tech Delaware, Inc., a
                 Delaware corporation, to be filed with the Secretary of State of the State of Delaware
         2.4     Amendment No. 1, dated October 31, 1996, by and among View
                 Tech, Inc., a California corporation, View Tech Acquisition,
                 Inc., a California corporation, USTeleCenters, Inc., a
                 Massachusetts corporation and View Tech Acquisition, Inc., a
                 Delaware corporation, to that certain Agreement and Plan of
                 Merger, dated as of September 5, 1996, by and among View Tech,
                 Inc., a California corporation, View Tech Acquisition, Inc., a
                 California corporation and USTeleCenters, Inc., a
                 Massachusetts corporation
*        3.1     Restated Articles of Incorporation of View Tech, Inc.
*        3.2     Bylaws of View Tech, Inc.
         5.1     Opinion of Brobeck, Phleger & Harrison LLP
         8.1     Form of Opinion of Burns & Levinson LLP
         8.2     Opinion of Carpenter, Kuhen & Sprayberry
        10.1     View Tech, Inc. 1997 Stock Incentive Plan

         23.1    Consent of Carpenter Kuhen & Sprayberry
         23.2    Consent of Brobeck, Phleger & Harrison LLP (included in
                 Exhibit 5.1)
#        23.3    Consent of Burns & Levinson LLP (included in Exhibit 8.1)
         23.4    Consent of Arthur Andersen LLP
         23.5    Consent of O'Conor, Wright Wyman, Inc.
         23.6    Consent of Kenny Securities Corp.
#        24.1    Power of Attorney
*        27.1    Financial Data Schedule
#        99.1    Form of View Tech, Inc. proxy card
#        99.2    Form of USTeleCenters, Inc. proxy card
#        99.3    Form of Letter of Transmittal to US Stock Transfer Corporation
                 from USTeleCenters, Inc. shareholders
         99.4    Consent of Franklin A. Reece, III
         99.5    Consent of David F. Millet


* Incorporated by reference in View Tech's Annual Report on Form 10-KSB for the year ended June 30, 1995 (File No. 0-25940).

ITEM 22.         UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on November 4, 1996.

                               VIEW TECH, INC.

                               By /s/ WILLIAM M. MCKAY
                                 -----------------------------------
                                 Name:   William M. McKay
                                 Title:  Chief Financial Officer,
                                         Treasurer and Secretary


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title                          Date
---------                       -----                          ----


            *                   Chief Executive Officer and    November 4, 1996
--------------------------      Chairman of the Board
   Robert G. Hatfield           (Principal Executive Officer)



  /S/ WILLIAM M. McKAY          Chief Financial Officer,       November 4, 1996
--------------------------      Treasurer and Secretary
    William M. McKay            (Principal Financial and
                                Accounting Officer)



            *                   Director                       November 4, 1996
--------------------------
     John W. Hammon



            *                   Director                       November 4, 1996
--------------------------
     Calvin Carrera



            *                   Director                       November 4, 1996
--------------------------
     Robert F. Leduc


   */s/ WILLIAM M. MCKAY
--------------------------
        William M. McKay
        Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                   Sequentially
Exhibit                                                              Numbered
Number                               Description                       Page
-------                              -----------                    ------------

 #       2.1     Agreement and Plan of Merger, dated September 5, 1996, by and among View Tech,
                 Inc., a California corporation, View Tech Acquisition, Inc., a California corporation and USTeleCenters, Inc., a Massachusetts corporation (exhibits omitted but will be filed by the registrant with the Commission upon request) .
 #       2.2     Form of Agreement of Merger by and among View Tech, Inc., a California corporation, USTeleCenters, Inc., a Massachusetts corporation and View Tech
                 Acquisition, Inc., a Delaware corporation, to be filed with the Secretary of
                 State of the State of Delaware  . . . . . . . . . . . . . . . . . . . . . . . .
 #       2.3     Form of Agreement of Merger by and among View Tech, Inc., a California corporation and View Tech Delaware, Inc., a Delaware corporation, to be filed with the Secretary of State of the State of Delaware  . . . . . . . . . . . . .
         2.4     Amendment No. 1, dated October 31, 1996, by and among View Tech, Inc., a
                 California corporation, View Tech Acquisition, Inc., a California corporation,
                 USTeleCenters, Inc., a Massachusetts corporation and View Tech Acquisition,
                 Inc., a Delaware corporation, to that certain Agreement and Plan of Merger, dated as of September 5, 1996, by and among View Tech, Inc., a California corporation, View Tech Acquisition, Inc., a California corporation and
                 USTeleCenters, Inc., a Massachusetts corporation  . . . . . . . . . . . . . . .
 *       3.1     Restated Articles of Incorporation of View Tech, Inc. . . . . . . . . . . . . .
 *       3.2     Bylaws of View Tech, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5.1     Opinion of Brobeck, Phleger & Harrison LLP  . . . . . . . . . . . . . . . . . .
         8.1     Form of Opinion of Burns & Levinson LLP . . . . . . . . . . . . . . . . . . . .
         8.2     Opinion of Carpenter, Kuhen & Sprayberry  . . . . . . . . . . . . . . . . . . .
        10.1     View Tech, Inc. 1997 Stock Incentive Plan . . . . . . . . . . . . . . . . . . .
        23.1     Consent of Carpenter Kuhen & Sprayberry . . . . . . . . . . . . . . . . . . . .
        23.2     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)  . . . . .
 #      23.3     Consent of Burns & Levinson LLP (included in Exhibit 8.1) . . . . . . . . . . .
        23.4     Consent of Arthur Andersen LLP  . . . . . . . . . . . . . . . . . . . . . . . .
        23.5     Consent of O'Conor, Wright Wyman, Inc.  . . . . . . . . . . . . . . . . . . . .
        23.6     Consent of Kenny Securities Corp. . . . . . . . . . . . . . . . . . . . . . . .
 #      24.1     Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 *      27.1     Financial Data Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 #      99.1     Form of View Tech, Inc. proxy card  . . . . . . . . . . . . . . . . . . . . . .
 #      99.2     Form of USTeleCenters, Inc. proxy card  . . . . . . . . . . . . . . . . . . . .
 #      99.3     Form of Letter of Transmittal to US Stock Transfer Corporation from
                 USTeleCenters, Inc. shareholders  . . . . . . . . . . . . . . . . . . . . . . .
        99.4     Consent of Franklin A. Reece, III . . . . . . . . . . . . . . . . . . . . . . .
        99.5     Consent of David F. Millet  . . . . . . . . . . . . . . . . . . . . . . . . . .


* Incorporated by reference in View Tech's Annual Report on Form 10-KSB for the year ended June 30, 1995 (File No. 0-25940).
#    Previously filed